Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-213164

PROSPECTUS

DJO Finance LLC

DJO Finance Corporation

Offer to Exchange (the “exchange offer”)

$298,436,000 aggregate principal amount of their 10.75% Third Lien Notes due 2020 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding unregistered 10.75% Third Lien Notes due 2020 (the “outstanding notes”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The exchange offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on September 29, 2016, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the exchange offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture that governs the notes (the “Indenture”). In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2016.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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MARKET, RANKING AND OTHER INDUSTRY DATA

The data included in this prospectus regarding the markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies, independent industry sources and our own estimates relying on our management’s knowledge and experience in the markets in which we operate. Our management’s knowledge and experience is based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other industry data included in this prospectus, and our estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS

Each one of the following trademarks, trade names or service marks, which is used in this prospectus, is either (i) our registered trademark, (ii) a trademark for which we have a pending application, or (iii) a trademark or service mark for which we claim common law rights: Cefar™, Exos®, Bell-Horn®, Compex®, Aircast®, DonJoy®, OfficeCare®, ProCare®, MotionCare®, SpinaLogic®, Dr. Comfort®, CMF™, OL1000™, and OL1000 SC™. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. To the extent that any statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. Specifically, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” may contain forward-looking statements. These statements can be identified because they use words like “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “plans,” and similar terms. These statements reflect only our current expectations. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy, the trends in our industry and the benefits of our acquisitions.

Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the risks we face as described under the “Risk Factors” section and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that any future results or events expressed by the statement of expectation or belief will be achieved or accomplished. Our actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking statements. The events anticipated by forward-looking statements may not occur or, if any of them do, we cannot predict what impact they will have on our results of operations and financial condition. Some of the factors that we believe could affect our results include the risks discussed in the “Risk Factors” section.

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We caution you that in light of the risks and uncertainties described in the “Risk Factors” section and elsewhere in this prospectus, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

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PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “the Company,” “DJOFL” and “our Company” for the purposes of this section refer to DJO Finance LLC and its consolidated subsidiaries (which include all operations of DJO Global, Inc.).

Our Company

We are a global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion.

Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of our medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

Our products are marketed under a portfolio of brands including Aircast®, DonJoy®, DonJoy Performance®, ProCare®, CMF™, Chattanooga™, DJO Surgical®, Dr. Comfort®, Compex®, Bell-Horn® and Exos®.

Operating Segments

Our continuing operations fall into four operating segments:

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic shoes and inserts and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014 we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and on-line. The bracing and vascular products sold through the channel will principally be sold under the DonJoy Performance, Bell-Horn and Doctor Comfort brands.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, consisted, prior to the fourth quarter of 2015, of three key brands: Empi, CMF and Chattanooga. In the fourth quarter we ceased domestic business operations of our Empi business and ceased selling any products under the Empi brand. The

CMF and Chattanooga products are sold to medical clinics, independent distributors or patient direct for consumer home use. For products sold directly to patients, we arrange billing to the patients and their third party payors, if applicable. The CMF brand of bone growth stimulation products provides medical professionals with an effective tool for healing problem fractures and spinal fusion procedures. Chattanooga rehabilitation equipment is used for treating musculoskeletal, neurological and soft tissue disorders. These products include clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (CPM) devices and dry heat therapy. This segment also provides professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions. During 2015 we added two product lines to our Recovery Sciences business, Tenex ultrasound devices designed to treat soft tissue disease such as chronic tendon disease and New Clip products designed for the surgical repair of distal radius and ankle fractures.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors. The product categories for our International segment are similar to the product categories for our domestic segments except certain products are tailored to international market requirements and preferences. In addition, our International segment sells a number of products, none of which is individually significant, that we do not sell domestically.

Our four operating segments enable us to reach a diverse customer base through multiple distribution channels and give us the opportunity to provide a wide range of medical devices and related products to orthopedic specialists and other healthcare professionals operating in a variety of patient treatment settings and to the retail consumer. These four segments constitute our reportable segments. See Note 18 of the Notes to our Audited Consolidated Financial Statements and Note 15 of the Notes to our Unaudited Condensed Consolidated Financial Statements each included herein for financial and other additional information regarding our segments.

Corporate Structure

The following diagram illustrates our corporate structure and outstanding indebtedness as of July 1, 2016.

(1)	Represents equity contributed by investment funds affiliated with The Blackstone Group L.P. (“Blackstone”) and the contribution of equity by certain members of DJO Global, Inc. management primarily through the rollover of existing stock options in connection with our merger with DJO Opco Holdings, Inc. in 2007 and the sales of common stock through private offerings to certain accredited investors comprised of employees, directors and independent sales agents.
(2)	The obligations under our $1,044.5 million term loan (the “Term Loan”) and our $150.0 million asset-based revolving credit facility (the “ABL Facility”), which mature on June 7, 2020 (collectively, the “Senior Secured Credit Facilities”) are guaranteed by DJO Holdings LLC and all of DJO Finance LLC’s existing and future direct and indirect wholly owned domestic restricted subsidiaries, subject to certain exceptions. The outstanding notes are guaranteed, and the exchange notes will be guaranteed, by all of DJO Finance LLC’s subsidiaries, other than DJO Finance Corporation, that guarantee the obligations under our Senior Secured Credit Facilities. The outstanding notes are not, and the exchange notes will not be, guaranteed by DJO Holdings LLC. The guarantors of the notes are also guarantors of our 8.125% Second Lien Notes due 2021 (the “Second Lien Notes”).
(3)	As of July 1, 2016, we had $82.0 million of borrowings outstanding under the ABL Facility. See “Capitalization.”

(4)	DJO Finance LLC and DJO Finance Corporation are co-issuers of our Second Lien Notes and the outstanding notes, and will be co-issuers of the exchange notes. DJO Finance Corporation was formed solely to act as co-issuer of notes with DJO Finance LLC, has only nominal assets and does not conduct any operations. See “Description of Notes.”

Corporate Information

DJO Finance LLC was formed and DJO Finance Corporation was incorporated under the laws of the State of Delaware in September 2006. DJO Global, Inc. (“DJO”), the indirect parent company of DJO Finance LLC, was incorporated under the laws of the State of Delaware in March 1995. Our principal executive offices are located at 1430 Decision Street, Vista, California 92081, and our telephone number is (760) 727-1280.

DJO Finance LLC and DJO Finance Corporation are the co-issuers of our Second Lien Notes and the outstanding notes, and will be the co-issuers of the exchange notes. DJO Finance Corporation is a wholly owned subsidiary of DJO Finance LLC. Substantially all business activities of DJO are conducted by DJO Finance LLC and its wholly owned subsidiaries.

Blackstone

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Through its different investment businesses, as of December 31, 2015, Blackstone had total assets under management of over $330 billion. This is comprised of $94.3 billion in private equity funds, $93.9 billion in real estate funds, $69.1 billion in hedge fund solutions, and $79.1 billion in credit businesses.

The Exchange Offer

$298,436,000 aggregate principal amount of outstanding notes were issued in a private offering on May 7, 2015. The term “notes” refers collectively to the outstanding notes and the exchange notes.

General	In connection with the private offering, DJOFL and DJO Finance Corporation and the guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 545 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for the exchange notes, which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights under the registration rights agreement; and

•	the liquidated damages provisions of the registration rights agreement are no longer applicable.

The Exchange Offer	DJOFL and DJO Finance Corporation are offering to exchange $298,436,000 aggregate principal amount of their exchange notes which have been registered under the Securities Act for any and all of the outstanding notes.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on September 29, 2016, unless extended by DJOFL and DJO Finance Corporation. DJOFL and DJO Finance Corporation do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. DJOFL and DJO Finance Corporation will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which DJOFL and DJO Finance Corporation may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offer, DJOFL and DJO Finance Corporation and the guarantors of the notes will have fulfilled their obligations under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the Indenture; however, DJOFL and DJO Finance Corporation and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that the outstanding notes are tendered and accepted in the exchange offer, the trading market for the outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the Indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, DJOFL and DJO Finance Corporation and the guarantors of the notes do not currently anticipate that they will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event to holders for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuers	DJO Finance LLC, an indirect wholly owned subsidiary of DJO Global, Inc., and DJO Finance Corporation, a wholly owned subsidiary of DJO Finance LLC, will jointly and severally issue the notes.

Securities Offered	$298,436,000 aggregate principal amount of 10.75% Third Lien Notes due 2020.

Maturity Date	April 15, 2020

Interest	10.75% per annum, payable semi-annually on April 15 and October 15 of each year, with the next interest payment date on October 15, 2016. Interest will accrue from and including the previous interest payment date on the outstanding notes of April 15, 2016.

Guarantees	The exchange notes will be guaranteed jointly and severally by each of our existing and future direct and indirect wholly owned domestic subsidiaries that guarantees any of our indebtedness or any indebtedness of our domestic subsidiaries or is an obligor under our Term Loan and our ABL Facility. Our ABL Facility balance was $82.0 million at July 1, 2016 and we have provided a $0.5 million letter of credit related to collateral requirements under our product liability insurance policy. To the extent lenders under our Senior Secured Credit Facilities release any guarantor from its obligations, such guarantor will also be released from its obligations under the exchange notes.

Ranking	The exchange notes and the related guarantees will:

•	rank senior in right of payment to any of our subordinated indebtedness;

•	equal in right of payment with our senior indebtedness (other than amounts outstanding under our Second Lien Notes); and

•	junior in right of payment to amounts outstanding under our Second Lien Notes.

In addition, the exchange notes will be structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the exchange notes.

As of July 1, 2016, after giving effect to the offering, we would have had $2,141.5 million of senior secured indebtedness in addition to the exchange notes, consisting of (i) $1,126.5 million under our Senior Secured Credit Facilities and (ii) $1,015.0 million under the Second Lien Notes.

Security	The exchange notes and related guarantees will be secured by third-priority liens on certain of our assets and the assets of the subsidiary guarantors that secure our Term Loan facility on a first priority basis (the “Term Loan Collateral”), and by fourth-priority liens on certain of our assets that secure our ABL Facility on a first priority basis (the “ABL Collateral” and, together with the Term Loan Collateral, the “Collateral”), in each case subject to permitted liens. Accordingly, they will:

•	be effectively senior to any senior unsecured indebtedness to the extent of the Collateral securing the exchange notes, after giving effect to any senior lien on the Collateral;

•	be effectively equal to any indebtedness that shares in the third-priority liens on the Term Loan Collateral and the fourth-priority liens on the ABL Collateral;

•	be effectively junior to indebtedness under our Term Loan facility and our Second Lien Notes, to the extent of the value of the assets securing such obligations;

•	be effectively junior to indebtedness under our ABL Facility, our Term Loan facility and our Second Lien Notes, to the extent of the value of the ABL Collateral securing such obligations; and

•	be effectively junior to any capital leases or other secured indebtedness to the extent of the collateral securing such indebtedness on a priority basis.

See “Description of Notes—Security for the Notes.”

Optional Redemption	We may redeem the exchange notes, in whole or part, at any time and from time to time after the issue date at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Through April 14, 2017	105.375%
April 15, 2017 through April 14, 2018	102.6875%
April 15, 2018 and thereafter	100%

See “Description of Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, we must give holders of the exchange notes an opportunity to sell to us any or all of their exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred and convertible shares;

•	pay dividends on, redeem, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. In addition, during any period of time that the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s, many of these covenants will cease to apply. See “Description of Notes—Certain Covenants.”

Public Market	The exchange notes will be freely transferrable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop. See “Risk Factors—Risks Related to the Notes—Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will be maintained for the exchange notes.”

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the “Risk Factors” section.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Our ability to achieve our operating and financial goals is subject to a number of risks, including risks relating to our business operations, our debt level and government regulations. If any of the following risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes not exchanged in the exchange offer due to a reduction in liquidity.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness.

We are highly leveraged. As of July 1, 2016, our total indebtedness was $2,441.5 million, exclusive of net unamortized debt issuance costs and original issue discount of $38.5 million. We also had an additional $67.5 million available for borrowing under our ABL Facility. Our high degree of leverage could have important consequences for you, including:

•	making it difficult for us to make payments on the notes, the Second Lien Notes and other debt,

•	increasing our vulnerability to general economic and industry conditions,

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities,

•	exposing us to the risk of increased interest rates as certain of our borrowings, including certain borrowings under our Senior Secured Credit Facilities, will be subject to variable rates of interest,

•	limiting our ability to make strategic acquisitions or causing us to make non-strategic divestitures,

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes, and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our Senior Secured Credit Facilities, the Indenture, and the indenture governing our Second Lien Notes (collectively, the “indentures”) contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares,

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments,

•	make certain investments,

•	sell certain assets,

•	create liens,

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, and

•	enter into certain transactions with our affiliates.

In addition, under our Senior Secured Credit Facilities we are required to satisfy and maintain a specified senior secured leverage ratio. This covenant could materially adversely affect our ability to finance our future operations or capital needs. Furthermore, it may restrict our ability to conduct and expand our business and pursue our business strategies. Our ability to meet this senior secured leverage ratio can be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will meet the senior secured leverage ratio in the future or at all.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions. Upon the occurrence of an event of default under our Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under our Senior Secured Credit Facilities. If the lenders under our Senior Secured Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the amounts borrowed under our Senior Secured Credit Facilities, as well as our unsecured indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures could affect the operation and growth of our business and may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. In that case, we may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and the proceeds from those dispositions may not be adequate to meet any debt service obligations then due. Additionally, our Senior Secured Credit Facilities and the indentures limit the use of the proceeds from dispositions of assets; as a result, we may not be permitted to use the proceeds from such dispositions to satisfy all current debt service obligations.

Substantially all of our indebtedness matures in 2020 and 2021 and changes in the debt financing markets could negatively impact our ability to obtain attractive financing or re-financing for repayment of such indebtedness which would lead to increased financing costs and reduce our income.

Approximately $1,044.5 million principal amount of term loan borrowings under our Senior Secured Credit Facilities mature in June 2020 and approximately $1,313.5 million aggregate principal amount of our notes and the Second Lien Notes, including the notes, mature between April 2020 and June 2021. Any recurrence of the significant contraction in the market for debt financing that occurred in 2008 and 2009 or other adverse change relating to the terms of such debt financing with, for example, higher rates and/or more restrictive covenants, would have a material adverse impact on our business. To the extent that the credit markets and/or regulatory changes render such financing difficult to obtain or more expensive, this may negatively impact our operating performance. In addition, to the extent that the markets and/or regulatory changes make it difficult or impossible to refinance debt that is maturing in the near term, we may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection.

Risks Related to the Notes

The notes may trade at a discount to their principal amount.

While the market, if any, for the notes will depend upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects, the notes may trade at a discount to their principal amount and any such discount may be significant. There can be no assurance that the notes will be traded at or above the principal amount of such notes in the future.

Other secured indebtedness, including our Senior Secured Credit Facilities and our Second Lien Notes, will be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness on a priority basis.

Our Term Loan and our Second Lien Notes are collateralized by priority liens, subject to permitted liens, on the Term Loan Collateral, and our ABL Facility, our Term Loan and our Second Lien Notes are collateralized by priority liens, subject to permitted liens, on the ABL Collateral. The Indenture also permits us to incur additional indebtedness secured on a priority basis by such assets in the future. The priority liens in the collateral securing indebtedness under our Senior Secured Credit Facilities, our Second Lien Notes and any such future indebtedness will be higher in priority as to such collateral than the security interests securing the notes and the related guarantees. Holders of the indebtedness under our Senior Secured Credit Facilities, our Second Lien Notes and any other indebtedness collateralized by a higher-priority lien in the applicable collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of assets securing our Senior Secured Credit Facilities and our Second Lien Notes on a higher-priority basis after all indebtedness and other obligations under our Senior Secured Credit Facilities, our Second Lien Notes and any other obligations secured by higher-priority liens on such assets are repaid in full. The notes will be effectively junior in right of payment to indebtedness under our Senior Secured Credit Facilities, our Second Lien Notes and any other indebtedness collateralized by a higher-priority lien in the applicable collateral, to the extent of the realizable value of such collateral. In addition, the Indenture permits us to incur additional indebtedness secured by a lien that ranks senior to or equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

As of July 1, 2016, we had outstanding an aggregate principal amount of $2,059.5 million of indebtedness secured on a priority basis to the notes with respect to the Term Loan Collateral, and an aggregate principal amount of $2,141.5 million of indebtedness secured on a priority basis to the notes with respect to the ABL Collateral. We also had additional borrowing capacity under our ABL Facility, subject to customary borrowing conditions, which would be secured on a priority basis to the notes with respect to the ABL Collateral.

Your right to receive payments on the notes will be junior to the holders of our Second Lien Notes.

The right to receive payment on the notes will be junior to the right of holders of our Second Lien Notes to receive payment on such Second Lien Notes. As a result, upon any distribution to our creditors or the creditors of any guarantor in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any guarantors or their respective property, the holders of our Second Lien Notes will be entitled to be paid in full in cash before any payment may be made with respect to the notes or any guarantees of the notes. In addition, all payments on the notes and any guarantees of the notes will be blocked in the event of a payment default on our Second Lien Notes and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our Second Lien Notes. See “Description of Notes—Payment Limitation with Respect to the Notes.”

Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries because they will not guarantee the notes.

The notes will not be guaranteed by our non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. Our non-guarantor subsidiaries accounted for $303.6 million, or approximately 13.3%, of our total assets as of July 1, 2016.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Secured Credit Facilities or our Second Lien Notes, that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Secured Credit Facilities and the Second Lien Notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Secured Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under our Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Secured Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The lien ranking provisions of the Indenture and other agreements relating to the collateral securing the notes will limit the rights of holders of the notes with respect to that collateral, even during an event of default.

The rights of the holders of the notes with respect to the collateral that will secure the notes will be substantially limited by the terms of the lien ranking agreements set forth in the Indenture and the intercreditor agreements with the priority lienholders, even during an event of default. Under the Indenture and the intercreditor agreements, at any time that obligations that have the benefit of the higher-priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the higher-priority liens and the holders of the notes secured by lower-priority liens may be adversely affected.

In addition, the Indenture and the intercreditor agreements will contain certain provisions benefiting holders of indebtedness under our Senior Secured Credit Facilities or our Second Lien Notes, as applicable, including provisions requiring the trustee and the third lien agent not to object following the filing of a bankruptcy petition to a number of important matters regarding the collateral. After such filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection. In addition, the right of holders of obligations secured by higher-priority liens to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

The collateral that will secure the notes and guarantees on a lower-priority basis will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our Senior Secured Credit Facilities, holders of our Second Lien Notes and other creditors that have the benefit of higher-priority liens on such collateral from time to time, whether on or after the date the notes and related guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the third lien agent to realize or foreclose on such collateral. Neither we nor the dealer manager in the private offering pursuant to which the notes were issued have analyzed the effect of such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral that will secure the notes as well as the ability of the third lien agent to realize or foreclose on such collateral.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

In addition to the substantial limitations contained in the intercreditor agreements, the ability of holders of the notes to realize upon the collateral will also be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee under the Indenture could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Moreover, the controlling collateral agent and the applicable authorized representative under the intercreditor agreements among all holders of obligations secured by that collateral on a higher-priority basis may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the controlling collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes or holders of other obligations secured by that collateral on a higher-priority basis. See “Description of Notes.”

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral has been made in connection with the issuance of the outstanding notes, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that liens securing obligations under our Senior Secured Credit Facilities, our Second Lien Notes, pre-existing liens, liens permitted under the Indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the related guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the third lien agent, the trustee under the Indenture or the holders of the notes to realize or foreclose on the collateral.

There may not be sufficient collateral to pay off all amounts we may borrow under our Senior Secured Credit Facilities, our Second Lien Notes, the notes offered hereby and additional debt that we may incur in the future that could be secured on a priority basis or on the same basis as the notes. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. In addition, we may be required to repay obligations under our Senior Secured Credit Facilities and our Second Lien Notes with proceeds from a sale of assets before repaying the notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

In the event of a bankruptcy of us or any of the subsidiary guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with the issuance of the outstanding notes, and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees in respect thereof.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the related guarantees, except, under certain circumstances, cash transferred to accounts controlled by the administrative agent under our Senior Secured Credit Facilities.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees in respect thereof will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the Indenture; and

•	with respect to any collateral in which the notes have a junior-priority lien, upon any release by the lenders under our Senior Secured Credit Facilities or, in certain cases, the holders of our Second Lien Notes of their priority security interest in such collateral unless such release occurs in connection with a discharge in full in cash of such priority lien obligations, which discharge is not in connection with a foreclosure of, or other exercise of remedies with respect to, non-receivables collateral by the priority lien secured parties (such discharge not in connection with any such foreclosure or exercise of remedies, a “Payment Discharge”); provided that, in the case of a Payment Discharge, the lien on any non-receivables collateral disposed of in satisfaction in whole or in part of priority lien obligations shall be automatically released but any proceeds thereof not used for purposes of the discharge of priority lien obligations in full in cash or otherwise in accordance with the Indenture shall be subject to lien in favor of the third lien agent for the noteholders.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released under our Senior Secured Credit Facilities or, in certain cases, our Second Lien Notes or in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture.

The Indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture but not necessarily under the credit agreements that govern our Senior Secured Credit Facilities or the indenture that governs our Second Lien Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees in respect thereof. There are also certain other categories of property that are excluded from the collateral.

The Indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the related guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the related guarantees. Excluded assets include the assets of our non-guarantor subsidiaries and equity investees, certain capital stock and other securities of our subsidiaries and equity investees, certain properties that do not secure our Senior Secured Credit Facilities or our Second Lien Notes, deposit accounts, other bank or securities accounts, cash, leaseholds and motor vehicles, and the proceeds from any of the foregoing. If an event of default occurs and the notes are accelerated, the notes and the related guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Notes—Security for the Notes.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. In addition, the trustee or the third lien agent are not required to monitor the future acquisition of property and rights that constitute collateral and we may fail to take the necessary action to properly perfect the security interest in such after-acquired collateral. The trustee and third lien agent have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including obligations under our Senior Secured Credit Facilities, our Second Lien Notes, the notes and the guarantees in respect thereof.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes and Second Lien Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes and Second Lien Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the notes or the Second Lien Notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes and the Second Lien Notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our Senior Secured Credit Facilities from repurchasing the notes and the Second Lien Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes or the Second Lien Notes unless we are able to refinance or obtain waivers under our Senior Secured Credit Facilities. Our failure to repurchase the notes or the Second Lien Notes upon a change of control would cause a default under the Indenture and the indenture that governs our Second Lien Notes and a cross default under our Senior Secured Credit Facilities. Our Senior Secured Credit Facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions. See “Description of Notes—Change of Control.”

In addition, the change of control provisions in the Indenture will not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. If an event occurs that does not constitute a “Change of Control” (as defined in such Indenture), we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event.

The lenders under our Senior Secured Credit Facilities will have the discretion to release the guarantors under our Senior Secured Credit Facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

If any guarantor under our Senior Secured Credit Facilities is released at the discretion of the lenders thereunder, such guarantor of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the Indenture, if such guarantor is no longer a guarantor of obligations under our Second Lien Notes or any other indebtedness. See “Description of Notes.” The lenders under our Senior Secured Credit Facilities will have the discretion to release the guarantors under our Senior Secured Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the related guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the related guarantees;

•	the issuance of the notes or the incurrence of the related guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied.

A subsidiary’s guarantee of the notes could be subject to the claim that, since the subsidiary incurred its guarantee for the benefit of its parent (one of the issuers of the notes), and only indirectly for the benefit of the subsidiary, its obligations under its guarantee were incurred for less than reasonably equivalent value or fair consideration. If a court held that the guarantee of a subsidiary should be avoided as a fraudulent conveyance, the court could avoid, or hold unenforceable, the guarantee, which would mean that holders of the notes would not receive any payments under such guarantee, and the court could direct the holders to return any amounts that they have already received from the guarantor. Furthermore, the holders would cease to have any direct claim against the guarantor. Consequently, the guarantor’s assets would be applied first to satisfy its other liabilities, before any portion of its assets might be available (directly or indirectly) to pay the holders of notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the avoidance of a guarantee could result in acceleration of the notes (if not otherwise accelerated due to our or our guarantors’ insolvency or bankruptcy filings). Each guarantee will contain a “savings clause,” which is intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. However, this saving clause may not be effective to protect the guarantees from being voided under fraudulent conveyance laws or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that is included in the Indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the related guarantees would not be subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes. Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established public market.

The dealer manager in the private offering pursuant to which the outstanding notes were issued has advised us that it intends to make a market in the exchange notes, as permitted by applicable laws and regulations;

however, the dealer manager is not obligated to make a market in the exchange notes, and it may discontinue its market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial exchange price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The trading price of the exchange notes may be volatile.

The trading price of the exchange notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations regarding our securities.

Risks Related to Our Business

If adequate levels of reimbursement and coverage from third party payors for our products are not obtained, healthcare providers and patients may be reluctant to use our products; our margins may suffer and our revenue and profits may decline.

Our sales depend largely on whether there is adequate reimbursement and coverage by government healthcare programs, such as Medicare and Medicaid, and by private payors. We believe that surgeons, hospitals, physical therapists and other healthcare providers may not use, purchase or prescribe our products and patients may not purchase our products if these third party payors do not provide satisfactory coverage of and reimbursement for the costs of our products or the procedures involving the use of our products. Reduced reimbursement rates will also lower our margins on product sales and could adversely impact the profitability and viability of the affected products.

Third party payors continue to review their coverage policies carefully and can, without notice, reduce or eliminate reimbursement for our products or treatments that use our products. For instance, they may attempt to control costs by (i) authorizing fewer elective surgical procedures, including joint reconstructive surgeries, (ii) requiring the use of the least expensive product available, (iii) reducing the reimbursement for or limiting the number of authorized visits for rehabilitation procedures or (iv) otherwise restricting coverage or reimbursement of our products or procedures using our products.

Medicare payment for durable medical equipment, prosthetics, orthotics and supplies (DMEPOS) also can be impacted by the DMEPOS competitive bidding program, under which Medicare rates are based on bid amounts for certain products in designated geographic areas, rather than the Medicare fee schedule amount. Only those suppliers selected through the competitive bidding process within each designated competitive bidding area (CBA) are eligible to have their products reimbursed by Medicare. CMS also has adopted regulations to begin adjusting national DMEPOS fee schedules to take into account competitive bidding pricing. See “Government Regulations—Third Party Reimbursement” in the “Business” section herein. If we are not selected as a contract supplier (or subcontractor) in a particular region under competitive bidding, or if contract or fee schedule prices are significantly below current Medicare fee schedule reimbursement levels, it could have an adverse impact on our sales and profitability.

Because many private payors model their coverage and reimbursement policies on Medicare, other third party payors’ coverage of, and reimbursement for, our products also could be negatively impacted by legislative, regulatory or other measures that restrict Medicare coverage or reduce Medicare reimbursement.

Our international sales also depend in part upon the coverage and eligibility for reimbursement of our products through government-sponsored healthcare payment systems and third party payors, the amount of reimbursement, and the cost allocation of payments between the patient and government-sponsored healthcare payment systems and third party payors. Coverage and reimbursement practices vary significantly by country, with certain countries requiring products to undergo a lengthy regulatory review in order to be eligible for third party coverage and reimbursement. In addition, healthcare cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold, and these efforts are expected to continue in the future, possibly resulting in the adoption of more stringent reimbursement standards relating to our international operations.

Federal and state health reform and cost control efforts include provisions that could adversely impact our business and results of operations.

The Patient Protection and Affordable Care Act of 2010 (the “ACA”) is a sweeping federal statute designed to expand access to affordable health insurance, control health care spending, and improve health care quality. Several provisions of the ACA specifically affect the medical equipment industry. In addition to changes in Medicare DMEPOS reimbursement and an expansion of the DMEPOS competitive bidding program, the ACA provides that for sales on or after January 1, 2013, manufacturers, producers, and importers of specified taxable medical devices must pay an annual excise tax of 2.3% of a deemed price for these products. A limited number of our products are subject to the new tax. A two-year suspension of the medical device tax was passed in late 2015, resulting in no medical device tax obligations for 2016 and 2017. ACA also establishes enhanced Medicare and Medicaid program integrity provisions, including expanded documentation requirements for Medicare DMEPOS orders, more stringent procedures for screening Medicare and Medicaid DMEPOS suppliers, and new disclosure requirements regarding manufacturer payments to physicians and teaching hospitals, along with broader expansion of federal fraud and abuse authorities. Although the eventual impact of the ACA is still uncertain, it is possible that the legislation will have a material adverse impact on our business. Likewise, most states have adopted or are considering policies to reduce Medicaid spending as a result of state budgetary shortfalls, which in some cases include reduced reimbursement for DMEPOS items and/or other Medicaid coverage restrictions. As states continue to face significant financial pressures, it is possible that state health policy changes will adversely affect our profitability.

If we fail to meet Medicare accreditation and surety bond requirements or DMEPOS supplier standards, it could negatively affect our business operations.

Medicare DMEPOS suppliers (other than certain exempted professionals) must be accredited by an approved accreditation organization as meeting DMEPOS quality standards adopted by CMS including specific requirements for suppliers of custom-fabricated and custom-fitted orthoses and certain prosthetics. Medicare suppliers also are required to meet surety bond requirements. In addition, Medicare DMEPOS suppliers must comply with Medicare supplier standards in order to obtain and retain billing privileges, including meeting all applicable federal and state licensure and regulatory requirements. CMS periodically expands or otherwise clarifies the Medicare DMEPOS supplier standards and states periodically change licensure requirements, including licensure rules imposing more stringent requirements on out-of-state DMEPOS suppliers. We believe we currently are in compliance with these requirements. If we fail to maintain our Medicare accreditation status and/or do not comply with Medicare surety bond or supplier standard requirements or state licensure requirements in the future, or if these requirements are changed or expanded, it could adversely affect our profits and results of operations.

If we, our contract manufacturers, or our component suppliers fail to comply with the Food and Drug Administration’s (the FDA) Quality System Regulation, our manufacturing could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes, and the manufacturing processes of our contract manufacturers and component suppliers are required to comply with the FDA’s Quality System Regulation, which covers current

Good Manufacturing Practice requirements including procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, if we fail to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements, we may receive a notice of a violation in the form of inspectional observations on Form FDA-483 or a warning letter, or we could otherwise be required to take corrective action and, in severe cases, we could suffer a disruption of our operations and manufacturing delays. If we fail to take adequate corrective actions, we could be subject to certain enforcement actions, including, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. We cannot assure you that the FDA or other governmental authorities would agree with our interpretation of applicable regulatory requirements or that we have in all instances fully complied with all applicable requirements. Any notice or communication from the FDA regarding a failure to comply with applicable requirements could adversely affect our product sales and profitability. We have received FDA warnings letters in the past and we cannot assure you that the FDA will not take further action in the future.

Our contract manufacturers and our component suppliers are also required to comply with the FDA’s Quality System Regulations. We cannot assure anyone that our contract manufacturers’ or component suppliers’ facilities would pass any future quality system inspection. If our or any of our contract manufacturers’ or component suppliers’ facilities fail a quality system inspection, our product sales and profitability could be adversely affected.

The loss of the services of our key management and personnel could adversely affect our ability to operate our business.

Our executive officers have substantial experience and expertise in our industry. Our future success depends, to a significant extent, on the abilities and efforts of our executive officers and other members of our management team. We compete for such personnel with other companies, academic institutions, government entities and other organizations, and our failure to hire and retain qualified individuals for senior executive positions could have a material adverse impact on our business.

We may experience substantial fluctuations in our quarterly operating results and you should not rely on them as an indication of our future results.

Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include

•	demand for many of our products, which historically has been higher in the fourth quarter when scholastic sports and ski injuries are more frequent,

•	our ability to meet the demand for our products,

•	the direct distribution of our products in foreign countries that have seasonal variations,

•	the number, timing and significance of new products and product introductions and enhancements by us and our competitors, including delays in obtaining government review and clearance of medical devices,

•	our ability to develop, introduce and market new and enhanced versions of our products on a timely basis,

•	the impact of any acquisitions that occur in a quarter,

•	the impact of any changes in generally accepted accounting principles,

•	changes in pricing policies by us and our competitors and reimbursement rates by third party payors, including government healthcare agencies and private insurers,

•	the loss of any of our significant distributors,

•	changes in the treatment practices of orthopedic and spine surgeons, primary care physicians, and pain-management specialists, and their allied healthcare professionals, and

•	the timing of significant orders and shipments.

Accordingly, our quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

Our reported results may be adversely affected by increases in reserves for contractual allowances, rebates, product returns, uncollectible accounts receivable and inventory.

We have established reserves to account for contractual allowances, rebates, product returns and reserves for rental credits. Significant management judgment must be used and estimates must be made in connection with establishing the reserves for contractual allowances, rebates, product returns, uncollectible accounts receivable and inventory and other allowances in any accounting period. If such judgments and estimates are inaccurate, our reserves for such items may have to be increased which could adversely affect our reported financial results by reducing our net revenues and/or profitability for the reporting period.

We operate in a highly competitive business environment, and our inability to compete effectively could adversely affect our business prospects and results of operations.

We operate in highly competitive and fragmented markets. Our Bracing and Vascular, Recovery Sciences and International segments compete with both large and small companies, including several large, diversified companies with significant market share and numerous smaller niche companies, particularly in the physical therapy products market. Our Surgical Implant segment competes with a small number of very large companies that dominate the market, as well as other companies similar to our size. We may not be able to offer products similar to, or more desirable than, those of our competitors or at a price comparable to that of our competitors. Compared to us, many of our competitors have

•	greater financial, marketing and other resources,

•	more widely accepted products,

•	a larger number of endorsements from healthcare professionals,

•	a larger product portfolio,

•	superior ability to maintain new product flow,

•	greater research and development and technical capabilities,

•	patent portfolios that may present an obstacle to the conduct of our business,

•	stronger name recognition,

•	larger sales and distribution networks, and/or

•	international manufacturing facilities that enable them to avoid the transportation costs and foreign import duties associated with shipping our products manufactured in the United States to international customers.

Accordingly, we may be at a disadvantage with respect to our competitors. These factors may materially impair our ability to develop and sell our products.

The success of all of our products depends heavily on acceptance by healthcare professionals who prescribe and recommend our products, and our failure to maintain a high level of confidence by key healthcare professionals in our products could adversely affect our business.

We have maintained customer relationships with numerous orthopedic surgeons, primary care physicians, other specialist physicians, physical therapists, athletic trainers, chiropractors and other healthcare professionals. We believe that sales of our products depend significantly on their confidence in, and recommendations of, our products. Acceptance of our products depends on educating the healthcare community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our products compared to the products offered by our competitors and on training healthcare professionals in the proper use and application of our products. Failure to maintain these customer relationships and develop similar relationships with other leading healthcare professionals could result in fewer recommendations of our products, which may adversely affect our sales and profitability.

In addition, from time to time, CMS or its contractors have considered imposing restrictions on the ability of DMEPOS suppliers to maintain consigned inventory in physicians’ offices and then bill for such inventory once a physician prescribes the item for a patient. In December 2015, the National Supplier Clearinghouse (NSC), a CMS contractor, suggested limits on the ability of a DMEPOS supplier to perform functions at the provider’s facility and then bill for the consigned inventory. The NSC policy was subsequently rescinded. There can be no assurances that CMS or its contractors will not adopt more restrictive policies regarding consignment arrangements in the future.

The success of our surgical implant products depends on our relationships with leading surgeons who assist with the development and testing of our products, and our ability to comply with enhanced disclosure requirements regarding payments to physicians.

A key aspect of the development and sale of our surgical implant products is the use of designing and consulting arrangements with orthopedic surgeons who are well recognized in the healthcare community. These surgeons assist in the development and clinical testing of new surgical implant products. They also participate in symposia and seminars introducing new surgical implant products and assist in the training of healthcare professionals in using our new products. We may not be successful in maintaining or renewing our current designing and consulting arrangements with these surgeons or in developing similar arrangements with new surgeons. In that event, our ability to develop, test and market new surgical implant products could be adversely affected.

In addition, the Physician Payment Sunshine Act and related state marketing and payment disclosure requirements and industry guidelines could have an adverse impact on our relationships with surgeons, and there can be no assurances that such requirements and guidelines would not impose additional costs on us and/or adversely impact our consulting and other arrangements with surgeons.

Proposed laws that would limit the types of orthopedic professionals who can fit, sell or seek reimbursement for our products could, if adopted, adversely affect our business.

Federal and state legislatures and regulators have periodically considered proposals to limit the types of orthopedic professionals who can fit or sell our orthotic products or who can seek reimbursement for them. Several states have adopted legislation imposing certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices, and additional states may do so in the future. Although some of these state laws exempt manufacturers’ representatives, others do not. Such laws could reduce the number of potential customers by restricting our sales representatives’ activities in those jurisdictions and/or reduce demand for our products by reducing the number of professionals who fit and sell them. The adoption of such policies could have a material adverse impact on our business.

In addition, legislation has been adopted, but not implemented to date, requiring that certain certification or licensing requirements be met for individuals and suppliers furnishing certain custom-fabricated orthotic devices as a condition of Medicare payment. Medicare currently follows state policies in those states that require the use of an orthotist or prosthetist for furnishing of orthotics or prosthetics. In 2014 CMS proposed, but ultimately did not adopt, a regulatory change that would have narrowly defined the “specialized training” that is needed to provide custom fitting of orthotics under the Medicare program if the fitter is not a certified orthotist. In 2015 CMS advised that it is developing a proposed rule that would, among other things, specify the qualifications needed for practitioners to furnish custom-fabricated orthotics, but no such proposed rule has yet been published. We cannot predict whether additional restrictions will be implemented at the state or federal level or the impact of such policies on our business.

We rely on our own direct sales force for certain of our products, which may result in higher fixed costs than our competitors and may slow our ability to reduce costs in the face of a sudden decline in demand for our products.

We rely on our own direct sales force of representatives in the United States and in Europe to market and sell certain of the orthopedic rehabilitation products which are intended for use in the home and in rehabilitation clinics. Some of our competitors rely predominantly on independent sales agents and third party distributors. A direct sales force may subject us to higher fixed costs than those of companies that market competing products through independent third parties, due to the costs that we will bear associated with employee benefits, training, and managing sales personnel. As a result, we could be at a competitive disadvantage. Additionally, these fixed costs may slow our ability to reduce costs in the face of a sudden decline in demand for our products, which could have a material adverse impact on our results of operations.

If we fail to establish new sales and distribution relationships or maintain our existing relationships, or if our third party distributors and independent sales representatives fail to commit sufficient time and effort or are otherwise ineffective in selling our products, our results of operations and future growth could be adversely impacted.

The sale and distribution of certain of our orthopedic products, CMF products and our surgical implant products depend, in part, on our relationships with a network of third party distributors and independent commissioned sales representatives. These third party distributors and independent sales representatives maintain the customer relationships with the hospitals, orthopedic surgeons, physical therapists and other healthcare professionals that purchase, use and recommend the use of our products. Although our internal sales staff trains and manages these third party distributors and independent sales representatives, we do not directly monitor the efforts that they make to sell our products. In addition, some of the independent sales representatives that we use to sell our surgical implant products also sell products that directly compete with our core product offerings. These sales representatives may not dedicate the necessary effort to market and sell our products. If we fail to attract and maintain relationships with third party distributors and skilled independent sales representatives or fail to adequately train and monitor the efforts of the third party distributors and sales representatives that market and sell our products, or if our existing third party distributors and independent sales representatives choose not to carry our products, our results of operations and future growth could be adversely affected.

Our international operations expose us to risks related to conducting business in multiple jurisdictions outside the United States.

The international scope of our operations exposes us to economic, regulatory and other risks in the countries in which we operate. We generated 26.6% of our net revenues from customers outside the United States for the year ended December 31, 2015. Doing business in foreign countries exposes us to a number of risks, including the following:

•	fluctuations in currency exchange rates,

•	imposition of investment, currency repatriation and other restrictions by foreign governments,

•	potential adverse tax consequences, including the imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, which, among other things, may preclude payments or dividends from foreign subsidiaries from being used for our debt service, and exposure to adverse tax regimes,

•	difficulty in collecting accounts receivable and longer collection periods,

•	the imposition of additional foreign governmental controls or regulations on the sale of our products,

•	intellectual property protection difficulties,

•	changes in political and economic conditions, including the recent political changes in Tunisia in which we maintain a small manufacturing facility and security issues in Mexico in which we maintain a significant manufacturing facility,

•	difficulties in attracting high-quality management, sales and marketing personnel to staff our foreign operations,

•	labor disputes,

•	import and export restrictions and controls, tariffs and other trade barriers,

•	increased costs of transportation or shipping,

•	exposure to different approaches to treating injuries,

•	exposure to different legal, regulatory and political standards, and

•	difficulties of local governments in responding to severe weather emergencies, natural disasters or other such similar events.

In addition, as we grow our operations internationally, we will become increasingly dependent on foreign distributors and sales agents for our compliance and adherence to foreign laws and regulations that we may not be familiar with, and we cannot assure you that these distributors and sales agents will adhere to such laws and regulations or adhere to our own business practices and policies. Any violation of laws and regulations by foreign distributors or sales agents or a failure of foreign distributors or sales agents to comply with our business practices and policies could result in legal or regulatory sanctions against us or potentially damage our reputation in that respective international market. If we fail to manage these risks effectively, we may not be able to grow our international operations, and our business and results of operations may be materially adversely affected.

We may fail to comply with customs and import/export laws and regulations

Our business is conducted world-wide, with raw material and finished goods imported from and exported to a substantial number of countries. In particular, a significant portion of our products are manufactured in our plant in Tijuana, Mexico and imported to the United States before shipment to domestic customers or export to other countries. We are subject to customs and import/export rules in the U.S., including FDA regulatory requirements applicable to medical devices, detailed below, and in other countries, and to requirements for payment of appropriate duties and other taxes as goods move between countries. Customs authorities monitor our shipments and payments of duties, fees and other taxes and can perform audits to confirm compliance with applicable laws and regulations. Our failure to comply with import/export rules and restrictions or to properly classify our products under tariff regulations and pay the appropriate duty could expose us to fines and penalties and adversely affect our financial condition and business operations.

Fluctuations in foreign exchange rates may adversely affect our financial condition and results of operations and may affect the comparability of our results between financial periods.

Our foreign operations expose us to currency fluctuations and exchange rate risks. We are exposed to the risk of currency fluctuations between the U.S. Dollar and the Euro, Pound Sterling, Canadian Dollar, Mexican

Peso, Swiss Franc, Australian Dollar, Japanese Yen, Norwegian Krone, Danish Krone, Swedish Krona, South African Rand, Tunisian Dinar, Chinese Yuan Renminbi and Indian Rupee. Sales denominated in foreign currencies accounted for 24.1% of our consolidated net sales for the year ended December 31, 2015, of which 16.9% were denominated in the Euro. Our exposure to fluctuations in foreign currencies arises because certain of our subsidiaries’ results are recorded in these currencies and then translated into U.S. Dollars for inclusion in our consolidated financial statements, and certain of our subsidiaries enter into purchase or sale transactions using a currency other than our functional currency. As we continue to distribute and manufacture our products in selected foreign countries, we expect that future sales and costs associated with our activities in these markets will continue to be denominated in the applicable foreign currencies, which could cause currency fluctuations to materially impact our operating results. Changes in currency exchange rates may adversely affect our financial condition and results of operations and may affect the comparability of our results between reporting periods.

We may not be able to effectively manage our currency translation risks, and volatility in currency exchange rates may adversely affect our financial condition and results of operations.

Our success depends on receiving regulatory approval for our products, and failure to do so could adversely affect our growth and operating results.

Our products are subject to extensive regulation in the United States by the FDA and by similar governmental authorities in the foreign countries where we do business. The FDA regulates virtually all aspects of a medical device’s development, testing, manufacturing, labeling, promotion, distribution and marketing, as well as modifications to existing products and the marketing of existing products for new indications. In general, unless an exemption applies, a medical device and modifications to the device or its indications must receive either pre-market approval or pre-market clearance from the FDA before it can be marketed in the United States. While in the past we have received such approvals and clearances, we may not be successful in the future in receiving such approvals and clearances in a timely manner or at all. See “Government Regulations—FDA and Similar Foreign Government Regulations” in the “Business” section herein. If we begin to have significant difficulty obtaining such FDA approvals or clearances in a timely manner or at all, it could have a material adverse impact on our revenues and growth.

We may fail to receive positive clinical results for our products in development that require clinical trials, and even if we receive positive clinical results, we may still fail to receive the necessary clearance or approvals to market our products.

In the development of new products or new indications for, or modifications to, existing products, we may conduct or sponsor clinical trials. Clinical trials are expensive and require significant investment of time and resources and may not generate the data we need to support a submission to the FDA. Clinical trials are subject to regulation by the FDA and, if federal funds are involved or if an investigator or site has signed a federal assurance, are subject to further regulation by the Office for Human Research Protections and the National Institutes of Health. Failure to comply with such regulation, including, but not limited to, failure to obtain adequate consent of subjects, failure to adequately disclose financial conflicts or failure to report data or adverse events accurately, could result in fines, penalties, suspension of trials, and the inability to use the data to support an FDA submission.

If we fail to comply with the various regulatory regimes for the foreign markets in which we operate, our operational results could be adversely affected.

In many of the foreign countries in which we market our products, we are subject to extensive regulations, including those in Europe. The regulation of our products in the European Economic Area (which consists of the twenty-seven member states of the European Union, as well as Iceland, Liechtenstein and Norway) is governed by various directives and regulations promulgated by the European Commission and national governments. Only medical devices that comply with certain conformity requirements are allowed to be marketed within the

European Economic Area. In addition, the national health or social security organizations of certain foreign countries, including certain countries outside Europe, require our products to be qualified before they can be marketed in those countries. Failure to receive or delays in the receipt of, relevant foreign qualifications in the European Economic Area or other foreign countries could have a material adverse impact on our business.

The FDA regulates the export of medical devices from the United States to foreign countries and certain foreign countries may require FDA certification that our products are in compliance with U.S. law. If we fail to obtain or maintain export certificates required for the export of our products, we could suffer a material adverse impact on our revenues and growth.

We are subject to laws concerning our marketing activities in foreign countries where we conduct business. For example, within the EU, the control of unlawful marketing activities is a matter of national law in each of the member states of the EU. The member states of the EU closely monitor perceived unlawful marketing activity by companies. We could face civil, criminal and administrative sanctions if any member state determines that we have breached our obligations under its national laws. In particular, as a result of conducting business in the U.K. through our subsidiary in that country, we are, in certain circumstances, subject to the anti-corruption provisions of the U.K. Bribery Act in our activities conducted in any country in the world. Industry associations also closely monitor the activities of member companies. If these organizations or authorities name us as having breached our obligations under their regulations, rules or standards, our reputation would suffer and our business and financial condition could be adversely affected. We are also subject to the U.S. Foreign Corrupt Practices Act (the FCPA), antitrust and anti-competition laws, and similar laws in foreign countries, any violation of which could create a substantial liability for us and also cause a loss of reputation in the market. The EU and various of its constituent states have promulgated extensive rules regulating the process and means by which personal data can be exported out of the EU or its constituent states to the US and elsewhere, including for human resources purposes by multinational companies. From time to time, we may face audits or investigations by one or more domestic or foreign government agencies, compliance with which could be costly and time-consuming, and could divert our management and key personnel from our business operations. An adverse outcome under any such investigation or audit could subject us to fines or other penalties, which could adversely affect our business and financial results.

If the Department of Health and Human Services (HHS), the Office of Inspector General (OIG), the FDA or another regulatory agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products may result in injuries that lead to product liability suits, which could be costly to our business.

The OIG, the FDA and other regulatory agencies actively enforce regulations prohibiting the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians may prescribe our products for off-label uses, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the OIG or the FDA, or another regulatory agency determines that our promotional materials, training, or activities constitute improper promotion of an off-label use, the regulatory agency could request that we modify our promotional materials, training, or activities, or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. Although our policy is to refrain from statements and activities that could be considered off-label promotion of our products, the FDA, another regulatory agency, or the U.S. Department of Justice could disagree and conclude that we have engaged in off-label promotion and, potentially, caused the submission of false claims. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

Our compensation, marketing and sales practices may contain certain risks with respect to the manner in which these practices were historically conducted that could have a material adverse impact on us.

Although we believe our agreements and arrangements with healthcare providers are in compliance with applicable laws, under applicable federal and state healthcare fraud and abuse, anti-kickback, false claims and self-referral laws, it could be determined that our designing and consulting arrangements with surgeons, our marketing and sales practices, and our OfficeCare program fall outside permitted arrangements, thereby subjecting us to possible civil and/or criminal sanctions (including exclusion from the Medicare and Medicaid programs), which could have a material adverse impact on our business. These arrangements will be subject to increased visibility once the provisions of the Physician Payments Sunshine Act are fully implemented. Although we believe we maintain a satisfactory compliance program, it may not be adequate in the detection or prevention of violations. The form and effectiveness of our compliance program may be taken into account by the government in assessing sanctions, if any, should it be determined that violations of laws have occurred.

Audits or denials of our claims by government agencies could reduce our revenues or profits.

As part of our business operations, we submit claims on behalf of patients directly to, and receive payments directly from, the Medicare and Medicaid programs and private payors. Therefore, we are subject to extensive government regulation, including detailed requirements for submitting reimbursement claims under appropriate codes and maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment reviews and other audits of claims and are under increasing pressure to more closely scrutinize healthcare claims and supporting documentation. We have historically been subject to pre-payment and post-payment reviews as well as audits of claims and may experience such reviews and audits of claims in the future. Such reviews and/or similar audits of our claims including by Recovery Audit Contractors (private companies operating on a contingent fee basis to identify and recoup Medicare overpayments) could result in material delays in payment, as well as material recoupment or denials, which would reduce our net sales and profitability, or in exclusion from participation in the Medicare or Medicaid programs. Private payors may from time to time conduct similar reviews and audits.

Additionally, we participate in the government’s Federal Supply Schedule program for medical equipment, whereby we contract with the government to supply certain of our products. Participation in this program requires us to follow certain pricing practices and other contract requirements. Failure to comply with such pricing practices and/or other contract requirements could result in delays in payment or fines or penalties, which could reduce our revenues or profits.

Federal and state agencies have become increasingly vigilant in recent years in their investigation of various business practices under various healthcare “fraud and abuse” laws with respect to our business arrangements with prescribing physicians and other healthcare professionals, as well as our filing of DMEPOS claims for reimbursement.

We are, directly or indirectly through our customers, subject to various federal and state laws pertaining to healthcare fraud and abuse, including the Federal Anti-Kickback Statute, several federal False Claims statutes, HIPAA’s healthcare fraud statute and false statements statute, federal physician self-referral prohibition (Stark Law) and state equivalents to these statutes.

The federal government has significantly increased investigations of and enforcement activity involving medical device manufacturers with regard to alleged kickbacks and other forms of remuneration to physicians who use and prescribe their products. Such investigations often arise based on allegations of violations of the federal Anti-Kickback Statute and sometimes allege violations of the civil False Claims Act, in connection with off-label marketing of products to physicians and others. In addition, significant state and federal investigative and enforcement activity addresses alleged improprieties in the filings of claims for payment or reimbursement by Medicare, Medicaid, and other payors.

The fraud and abuse laws and regulations are complex, and even minor, inadvertent irregularities in submissions can potentially give rise to investigations and claims that the law has been violated. Any violations of these laws or regulations could result in a material adverse impact on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change one or more of our business practices to be in compliance with these laws. Required changes could be costly and time consuming. Any failure to make required changes could result in our losing business or our existing business practices being challenged as unlawful.

Our activities are subject to Federal Privacy and Transaction Law and Regulations, which could have an impact on our operations.

HIPAA and the HIPAA Rules impact the transmission, maintenance, use and disclosure of PHI. As such, HIPAA and the HIPAA Rules apply to certain aspects of our business. To the extent applicable to our operations, we believe we are currently in compliance with HIPAA and the applicable HIPAA Rules. There are costs and administrative burdens associated with ongoing compliance with the HIPAA Rules and similar state law requirements. Any failure to comply with current and applicable future requirements could adversely affect our profitability. Related to the incident described in the “Government Regulations—Federal Privacy and Transaction Law and Regulations” subsection in the “Business” section herein, our compliance with the HIPAA Rules is currently under investigation by the Office for Civil Rights. If OCR does not agree that we are in compliance with the HIPAA Rules, we may be subject to civil money penalties or other actions. We are unable to predict at this time whether or to what extent OCR will impose any civil monetary penalties or take other action as a result of the breach.

Managed care and buying groups have put downward pressure on the prices of our products.

The growth of managed care and the advent of buying groups in the United States have caused a shift toward coverage and payments based on more cost-effective treatment alternatives. Buying groups enter into preferred supplier arrangements with one or more manufacturers of medical products in return for price discounts to members of these buying groups. Our failure to obtain new preferred supplier commitments from major group purchasing organizations or our failure to retain our existing preferred supplier commitments could adversely affect our sales and profitability. In international markets where we sell our products, we have historically experienced downward pressure on product pricing and other effects of healthcare cost control efforts that are similar to that which we have experienced in the United States. We expect a continued emphasis on healthcare cost controls, alternate payment models such as bundled payments, and managed care in the United States and in these international markets, which could put further downward pressure on product pricing, which, in turn may adversely affect our sales and profitability.

Our marketed, approved, or cleared products are subject to the recall authority of U.S. and foreign regulatory bodies. Product recalls could harm our reputation and business.

We are subject to ongoing medical device reporting regulations that require us to report to the FDA and similar governmental authorities in other countries if we receive a report or otherwise learn that any of our products may have caused, or contributed to death or serious injury, or that any of our products has malfunctioned in a way that would be likely to cause, or contribute to, death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require us to recall our products in the event of actual or potential material deficiencies or defects in design manufacturing, or labeling, and we have been subject to product recalls in the past. In addition, in light of an actual or potential material deficiency or defect in design, manufacturing, or labeling, we may voluntarily elect to recall our products. A government mandated recall or a voluntary recall initiated by us could occur as a result of actual or potential component failures, manufacturing errors, or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with our customers and with the healthcare professionals that use, prescribe and recommend our products. We could have product recalls that result in significant costs to us in the future, and such recalls could have a material adverse impact on our business.

Product liability claims may harm our business, particularly if the number of claims increases significantly or our product liability insurance proves inadequate.

The manufacture and sale of orthopedic devices and related products exposes us to a significant risk of product liability claims. From time to time, we have been, and we are currently, subject to a number of product liability claims alleging that the use of our products resulted in adverse effects. Even if we are successful in defending against any liability claims, such claims could nevertheless distract our management, result in substantial costs, harm our reputation, adversely affect the sales of all our products and otherwise harm our business. If there is a significant increase in the number of product liability claims, our business could be adversely affected. Further, a significant increase in claims or adverse outcomes could result in our product liability insurance being inadequate.

Our concentration of manufacturing operations in Mexico increases our business and competitive risks.

Our most significant manufacturing facility is our facility in Tijuana, Mexico, and we also have a relatively small manufacturing operation in Tunisia. Our current and future foreign operations are subject to risks of political and economic instability inherent in activities conducted in foreign countries. Because there are no readily accessible alternatives to these facilities, any event that disrupts manufacturing at or distribution or transportation from these facilities would materially adversely affect our operations. In addition, as a result of this concentration of manufacturing activities, our sales in foreign markets may be at a competitive disadvantage to products manufactured locally due to freight costs, custom and import duties and favorable tax rates for local businesses.

If we lose one of our key suppliers or one of our contract manufacturers stops making the raw materials and components used in our products, we may be unable to meet customer orders for our products in a timely manner or within our budget.

We rely on a limited number of foreign and domestic suppliers for the raw materials and components used in our products. One or more of our suppliers may decide to cease supplying us with raw materials and components for reasons beyond our control. FDA regulations may require additional testing of any raw materials or components from new suppliers prior to our use of those materials or components. In addition, in the case of a device which is the subject of a pre-market approval, we may be required to obtain prior FDA permission (which may or may not be given), which could delay or prevent our access or use of such raw materials or components. If we are unable to obtain materials we need from our suppliers or our agreements with our suppliers are terminated, and we cannot obtain these materials from other sources, we may be unable to manufacture our products to meet customer orders in a timely manner or within our manufacturing budget. In that event, our business and results of operations could be adversely affected.

In addition, we rely on third parties to manufacture some of our products. For example, we use a single source for many of the home electrotherapy devices our French channel distributes. If our agreements with these manufacturing companies were terminated, we may not be able to find suitable replacements within a reasonable amount of time or at all. Any such cessation, interruption or delay may impair our ability to meet scheduled deliveries of our products to our customers and may cause our customers to cancel orders. In that event, our reputation and results of operations may be adversely affected.

Some of our important suppliers are in China and other parts of Asia and provide predominately finished soft goods products. In the year ended December 31, 2015, we obtained 14.1% of our total purchased materials from suppliers in China and other parts of Asia. Political and economic instability and changes in government regulations in these areas could affect our ability to continue to receive materials from suppliers there. The loss of suppliers in China and other parts of Asia, any other interruption or delay in the supply of required materials or our inability to obtain these materials at acceptable prices and within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

In addition, we purchase the microprocessor used in the OL1000 and SpinaLogic devices from a single manufacturer. Although there are feasible alternate microprocessors that might be used immediately, all are produced by a single supplier. In addition, there are single suppliers for other components used in the OL1000 and SpinaLogic devices and only two suppliers for the magnetic field sensor employed in them. Establishment of additional or replacement suppliers for these components cannot be accomplished quickly.

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and may not be able to operate our business profitably. We may also become involved in litigation regarding our patents and other intellectual property rights which can have a material adverse effect on our operating results and financial condition.

We rely on a combination of patents, trade secrets, copyrights, trademarks, license agreements and contractual provisions to establish and protect our intellectual property rights in our products and the processes for the development, manufacture and marketing of our products.

We use non-patented, proprietary know-how, trade secrets, processes and other proprietary information and currently employ various methods to protect this proprietary information, including confidentiality agreements, invention assignment agreements and proprietary information agreements with vendors, employees, independent sales agents, distributors, consultants, and others. However, these agreements may be breached. The FDA or another governmental agency may require the disclosure of such information in order for us to have the right to market a product. The FDA may also disclose such information on its own initiative if it should decide that such information is not confidential business or trade secret information. Trade secrets, know-how and other unpatented proprietary technology may also otherwise become known to or independently developed by our competitors.

In addition, we also hold U.S. and foreign patents relating to a number of our components and products and have patent applications pending with respect to other components and products. We also apply for additional patents in the ordinary course of our business, as we deem appropriate. However, these precautions offer only limited protection, and our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse impact on our business, financial condition and results of operations. Additionally, we cannot assure you that our existing or future patents, if any, will afford us adequate protection or any competitive advantage, that any future patent applications will result in issued patents or that our patents will not be circumvented, invalidated or declared unenforceable.

We may become a party to lawsuits involving patents or other intellectual property. Such litigation is costly and time consuming. If we lose any of these proceedings, a court or a similar foreign governing body could invalidate or render unenforceable our owned or licensed patents or other intellectual property, require us to pay significant damages, seek licenses and/or pay ongoing royalties to third parties (which may not be available under terms acceptable to us, or at all), require us to redesign our products, or prevent us from manufacturing, using or selling our products, any of which would have an adverse impact on our results of operations and financial condition.

Any proceedings before the U.S. Patent and Trademark Office could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued or pending patents. We could also incur substantial costs in any such proceedings. In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, if at all. We may also be unable to protect our rights in trade secrets, trademarks and unpatented proprietary technology in these countries.

In addition, we hold patent, trademark and other intellectual property licenses from third parties for some of our products and on technologies that are necessary in the design and manufacture of some of our products. The loss of such licenses could prevent us from manufacturing, marketing and selling these products, which in turn could harm our business.

Our business strategy relies on certain assumptions concerning demographic and other trends that impact the market for our products. If these assumptions prove to be incorrect, demand for our products may be lower than we currently expect.

Our ability to achieve our business objectives is subject to a variety of factors, including the relative increase in the aging of the general population and an increase in participation in exercise and sports and more active lifestyles. In addition, our business strategy relies on an increasing awareness and clinical acceptance of non-invasive, non-systemic treatment and rehabilitation products, such as electrotherapy. We believe that these trends will increase the need for our orthopedic, physical therapy, regenerative and surgical implant products. The projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by healthcare professionals and patients prove to be incorrect or do not materialize. If our assumptions regarding these factors prove to be incorrect, we may not be able to successfully implement our business strategy, which could adversely affect our results of operations. In addition, the perceived benefits of these trends may be offset by competitive or business factors, such as the introduction of new products by our competitors or the emergence of other countervailing trends.

We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business, financial condition, results of operations and prospects.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and manage or support a variety of business processes, including medical records, financial transactions and records, personal identifying information, and payroll data. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential patient and other customer information, such as individually identifiable information, including information relating to health protected by HIPAA. Although we have taken steps to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not prevent the systems’ improper functioning or damage or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, theft of mobile equipment, computer viruses, attacks by hackers and similar breaches can create system disruptions or shutdowns or the unauthorized disclosure of confidential information. If personal or otherwise protected information of our patients is improperly accessed, tampered with or distributed, we may incur significant costs to remediate possible injury to the affected patients and we may be subject to sanctions and civil or criminal penalties if we are found to be in violation of the privacy or security rules under HIPAA or other similar federal or state laws protecting confidential patient health information. Any failure to maintain proper functionality and security of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could have a material adverse effect on our business, financial condition, results of operations and prospects.

We could incur significant costs complying with environmental and health and safety requirements, or as a result of liability for contamination or other harm caused by hazardous materials that we use.

Our research and development and manufacturing processes involve the use of hazardous materials. We are subject to federal, state, local and foreign environmental requirements, including regulations governing the use, manufacture, handling, storage and disposal of hazardous materials, discharge to air and water, the cleanup of contamination and occupational health and safety matters. We cannot eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any contamination or injury. Under some environmental laws and regulations, we could also be held responsible for costs relating to any contamination at our past or present facilities and at third party waste disposal sites where we have sent wastes. These could include costs relating to contamination that did not result from any violation of law, and in some circumstances, contamination that we did not cause. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our financial condition. The enactment of stricter laws or regulations, the stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, which could be material.

If a natural or man-made disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales will decline.

A significant portion of our rehabilitation products are manufactured in a facility in Tijuana, Mexico, with a number of products for the European market manufactured in a Tunisian facility. In Vista, California we manufacture our custom rigid bracing products, which remain in the United States to facilitate quick turnaround on custom orders, vascular products, and our CMF product line. Our clinical electrotherapy devices, patient care products, physical therapy and certain CPM devices are now manufactured in our facilities located in Tijuana, Mexico. In our Surgical Implant business, we manufacture our products in our manufacturing facility at Austin, Texas. These facilities and the manufacturing equipment we use to produce our products would be difficult to repair or replace. Our facilities may be affected by natural or man-made disasters. If one of our facilities were affected by a disaster, we would be forced to rely on third party manufacturers or shift production to another manufacturing facility. In such an event, we would face significant delays in manufacturing which would prevent us from being able to sell our products. In addition, our insurance may not be sufficient to cover all of the potential losses and may not continue to be available to us on acceptable terms, or at all.

Affiliates of Blackstone own substantially all of the equity interest in us and may have conflicts of interest with us or investors in the future.

As of March 25, 2016, affiliates of Blackstone collectively beneficially own 97.4% of DJO’s issued and outstanding capital stock and Blackstone designees hold a majority of the seats on DJO’s board of directors. As a result, affiliates of Blackstone have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of security holders regardless of whether holders of the notes believe that any such transactions are in their own best interests. For example, affiliates of Blackstone could collectively cause us to make acquisitions that increase the amount of indebtedness or to sell assets, or could cause us to issue additional capital stock or declare dividends. So long as affiliates of Blackstone continue to directly or indirectly own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions. In addition, Blackstone has no obligation to provide us with any additional debt or equity financing.

Additionally, Blackstone and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Blackstone and its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

If we do not achieve and maintain effective internal controls over financial reporting, we could fail to accurately report our financial results.

During the course of the preparation of our financial statements, we evaluate our internal controls to identify and correct deficiencies in our internal controls over financial reporting. In the event we are unable to identify and correct deficiencies in our internal controls in a timely manner, we may not record, process, summarize and report financial information accurately and within the time periods required for our financial reporting under the terms of the agreements governing our indebtedness.

It is possible that control deficiencies could be identified by our management or independent registered public accounting firm in the future or may occur without being identified. Such a failure could negatively impact the market price and liquidity of the notes, cause holders of our notes to lose confidence in our reported financial condition, lead to a default under our senior secured credit facilities and the indentures and otherwise materially adversely affect our business and financial condition.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth DJO Finance LLC’s cash and cash equivalents and capitalization as of July 1, 2016 on a historical basis. The information in this table should be read in conjunction with the historical financial statements and related notes included in this prospectus.

(in millions)	As of July 1, 2016
Cash and cash equivalents	$41.7

Debt:
Credit facilities:
ABL Facility (1)(2)	$80.1
Term Loan Facility (3)	1,030.8
Notes:
8.125% Second Lien Notes (4)	999.4
10.75% Third Lien Notes to be exchanged hereunder (5)	291.2
9.75% Senior Subordinated Notes	1.5

Total debt	2,403.0
Membership deficit	(539.6)

Total capitalization	$1,863.4

(1)	Our ABL Facility provides for $150.0 million of borrowings, subject to customary borrowing conditions.
(2)	Net of unamortized debt issuance costs of $1.9 million as of July 1, 2016.
(3)	Net of unamortized debt issuance costs and original issuance discount of $13.6 million as of July 1, 2016.
(4)	Net of unamortized debt issuance costs and original issuance discount of $15.6 million as of July 1, 2016.
(5)	Net of unamortized debt issuance costs and original issuance discount of $7.3 million as of July 1, 2016.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following table presents data as of and for the periods indicated and has been derived from the audited and unaudited historical consolidated financial statements included elsewhere in this prospectus. The data reported for all periods includes the results of operations attributable to businesses acquired from the date of acquisition. This selected financial data should be read in conjunction with the audited and unaudited consolidated financial statements and related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Six Months Ended July 1, 2016
($ in thousands)		2015	2014	2013	2012	2011
Statement of Operations Data:
Net sales	$571,758	$1,113,627	$1,087,529	$1,020,784	$962,785	$902,910
Loss from continuing operations	(61,898)	(182,507)	(111,304)	(189,461)	(170,549)	(165,981)
Net loss attributable to DJOFL(1)	(61,595)	(340,927)	(90,534)	(203,452)	(119,150)	(214,469)
Depreciation and amortization	59,176	117,455	119,157	118,919	113,016	105,768

Balance Sheet Data (at period end):
Cash and cash equivalents	$41,699	$48,943	$31,144	$43,578	$31,223	$38,169
Total assets	2,285,863	2,309,558	2,569,861	2,660,520	2,822,656	2,860,889
Long-term debt, net of current portion	2,392,464	2,344,562	2,233,309	2,216,908	2,184,056	2,125,120
DJOFL membership (deficit) equity	(539,580)	(468,170)	(124,234)	(21,926)	182,092	295,813

(1)	Results for the years ended December 31, 2015, 2013 and 2011 include aggregate goodwill and intangible asset impairment charges of $169.4 million, $106.6 million and $7.4 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations is intended to provide an understanding of our results of operations, financial condition and where appropriate, factors that may affect future performance.

You should read the following discussion of our results of operations and financial condition with “Selected Historical Consolidated and Combined Financial Data” and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following management’s discussion and analysis contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. To the extent that any statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. These statements can be identified because they use words like “anticipates”, “believes”, “estimates”, “expects”, “forecasts”, “future”, “intends”, “plans” and similar terms. Specifically, statements referencing, without limitation, growth in sales of our products, profit margins and the sufficiency of our cash flow for future liquidity and capital resource needs may be forward-looking statements. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors are described under the heading “Risk Factors” herein. Results actually achieved may differ materially from expected results included in these statements as a result of these or other factors.

Overview of Business

We are a global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion.

Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of our medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

Our products are marketed under a portfolio of brands including Aircast®, DonJoy®, DonJoy Performance®, ProCare®, CMF™, Chattanooga, DJO Surgical, Dr. Comfort™, Compex®, Bell-Horn™ and Exos™.

Operating Segments

The Company’s continuing operations fall into four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International. See Note 18 to our Audited Consolidated Financial Statements for financial and other additional information regarding our segments.

Recent Acquisitions

On June 30, 2015, our subsidiary Encore Medical, L.P., dba DJO Surgical, acquired certain assets from Zimmer Biomet Holdings, Inc., including the Biomet Cobalt™ Bone Cement, Optivac® Cement Mixing Accessories, SoftPac™ Pouch and Discovery® Elbow System product lines.

On January 23, 2014, we acquired all of the outstanding shares of capital stock of Speetec Implantate GmbH (“Speetec”). Speetec is a distributor and manufacturer of knee, hip and shoulder arthroplasty products in Germany.

On July 1, 2013 we acquired certain assets of Blue Leaf Medical CC (“Blue Leaf”). The assets acquired relate to certain vascular product lines in South Africa, Namibia, Botswana, Mozambique and Zambia.

On March 7, 2013 we acquired certain assets of Vasyli Medical Asia/Pacific Pty Ltd. (“Vasyli”). The assets acquired relate to the distribution of certain vascular product lines in Australia and New Zealand.

Exit of Empi Business

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold TENS devices for pain relief, other electrotherapy and orthopedic products and the related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations in the Audited Consolidated Financial Statements and our Unaudited Condensed Consolidated Financial Statements included herein.

Results of Operations

We operate our business on a manufacturing calendar, with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of two four-week periods and one five-week period. Our first and fourth quarters may have more or fewer shipping days from year to year based on the days of the week on which holidays and December 31 fall. The three months ended July 1, 2016 had the same number of shipping days as in the second quarter of 2015, and the six months ended July 1, 2016 had four more shipping days than in the first half of 2015.

The following table sets forth our statement of operations as a percentage of net sales ($ in thousands):

	Three Months Ended				Six Months Ended
	July 1, 2016		June 27, 2015		July 1, 2016		June 27, 2015
Net sales	$292,852	100.0%	$279,902	100.0%	$571,758	100.0%	$527,413	100.0%
Costs and operating expenses:
Cost of sales (1)	120,474	41.1	117,770	42.1	238,557	41.7	219,654	41.6
Selling, general and administrative	121,627	41.5	108,612	38.8	243,556	42.6	215,797	40.9
Research and development	10,122	3.5	8,688	3.1	19,976	3.5	17,552	3.3
Amortization of intangible assets	19,085	6.5	19,818	7.1	38,663	6.8	39,646	7.5

	271,308	92.6	254,888	91.1	540,752	94.6	492,649	93.3

Operating income	21,544	7.4	25,014	8.9	31,006	5.4	34,764	6.7
Other (expense) income:
Interest expense, net	(42,396)	(14.5)	(44,564)	(15.9)	(84,666)	(14.7)	(87,430)	(16.6)
Loss on extinguishment of debt	—	—	(67,967)	(24.3)		—	(67,967)	(12.9)
Other income (expense), net	468	0.2	743	0.3	752	0.1	(3,413)	(0.6)

	(41,928)	(14.3)	(111,788)	(39.9)	(83,914)	(14.6)	(158,810)	(30.1)

Loss before income taxes	(20,384)	(6.9)	(86,774)	(31.0)	(52,908)	(9.2)	(124,046)	(23.4)
Income tax provision	(3,577)	(1.2)	(5,911)	(2.1)	(8,990)	(1.6)	(7,856)	(1.5)

Net loss from continuing operations	(23,961)	(8.1)	(92,685)	(33.1)	(61,898)	(10.8)	(131,902)	(24.9)
Net income from discontinued operations	855	0.3	14,873	5.3	665	0.1	18,865	3.6

Net loss	(23,106)	(7.8)	(77,812)	(27.8)	(61,233)	(10.7)	(113,037)	(21.3)
Net income attributable to noncontrolling interests	(169)	(0.1)	(165)	(0.1)	(362)	(0.1)	(466)	(0.1)

Net loss attributable to DJO Finance LLC	$(23,275)	(7.9)%	$(77,977)	(27.9)%	$(61,595)	(10.8)%	$(113,503)	(21.4)%

(1)	Cost of sales is exclusive of amortization of intangible assets of $7,080 and $14,487 for the three and six months ended July 1, 2016 and $7,535 and $15,070 for the three and six months ended three and six months ended June 27, 2015, respectively.

Three Months Ended July 1, 2016 (second quarter 2016) compared to Three Months Ended June 27, 2015 (second quarter 2015)

Net Sales. Net sales for second quarter 2016 increased 4.6% to $292.9 million, compared to net sales of $279.9 million for second quarter 2015. The impact of foreign currency exchange rates was negligible for second quarter 2016 compared to second quarter 2015. The increase was primarily driven by our Surgical Implant segment.

The following table sets forth our net sales by operating segment ($ in thousands):

	Second Quarter 2016	% of Net Sales	Second Quarter 2015	% of Net Sales	Increase (Decrease)	% Increase (Decrease)
Bracing and Vascular	$131,751	45.0%	$136,179	48.7%	$(4,428)	(3.3)%
Recovery Sciences	38,449	13.1	40,102	14.3	(1,653)	(4.1)
Surgical Implant	42,575	14.6	28,071	10.0	14,504	51.7
International	80,077	27.3	75,550	27.0	4,527	6.0

Total net sales	$292,852	100.0%	$279,902	100.0%	$12,950	4.6%

Net sales in our Bracing and Vascular segment were $131.8 million for second quarter 2016, a decrease of 3.3% from net sales of $136.2 million for second quarter 2015. The decrease was driven by lower sales of our Dr. Comfort therapeutic footwear due to a delay in shipments as we transitioned to a new ERP system during the quarter, partially offset by growth in our OfficeCare channel and direct consumer products.

Net sales in our Recovery Sciences segment were $38.4 million for second quarter 2016, a decrease of 4.1% from net sales of $40.1 million for second quarter 2015. The decrease was driven by slow sales of our CMF brand of bone growth stimulation products in second quarter 2016 and lower Chatt sales due to the timing of a large distributor order in second quarter 2015. Strong sales of consumer retail Compex muscle stimulator devices offset some of the decrease.

Net sales in our Surgical Implant segment were $42.6 million for second quarter 2016, an increase of 51.7% from net sales of $28.1 million for second quarter 2015. The increase was primarily driven by sales of bone cement, which was acquired with the assets purchased from Zimmer Biomet in third quarter 2015. The segment also had strong organic growth in shoulder, hip and knee products due to new product introductions and new account acquisition due to contribution from new sales representatives attained as a result of the asset purchase.

Net sales in our International segment were $80.1 million for second quarter 2016, an increase of 6.0% from net sales of $75.6 million for second quarter 2015. In constant currency, excluding an unfavorable impact of $0.2 million related to changes in foreign exchange rates in effect during second quarter 2016 compared to the rates in effect in second quarter 2015, net sales increased 6.2% for second quarter 2016 compared to second quarter 2015. Growth in direct markets, primarily France, Canada and Australia, were offset by challenges in export markets due to a stronger U.S. dollar.

Cost of Sales. As a percentage of net sales, cost of sales decreased to 41.1% for second quarter 2016, compared to 42.1% for second quarter 2015 mainly due to a mix between and within the reporting segments.

Selling, General and Administrative (SG&A). SG&A expenses increased to $121.6 million for second quarter 2016, from $108.6 million in second quarter 2015. The increase was mainly due to sales growth in second quarter 2016 and integration costs in our Surgical Implant segment related to our asset purchase from Zimmer Biomet.

Research and Development (R&D). R&D expenses were $10.1 million for second quarter 2016, compared to $8.7 million in second quarter 2015. As a percentage of net sales, R&D expenses increased to 3.5% for second quarter 2016 from 3.1% for second quarter 2015. The Company continues to focus on the development of new products, as well as the enhancement of existing products with the latest technology and updated designs, primarily our Bracing and Vascular and Surgical Implant segments.

Amortization of Intangible Assets. Amortization of intangible assets decreased to $19.1 million for second quarter 2016, from $19.8 million for second quarter 2015. The decrease is due to certain intangible assets reaching full amortization primarily in our patents and technology category.

Interest Expense, net. Our interest expense, net was $42.4 million for second quarter 2016 compared to $44.6 million for second quarter 2015. The decrease is due to lower weighted average interest rates on our senior secured credit facilities.

Other Income (Expense), Net. Other income (expense), net, decreased to $0.5 million for second quarter 2016 from $0.7 million for second quarter 2015. Results for both periods presented primarily represent net realized and unrealized foreign currency transaction gains and losses.

Income Tax Provision. For second quarter 2016, we recorded an income tax provision of $3.6 million on a pre-tax loss of $20.4 million, resulting in a negative effective tax rate of 17.5%. For second quarter 2015, we recorded a tax provision of $5.9 million on pre-tax losses of $86.8 million, resulting in a negative effective tax rate of 6.8%.

We recorded income tax expense in the period, although there were pre-tax losses. The income tax expense recorded primarily relates to foreign tax expense and the accrual of non-cash tax expense related to an additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets.

Our tax rates are sometimes negative because our U.S. federal tax losses, and certain state tax losses, are unavailable to offset income taxes arising in other states and in the foreign jurisdictions where we are subject to tax. In addition, we do not currently recognize a tax benefit for our U.S. and state tax loss carryovers because we cannot conclude that it is more likely than not the carryovers will be available to offset future taxable income.

Discontinued Operations. During the fourth quarter of 2015, we ceased production, selling and billing operations of our Empi product line, and as a result, our Empi business is reported as a discontinued operation. Income of $0.9 million was recognized for second quarter 2016, primarily consisting of income from liquidation of certain assets offset by severance and other termination costs. Net income from discontinued operations was $14.9 million for second quarter of 2015.

Six Months Ended July 1, 2016 (first half 2016) compared to Six Months Ended June 27, 2015 (first half 2015)

Net Sales. Net sales for first half 2016 increased 8.4% to $571.8 million, compared to net sales of $527.4 million for first half 2015. Excluding the unfavorable impact of foreign currency exchange rates, which resulted in a decrease in net sales of $2.6 million, net sales increased 8.9% for first half 2016 compared to first half 2015. The Company operates on a manufacturing calendar. Each quarter consists of thirteen weeks, two four week and one five week period. Our first half may have more or fewer shipping days from year to year based on the days of the week on which holidays fall. The first half of 2016 had four more shipping days than in the first half 2015. Adjusted for the number of shipping days and the 0.5% negative impact of currency exchange rates, net sales grew 4.8% over the prior year first half. The increase was primarily driven by our Surgical Implant segment.

The following table sets forth our net sales by operating segment ($ in thousands):

	Second Half 2016	% of Net Sales	Second Half 2015	% of Net Sales	Increase (Decrease)	% Increase (Decrease)
Bracing and Vascular	$255,967	44.8%	$250,083	48.7%	$5,884	2.4%
Recovery Sciences	75,024	13.1	74,627	14.3	397	0.5
Surgical Implant	85,625	15.0	54,997	10.0	30,628	55.7
International	155,142	27.1	147,706	27.0	7,436	5.0

Total net sales	$571,758	100.0%	$527,413	100.0%	$44,345	8.4%

Net sales in our Bracing and Vascular segment were $256.0 million for first half 2016, an increase of 2.4% from net sales of $250.1 million for first half 2015. Adjusted for the number of shipping days, net sales decreased

0.8% in first half 2016 compared to first half 2015. The decrease was driven by lower sales our Dr. Comfort therapeutic footwear due to a delay in shipments as we transitioned to a new ERP system during second quarter 2016, offset by growth in our OfficeCare channel and direct consumer products.

Net sales in our Recovery Sciences segment were $75.0 million for first half 2016, an increase of 0.5% from net sales of $74.6 million for first half 2015. Adjusted for the number of shipping days, net sales in our Recovery Sciences segment decreased 2.6% for first half 2016 compared to the prior year first half. The decrease was driven by lower sales of spine products to our insurance and wholesale customers partially offset by strong sales of consumer retail Compex muscle stimulator devices.

Net sales in our Surgical Implant segment were $85.6 million for first half 2016, an increase of 55.7% from net sales of $55.0 million for first half 2015. Adjusted for the number of shipping days, net sales in our Surgical Implant segment grew 50.9% over the prior year first half. The increase was primarily driven by sales of bone cement, which was acquired with the assets purchased from Zimmer Biomet in third quarter 2015. The segment also had strong organic growth in shoulder, hip and knee products due to new product introductions and new account acquisition due to contribution from new sales representatives attained as a result of the asset purchase.

Net sales in our International segment were $155.1 million for first half 2016, an increase of 5.0% from net sales of $147.7 million for first half 2015. In constant currency, excluding an unfavorable impact of $2.6 million related to changes in foreign exchange rates in effect during first half 2016 compared to the rates in effect in first half 2015, net sales increased 6.8% for first half 2016 compared to first half 2015. Adjusted for the number of shipping days, net sales in our International segment increased 2.9% for first half 2016 compared to first half 2015. Growth in direct markets, primarily France, Canada, Germany and Australia, were offset by challenges in export markets due to a stronger U.S. dollar.

Cost of Sales. As a percentage of net sales, cost of sales remained essentially flat at 41.7% for first half 2016, compared to 41.6% for first half 2015 mainly due to material cost savings initiatives and lower manufacturing costs in Mexico from a weaker Peso.

Selling, General and Administrative (SG&A). SG&A expenses increased to $243.6 million for first half 2016, from $215.8 million in first half 2015. The increase was mainly due to variable expenses related to additional shipping days and sales growth in first half 2016 and integration costs in our Surgical Implant segment related to our asset purchase from Zimmer Biomet.

Research and Development (R&D). R&D expenses were $20.0 million for first half 2016, compared to $17.6 million in first half 2015, constant as a percentage of net sales at 3.5% and 3.3% of net sales, respectively. The Company continues to focus on the development of new products, as well as the enhancement of existing products with the latest technology and updated designs, primarily our Bracing and Vascular and Surgical Implant segments.

Amortization of Intangible Assets. Amortization of intangible assets decreased to $38.7 million for first half 2016, from $39.6 million for first half 2015. The decrease is due to certain intangible assets reaching full amortization primarily in our patents and technology category.

Interest Expense, net. Our interest expense, net was $84.7 million for first half 2016 compared to $87.4 million for first half 2015. The decrease is due to lower weighted average interest rates on our senior secured credit facilities.

Other Income (Expense), Net. Other income (expense), net, increased to income of $0.8 million for first half 2016 from expense of $3.4 million for first half 2015. Results for both periods presented primarily represent net realized and unrealized foreign currency transaction gains and losses.

Income Tax Provision. For first half 2016, we recorded an income tax provision of $9.0 million on a pre-tax loss of $52.9 million, resulting in a negative effective tax rate of 17.0%. For first half 2015, we recorded a tax provision of $7.9 million on pre-tax losses of $124.0 million, resulting in a negative effective tax rate of 6.3%.

We recorded income tax expense in the period, although there were pre-tax losses. The income tax expense primarily relates to foreign tax expense and the accrual of non-cash tax expense related to an additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets.

Our tax rates are sometimes negative because our U.S. federal tax losses, and certain state tax losses, are unavailable to offset income taxes arising in other states and in the foreign jurisdictions where we are subject to tax. In addition, we do not currently recognize a tax benefit for our U.S. and state tax loss carryovers because we cannot conclude that it is more likely than not the carryovers will be available to offset future taxable income.

Discontinued Operations. During the fourth quarter of 2015, we ceased production, selling and billing operations of our Empi product line, and as a result, our Empi business is reported as a discontinued operation. Income of $0.7 million was recognized for first half 2016, primarily consisting of income from liquidation of certain assets offset by severance and other termination costs. Net income from discontinued operations was $18.9 million for first half of 2015.

Years Ended December 31, 2015, 2014 and 2013

The following table sets forth our statements of operations as a percentage of net sales ($ in thousands):

	Year Ended December 31,
	2015		2014		2013
Net sales	$1,113,627	100%	$1,087,529	100.0%	$1,020,784	100.0%
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets (1))	466,019	41.9	462,000	42.5	434,708	42.6
Selling, general and administrative	454,724	40.9	439,872	40.5	409,192	40.1
Research and development	35,105	3.2	37,277	3.4	32,976	3.2
Amortization of intangible assets	79,964	7.2	83,944	7.7	86,412	8.5
Impairment of goodwill	—	—	—	—	49,600	4.9

	1,035,812	93.0	1,023,093	94.1	1,012,888	99.3

Operating (loss) income	77,815	7.0	64,436	5.9	7,896	0.8
Other (expense) income:
Interest expense, net	(172,290)	(15.5)	(174,325)	(16.0)	(177,570)	(17.4)
Loss on modification and extinguishment of debt	(68,473)	(6.2)	(938)	(0.1)	(1,059)	(0.1)
Other expense, net	(7,303)	(0.7)	(5,197)	(0.4)	(1,277)	(0.1)

	(248,066)	(22.3)	(180,460)	(16.5)	(179,906)	(17.6)

Loss from continuing operations before income taxes	(170,251)	(15.3)	(116,024)	(10.6)	(172,010)	(16.8)
Income tax provision (benefit)	12,256	1.1	(4,720)	(0.4)	17,451	1.7

Net loss from continuing operations	(182,507)	(16.4)	(111,304)	(10.2)	(189,461)	(18.5)
Net (loss) income from discontinued operations	(157,580)	(14.2)	21,742	2.0	(13,101)	(1.3)

Net loss	(340,087)	(30.6)	(89,562)	(8.2)	(202,562)	(19.8)
Net income attributable to noncontrolling interests	(840)	(0.1)	(972)	(0.1)	(890)	(0.1)

Net loss attributable to DJOFL	$(340,927)	(30.6)%	$(90,534)	(8.3)%	$(203,452)	(19.9)%

(1)	Cost of sales is exclusive of amortization of intangible assets of $30,719, $32,962, and $33,719 for the years ended December 31, 2015, 2014 and 2013, respectively.

Year Ended December 31, 2015 (2015) Compared to Year Ended December 31, 2014 (2014)

Net Sales. Net sales for 2015 were $1,113.7 million, compared to net sales of $1,087.6 million for 2014. Excluding the unfavorable impact of foreign currency exchange rates, which resulted in a decrease in net sales of $46.8 million, net sales increased 6.6% for the year ended 2015. Net sales from acquisitions completed in 2015 were $18.4 million. The results of the Company’s non-U.S. operations are translated into U.S. dollars to report consolidated results.

The following table sets forth the mix of our net sales by business segment ($ in thousands):

	2015	% of Net Sales	2014	% of Net Sales	Increase (Decrease)	% Increase (Decrease)
Bracing and Vascular	$526,295	47.3%	$504,590	46.4%	$21,705	4.3%
Recovery Sciences	156,194	14.0	157,485	14.5	(1,291)	(0.8)%
Surgical Implant	134,843	12.1	100,139	9.2	34,704	34.7%
International	296,295	26.6	325,315	29.9	(29,020)	(8.9)%

Total net sales	$1,113,627	100.0%	$1,087,529	100.0%	$26,098	2.4%

Net sales in our Bracing and Vascular segment were $526.3 million for 2015, an increase of 4.3% from net sales of $504.6 million for 2014. The increase is primarily due to new account acquisition in our OfficeCare channel, an increase in third party payor billing and growth in sales of direct consumer products.

Net sales in our Recovery Sciences segment were $156.2 million for 2015, a decrease of 0.8% from net sales of $157.5 million for 2014. The decrease was driven primarily by continued slow market conditions affecting the sale of Chattanooga rehabilitation equipment, together with a mix shift in bone growth stimulation products from reimbursement to direct customers. The decrease was compensated by growth in retail sales of Compex electrostimulation devices.

Net sales in our Surgical Implant segment were $134.8 million for 2015, an increase of 34.7% from net sales of $100.1 million for 2014. The increase was driven by sales of bone cement, which was acquired with the assets purchased from Zimmer Biomet in third quarter 2015. The segment also had strong organic growth in shoulder, hip and knee products due to new product introductions and new accounts.

Net sales in our International segment were $296.3 million for 2015, a decrease of 8.9% from net sales of $325.3 million for 2014. In constant currency, excluding an unfavorable impact of $46.8 million related to changes in foreign exchange rates in effect during 2015 compared to the rates in effect in 2014, net sales increased 5.5% for 2015 compared to 2014. Growth in net sales in this segment is being driven by stronger sales in direct markets, primarily Germany and Spain, and increased sales penetration in emerging markets.

Cost of Sales. As a percentage of net sales, cost of sales decreased to 41.9% for 2015, compared to 42.5% for 2014 mainly due to a mix between and within the reporting segments.

Selling, General and Administrative (SG&A). SG&A expenses increased to $454.7 million for 2015, from $439.9 million in 2014. The increase was mainly driven by acquisition and related integrations costs in our Surgical Implant segment, variable selling expenses due to growth and legal settlements, offset by a decrease in accounts receivable allowance for doubtful accounts due to process improvements in our reimbursement channels and a reduction in expenses related to information technology projects.

Our SG&A expenses are impacted by significant non-recurring integration charges and other adjustments related to our ongoing restructuring activities and acquisitions. We incurred the following SG&A expenses in connection with such activities during the periods presented (in thousands):

	2015	2014
Integration charges:
Commercial and global business unit reorganization and integration	$7,124	$7,304
Acquisition related expenses and integration	8,460	325
CFO transition	—	227
Litigation and regulatory costs and settlements, net	8,841	5,730
Other non-recurring items	2,418	3,240
Automation projects	3,634	5,867

	$30,477	$22,693

Research and Development (R&D). R&D expenses were $35.1 million for 2015, compared to $37.3 million in 2014, or 3.2% and 3.4% of net sales, respectively. In 2014 the Company incurred consulting fees for testing, documentation and software implementation to enhance new product introductions and ensure FDA compliance. The Company continues to focus on the development of new products, as well as the enhancement of existing products with the latest technology and updated designs, primarily our Bracing and Vascular and Surgical Implant segments.

Amortization of Intangible Assets. Amortization of intangible assets decreased to $80.0 million for 2015, from $83.9 million for 2014. The decrease is due to certain intangible assets reaching full amortization primarily in our patents and technology category.

Interest Expense, net. Our interest expense, net was $172.3 million for 2015 compared to $174.3 million for 2014. The decrease is due to lower weighted average interest rates on our senior secured credit facilities.

Loss on Modification and Extinguishment of Debt. Loss on modification and extinguishment of debt for 2015 consists of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes (each as defined herein), $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.8 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing. Loss on modification and extinguishment of debt for 2014 consists of $0.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our prior senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished.

Other Expense, Net. Other expense, net, increased to $7.3 million for 2015 from $5.2 million for 2014. Results for both periods presented primarily represent net realized and unrealized foreign currency transaction gains and losses.

Income Tax Provision. For 2015, we recorded an income tax provision of $12.3 million on a pre-tax loss of $170.3 million, resulting in a negative effective tax rate of 7.2%. For 2014, we recorded an income tax benefit of $4.7 million on pre-tax losses of $116.0 million, resulting in an effective tax rate of 4.1%.

We recorded income tax expense, although there were pretax losses, for the year ended December 31, 2015 primarily because of the existence of a full deferred tax asset valuation allowance at the beginning of the period. The income tax expense recorded for the year ended December 31, 2015 primarily relates to foreign tax expense and the accrual of non-cash tax expense related to an additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets.

ASC 740-20 requires total income tax expense or benefit to be allocated among continuing operations, discontinued operations, extraordinary items, other comprehensive income and items charged directly to shareholders’ equity. This allocation is referred to as intra-period tax allocation. The exit from the Empi business is reported under discontinued operations in the Consolidated Financial Statements. Accordingly we are required to allocate the provision for income taxes between continuing operations and discontinued operations. For the year ended December 31, 2014 we recognized a gain from discontinued operations, and, as a result, we recorded a tax expense of $17.6 million in discontinued operations and a corresponding tax benefit to continuing operations. The difference between the tax expense from discontinued operations, $17.6 million, and the tax benefit reflected in the Consolidated Financial Statements primarily relates to foreign tax expense and accrual of non-cash tax expense related to an additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets.

Discontinued Operations. During the fourth quarter of 2015, we ceased production, selling and billing operations of our Empi product line. Loss of $157.6 million was recognized for 2015, primarily consisting of asset impairment charges, net income from Empi operations, severance and other termination costs.

Year Ended December 31, 2014 (2014) Compared to Year Ended December 31, 2013 (2013)

Net Sales. Our net sales for 2014 were $1,087.5 million, compared to net sales of $1,020.8 million for 2013, representing a 4.6% increase year over year. In constant currency, excluding an unfavorable impact of $3.0 million related to changes in foreign exchange rates in effect in 2014 compared to the rates in effect in 2013, net sales increased 4.8%.

The following table sets forth the mix of our net sales by business segment ($ in thousands):

	2014	% of Net Sales	2013	% of Net Sales	Increase (Decrease)	% Increase (Decrease)
Bracing and Vascular	$504,590	46.4%	$476,492	46.7%	$28,098	5.9%
Recovery Sciences	157,485	14.5	158,110	15.5	(625)	(0.4)
Surgical Implant	100,139	9.2	87,088	8.5	13,051	15.0
International	325,315	29.9	299,094	29.3	26,221	8.8

Total net sales	$1,087,529	100.0%	$1,020,784	100.0%	$66,745	6.5%

Net sales in our Bracing and Vascular segment were $504.6 million for 2014, increasing 5.9% from net sales of $476.5 million for 2013. Growth in net sales in this segment is being driven by sales of new bracing and compression system products, as well as new account acquisition in our OfficeCare channel.

Net sales in our Recovery Sciences segment were $157.5 million for 2014, decreasing 0.4% from net sales of $158.1 million for 2013. The decrease was primarily driven by slower than anticipated CMF product sales.

Net sales in our Surgical Implant segment were $100.1 million for 2014, increasing 15.0% from net sales of $87.1 million for 2013. The increase was driven by strong sales of our shoulder and hip products due to new product introductions and new accounts.

Net sales in our International segment were $325.3 million for 2014, increasing 8.8% from net sales of 299.1 million for 2013. In constant currency, excluding an unfavorable impact of $3.0 million related to changes in foreign exchange rates in effect in 2014 compared to the rates in effect in 2013, net sales for 2014 for the International segment increased 9.8% compared to net sales for 2013. Growth in net sales in this segment is being driven by sales from new products, improved sales execution, and increased sales penetration in certain geographies.

Cost of Sales. Costs of sales increased to $462.0 million for 2014, from $434.7 million for 2013. As a percentage of net sales, costs of sales remained fairly consistent at 42.5% for 2014, compared to 42.6% for 2013.

Selling, General and Administrative (SG&A). SG&A expenses increased to $439.9 million for 2014, from $409.2 million in 2013. As a percentage of net sales, SG&A expenses remained fairly consistent at 40.5% for 2014, compared to 40.1% for 2013. The increase was driven by higher variable selling costs due to a relative increase in sales for the Bracing and Vascular and Surgical Implant segments, an increase in accounts receivable allowance for doubtful accounts in our reimbursement channels due to a trend in slower collections and an increase in reorganization and integration costs, offset by savings in wages and related costs of benefits.

Our SG&A expenses are impacted by significant non-recurring integration charges and other adjustments related to our ongoing restructuring activities and acquisitions. We incurred the following SG&A expenses in connection with such activities during the periods presented (in thousands):

	2014	2013
Integration charges:
Global business unit reorganization and integration	$7,304	$5,438
Acquisition related expenses and integration	325	1,152
CFO transition	227	1,673
Litigation and regulatory costs and settlements, net	5,730	3,563
Automation projects	5,867	5,550
Other non-recurring items	3,240	2,733

	$22,693	$20,109

Research and Development (R&D). R&D expenses increased to $37.3 million for 2014, from $33.0 million in 2013. As a percentage of net sales, R&D expense increased to 3.4% in 2014 from 3.2% in 2013, primarily due to consulting fees for testing, documentation and software implementation to enhance new product introductions and ensure FDA compliance.

Amortization of Intangible Assets. Amortization of intangible assets decreased to $83.9 million for 2014, from $86.4 million for 2013. The decrease is due to certain intangible assets reaching full amortization primarily in our patents and technology category, partially offset by an increase in intangible assets resulting from our acquisition of Speetec.

Interest Expense, net. Our interest expense, net was $174.3 million for 2014 and $177.6 million for 2013. The decrease is due to lower weighted average interest rates on our senior secured credit facilities.

Loss on Modification and Extinguishment of Debt. Loss on modification and extinguishment of debt for 2014 consists of $0.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished. Loss on modification and extinguishment of debt for 2013 consists of $0.9 million in arrangement and amendment fees and other fees and expenses incurred in connection with the March 2013 amendment of our senior secured credit facilities and $0.2 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with term loans which were extinguished.

Other Expense, Net. Other expense, net increased to $5.2 million for 2014, from $1.3 million for 2013. Results for both periods presented primarily represent net realized and unrealized foreign currency transaction gains and losses.

Income Tax Provision. We recorded income tax benefit of $4.7 million on pre-tax losses of $116.0 million, resulting in an effective tax rate of 4.1% in 2014. For 2013, we recorded income tax expense of $17.5 million on pre-tax losses of $172.0 million, resulting in a negative effective tax rate of 10.1%.

We recorded income tax expense, although there were pretax losses, for the year ended December 31, 2013 primarily because of the existence of a full deferred tax asset valuation allowance at the beginning of the period. The income tax expense recorded for the year ended December 31, 2013 primarily relates to foreign tax expense and the accrual of non-cash tax expense related to an additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets.

ASC 740-20 requires total income tax expense or benefit to be allocated among continuing operations, discontinued operations, extraordinary items, other comprehensive income and items charged directly to shareholders’ equity. This allocation is referred to as intra-period tax allocation. The exit from the Empi business is reported under discontinued operations in the Consolidated Financial Statements. Accordingly we are required to allocate the provision for income taxes between continuing operations and discontinued operations. For the year ended December 31, 2014 we recognized a gain from discontinued operations, and, as a result, we recorded a tax expense of $17.6 million in discontinued operations and a corresponding tax benefit to continuing operations. The difference between the tax expense from discontinued operations, $17.6 million, and the tax benefit reflected in the Consolidated Financial Statements primarily relates to foreign tax expense and accrual of non-cash tax expense related to an additional valuation allowance in connection with the tax amortization of indefinite-lived intangible assets.

Discontinued Operations. During the fourth quarter of 2015, we ceased production, selling and billing operations of our Empi product line. Discontinued operations for 2014 consisted primarily of net income from Empi operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued an accounting standards update related to revenue from contracts with customers. The new standard provides a five-step approach to be applied to all contracts with customers. The accounting standards update also requires expanded disclosures about revenue recognition. On July 9, 2015, the FASB decided to defer the effective date of the standard. The guidance is now effective for fiscal years beginning after December 15, 2017 and interim periods within that reporting period. Early adoption is permitted as early as the original effective date of December 15, 2016. The Company is currently evaluating the new guidance to determine the impact it may have to its consolidated financial statements.

In April 2015, the FASB issued an accounting standards update related to the presentation of debt issuance costs. The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The guidance is effective for annual and interim periods beginning after December 15, 2015. Early application is permitted. The Company has early adopted this update and the impact is reflected in the current and prior periods presented.

In April 2015, the FASB issued an accounting standards update related to internal-use software. The standard provides guidance to clarify the customer’s accounting for fees paid in a cloud computing arrangement. The guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company adopted this ASU with prospective application in the first quarter of 2016. Adoption of this new guidance did not have a material effect on the Company’s financial statements.

In July 2015, the FASB issued an accounting standards update which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This guidance does not apply to inventory that is measured using last-in, first-out (LIFO). The guidance is effective for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In September 2015, the FASB issued an accounting standards update which eliminates the requirement for an acquirer in a business combination to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new guidance also sets forth new disclosure requirements related to the adjustments. The guidance is effective for annual and interim periods beginning after December 15, 2015. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In November 2015, the FASB issued an accounting standards update which requires all deferred income taxes be presented on the balance sheet as noncurrent. The new guidance is intended to simplify financial reporting by eliminating the requirement to classify deferred taxes between current and noncurrent. The guidance is effective for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company has early adopted this update and the impact is reflected prospectively in the Company’s financial statements.

In January 2016, the FASB issued an accounting standards update which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans, but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. The guidance is effective for annual periods beginning after December 15, 2017. Early application is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In February 2016, the FASB issued an accounting standards update which affects the accounting for leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The amendment also will require qualitative and quantitative disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. We are still assessing the impact of adoption on our consolidated financial statements.

In March 2016, the FASB issued an accounting standards update which affects the accounting for employee share-based payments. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. The guidance is effective for interim and annual reporting periods beginning after beginning after December 15, 2016. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

Liquidity and Capital Resources

As of July 1, 2016, our primary sources of liquidity consisted of cash and cash equivalents totaling $41.7 million and our $150.0 million revolving credit facility, of which $67.5 million was available. Our revolving credit balance was $82.0 million as of July 1, 2016 and we have provided a $0.5 million letter of credit related to collateral requirements under our product liability insurance policy. Working capital at July 1, 2016 was $230.0 million.

We believe that our existing cash, plus the amounts we expect to generate from operations and amounts available through our revolving credit facility, will be sufficient to meet our operating needs for the next twelve months, including working capital requirements, capital expenditures, and debt and interest repayment obligations. While we currently believe that we will be able to meet all of the financial covenants imposed by our senior secured credit facilities, there is no assurance that we will in fact be able to do so or that, if we do not, we will be able to obtain from our lenders waivers of default or amendments to the senior secured credit facilities.

As market conditions warrant, we and our equity holders, including Blackstone, its affiliates and members of our management, may from time to time, seek to purchase our outstanding debt securities or loans, including the notes and borrowings under our credit facilities, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us.

Cash Flows

Six Months Ended July 1, 2016 (first half 2016) compared to Six Months Ended June 27, 2015 (first half 2015)

Operating activities from continuing operations used $12.1 million and $22.2 million of cash for first half 2016 and 2015, respectively. Cash from operating activities for all periods presented primarily represented our net loss, adjusted for non-cash expenses and changes in working capital. Working capital used $19.0 million in first half 2016 primarily due to increased accounts receivable from increased sales and higher inventory due to seasonality and to support growth in the Surgical Implant segment, Working capital ratio was 1.2 in first half 2016 compared to 1.08 in first half 2015. For first half 2016 and 2015, cash paid for interest was $86.8 million and $88.5 million, respectively.

Investing activities from continuing operations used $30.8 million and $16.6 million of cash for first half 2016 and 2015, respectively. Cash used in investing activities for first half 2016 and 2015 was for purchases of property and consigned surgical instruments to support growth, vascular system pumps used as rental units and IT automation technology.

Financing activities provided cash of $44.1 million and $28.0 million in first half 2016 and 2015, respectively. Cash provided by financing activities in first half 2016 and 2015 consisted of net borrowings under and repayments of our revolving credit facility.

Years Ended December 31, 2015, 2014 and 2013

Operating activities from continuing operations provided $9.7 million and used $7.4 million and $24.0 million of cash for 2015, 2014 and 2013, respectively. Cash from operating activities for all years presented primarily represented our net loss, adjusted for non-cash expenses and changes in working capital. In 2015 and 2014, changes in working capital largely consisted of increases in inventories which used cash of $8.1 million and $19.5 million, respectively and provided cash of $3.2 million in 2013. For 2015, 2014 and 2013, cash paid for interest was $176.7 million, $165.5 million and $171.4 million, respectively.

Investing activities from continuing operations used $68.1 million, $58.4 million, and $41.1 million of cash for 2015, 2014 and 2013 respectively. Cash used in investing activities for 2015 was for purchases of property and equipment primarily for the acquisition of certain surgical assets from Zimmer Biomet, consigned surgical instruments and vascular system pumps used as rental units, IT automation technology and manufacturing equipment for new products and more efficient production. Cash used in investing activities for 2014 primarily consisted of $52.7 million for purchases of property and equipment primarily for surgical instruments to support growth, IT automation technology, manufacturing equipment for new products and more efficient production, and $4.6 million related to the acquisition of Speetec. Cash used in investing activities for 2013 primarily consisted of purchases of property and equipment of $37.5 million primarily for surgical instruments and IT automation technology, and $2.0 million related to the acquisition of assets from our vascular distributors in Australia and South Africa.

Financing activities provided cash of $36.1 million in 2015, used cash of $23 thousand in 2014 and provided $23.3 million of cash in 2013, respectively. Cash provided by financing activities in 2015 consisted of proceeds from the borrowings related to the refinancing of our debt, offset by the repayments of our prior senior secured credit facilities and our 8.75% Notes, 9.875% Notes and 7.75% Notes. Cash used in financing activities in 2014 consisted of proceeds from the borrowings under our senior secured credit facilities, offset by payments of the senior secured credit facilities, payments related to the repurchase of Rollover Options from our former chief financial officer upon her departure, and payment of contingent consideration related to the acquisition of Exos. Cash provided in financing activities in 2013 consisted of proceeds from the borrowings under our senior secured credit facilities, offset by payments of the senior secured credit facilities.

Indebtedness

The principal amount and carrying value of our debt, exclusive of debt issuance costs and net unamortized original issue discount of $38.5 million, was as follows for July 1, 2016 (in thousands):

	July 1, 2016		December 31, 2015
	Principal Amount	Carrying Value	Principal Amount	Carrying Value
Credit facilities:
Revolving credit facility	$82,000	$80,125	$30,000	$27,886
Term loans	1,044,450	1,030,815	1,052,363	1,037,117

	1,126,450	1,110,940	1,082,363	1,065,003
Notes:
8.125% second lien notes due 2021	1,015,000	999,367	1,015,000	998,137
10.75% third lien notes due 2020	298,471	291,178	298,471	290,443
9.75% senior subordinated notes due 2017	1,529	1,529	1,529	1,529

	1,315,000	1,292,074	1,315,000	1,290,109

Total indebtedness	$2,441,450	$2,403,014	$2,397,363	$2,355,112

Credit Facilities.

Our credit facilities at July 1, 2016 consisted of $1,044.5 million term loans (the “Term Loan”) and a $150.0 million asset-based revolving credit facility (the “ABL Facility”), which mature on June 7, 2020 (collectively, the “Credit Facilities”). Our revolving credit balance was $82.0 million at July 1, 2016 and we have provided a $0.5 million letter of credit related to collateral requirements under our product liability insurance policy.

We are required to repay installments on the term loans in quarterly installments equal to 0.25% of the original principal amount of the term loans, with the remaining amount payable at maturity in June 2020.

Notes. Assuming we are in compliance with the terms of the indentures governing our 8.125% Notes, 10.75% Notes and 9.75% Notes, we are not required to repay principal related to any of the notes prior to their final maturity dates of the notes. We pay interest semi-annually on the Notes.

See Note 9 to our Audited Consolidated Financial Statements for additional information regarding our indebtedness.

Certain Covenants and Related Compliance. Our Term Loan requires us to maintain a leverage ratio of debt from our Credit Facilities, net of cash, to Adjusted EBITDA of no higher than 5.35:1, computed on a trailing twelve month period commencing on September 30, 2015. Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus: net interest expense, income tax expense, depreciation, and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, as described in our Term Loan agreement. As of July 1, 2016, our actual first lien net leverage ratio was 4.33:1, meeting the requirement.

Our debt agreements restrict our ability to incur additional debt and make certain payments. The indentures governing our Notes generally permit additional debt only if the ratio of our Adjusted EBITDA to fixed charges is at least 2.00:1, or, in the case of additional debt to finance an acquisition, such ratio improves on a pro forma basis after giving effect to such incurrence. Our Credit Facilities permit us to incur additional debt for an acquisition only if the ratio of Adjusted EBITDA to debt, net of cash, improves or is no higher than 7.50:1, on a pro forma basis after giving effect to acquisition and additional debt. The indentures governing our Notes generally prevent us from making certain payments, such as dividends and junior debt prepayments, unless the ratio of Adjusted EBITDA to fixed charges is at least 2.00:1 on a pro forma basis. Our ratio of Adjusted EBITDA to fixed charges for the twelve months ended July 1, 2016 was 1.50:1. Fixed charges, as defined in the indentures, generally means consolidated interest expense plus all cash dividends or other distributions paid on certain preferred equity.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA in our debt agreements allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

As described above, our Credit Facilities and Notes represent significant components of our capital structure. We have pledged substantially all of our assets as collateral under the Credit Facilities and Notes. If we fail to comply with the leverage and other requirements of our Credit Facilities and Notes, we would be in default. Upon the occurrence of an event of default, the lenders and the trustee for the Notes could, subject to certain provisions described in the agreements by which we can cure the default, declare all amounts outstanding to be immediately due and payable. In addition, the lenders could terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under Credit Facilities and investors in our Notes could proceed against the collateral granted to them to secure that indebtedness. Our ability to meet the covenants described in our Credit Facilities and Notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

The following table provides a reconciliation from our net loss to Adjusted EBITDA for the three and six months ended July 1, 2016 and June 27, 2015 and the twelve months ended July 1, 2016 (in thousands). The terms and related calculations are defined in the credit agreement relating to our senior secured credit facilities and the Indentures.

	Three Months Ended		Six Months Ended		Twelve Months Ended July 1, 2016
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Net loss attributable to DJO Finance LLC	$(23,275)	$(77,977)	$(61,595)	$(113,503)	$(289,019)
Income from discontinued operations, net	(855)	(14,873)	(665)	(18,865)	175,781
Interest expense, net	42,396	44,564	84,666	87,430	169,529
Income tax provision	3,577	5,911	8,990	7,856	13,389
Depreciation and amortization	29,274	28,441	59,176	56,483	120,149
Non-cash charges (a)	2,204	579	2,603	1,254	4,752
Non-recurring and integration charges (b)	8,605	5,472	15,937	11,516	38,397
Other adjustment items (c)	1,636	69,201	3,366	75,480	11,790

	63,562	61,318	112,478	107,651	244,768
Permitted pro forma adjustments applicable to the twelve month period only (d)
Future cost savings					5,568

Adjusted EBITDA	$63,562	$61,318	$112,478	$107,651	$250,336

(a)	Non-cash items are comprised of the following (in thousands):

	Three Months Ended		Six Months Ended		Twelve Months Ended July 1, 2016
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Stock compensation expense	$1,316	$539	$1,521	$1,152	$2,174
Loss (gain) on disposal of fixed assets and assets held for sale, net	783	40	890	(185)	1,852
Purchase accounting adjustments (1)	105	—	192	287	726

Total non-cash charges	$2,204	$579	$2,603	$1,254	$4,752

(1)	Purchase accounting adjustments for the twelve months ended July 1, 2016 consisted of amortization of fair market value inventory adjustments

(b)	Non-recurring and integration charges are comprised of the following (in thousands):

	Three Months Ended		Six Months Ended		Twelve Months Ended July 1, 2016
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Integration charges:
Global business unit reorganization and integration	$1,576	$1,330	$2,861	$4,492	$6,965
Acquisition related expenses and integration (1)	2,657	556	5,982	1,055	13,562
Litigation and regulatory costs and settlements, net (2)	4,472	1,642	6,486	2,586	12,764
Other non-recurring items (3)	(100)	1,114	608	1,825	3,030
Automation projects	—	830	—	1,558	2,076

Total non-recurring and integration charges	$8,605	$5,472	$15,937	$11,516	$38,397

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended July 1, 2016, litigation and regulatory costs consisted of $2.7 million in litigation costs related to ongoing product liability issues and $10.1 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended July 1, 2016, other non-recurring items consisted of $1.9 million in specifically identified non-recurring operational and regulatory projects and $1.1 million in other non-recurring travel and professional fees.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following (in thousands):

	Three Months Ended		Six Months Ended		Twelve Months Ended July 1, 2016
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Blackstone monitoring fees	$1,750	$1,750	$3,500	$3,500	$7,000
Non-controlling interests	169	165	362	466	736
Loss on modification and extinguishment of debt (1)	—	67,967	—	67,967	507
Other (2)	(283)	(681)	(496)	3,547	3,547

Total other adjustment items	$1,636	$69,201	$3,366	$75,480	$11,790

(1)	Loss on modification and extinguishment of debt for the six months ending June 27, 2015 consisted of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Permitted pro forma adjustments include future cost savings related to the exit of our Empi business.

Off-Balance Sheet Arrangements

There are currently no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition.

Contractual Commitments

As of December 31, 2015, our consolidated contractual commitments are as follows (in thousands):

	Payment due:
	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt obligations	$2,397,363	$10,550	$22,629	$1,349,184	$1,015,000
Interest payments (1)	805,090	160,490	324,210	275,719	44,671
Operating lease obligations	67,728	26,978	24,974	11,323	4,453
Purchase obligations	97,535	76,535	14,000	7,000	—

Total contractual commitments	$3,367,716	$274,553	$385,813	$1,643,226	$1,064,124

(1)	$1,315.0 million principal amount of long-term debt is subject to fixed interest rates and $1,082.3 million of principal amount of long-term debt is subject to a floating interest rate. Interest payments for the floating rate debt were determined using an average assumed effective interest rate of 4.25%, which is equal to the average assumed effective interest rate for the term loans under the credit facilities over the remainder of their term.

As of December 31, 2015, we had entered into purchase commitments for inventory, capital expenditures and other services totaling $69.5 million in the ordinary course of business. In addition, under the amended transaction and monitoring fee agreement entered into in November 2007, the purchase obligations shown above include DJO’s obligation to pay a $7.0 million annual monitoring fee to Blackstone Management Partners V L.L.C. through 2019. See “Certain Relationships and Related Transactions and Director Independence” for a more detailed description of the monitoring fee agreement.

The amounts presented in the table above may not necessarily reflect our actual future cash funding requirement because the actual timing of future payments made may vary from the stated contractual obligation.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to reserves for contractual allowances, doubtful accounts, rebates, product returns, goodwill and intangible assets, deferred tax assets and liabilities and inventory. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent that actual events differ from our estimates and assumptions, there could be a material adverse effect on our consolidated financial statements.

We believe the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements and this discussion and analysis of our financial condition and results of operations.

Reserves for Contractual Allowances, Doubtful Accounts, Rebates, Product Returns

We have established reserves to account for contractual allowances, doubtful accounts, rebates and product returns. Significant management judgment must be used and estimates must be made in connection with establishing these reserves.

We maintain provisions for estimated contractual allowances for reimbursement amounts from our third party payor customers based on negotiated contracts and historical experience for non-contracted payors. We report these allowances as reductions to our gross revenue. We estimate the amount of the reduction based on historical experience and invoices generated in the period, and we consider the impact of new contract terms or modifications of existing arrangements with our customers. We have contracts with certain third party payors for our third party reimbursement billings, which call for specified reductions in reimbursement of billed amounts based upon contractual reimbursement rates. For the years ended December 31, 2015, 2014 and 2013, we reserved for and reduced gross revenues from third party payors by estimated contractual allowances of 36%, 35%, and 40%, respectively.

Our reserve for doubtful accounts is based upon estimated losses from customers who are billed directly and the portion of third party reimbursement billings that ultimately become the financial responsibility of the end user patients. Direct-billed customers represented approximately 66%, 66%, and 73% of our net revenues for the year ended December 31, 2015, 2014 and 2013, respectively. Direct-billed customers represented approximately 64% and 67% of our net accounts receivable at December 31, 2015 and 2014, respectively. We experienced write-offs related to direct-billed customers of less than 1% of related net revenues in each of the years ended December 31, 2015, 2014 and 2013.

Our third party reimbursement customers including insurance companies, managed care companies and certain governmental payors, such as Medicare, include all of our OfficeCare customers, most of our Empi customers, and certain other customers of our Recovery Sciences and Bracing and Vascular segments. Our third party payor customers represented approximately 34%, 34%, and 27% of our net revenues for the years ended December 31, 2015, 2014 and 2013, respectively. Third party payor customers represented approximately 36% and 33%, respectively, of our net accounts receivable at December 31, 2015 and 2014. For each of the years ended December 31, 2015, 2014 and 2013, we estimate bad debt expense to be approximately 6% of gross revenues from these third party reimbursement customers. If the financial condition of our customers were to deteriorate resulting in an impairment of their ability to make payments or if third party payors were to deny claims for late filings, incomplete information or other reasons, additional provisions may be required. Additions to this reserve are reflected as Selling, general and administrative expense in our Consolidated Statements of Operations.

Our reserve for rebates accounts for incentives that we offer certain of our distributors. These rebates are substantially attributable to sales volume, sales growth or to reimburse the distributor for certain discounts. We record estimated reductions to revenue for customer rebate programs based upon historical experience and estimated revenue levels.

Our reserve for product returns accounts for estimated customer returns of our products after purchase. These returns are mainly attributable to a third party payor’s refusal to provide reimbursement for the product or the inability of the product to adequately address the patient’s condition. We provide for this reserve by reducing gross revenue based on our historical rate of returns.

Inventory Reserves

We provide reserves for estimated excess and obsolete inventories equal to the difference between the costs of inventories on hand and the costs of projected inventories required based upon assumptions about future demand. If future demand is less favorable than currently projected by management, additional inventory write-downs may be required. We also provide reserves for newer product inventories, as appropriate, based on any minimum purchase commitments and our level of sales of the new products.

We consign a portion of our inventory to allow our products to be immediately dispensed to patients. This requires inventory to be on hand for the products we sell through consignment arrangements. It also increases the sensitivity of these products to obsolescence reserve estimates. As this inventory is not in our possession, we maintain additional reserves for estimated shrinkage of these inventories based on the results of periodic inventory counts and historical trends.

Goodwill and Intangible Assets

We evaluate the carrying value of goodwill and indefinite life intangible assets annually on the first day of the fourth quarter or whenever events or circumstances indicate the carrying value may not be recoverable. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets. As such, these fair valuation measurements use significant unobservable inputs. Changes to these assumptions could require us to record impairment charges on these assets.

In performing our 2015 goodwill impairment test, we estimated the fair values of our reporting units using the income approach which includes the discounted cash flow method and the market approach which includes the use of market multiples. These fair value measurements are categorized within Level 3 of the fair value hierarchy. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes, and required significant judgment with respect to forecasted sales, gross margin, selling, general and administrative expenses, depreciation, income taxes, capital expenditures, working capital requirements and the selection and use of an appropriate discount rate. For purposes of calculating the discounted cash flows of our reporting units, we used estimated revenue growth rates averaging between 1% and 15% for the discrete forecast period. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit and considered long-term earnings growth rates for publicly traded peer companies. Future cash flows were then discounted to present value at discount rates ranging from 8.9% to 10.6%, and terminal value growth rates ranging from 1.0% to 3.0%. Publicly available information regarding comparable market capitalization was also considered in assessing the reasonableness of the cumulative fair values of our reporting units estimated using the discounted cash flow methodology. We determined that the fair value of the six reporting units with goodwill assigned to them exceeds their carrying value and no reporting unit was at risk of failing the test. The percentage by which the fair value of the six reporting units exceeded their carrying value ranged from 31.4% to 133.5%. As such, we determined that the goodwill of our reporting units was not impaired.

In the fourth quarter of 2015 we tested our indefinite lived trade name intangible assets for impairment. This test work compares the fair value of the asset with its carrying amount. To determine the fair value we applied the relief from royalty (RFR) method. Under the RFR method, the value of the trade name is determined by calculating the present value of the after-tax cost savings associated with owning the asset and therefore not being required to pay royalties for its use during the asset’s indefinite life. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating future cash flows and the identification of appropriate terminal growth rate assumptions. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash generated by the respective intangible assets. Future cash flows were discounted to present value at discount rates ranging from 8.9% to 10.6%, and terminal value growth rates ranging from 1.0% to 3.0%. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. We used market average royalty rates ranging from 0.5% to 5.0%. These fair value measurements are categorized within Level 3 of the fair value hierarchy. We determined that that the fair value of these trade names exceed their carrying value. The percentage by which the fair value of these trade names exceeded their carrying value ranged from 24.0% to 160.1%. As such, we determined that these indefinite lived intangible assets are not impaired.

The estimates we have used are consistent with the plans and estimates that we use to manage our business, however, it is possible that the plans may change and estimates used may prove to be inaccurate. If our actual results, or the plans and estimates used in future impairment analyses, are lower than the original estimates used to assess the recoverability of these assets, we could incur significant impairment charges.

See Note 7 of the Notes to Audited Consolidated Financial Statements included herein for further discussion of goodwill and intangible assets.

Deferred Tax Asset Valuation Allowance

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amount and the tax basis of assets, liabilities and net operating loss carryforwards. We establish valuation allowances when the recovery of a deferred tax asset is not likely based on historical income, projected future income, the expected timing of the reversals of temporary differences and the implementation of tax-planning strategies.

We generated additional deferred tax liabilities related to tax amortization of acquired indefinite lived intangible assets because these assets were not amortized for financial reporting purposes. The tax amortization in current and future years gives rise to a deferred tax liability which will only reverse at the time of ultimate sale or book impairment. Due to the uncertain timing of this reversal, the temporary differences associated with indefinite lived intangibles cannot be considered a source of future taxable income for purposes of determining a valuation allowance. As such, the deferred tax liability cannot be used to offset the deferred tax asset related to the net operating loss carry forward for tax purposes that is generated by the same amortization. This “naked credit” gives rise to the need for additional valuation allowance.

Our gross deferred tax asset balance was $327.7 million at December 31, 2015 and is primarily related to reserves for accounts receivable and inventory, accrued expenses, and net operating loss carryforwards (see Note 15 of the notes to Audited Consolidated Financial Statements included herein). As of December 31, 2015, we maintained a valuation allowance of $223.4 million due to uncertainties related to our ability to realize certain deferred tax assets. The valuation allowance maintained is primarily related to net operating loss carryforwards and capital loss carryforwards not expected to be realized.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks as part of our ongoing business operations, primarily risks from changing interest rates and foreign currency exchange rates that could impact our financial condition, results of operations, and cash flows.

Interest Rate Risk

We are exposed to the risk of rising interest rates. We have historically managed our interest rate risk by including components of both fixed and variable debt in our capital structure. For our fixed rate debt, interest rate changes may affect the market value of the debt, but do not impact our earnings or cash flow. Conversely, for our variable rate debt, interest rate changes generally do not affect the fair market value of the debt, but do impact future earnings and cash flow, assuming other factors are constant. As of July 1, 2016, we have $1,315.0 million of aggregate fixed rate notes and $1,126.5 million of borrowings under our credit facilities which bear interest at floating rates. A hypothetical 100 basis point increase in variable interest rates for the floating rate borrowings would have impacted our earnings and cash flow for the six months ended July 1, 2016 by $1.6 million. As of July 1, 2016, our term loans are subject to a 1.00% minimum LIBOR rate which is higher than the actual LIBOR rate of 0.45% as of July 1, 2016. Accordingly, a hypothetical 100 basis point increase in the LIBOR rate during the six months ended July 1, 2016 would have increased the rate applicable to our variable debt by 0.45%. In October 2015, we executed interest rate caps with an aggregate notional amount of $500.0 million and a cap rate of 1.00% to mitigate some of the exposure. We may use additional derivative financial instruments where appropriate to manage our interest rate risk (see Note 7 to our Unaudited Condensed Consolidated Financial Statements included herein). However, as a matter of policy, we do not enter into derivative or other financial investments for trading or speculative purposes.

Foreign Currency Risk

Our wholly owned foreign subsidiaries are consolidated into our financial results and are subject to risks typical of an international business including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions and foreign exchange volatility. To date, we have not used international currency derivatives to hedge against our investment in our subsidiaries or their operating results, which are converted into U.S. Dollars at period-end and average foreign exchange rates, respectively. However, as we continue to expand our business through acquisitions and organic growth, the sales of our products that are denominated in foreign currencies has increased, as well as the costs associated with our foreign subsidiaries which operate in currencies other than the U.S. dollar. Accordingly, our future results could be materially impacted by changes in these or other factors.

We are exposed to risk from changes in foreign currency exchange rates, particularly with respect to the Euro and the Mexican Peso (MXN). For the three and six months ended July 1, 2016, sales denominated in foreign currencies accounted for 25.4% and 25.0% of our consolidated net sales, of which 17.6% and 17.5% were denominated in the Euro, respectively. In addition, our exposure to fluctuations in foreign currencies arises because certain of our subsidiaries enter into purchase or sale transactions using a currency other than the subsidiaries’ functional currencies. Accordingly, our future results could be materially impacted by changes in foreign exchange rates or other factors. Occasionally, we seek to reduce the potential impact of currency fluctuations on our business through hedging transactions. During the year ended December 31, 2014, we utilized MXN foreign exchange forward contracts to hedge a portion of our exposure to fluctuations in foreign exchange rates, as our Mexico-based manufacturing operations incur costs that are largely denominated in MXN (see Note 7 to our Unaudited Condensed Consolidated Financial Statements included herein). As of July 1, 2016, we did not have any outstanding foreign currency exchange forward contracts.

BUSINESS

Overview

We are a global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion.

DJO Finance LLC (DJOFL) is a wholly owned indirect subsidiary of DJO Global, Inc. (DJO). DJOFL is a Delaware limited liability company organized in 2006. Substantially all business activities of DJO are conducted by DJOFL and its wholly owned subsidiaries.

Operating Segments and Products

We currently develop, manufacture and distribute our products through the following four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International.

Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. In addition, many of our non-surgical medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

Our products are marketed under a portfolio of brands including Aircast®, DonJoy®, DonJoy Performance®, ProCare®, CMF™, MotionCare™, Chattanooga, DJO Surgical, Dr. Comfort™, Compex®, Bell-Horn™ and ExosTM.

Our four operating segments enable us to reach a diverse customer base through multiple distribution channels and give us the opportunity to provide a wide range of medical devices and related products to orthopedic specialists and other healthcare professionals operating in a variety of patient treatment settings and to the retail consumer. These four segments constitute our reportable segments. See Note 18 of the Notes to Audited Consolidated Financial Statements included herein for financial and other additional information regarding our segments.

Exit of Empi Business

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold TENS devices for pain relief, other electrotherapy and orthopedic products and the related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations in the Consolidated Financial Statements included herein.

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic footwear for the diabetes care market and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014 we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and on-line. The bracing and vascular products sold through this channel will principally be sold under the DonJoy Performance, Bell-Horn and Doctor Comfort brands.

The following table summarizes our Bracing and Vascular segment product categories:

Product Category	Description
Rigid bracing and soft goods

Soft goods

Lower extremity fracture boots

Ligament braces

Post-operative braces

Osteoarthritis braces

Ankle bracing

Shoulder, elbow and wrist braces

Back braces

Neck braces

ExosTM thermoformable braces

Cold and compression therapy	Cold and compression therapy products
Vascular therapy	Vascular system pumps Compression hosiery
Therapeutic shoes and inserts	Therapeutic footwear and related medical and comfort products

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, consisted, prior to the fourth quarter of 2015, of three key brands: Empi, CMF and Chattanooga. In the fourth quarter we ceased domestic business operations of our Empi business and ceased selling any products under the Empi brand. The CMF and Chattanooga products are sold to medical clinics, independent distributors or patient direct for consumer home use. For products sold directly to patients, we arrange billing to the patients and their third party payors, if applicable. The CMF brand of bone growth stimulation products provides medical professionals with an effective tool for healing problem fractures and spinal fusion procedures. Chattanooga rehabilitation equipment is used for treating musculoskeletal, neurological and soft tissue disorders. These products include clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (CPM) devices and dry heat therapy. This segment also provides professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions. During 2015 we added two product lines to our Recovery Sciences business, Tenex ultrasound devices designed to treat soft tissue disease such as chronic tendon disease and New Clip products designed for the surgical repair of distal radius and ankle fractures.

The following table summarizes our Recovery Sciences segment product categories:

Product Category	Description
Iontophoresis	Needle-free transdermal drug delivery
Bone growth stimulation	Non-union fracture bone growth stimulation devices Adjunct to spinal fusion bone growth stimulation devices
Trauma Products	Tenex Ultrasound devices New Clip surgical repair products
Clinical electrotherapy	TENS NMES Ultrasound / Acoustic wave therapy Laser / Light therapy Shortwave Diathermy Electrodes
Patient care	Patient safety devices Continuous passive motion devices Back braces Compounded pain relief cream
Physical therapy tables and traction products	Treatment tables Traction tables Cervical traction for home use Lumbar traction for home use
Hot, cold and compression therapy	Dry heat therapy Hot/cold therapy Paraffin wax therapy Moist heat therapy Cold therapy Compression therapy

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

The following table summarizes our Surgical Implant segment product categories:

Product Category	Description
Knee implants	Primary total joint replacement Revision total joint replacement Unicondylar joint replacement
Hip implants	Primary replacement stems Acetabular cup system Revision joint replacement
Shoulder implants	Primary total joint replacement Fracture repair system Revision total joint replacement (including reverse shoulder)
Elbow Implants	Primary total joint replacement
Bone Cement	Bone cement and cement mixing accessories

On June 30, 2015, our subsidiary Encore Medical, L.P., dba DJO Surgical, acquired from Zimmer Biomet Holdings, Inc., the U.S. rights to an elbow implant product marketed under the name Discovery® Elbow System, and a line of bone cement for use with implants marketed as Cobalt™ Bone Cement, Optivac® Cement Mixing Accessories and SoftPac™ Pouch.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors. The product categories for our International segment are similar to the product categories for our domestic segments except certain products are tailored to international market requirements and preferences. In addition, our International segment sells a number of products, none of which is individually significant, that we do not sell domestically.

Research and Development

Our research and development programs focus on the development of new products, as well as the enhancement of existing products with the latest technology and updated designs. We seek to develop new technologies to improve durability, performance and usability of existing products, and to develop our manufacturing process to improve product performance and reduce manufacturing costs. In addition to our own research and development, we receive new product and invention ideas from orthopedic surgeons and other healthcare professionals. We also seek to obtain rights to ideas we consider promising from a clinical and commercial perspective through entering into either assignment or licensing agreements. We conduct research and development programs at our facilities in Vista, California; Austin, Texas; and Ecublens, Switzerland.

We maintain contractual relationships with orthopedic surgeons who assist us in developing our products and provide consulting services in connection with our products. In addition to providing design input into our new products, some of these orthopedic surgeons may give demonstrations using our products, speak about our products at medical seminars, train other orthopedic surgeons in the use of our products, and provide us with feedback on the acceptance of our products. We have also established relationships with surgeons who conduct clinical studies on various products, establish protocols for use of the products and participate at various symposia.

Marketing and Sales

Our products reach our customers, including hospitals and other healthcare facilities, physicians and other healthcare providers and end user patients and consumers, through several sales and distribution channels.

No particular customer or distributor accounted for 10% or more of product sales in any of our segments for the year ended December 31, 2015. Medicare and Medicaid together accounted for approximately 4.2% of our consolidated 2015 net sales.

Bracing and Vascular Segment

We market and sell our Bracing and Vascular segment products in several different ways. The DonJoy brand is primarily dedicated to the sale of our bracing and supports products to orthopedic surgeons, podiatrists, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. The DonJoy brand is mostly sold through independent commissioned sales representatives who are employed by independent sales agents. Because the DonJoy products generally require customer education in the application and use, DonJoy sales representatives are technical specialists who receive extensive training, and use their expertise to help fit the patient with the product and assist the orthopedic professional in choosing the appropriate product to meet the patient’s needs. After a sales representative receives a product order, we generally ship and bill the product directly to the orthopedic professional, and pay a sales commission to the agent. For certain custom rigid braces and other products, we sell directly to the patient and bill a third party payor, if applicable, on behalf of the patient. We enjoy long-standing relationships with most of our agents and sales representatives. Under the arrangements with the agents, each agent is granted an exclusive geographic territory for sales of our products and is not permitted to market products, or represent competitors who sell or distribute products, that compete with our existing products. The agents receive a commission, which varies based on the type of product being sold. If an agent fails to achieve specified sales quotas, we have the right to terminate our relationship with the agent. Certain DonJoy sales representatives also sell our Recovery Sciences and Vascular products.

The ProCare/Aircast brand is sold by direct and independent sales representatives that manage a network of distributors focused on selling our bracing and supports products to primary and acute care facilities. Vascular systems are also included in this brand. These products are generally sold in non-exclusive territories to third party distributors as well as through our direct sales force. Our distributors include large, national third party distributors such as Owens & Minor Inc., McKesson/HBOC, Allegiance Healthcare and PSS World Medical, regional medical and surgical distributors, outpatient surgery centers and medical products buying groups that consist of a number of healthcare providers who make purchases through the buying group. These distributors and our direct sales force generally sell our products to large hospital chains, primary care networks and orthopedic physicians for use by the patients. In addition, we sell our products through group purchasing organizations (GPOs) that are a preferred purchasing source for members of a buying group. These products generally do not require significant customer education for their use. Our vascular pumps are provided to primary and acute care facilities, supplemented by vascular system specialists. Our vascular systems pumps and related equipment are typically consigned to hospitals, and the hospitals then purchase the cuffs that are applied to each patient. We have recently introduced vascular pumps for home use.

Under the Dr. Comfort brand, we market and distribute our therapeutic footwear and related medical and comfort products primarily through the podiatry, home medical equipment (HME), pharmacy, and orthotic and prosthetic (O&P) channels through our sales force of direct and independent sales representatives. Compression hosiery is private labeled and sold to customers who resell the products.

OfficeCare provides stock and bill arrangements for physician practices. Through OfficeCare, we maintain an inventory of bracing and supports products at approximately 2,000 orthopedic practices and other healthcare facilities for immediate distribution to patients. We then bill the patient or, if applicable, a third party payor.

Our Consumer channel, which we expanded in 2014, sells or plans to sell certain of our bracing products, primarily orthopedic soft goods, and footwear based on our therapeutic footwear in the professional retail and consumer retail markets. The Consumer channel is also developing products designed for consumers in the athletic and sports retail market. A wide variety of our bracing and vascular products are offered by the Consumer channel through an on-line web site.

In a marketing program conducted under the framework of Motion is Medicine™ and coordinated by the Bracing and Vascular and Recovery Sciences segments, we are offering to physicians and clinics a protocol of products that address the full spectrum of requirements to treat common indications, such as osteoarthritis of the knee or anterior cruciate ligament (ACL) injuries. Under this program, called MotionCare™, the physician has readily available for prescription our preventative products, pain management products and rehabilitative products to provide a conservative care regimen to patients. We plan to expand this MotionCare approach to other indications where a range of conservative care products would be beneficial to patients in treating chronic conditions or injuries and in preparing for and recovering from surgery.

Recovery Sciences Segment

We market and sell our Recovery Sciences segment products in several different ways, including the MotionCare program described above under the Bracing and Vascular segment. As described above, in the fourth quarter of 2015, we ceased active domestic business operations in our Empi subsidiary. The Empi brand product line consisted of prescription-based home therapy products primarily marketed to physicians and physical therapy clinics, and Empi generally billed third party payors, either government payors such as Medicare and Medicaid, or private payors, on behalf of the patient.

CMF non-union fracture bone growth stimulator devices (OL1000) and spine bone growth stimulator device (SpinaLogic) are sold by our direct and independent sales representatives specially trained to sell the product. Most of our bone growth stimulator products are sold directly to the patient and a third party payor is billed, if applicable, on behalf of the patient.

In 2015 we entered into an agreement with Tenex Health, Inc., appointing DJO to sell certain Tenex products within designated territories in the US, designed to treat soft tissue disease such as chronic tendon disease. We also entered into a supply agreement with New Clip USA, LLC, where our Recovery Sciences segment purchases and resells products within the US designed for the surgical repair of Distal Radius and Ankle fractures. We believe that both of these arrangements will results in synergies with our Recovery Sciences sales force and existing customers.

We sell our Chattanooga rehabilitation product lines to physical therapy clinics, primarily through a national network of independent distributors, which are managed by our employed sales managers. These distributors sell our clinical rehabilitation products to a variety of healthcare professionals, including physical therapists, athletic trainers, chiropractors, and sports medicine physicians. Except for distributors outside of the United States, we do not maintain formal distribution contracts for our clinical rehabilitation products. These distributors purchase products from us at discounts off our published list price. We maintain an internal marketing and sales support program to support our distributor network. This program comprises a group of individuals who provide distributor and end-user training, develop promotional materials, and attend trade shows each year.

Our Consumer Compex electrostimulation device is marketed and sold to fitness enthusiasts and competitive athletes in a direct-to-consumer model and through our on-line web site. We are planning to market and sell this device, as well as other Recovery Sciences products appropriate for sale directly to the end user, in the professional and consumer retail markets.

Surgical Implant Segment

We market and sell our Surgical Implant products to hospitals and orthopedic surgeons through a network of independent commissioned sales representatives who are employed by independent sales agents. Generally, our independent sales representatives sell a range of reconstructive joint products, including our products. We usually enter into agreements with sales agents for a term of one to five years. Agents are typically paid a sales commission and are eligible for bonuses if sales exceed certain preset objectives. Our independent sales representatives work for these agents. We assign each of our sales agents to an exclusive sales territory and require them to meet specific periodic sales targets. Substantially all of our sales agents agree not to sell competitive products. We provide our sales agents with product inventories, on consignment, for their use in marketing and filling customer orders.

International Segment

We sell our products internationally through a network of wholly owned subsidiaries and independent distributors. In Europe, we use sales forces of direct and independent salespersons and a network of independent distributors who call on healthcare professionals, as well as consumer retail stores, such as sporting equipment providers and pharmacies, to sell our products. We intend to continue to expand our direct and indirect distribution capabilities in attractive foreign markets.

Manufacturing

We use both in-house manufacturing capabilities and relationships with third party vendors to supply our products. Generally, we use third party vendors only when they have special manufacturing capabilities or when we believe it is appropriate based on certain factors, including our in-house capacity, lead-time control and cost. Although we have certain sole source supply agreements, we believe alternate vendors are available, and we believe that adequate capacity exists at our current vendors to meet our anticipated needs.

Our manufacturing facilities are generally certified by the International Organization for Standardization (ISO) and generally comply with the U.S. Food and Drug Administration (FDA) current Good Manufacturing Practice and Quality System Regulations (QSRs) requirements, which provide standards for safe and consistent manufacturing of medical devices and appropriate documentation of the manufacturing and distribution process. Many of our products carry the European Community Medical Device Directive (CE) certification mark.

Our manufacturing facility in Tijuana, Mexico is our largest manufacturing facility. Our Mexico facility has achieved ISO 13485 certification. This certification reflects internationally recognized quality standards for manufacturing and assists us in marketing our products. Our Vista, California facility has achieved certification to ISO 13485, the Canadian Medical Device Regulation and the European Medical Device Directive. Products manufactured at the Vista, California facility include our custom rigid knee bracing products, the pump portion of our vascular systems products, and our CMF products. Products manufactured at our Tijuana, Mexico facility include most of our bracing and supports product lines, and most of our Chattanooga products including electrotherapy devices, patient care products and CPM devices. Within both our Vista and Tijuana facilities, we operate vertically integrated manufacturing and packaging operations and many subassemblies and components are produced in-house. These include metal stamped parts, injection molded components and fabric-strapping materials. We also have extensive in-house tool and die fabrication capabilities, which typically provide savings in the development of tools and molds as well as flexibility to respond to and capitalize on market opportunities as they are identified.

In our Bracing and Vascular segment, the ETI factory in Asheboro, North Carolina, manufactures a full range of compression products, such as anti-embolism stockings; men’s and women’s daily wear and sports compression socks; sheer and surgical weight below knee, thigh length, and pantyhose compression stockings; braces and lymphedema arm sleeves. The products are sold to worldwide OEM customers as well as to our internal distribution network. The factory specializes in circular knitting and is FDA and ISO 9001:2008 certified and sells under the CE mark in Europe. The primary raw materials used for the compression hosiery are yarn (spandex, nylon, and polyester), dyes, and woven elastics.

Also in our Bracing and Vascular segment, the Dr. Comfort manufacturing facility in Mequon, Wisconsin, manufactures therapeutic footwear and related medical and comfort products. These products are the custom insoles provided primarily as additional product with our Diabetic footwear collections as well as shoe modifications. The primary raw material is a foam ethylene vinyl acetate (EVA) copolymer that is machined to closely match the plantar surface of our customer. The facility is a registered manufacturer with the FDA.

Our Clear Lake, South Dakota facility manufactured home electrotherapy devices and a variety of clinical devices, both electrotherapy and other, sold in the United States and certain components and related accessories. With the exit of our Empi business, we discontinued manufacture of home electrotherapy devices at our Clear Lake facility In May 2016, we sold the main Clear Lake manufacturing facility to a third party and entered into a supply agreement with the buyer under which such party will perform electronic and mechanical assembly, electrode fabrication and assembly and fabric sewing processes used in other DJO products.

Many of the component parts and raw materials we use in our manufacturing and assembly operations are available from more than one supplier and are generally available on the open market. We source some of our finished products from manufacturers in China as well as other third party manufacturers. We also currently purchase certain CPM devices from a single supply source, Medireha, which is 50% owned by us. Our distribution agreement with Medireha grants us exclusive rights to the distribution of products that Medireha manufactures. The distribution agreement also requires that we purchase a certain amount of product annually and that we seek Medireha’s approval if we choose to manufacture or distribute products that are identical or similar, or otherwise compete with the products that are the subject of the distribution agreement.

In our Surgical Implant segment, we manufacture our products in our Austin, Texas facility. This manufacturing facility includes computer controlled machine tools, belting, polishing, cleaning, packaging and quality control. Our Austin facility has achieved the ISO 13485:2003 certification. The primary raw materials used in the manufacture of our surgical implant products are cobalt chromium alloy, stainless steel alloys, titanium alloy and ultra high molecular weight polyethylene. All products in our Surgical Implant segment go through in-house quality control, cleaning and packaging operations.

Many of the products for our International segment are manufactured in the same facilities as our domestic segments. We operate a manufacturing facility in Tunisia that provides Bracing and Vascular and Recovery Sciences products for the European markets. In addition, our German and French channels source certain of the products they sell from third party suppliers. Our French channel currently utilizes a single vendor for many of its home electrotherapy devices.

Intellectual Property

We own or have licensing rights to U.S. and foreign patents covering a wide range of our products and have filed applications for additional patents. We have numerous trademarks registered in the United States, a number of which are also registered in countries around the world. We also assert ownership of numerous unregistered trademarks, some of which have been submitted for registration in the United States and foreign countries. In the future, we will continue to apply for such additional patents and trademarks as we deem appropriate. Additionally, we seek to protect our non-patented know-how, trade secrets, processes and other proprietary confidential information, through a variety of methods; including having our vendors, employees and consultants sign invention assignment agreements, proprietary information agreements and confidentiality agreements and having our independent sales agents and distributors sign confidentiality agreements. Because many of our products are regulated, proprietary information created during our development of a new or improved product may have to be disclosed to the FDA or another U.S. or foreign regulatory agency in order for us to have the lawful right to market such product. We have distribution rights for certain products that are manufactured by others and hold both exclusive and nonexclusive licenses under third party patents and trade secrets that cover some of our existing products and products under development.

The validity of any of the patents or other intellectual property owned by or licensed to us may not be upheld if challenged by others in litigation. Due to these and other risks described in this prospectus, we do not rely solely on our patents and other intellectual property to maintain our competitive position. We believe that the development and marketing of new products and improvement of existing ones is, and will continue to be, more important to our competitive position than relying solely on existing products and intellectual property.

Competition

The markets we compete in are highly competitive and fragmented. Some of our competitors, either alone or in conjunction with their respective corporate parent groups, have greater research and development, sales and marketing, and manufacturing capabilities than we do, and thus may have a competitive advantage over us. Although we believe that the design and quality of our products compare favorably with those of our competitors, if we are unable to offer products with the latest technological advances at competitive prices, our ability to compete successfully could be materially adversely affected.

Given our sales history, our history of product development and the experience of our management team, we believe we are capable of effectively competing in our markets in the future. Further, we believe the comprehensive range of products we offer enables us to reach a diverse customer base and to use multiple distribution channels in an attempt to increase our growth across our markets. In addition, we believe the various company and product line acquisitions we have made in recent years continue to improve the name recognition of our company and our products. Our ability to compete is affected by, among other things, our ability to:

•	develop new products and innovative technologies,

•	obtain regulatory clearance and compliance for our products,

•	manufacture and sell our products cost-effectively,

•	meet all relevant quality standards for our products and their markets,

•	respond to competitive pressures specific to each of our geographic markets, including our ability to enforce non-compete agreements,

•	protect the proprietary technology of our products and manufacturing processes,

•	market our products,

•	attract and retain skilled employees and sales representatives, and

•	establish and maintain distribution relationships.

All of our segments compete with large, diversified corporations and companies that are part of corporate groups that have significantly greater financial, marketing and other resources than we do, as well as numerous smaller niche companies.

Bracing and Vascular Segment

Our primary competitors in the rigid knee bracing market include companies such as Össur hf., the recent combination by merger of Breg, Inc. (Breg) and Bledsoe Brace Systems (Bledsoe), and Townsend Design. Competition in the rigid knee brace market is primarily based on product technology, quality and reputation, relationships with customers, service and price.

In the soft goods products market, our competitors include DeRoyal Industries, Össur hf. and Zimmer Biomet Holdings, Inc. (Zimmer Biomet). In the cold therapy products market, our competitors include Breg and Bledsoe and Stryker Corporation (Stryker). Competition in the soft goods and pain management markets is less dependent on innovation and technology and is primarily based on product range, quality, service and price.

The therapeutic footwear and related medical and comfort products market is highly fragmented with multiple channels, servicing customers as diverse as podiatrists, home medical equipment users, orthotists, retail pharmacy and numerous other service categories. Our competitors include several multi-product companies and numerous smaller niche competitors. Competition in the therapeutic footwear market tends to be based on product technology, quality and reputation, relationships with customers, service and price.

Several competitors have initiated stock and bill programs similar to our OfficeCare program, and there are numerous regional stock and bill competitors.

Recovery Sciences Segment

The primary competitors of our Chattanooga products are Dynatronics Corporation, Mettler Electronics Corporation, Rich-Mar, Patterson Medical, Enraf-Nonius, Gymna-Uniphy and Acorn Engineering. The physical therapy products market is highly competitive and fragmented. Our competitors in the CPM devices market include several multi-product companies with significant market share and numerous smaller niche competitors. Competition in these markets is based primarily on the quality and technical features of products, product pricing and contractual arrangements with third party payors and national accounts.

Our competitors for CMF products are large, diversified orthopedic companies. In the non-union bone growth stimulation market, our competitors include Orthofix International, N.V. (Orthofix), Zimmer Biomet and Bioventus LLC, formerly known as Smith & Nephew plc, and in the spinal fusion market, we compete with Zimmer Biomet and Orthofix. Competition in bone growth stimulation devices is limited as higher regulatory thresholds provide a barrier to market entry.

Surgical Implant Segment

The market for orthopedic products similar to those produced by our surgical implant business is dominated by a number of large companies, including, DePuy, Inc. (a Johnson & Johnson company), Smith & Nephew plc, Stryker, and Zimmer Biomet, which are much larger and have significantly greater financial resources than we do. Our Surgical Implant segment also faces competition from U.S.-based companies similar in size to ours, such as Wright Medical Group, Inc. and Exactech, Inc. Competition in the market in which our Surgical Implant segment participates is based primarily on innovative design and technical capability, scale of field sales and service organization, breadth of product line, quality and price.

International Segment

Competition for the products in our International segment arises from many of the companies and types of companies that compete with our domestic segments and from foreign manufacturers whose costs may be lower due to their ability to manufacture products within their respective countries. Competition is based primarily on quality, innovative design and technical capability, breadth of product line, availability of and qualification for reimbursement, and price.

Government Regulation

FDA and Similar Foreign Government Regulations

Our products are subject to rigorous government agency regulation in the United States and in other countries. In the United States, the FDA regulates the development, testing, labeling, manufacturing, storage, recordkeeping, pre-market clearance or approval, promotion, distribution and marketing of medical devices to ensure that medical products distributed in the United States are safe and effective for their intended uses. The FDA also regulates the export of medical devices manufactured in the United States to international markets. Our medical devices are subject to such FDA regulation.

Under the Food, Drug and Cosmetic Act, as amended, medical devices are generally classified into one of three classes depending on the degree of risk to patients using the device. Class I is the lowest risk classification and most Class I devices are exempt from pre-market submission requirements. Some Class I devices and most Class II devices require a pre-market notification to and clearance from FDA as set forth under § 510(k) of the Food, Drug and Cosmetic Act, as amended, also known as a “510(k)” submission. The 510(k) process is one in which the FDA seeks to determine if a device is “substantially equivalent” to a legally marketed device. Class III devices are the highest risk devices, and a Pre-Market Approval (PMA) application must be submitted to and approved by the FDA before the manufacturer of a Class III product can proceed in marketing the product.

We sell products in all three of the FDA classifications. All our currently marketed devices are either exempt from the FDA clearance and approval process (based on our interpretation of those regulations) or we have obtained the requisite clearances or approvals, as appropriate, required under federal medical device law. The FDA may disagree with our conclusion that clearances or approvals were not required for specific products and may require clearances or approval for such products. In these circumstances, we may be required to cease distribution of the product, the devices may be subject to seizure by the FDA or to a voluntary or mandatory recall, and we could be subject to significant fines and penalties.

Our manufacturing processes are also required to comply with the FDA’s current Good Manufacturing Practice requirements for medical devices, which are specified in FDA’s Quality System Regulation (QSRs). The QSRs cover the methods and documentation of the design, testing, production processes, control, quality assurance, labeling, packaging and shipping of our products. Furthermore, our facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA and other agencies. We are also required to report to the FDA if our products cause or contribute to death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur, and the FDA or other agencies may require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious unanticipated health or safety concerns.

Even if regulatory approval or clearance of a medical device is granted, the FDA may impose limitations or restrictions on the use and indications for which the device may be labeled or promoted. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. FDA regulations prohibit a manufacturer from promotion for an unapproved or off-label use.

The FDA has broad regulatory and enforcement powers. If the FDA determines we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions, from warning letters, fines, injunctions, consent decrees, and civil penalties, to suspension or delayed issuance of applications, seizure or recall of our products, total or partial shutdowns, withdrawals of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace, or refund the costs of devices we manufactured or distributed.

We must obtain export certificates from the FDA before we can export certain of our products. We are also subject to extensive regulations that are similar to those of the FDA in many of the foreign countries in which we sell our products, including those in Europe, our largest foreign market. These include product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. In addition, the national health or social security organizations of certain countries, including certain countries outside Europe, require our products to be qualified before they can be marketed in those countries.

Third Party Reimbursement

Our rigid knee braces, CMF products, diabetic shoes and inserts, and certain of our soft goods are generally prescribed by physicians and health care professionals such as podiatrists and are eligible for third party reimbursement by government payors, such as Medicare and Medicaid, and private payors. Customer selection of our products depends, in part, on coverage of our products and whether third party payment amounts will be adequate. We believe that Medicare and other third party payors will continue to focus on measures to contain or reduce their costs through managed care, selective contracting, and other methods. Medicare policies are important to our business not only because we must continue to meet the criteria for a qualified Medicare supplier, but also because private payors often model their policies after the Medicare program’s coverage and reimbursement policies.

In recent years, Congress has enacted a number of laws that affect Medicare reimbursement for and coverage of durable medical equipment (DME) and durable medical equipment, prosthetics, orthotics and supplies (DMEPOS), including many of our products. These laws have included temporary freezes or reductions in Medicare fee schedule updates. For instance, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, which was amended by a second bill signed into law on March 30, 2010, known as the Health Care and Education Reconciliation Act (collectively referred to as the Affordable Care Act or ACA). Several provisions of the ACA specifically impact the medical equipment industry. Among other things, the ACA eliminated the full inflation update to the DMEPOS fee schedule for the years 2011 through 2014. Instead, beginning in 2011, the ACA reduces the inflation update for DMEPOS by a “productivity adjustment” factor intended to reflect productivity gains in delivering health care services. For 2015 the update factor is 1.5% (reflecting a 2.1% inflation update that is partially offset by 0.6% “productivity adjustment”). For 2016, the update factor is -0.4%, based on a 0.1% inflation update that is reduced by a 0.5% productivity adjustment. As discussed below, Medicare fee schedule rates are further adjusted to take into account DMEPOS competitive bidding rates, beginning in 2016.

Medicare payment for DMEPOS also can be impacted by the DMEPOS competitive bidding program, under which Medicare rates are based on bid amounts for certain products in designated geographic areas, rather than the Medicare fee schedule amount. Only those suppliers selected through the competitive bidding process within each designated competitive bidding area (CBA) are eligible to have their products reimbursed by Medicare. Our products were first included in competitive bidding in 2012 when Centers for Medicare & Medicaid Services (CMS) included TENS electrotherapy units in a recompetition of a prior round of competitive bidding in nine CBAs as part of a new “General Home Equipment and Related Supplies and Accessories” product category. Although we submitted bids to supply products in this category and were selected as a successful bidder in two CBAs, we did not enter into a contract to be a supplier in those two regions. The reimbursement rate in those two regions was established at a 46% reduction to the Medicare fee schedule rate, which is generally consistent with the results of competitive bidding for other items of DME. As a result of the closure of our Empi business, we no longer have any products currently affected by reimbursement rates established through competitive bidding. In 2013 CMS released a listing of codes that it considers to be off-the-shelf (OTS) orthotics and subject to competitive bidding in the future. When our orthotic products are subject to competitive bidding, if we are not a contract supplier (or subcontractor) in a particular region or if contract prices are significantly below Medicare fee schedule reimbursement levels, it could have a material adverse impact on our sales and profitability. CMS has not yet announced the schedule for competitive bidding for off-the-shelf orthotics. The ACA also authorizes the Secretary to use competitive bidding payment information to adjust OTS orthotics payments and other fee schedule amounts in areas outside of CBAs beginning in 2016. CMS finalized the methodology for making such fee schedule adjustments in a November 6, 2014 final rule, but the methodology does not apply to OTS orthotics until such time as these items are subject to competitive bidding. On February 9, 2016, President Obama issued his fiscal year 2017 budget proposal, in which he called for competitive bidding to be expanded to additional categories of DMEPOS, including all orthotics (not just OTS orthotics) in order to achieve budget savings; such a change would require Congress to enact legislation to modify the Social Security Act.

CMS is seeking to tie Medicare payment to quality and value through a variety of innovative Medicare payment models. For instance, under the Medicare Comprehensive Care for Joint Replacement model, which will begin on April 1, 2016, CMS will make bundled payments to hospitals in 67 metropolitan statistical areas for an “episode of care” for lower extremity joint replacement surgery. The bundled payment will cover all services provided during the inpatient admission through 90 days post-discharge, including DME, although suppliers will still continue to receive Medicare payment through the usual Medicare fee-for-service payment systems. Because hospitals ultimately will be held responsible for the episode spending, such bundled payment arrangements could increase pressure on hospitals to control costs associated with medical products such as ours.

The ACA established new disclosure requirements (sometimes referred to as the Physician Payment Sunshine Act) regarding financial arrangements between medical device and supplies manufacturers, among others, and physicians, including physicians who serve as consultants. The recordkeeping requirements became effective August 1, 2013. The regulations require us to report annually to CMS all payments and other transfers of value to physicians and teaching hospitals for products payable under federal health care programs, as well as ownership or investments held by physicians or their family members. Failure to fully and accurately disclose transfers of value to physicians could subject us to civil monetary penalties. Several states also have enacted specific marketing and payment disclosure requirements and other states may do so in the future.

In response to pressure from certain groups (primarily orthotists), the United States Congress and state legislatures have periodically considered proposals that limit the types of individuals who can fit our orthotic device products or who can seek reimbursement for them. Several states have adopted legislation which imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Although some of these state laws exempt manufacturers’ representatives, other states’ laws subject the activities of such representatives to certification or licensing requirements. The state of Texas has adopted such a licensure law which the state regulatory board has interpreted as not including an exemption for manufacturer’s sales representatives acting under the supervision of a physician and has issued a cease and desist letter directed to the fitting activities of our sales representatives in that state. We have requested clarification of such letter. Additional states may be considering similar legislation. If these laws are enforced without an exemption for manufacturer’s sales representatives or without our sales representatives qualifying as certified or licensed persons, our ability to fit and bill these products will be adversely impacted. In addition, in July 2013 we were served with a subpoena under HIPAA (as defined and further described below) seeking documents relating to the fitting of custom-fabricated or custom-fitted orthoses in the States of New Jersey, Washington and Texas. The subpoena was issued by the United States Attorney’s Office for the District of New Jersey in connection with an investigation of compliance with professional licensing statutes in those states relating to the practice of orthotics. We have supplied the documents requested under the subpoena.

Efforts have also been made to establish similar certification requirements at the federal level for the Medicare program. For example, in 2000, Congress passed the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000 (BIPA). BIPA contained a provision requiring, as a condition for payment by the Medicare program, that certain certification or licensing requirements be met for individuals and suppliers furnishing certain, but not all, custom-fabricated orthotic devices. CMS has not implemented this requirement to date. In July 2014, CMS promulgated regulations to define the “specialized training” that is needed to provide custom fitting of orthotics under the Medicare program if the fitter is not a certified orthotist. Under the proposed definition, CMS would consider only the following four categories of individuals to have such specialized training: a physician, a treating practitioner, an occupational therapist, or a physical therapist. Under this proposal, trained manufacturers’ representatives, certified athletic trainers, certified orthotic fitters, and other categories of individuals would not have been considered qualified to provide custom-fitting of orthotics. However, in the final rule published on November 6, 2014, CMS specified that it was not finalizing changes to this standard at this time. In 2015 CMS advised that it is developing a proposed rule that would, among other things, specify the qualifications needed for practitioners to furnish custom-fabricated orthotics, but no such proposed rule has yet been published.

Our international sales also depend in part upon the eligibility of our products for reimbursement through third party payors, the amount of reimbursement, and the allocation of payments between the patient and third party payors. Reimbursement practices vary significantly by country, with certain countries requiring products to undergo a lengthy regulatory review in order to be eligible for third party reimbursement. In addition, healthcare cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold, and these efforts are expected to continue in the future, possibly resulting in the adoption of more stringent reimbursement standards. For example, in Germany, our largest foreign market, new regulations generally require adult patients to pay a portion of the cost of each medical technical device prescribed. This may adversely affect our sales and profitability by making it more difficult for patients in Germany to pay for our products.

A 2015 court decision in Germany has resulted in reimbursement coverage for continuous passive motion devices (CPM) and continuous active motion devices (CAM) to be challenged by the Federal Joint Committee authorities. The Federal Joint Committee is the highest decision-making body of the joint self-government of physicians, dentists, hospitals and health insurance funds in Germany. These authorities have mandated that an independent scientific institute compile a dossier on the safety and effectiveness of CAM devices in an outpatient setting. The institute must report by August 2017 on its findings.

Any developments in our foreign markets that eliminate, reduce or materially modify coverage of, and reimbursement rates for, our products could have an adverse impact on our ability to sell our products.

Fraud and Abuse

We are subject to various and frequently changing federal and state laws and regulations pertaining to healthcare fraud and abuse. Many of these laws and regulations are vague or indefinite and may be interpreted or applied by a prosecutorial, regulatory, or judicial authority in a manner that could require us to make changes to our operations. Violations of these laws are punishable by criminal, civil and administrative sanctions, including, in some instances, loss of licenses and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE (the health care program for active duty military, retirees and their families managed by the Department of Defense).

Anti-Kickback and Other Fraud Laws

Our operations are subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, commonly referred to as the Anti-Kickback Statute, prohibit persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of remuneration has been broadly interpreted to include anything of value, including such items as gifts, discounts, waivers of payment, and providing anything at less than its fair market value. The U.S. Department of Health and Human Services (HHS) has issued regulations, commonly known as safe harbors, which set forth certain conditions, which if fully met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute for their involvement in certain types of arrangements or activities. The penalties for violating the Anti-Kickback Statute include imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

HIPAA

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) created two new federal crimes effective as of August 21, 1996, relating to healthcare fraud and false statements regarding healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. HIPAA applies to any healthcare benefit plan, not just Medicare and Medicaid. Additionally, HIPAA granted expanded enforcement authority to HHS and the DOJ and provided enhanced resources to support the activities and responsibilities of the HHS, OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to healthcare delivery and payment. In addition, HIPAA mandates the adoption of standards for the electronic exchange of health information, as described below in greater detail under “Federal Privacy and Transaction Law and Regulations.”

Physician Self-Referral Laws

We may also be subject to federal and state physician self-referral laws. Federal physician self-referral legislation, commonly known as the Stark Law, prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician or a physician organization in which the physician participates has any financial relationship with the entity. DME and orthotics are included as designated health services. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

False Claims Laws

Under multiple state and federal statutes, submissions of claims for payment that are “not provided as claimed” may lead to civil money penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government, and such individuals, commonly known as whistleblowers, may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, which may be costly and protracted, pay fines or be excluded from Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action. A number of states have enacted false claims acts that are similar to the federal False Claims Act.

The federal government has used the federal False Claims Act to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs. Under the ACA, claims for items and services resulting from a violation of the federal Anti-Kickback Statute constitute a false claim. The government and a number of courts also have taken the position that claims presented in violation of certain other statutes, including the Stark Law, and of regulations and conditions of participation, can be considered a violation of the federal False Claims Act, based on the theory that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement.

On May 20, 2009, President Obama signed into law the Fraud Enforcement and Recovery Act of 2009 (FERA). Among other things, FERA modified the federal False Claims Act by expanding liability to contractors and subcontractors who do not directly present claims to the federal government. FERA also expanded False Claims Act liability for what is referred to as a “reverse false claim” by explicitly making it unlawful to knowingly conceal or knowingly and improperly avoid or decrease an obligation owed to the federal government. FERA also sought to clarify that liability exists for attempts to avoid repayment of overpayments, including improper retention of federal funds. In February 2016, CMS issued implementing regulations on the FERA requirements to return overpayments. FERA and its implementing regulations are likely to increase both the volume and liability exposure of False Claims Act cases brought against healthcare entities. Additional fraud and abuse measures were adopted as part of the ACA, as noted above.

Just prior to the acquisition in 2011 of Dr. Comfort by DJO, Dr. Comfort entered into a settlement agreement with the U.S. Attorney’s Office for the Eastern District of Wisconsin and the Office of the Inspector General of HHS (OIG) resolving allegations by two whistleblowers that Dr. Comfort made false claims relating to products that allegedly did not meet Medicare standards. This settlement agreement required Dr. Comfort to, among other things, enter into a five-year Corporate Integrity Agreement (CIA) covering its compliance program. Dr. Comfort has complied with its obligations under the CIA for the past four years and expects that the OIG will confirm its compliance for the fifth and final year.

Customs and Import/Export Laws and Regulations

Our business is conducted world-wide, with raw material and finished goods imported from and exported to a substantial number of countries. In particular, a significant portion of our products are manufactured in our plant in Tijuana, Mexico and imported to the United States before shipment to domestic customers or export to other countries. We are subject to customs and import/export rules in the U.S. and other countries and to requirements for payment of appropriate duties and other taxes as goods move between countries. Customs authorities monitor our shipments and payments of duties, fees and other taxes and can perform audits to confirm compliance with applicable laws and regulations.

Foreign Corrupt Practices Act

We are also subject to the U.S. Foreign Corrupt Practices Act (the FCPA), antitrust and anti-competition laws, and similar laws in foreign countries, any violation of which could create a substantial liability for us and also cause a loss of reputation in the market. The FCPA prohibits U.S. companies and their representatives, officers, directors, employees, shareholders acting on their behalf and agents from corruptly offering, promising, authorizing or making payments, or giving anything of value, directly or indirectly, to foreign officials for the purpose of obtaining or retaining business abroad or otherwise obtaining favorable treatment. Companies must also maintain records that fairly and accurately reflect transactions and maintain an adequate system of internal accounting controls. In many countries, hospitals and clinics are government-owned and healthcare professionals employed by such hospitals and clinics, with whom we regularly interact, may be considered as meeting the definition of foreign officials for purposes of the FCPA. If we are found to have violated the FCPA or similar law, we may face sanctions including fines, criminal penalties, disgorgement of profits and suspension or debarment of our ability to contract with government agencies or receive export licenses.

Governmental Audits and Surveys

Because we participate in governmental programs as a supplier of medical devices, our operations are subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain our billing privileges, we are required to comply with certain supplier standards, including licensure and documentation requirements for our claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, are audited by, or receive claims documentation requests from, governmental entities, which may identify certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. Medicare contractors and Medicaid agencies periodically conduct pre-payment and post-payment reviews and other audits of claims and are under increasing pressure to more closely scrutinize healthcare claims and supporting documentation, as well as on-site operations. Among other things, the ACA expanded the Recovery Audit Contractors (RAC) program, an audit tool that utilizes private companies operating on a contingent fee basis to identify and recoup Medicare overpayments. The Medicare and Medicaid programs also have broad authority to impose payment suspensions and supplier number revocations when they believe credible allegations of fraud or other supplier standard noncompliance issues exist. We have historically been subject to pre and post-payment reviews as well as audits of claims, as well as supplier number revocations we were able to resolve in a short period of time. We may experience such reviews and audits of claims in the future. We review and assess such claims’ audits or reports and attempt to take appropriate corrective action. We are also subject to surveys of our facilities for compliance with the supplier standards. Noncompliance can result in, among other things, a revocation of Medicare billing privileges or termination from the Medicare program.

Federal Privacy and Transaction Law and Regulations

The Health Insurance Portability and Accountability Act of 1996, and its implementing regulations, as amended by the regulations promulgated pursuant to the Health Information Technology for Economic and Clinical Health Act (HITECH Act), which we collectively refer to as HIPAA, contain substantial restrictions and requirements with respect to the use and disclosure of certain individually identifiable health information (referred to as protected health information, or PHI). These restrictions and requirements are set forth in the HIPAA Privacy, Security and Breach Notification Rules.

In many of our operations, we are a “covered entity” under HIPAA and therefore required to comply with the Privacy, Security and Breach Notification Rules, and are subject to significant civil and criminal penalties for failure to do so. We also provide services to customers that are covered entities themselves, and we are required to provide satisfactory written assurances to these customers through our written agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of customers, contractual liability to our customers, and direct action by the federal government, including penalties.

On January 25, 2013, the Office for Civil Rights (OCR) of the Department of Health and Human Services published its final rule to modify the HIPAA Privacy, Security, Breach Notification and Enforcement Rules,

including most revisions/additions made by the HITECH Act. The rule expanded the privacy and security requirements for business associates that create, receive, maintain or transmit protected health information for or on behalf of covered entities, increased penalties for noncompliance, and strengthened requirements for reporting of breaches of unsecured protected health information, among other changes. The rule also made business associates and their subcontractors directly liable for civil monetary penalties for impermissible uses and disclosures of protected health information. The rule became effective on March 23, 2013, and, with limited exception, entities and business associates covered by the rule were required to comply with most of the applicable requirements by September 23, 2013.

In addition to HIPAA, we must adhere to state patient confidentiality laws that are not preempted by HIPAA, including those that are more stringent than HIPAA requirements.

In November 2014, the Company experienced the loss of certain electronic protected health information following the theft of a laptop computer from the car of an IT consultant who was working for our Empi business in Shoreview, MN. The laptop belonged to the Company and contained reports which included patient data for approximately 160,000 patients. The data saved on the laptop computer was not encrypted. The Company has taken actions to notify all of the affected individuals and the media in most states as required by HIPAA. The Company has also provided the required notice to the Office of Civil Rights. As a result of this breach, the Company has undertaken additional remedial actions to strengthen its privacy and information security policies and infrastructure. In February 2016, the Company received notice from OCR indicating that OCR would be investigating the incident and the Company’s compliance with the Privacy, Security and Breach Notification Rules and requesting certain information related to the incident and the Company’s compliance with the Privacy, Security and Breach Notification Rules. We are unable to predict at this time whether or to what extent OCR, or other federal or state agencies, will impose any civil monetary penalties or take other action as a result of this breach.

There are costs and administrative burdens associated with ongoing compliance with HIPAA and similar state law requirements. Any failure or perceived failure to comply carries with it the risk of significant penalties and sanctions. We cannot predict at this time the costs associated with ongoing compliance, or the ultimate impact of such laws and regulations on our results of operations, cash flows or financial condition.

European Union Data Privacy Rules

The European Union (“EU”) has adopted a comprehensive law, called the Data Protection Directive 95/46/EC (the “Directive”), regulating the transfer of personal data from each EU state, including transfers to the US. These rules impacted, among other things, the transfer of human resources information from our subsidiaries in the EU states to our headquarters in the US. Failure to comply with the Directive would expose the Company to substantial fines and penalties. The Company, like other multinational companies doing business in the EU, had agreed to a set of principles and guidelines negotiated between the US and the EU (called the “Safe Harbor”) which, if followed, assured compliance with the Directive. In October 2015 the European Court of Justice declared the Safe Harbor to be invalid. The Company and each of its subsidiaries are in the process of adopting a set of standard contractual clauses approved by the European Commission which are deemed to comply with the Directive. The Company has also negotiated an arrangement with a vendor to cover all transfers of human resources data from EU states to the US in accordance with a set of these standard contractual clauses and we intend to include such clauses in other arrangements we may enter into with the third parties who may process such data. The EU and the US continue to negotiate an alternative structure to the former Safe Harbor to provide a framework under which private data can be transferred and processed in a manner consistent with the Directive. If such a framework is finalized, the Company may be required to proceed thereunder or may be permitted to continue to act in accordance with the standard contractual clauses.

Employees

As of December 31, 2015, we had approximately 5,260 employees. Of these, approximately 3,760 were engaged in production and production support, approximately 100 in research and development, approximately

1,000 in sales and support, and approximately 400 in various administrative capacities including third party billing. Of these employees, approximately 2,070 were located in the United States, approximately 2,150 were located in Mexico and approximately 1,040 were located in various other countries, primarily in Europe. We have not experienced any strikes or work stoppages, and our management considers our relationship with our employees to be good.

Segment and Geographic Information

Information about our segments and geographic areas can be found in Note 18 of the Notes to the Audited Consolidated Financial Statements included herein.

MANAGEMENT

Although DJOFL is the Registrant filing the Registration Statement of which this prospectus constitutes a part, the Board of Directors of DJO (“the Board”), DJOFL’s indirect parent, acts as the governing body of DJOFL’s businesses. The following table sets forth information about the directors and executive officers of DJO. The executive officers of DJO are also executive officers of DJOFL with the same titles.

Name	Age	Position
Michael P. Mogul	51	President, Chief Executive Officer and Director; Manager of DJOFL
Dianne Deuitch	46	Senior Vice President, Controller and Principal Financial Officer
Steven Ingel	51	President, Global Bracing and Vascular
Jeanine Kestler	50	Executive Vice President, Global Human Resources
Stephen J. Murphy	51	President, International Commercial Business
Jeff Northern	52	Executive Vice President, Global Quality and Operations
Brady Shirley	50	President, DJO Surgical
Bradley J. Tandy	57	Executive Vice President, General Counsel and Secretary; Manager of DJOFL
Sharon Wolfington	52	President, Global Recovery Sciences
Mike S. Zafirovski	62	Chairman of the Board
John R. Murphy	65	Director
J. Joel Hackney, Jr.	46	Director
Julia Kahr	37	Director
David N. Kestnbaum	34	Director
Dr. Jacqueline Kosecoff	66	Director
James R. (Ron) Lawson	71	Director
James Quella	66	Director

Michael P. Mogul—President, Chief Executive Officer and Director; Manager of DJOFL. Mr. Mogul was appointed President, Chief Executive Officer of DJO, Director of DJO and Manager of DJOFL in June 2011. Prior to joining DJO, Mr. Mogul served as President and subsequently Group President of Orthopaedics for Stryker Corp. from 2005 until his transition to DJO in 2011. Prior to that, he served as Managing Director of Stryker Germany, Austria and Switzerland, where he led the rebuilding of those organizations following the Howmedica acquisition. From 1994 to 2000, he served as Vice President, Sales for the Osteonics Division of Stryker, where he led the successful integration of the U.S. Osteonics and Howmedica sales teams. Mr. Mogul served as General Manager of the Osteonics Instrument Business Unit, Assistant to the Chairman and Regional Sales Manager of Stryker Instruments. He joined Stryker in 1989 as Sales Representative for Stryker Instruments after starting his career in 1986 as an Account Manager for NCR Corp. Mr. Mogul received a Bachelor of Science from the University of Colorado and attended the Advanced Management Program at the Harvard Business School. Mr. Mogul serves on the board of AdvaMed, the Advanced Medical Technology Association.

Dianne Deuitch—Principal Financial Officer. Ms. Deuitch was appointed Principal Financial Officer of DJO in connection with the retirement of Susan Crawford, Chief Financial Officer, effective on May 14, 2016, continuing until the Company hires a Chief Financial Officer. Ms. Deuitch continues to serve as Senior Vice President and Corporate Controller of DJO, a role in which she has served since August of 2014. Ms. Deuitch joined DJO with more than twenty (20) years of accounting and finance experience. Prior to joining DJO, Ms. Deuitch held senior leadership positions beginning in 2009 with Life Technologies Corporation in Customer Experience and was the Finance Director for Europe, the Middle East and Africa. Ms. Deuitch holds a Bachelor of Science in Accounting from Michigan State University and is a Certified Public Accountant.

Steven Ingel—President, Global Bracing and Supports. Mr. Ingel was appointed President, Global Bracing & Supports of DJO in October 2011. Prior to October 2011, Mr. Ingel served as Senior Vice President of

Sales & Marketing, Domestic Bracing & Supports of DJO since the DJO Merger and before that in various domestic positions with DJO Opco since August 2001. Prior to this, Mr. Ingel served in similar positions with

DonJoy, LLC, since June 1999 and served in various domestic sales and marketing positions since 1994 with affiliates of DonJoy, LLC’s predecessor, Smith & Nephew, Inc., assuming responsibility first for the domestic Procare business and later for the combination of national accounts and Procare. Mr. Ingel began his career in 1987 as the owner and manager of a medical device distribution business, located in Los Angeles County, and primarily focused in the orthopedic rehabilitation and instrumentation space. Mr. Ingel received Bachelor of Science Degrees in Finance and Marketing from the California State University, Northridge.

Jeanine Kestler—Executive Vice President, Global Human Resources. Ms. Kestler was appointed Executive Vice President, Global Human Resources of DJO in April, 2015. From 2008 to 2014, Ms. Kestler served in various human resources executive roles at Invitrogen/Life Technologies/Fisher Scientific, including as Vice President, Human Resources, Global Commercial Operations. In this role, she built a people strategy focused on creating a culture of accountability, driving employee engagement, building management capability, and delivering business results. Ms. Kestler played an integral role in the growth strategy and organizational design for the Greater China business and led the human resources integration of Invitrogen and Applied Biosystems. From 2000 to 2008, Ms. Kestler served in several senior HR positions with Dell Inc. in Austin, TX, including as Vice President, Human Resources, Global Services & IT and as Vice President, Human Resources supporting Product Development, Procurement, Finance, Legal, Marketing and other functions and responsible for driving the people strategy; including organizational effectiveness, developing leadership capability, and mergers and acquisitions. Prior to this, Ms. Kestler held various HR executive leadership positions over a 13 year career with NCR and AT&T. Ms. Kestler received a Bachelor of Science in Business Administration from Miami University, Oxford, OH.

Stephen J. Murphy—President, International Commercial Business. Mr. Murphy was appointed President, International Commercial Business of DJO in October 2013 and was Executive Vice President, International Commercial Business of DJO from September 2009 to October 2013. Prior to September 2009, Mr. Murphy served as Senior Vice President, International Sales and Marketing of DJO since the DJO Merger and before that in various international positions with DJO Opco since August 2001. Prior to this, Mr. Murphy served in similar positions with DonJoy, LLC, since June 1999 and served in various international sales and marketing positions since 1992 with affiliates of DonJoy, LLC’s predecessor, Smith & Nephew, Inc., assuming responsibility first for the Medical Business of Smith & Nephew in Ireland and later for the international business of the Smith & Nephew Homecraft Rehabilitation business, based in England. Mr. Murphy began his career as an accountant with Smith & Nephew Ireland in 1991. He is a Chartered Management Accountant and completed his studies at the Accountancy and Business College in Dublin in 1991. Mr. Murphy is not related to Mr. John R. Murphy, one of our directors.

Jeff Northern—Executive Vice President, Global Quality and Operations. Mr. Northern joined DJO and was appointed Executive Vice President, Global Quality and Operations of DJO in September 2015. Prior to joining DJO, from July 2006 to September 2015 Mr. Northern served as President at Northern Lean Lenders, where he primarily focused on Lean Transformation in the private equity space. Mr. Northern brings a wealth of experience in Lean/Six Sigma, business strategy and operational transformation having led Lean Transformation for various portfolio companies owned by TPG, a private equity firm. Mr. Northern was Vice President at The Bobcat Company, with responsibilities including manufacturing, sourcing, logistics, quality and lean sigma. Prior to this, Mr. Northern served ten years in manufacturing operations at General Electric’s Aircraft Engine Group, and at Allied Signal. Mr. Northern holds a Bachelor’s Degree from Brescia College and a Master in Business Administration from Murray State University.

Brady Shirley—President, DJO Surgical. Mr. Shirley was appointed President, DJO Surgical of DJO in March 2014. From August 2009 to September 2013, Mr. Shirley was CEO and a Director of Innovative Medical Device Solutions, a company that provides comprehensive product development, manufacturing and supply chain management solutions for medical devices companies within the orthopedic medical device industry. At IMDS, Mr. Shirley managed the integration of four companies, consolidated the capital structure and led a successful sale of the business in 2013. From December 1992 to August 2009, Mr. Shirley had several key leadership positions with Stryker Corporation, including President of Stryker Communications and Senior Vice President of Stryker Endoscopy. At Stryker, Mr. Shirley was responsible for all domestic operations and profit and loss for the Communications division and was responsible for Global Product Development and Sales and Marketing for the Endoscopy division. Mr. Shirley received a Bachelor of Business Administration in Finance from the University of Texas, Austin.

Bradley J. Tandy—Executive Vice President, General Counsel and Secretary; Manager of DJOFL. Mr. Tandy was appointed Executive Vice President, General Counsel and Secretary of DJO Global, Inc. and its public reporting subsidiary, DJO Finance LLC, in May 2016. Prior to joining DJO, Mr. Tandy served as Senior Vice President, General Counsel and Secretary of Biomet, Inc. from 2006 through November 2014. He continued to serve as Senior Advisor to Biomet through the successful closing of the acquisition of Biomet by Zimmer, Inc. in June 2015. Prior to serving as General Counsel, Mr. Tandy served as Vice President, Assistant General Counsel and Chief Compliance Officer of Biomet from 1999 through 2006. He joined Biomet as Assistant General Counsel in 1992. Prior to his employment at Biomet, Mr. Tandy was a partner in the law firm of Rasor, Harris, Lemon & Reed in Warsaw, Ind., focusing his practice on representation of medical device and healthcare companies. He received his undergraduate degree in Political Science from DePauw University and earned his Doctorate of Jurisprudence at Indiana University School of Law in Bloomington, Ind.

Sharon Wolfington—President, Global Recovery Sciences. Ms. Wolfington joined DJO and was appointed President of Global Recovery Sciences of DJO in June 2013. Prior to this, Ms. Wolfington was President of Stryker’s Performance Solutions business from January 2011 to June 2013 and was responsible for building and leading a startup business within Stryker to deliver systems and services to assist hospitals, patients, payors and surgeons focused on meeting their clinical, financial and operational performance goals. From 2009 to 2011, she held the position of VP and GM, Stryker Global Trauma and Extremities. She joined Stryker in 2001 as Director of Sales for Stryker Biotech. Prior to Stryker, Ms. Wolfington held several progressive roles at Biomet/EBI Medical Systems. She has completed the Harvard Business School Advanced Management Program, and received a Bachelor of Arts in Nutrition Science from Miami University, Oxford, OH.

Mike S. Zafirovski—Chairman of the Board. Mr. Zafirovski became one of DJO’s directors and was named as non-executive Chairman of the Board of DJO in January 2012. Mr. Zafirovski is the founder and president of The Zaf Group LLC, established in November 2012. Mr. Zafirovski is also an Executive Advisor to The Blackstone Group, L.P., an affiliate of DJO’s primary shareholder (“The Blackstone Group”). He served as Director, President and Chief Executive Officer of Nortel Networks Corporation from November 2005 to August 2009. Previously, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to, and a director of, Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the industrial and financial services arenas, his most recent being President and Chief Executive Officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski serves on the Boards of Directors of the Boeing Company, Stericycle, Inc. and Apria Healthcare Group Inc. and served as Chairman of the Board of PGI until October 2015. Mr. Zafirovski holds a Bachelor of Arts in Mathematics from Edinboro University in Pennsylvania.

John R. Murphy—Director and Chairman of Audit Committee. Mr. Murphy became one of DJO’s directors and was named as Chairman of the Audit Committee in January 2012. From January to May 2013 and from July to October 2013, Mr. Murphy served as the interim Chief Financial Officer of Summit Materials, LLC, a major construction materials and service company. Mr. Murphy is currently a director and Audit Committee Chairman of Summit. Since 2003, Mr. Murphy has served on the Board of Directors, the Governance Committee and as Chairman of the Audit Committee of O’Reilly Automotive, Inc., a leading specialty automotive aftermarket retailer. In 2011, Mr. Murphy served as director and Audit Committee and Special Committee member of Graham Packaging, Inc. until it was sold in September 2011. Mr. Murphy served as Senior Vice President and

Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010 and led the financial restructuring of Smurfit-Stone during its Chapter 11 reorganization. Mr. Murphy was President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors from November 2007 to October 2008. Accuride Corporation filed for Chapter 11 bankruptcy protection in October 2009, emerging in 2010. He served as Accuride’s President and Chief Operating Officer from January 2007 to October 2007, as President and Chief Financial Officer from February 2006 to December 2006 and as Executive Vice President and Chief Financial Officer from March 1998 to January 2006. Mr. Murphy holds a Bachelor of Science in Accounting from The Pennsylvania State University and a Master of Business Administration from the University of Colorado, and is a Certified Public Accountant.

J. Joel Hackney, Jr.—Director. Mr. Hackney is the former President, Chief Executive Officer and Director of AVINTIV Specialty Materials (formerly PGI). Mr. Hackney served in this role from June 2013 to November 2015. From 2009 to 2013, Mr. Hackney was an executive at Avaya Inc., serving as Senior Vice President of Global Sales and Marketing, President of Field Operations, and President of Government and Data Solutions. Prior to Avaya, Mr. Hackney spent four years in various executive positions at Nortel Networks Corporation, including President of Nortel Enterprise Solutions and Senior Vice President of Global Operations and Quality. Mr. Hackney also spent fourteen years at General Electric Company. He was a member of GE’s senior executive team, where he led various businesses and functions in both the U.S. and Europe. Mr. Hackney holds a B.S. degree in Business Administration from the University of North Carolina, Chapel Hill.

Julia Kahr—Director. Ms. Kahr became one of DJO’s directors immediately after the completion of the acquisition of DJO by an affiliate of The Blackstone Group in November 2006. Ms. Kahr is currently a senior managing director of The Blackstone Group. Before joining The Blackstone Group in 2004, Ms. Kahr was a Project Leader at the Boston Consulting Group, where she worked with companies in a variety of industries, including financial services, pharmaceuticals, media and entertainment, and consumer goods. Ms. Kahr is a director and member of the Audit Committee of Summit Materials and a director of Gates Global Inc. Ms. Kahr is also the sole author of Working Knowledge, a book published by Simon & Schuster in 1998.

David N. Kestnbaum—Director. Mr. Kestnbaum became one of DJO’s directors in April 2013. Mr. Kestnbaum is a Principal in the Private Equity Group of The Blackstone Group based in New York. Prior to joining The Blackstone Group in 2013, Mr. Kestnbaum was a Vice President at Vestar Capital Partners, where he evaluated and executed investments in the diversified industrials, business services, consumer, and healthcare sectors. Prior to Vestar, Mr. Kestnbaum worked in investment banking as a member of JPMorgan’s Financial Sponsor Group, where he executed a variety of private equity-related M&A and financing transactions. He currently serves on the Board of Directors of Outerstuff Ltd. and previously served on the Board of AlliedBarton Security Services, both privately held companies. Mr. Kestnbaum holds a Bachelor of Arts in Political Science from The University of North Carolina at Chapel Hill.

Dr. Jacqueline Kosecoff—Director. Dr. Kosecoff became one of DJO’s directors in December 2014. Since March 2012, Dr. Kosecoff has served as managing partner of Moriah Partners, LLC, a private equity firm focused on health services and technology, and as a senior advisor to Warburg Pincus LLC, a global private equity company, since March 2012. From October 2007 to November 2011, Dr. Kosecoff served as chief executive officer of OptumRx (formerly Prescriptions Solutions), a pharmacy benefits management company and subsidiary of UnitedHealth Group, and continued to serve as a senior advisor to OptumRx from December 2011 to February 2012. She served as chief executive officer of Ovations Pharmacy Solutions, a subsidiary of UnitedHealth Group providing health and well-being services for people who are over 50, from December 2005 to October 2007. From July 2002 to December 2005, she served as executive vice president, Specialty Companies of PacifiCare Health Systems, Inc., a consumer health organization. Prior to joining PacifiCare, Dr. Kosecoff was founder, President and Chief Operating Officer of Protocare, a firm whose lines of business included the clinical development of drugs, devices, biopharmaceutical and nutritional products, and health services consulting. Dr. Kosecoff has served as a consultant and on the boards of several public and private companies and institutions and currently is a director of athenahealth, Inc., Sealed Air Corporation and STERIS

Corporation. Dr. Kosecoff served as Professor of Medicine and Public Health at the University of California, Los Angeles from 1975 to 2006. Dr. Kosecoff holds a Bachelor of Arts in Mathematics from the University of California, Los Angeles (UCLA), a Master of Science in Applied Mathematics from Brown University, and a Ph.D. in Research Methods from UCLA.

James R. Lawson—Director. Mr. Lawson became one of DJO’s directors in September 2012. Mr. Lawson has over 35 years of experience in the orthopedic medical device industry. He is currently a member of the board of directors of Cold Plasma Medical Technologies, a startup company specializing in the field of plasma medicine. Mr. Lawson has served in several senior management positions, including as Senior Vice President of Howmedica’s Worldwide Sales and Customer Service (prior to its acquisition by Stryker Corporation) and at Stryker as Senior Vice President of Sales, Marketing and Product Development, President EMEA, and Group President, International and Global Orthopedics. Until 2014, Mr. Lawson was Chairman of the Board of IMDS, an orthopedic contract manufacturing and innovation company and a member of the Health Care Advisory Board of Arsenal Capital Partners. Mr. Lawson has also been involved as an entrepreneur in several privately held businesses. Mr. Lawson retired from Stryker in 2007 and in 2008 he formed Lawson Group LLC which provides strategic consulting services specializing in the orthopedic medical technology field. Mr. Lawson holds a Bachelor of Arts in Business Administration and Economics from West Georgia University.

James Quella—Director. Mr. Quella became one of DJO’s directors in September 2012 and was named as Chairman of the Compensation Committee in February 2015. Since June 2013, Mr. Quella has been serving as a Blackstone Senior Advisor for Private Equity. From February 2004 to June 2013, Mr. Quella was a Senior Managing Director and Senior Operating Partner in the Corporate Private Equity Group of The Blackstone Group. Prior to joining The Blackstone Group, LP in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners and CSFB Private Equity from 2000 to 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, now known as Oliver Wyman, where he served as a senior consultant to CEOs and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella has been a member of various private equity company boards and currently serves as a director of Catalent, Inc., Lionbridge Technologies, Inc. and Michaels Stores, Inc. and previously served on the Board of Freescale Semiconductor. Mr. Quella holds a Bachelor of Arts from University of Chicago/University of Wisconsin—Madison and a Master of Business Administration from University of Chicago/Booth Graduate School of Business with Dean’s Honors.

Corporate Governance Matters

Term of Directors. Each director of DJO serves until resignation or removal by a majority vote of the shareholders of DJO. Because affiliates of Blackstone own approximately 97.4% of the outstanding capital stock of DJO, no regular annual meetings of shareholders have been scheduled and the directors do not have specific annual terms.

Term of Officers. The executive officers of DJO and DJOFL are appointed by the DJO Board and serve at the pleasure of the Board and hold office until resignation or replacement.

Background and Experience of Directors. When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the DJO Board to satisfy its oversight responsibilities effectively in light of DJO’s business and structure, the DJO Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In recommending directors, our Board considers the specific background and experience of the Board members and other personal attributes in an effort to provide a diverse mix of capabilities, contributions and viewpoints which the Board believes enables it to function effectively as the Board of a company with our size and nature of business. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of DJO’s business. In particular, the members of the DJO Board considered the following important characteristics: (i) Ms. Kahr and Mr. Kestnbaum are representatives appointed by The Blackstone Group, an affiliate of our principal stockholder, and have significant financial and investment experience from their involvement in The Blackstone Group’s investment in numerous portfolio companies and have played active roles in overseeing those businesses, (ii) our Chief Executive Officer has extensive experience in the orthopedic device industry and in executive management, (iii) our Chairman of the Board has significant experience as a CEO, COO and other senior management positions with large multi-national companies; and (iv) our outside directors have a diverse background of management, accounting and financial experience from the healthcare and medical device industries, as well as other industries. Specifically, Mr. Zafirovski brings extensive financial management and board experience; Mr. Murphy is the Chairman of our Audit Committee and is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act, by virtue of his years of experience in various senior financial management and board positions; Mr. Hackney has senior management experience with large multinational companies; Mr. Quella has extensive financial and investment experience from his involvement in The Blackstone Group and from his prior involvement in management consulting companies; Mr. Lawson has over 35 years of senior management and board of directors experience in the orthopedic medical device industry; and Dr. Kosecoff has extensive senior management experience with healthcare companies, as well as with private equity firms invested in healthcare services and technology, and senior academic positions at a major U.S. university.

In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy protection in the United States, Canada and Europe. Mr. Zafirovski resigned from Nortel on August 14, 2009, at which time the two largest business units were under contract for sale, the board was reduced to three directors and the CEO position was eliminated. Mr. Hackney also served as an executive at Nortel until 2009. In October 2009, Accuride Corporation, for which Mr. John Murphy served in various senior management roles, including as Chief Financial Officer, President and Chief Executive Officer, filed for bankruptcy protection in the United States. Mr. Murphy resigned from Accuride in September 2008. The Board has concluded that neither of these events impair either Mr. Zafirovski’s or Mr. Murphy’s ability to serve as a director.

Board Leadership Structure. Effective January 5, 2012, the Board elected Mr. Zafirovski as a member of the Board and as non-executive Chairman of the Board. The Chief Executive Officer position is and will remain separate from the Chairman position. We believe that the separation of the Chairman and CEO positions is appropriate for a company of the size and nature of DJO.

Role of Board in Risk Oversight. The Board has extensive involvement in the oversight of risk related to the Company and its business. The Audit Committee of the Board plays a key role in representing and assisting the Board in discharging its oversight responsibility relating to the accounting, reporting and financial practices of the Company, including the integrity of our financial statements, the surveillance of administrative and financial controls and the Company’s compliance with legal and regulatory requirements. Through its regular meetings with management, including legal, regulatory, compliance and internal audit functions, the Audit Committee reviews and discusses all of the principal functions of our business and updates the Board on all material matters.

Audit Committee. Our Audit Committee currently consists of two appointed Directors, Mr. Murphy (Chairman), and Ms. Kahr. As a privately held company, our Audit Committee is not required to be composed of only independent directors. We believe that Mr. Murphy meets the definition of an independent director under the Rules of the New York Stock Exchange. Our Board has determined that Mr. Murphy is an audit committee financial expert, as defined in SEC Regulation S-K Item 407 (d)(5)(ii). Our Board also believes that the other member of the Audit Committee has the requisite level of financial literacy and financial sophistication to enable the Audit Committee to be effective in relation to the purposes outlined in its charter and in light of the scope and nature of our business and financial statements.

Compensation Committee. The Compensation Committee of the DJO Board currently consists of three appointed Directors, Mr. Quella (Chairman), and Ms. Kahr and Mr. Hackney. Because DJO is a privately held company, the Compensation Committee is not required to be composed of independent directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of two appointed directors, Mr. Hackney (Chairman) and Mr. Quella. We believe Mr. Hackney and Mr. Quella meet the definition of an independent director under the Rules of the New York Stock Exchange.

Code of Ethics. Our Business Ethics Policy and Code of Conduct, Code of Conduct for the Board of Directors, and Code of Ethics for the Chief Executive Officer and Senior Executives and Financial Officers, including our principal accounting officer and controller, are available, free of charge, on the Company’s website at www.DJOglobal.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this prospectus. We will post any amendments to the Code of Ethics, and any waivers that are required to be disclosed by the SEC rules on our website within the required time period. We will also provide copies of these documents, free of charge, to any security holder upon written request to: Investor Relations, DJO Global, Inc., 1430 Decision Street, Vista, California 92081-8553.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the objectives of our executive compensation program and the material elements of compensation for those executive officers who are identified under “Executive Compensation—Summary Compensation Table” (the “Named Executive Officers” or “NEOs”), along with the role of the Compensation Committee of the DJO Board (the “Compensation Committee”) in reviewing and making decisions regarding our executive compensation program.

Named Executive Officers

For the year ended December 31, 2015, the following individuals were our NEOs:

Michael P. Mogul	President, Chief Executive Officer and Director
Susan M. Crawford	Executive Vice President, Chief Financial Officer and Treasurer (1)
Jeanine Kestler	Executive Vice President, Global Human Resources (commenced employment on March 30, 2015)
Jeffrey Northern	Executive Vice President, Global Quality and Operations (commenced employment on September 28, 2015)
Brady Shirley	President, DJO Surgical

(1)	Ms. Crawford retired effective May 13, 2016.

Role of the Compensation Committee in Establishing Compensation

The Compensation Committee establishes salaries and reviews benefit programs for the Chief Executive Officer (“CEO”) and each of our other executive officers; reviews and approves our annual incentive compensation for management employees; reviews, administers and grants stock options under our stock incentive plan; advises the DJO Board and makes recommendations with respect to plans that require Board approval; and approves employment agreements with our executive officers. The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, and analysis of compensation practices in industries where we compete for experienced senior management. The Compensation Committee reviews our compensation programs and philosophy regularly, particularly in connection with its evaluation and approval of changes in the compensation structure for a given year. The Compensation Committee met seven times during 2015 and acted by written consent once. The CEO makes recommendations for the salaries for executive officers other than himself and reviews such recommendations with the Compensation Committee.

Objectives of Our Compensation Program

Our executive compensation program is designed to attract, retain, and reward talented senior management who can contribute to our growth and success and thereby build long-term value for our stockholders. We believe that an effective executive compensation program is critical to our long-term success. By having an executive compensation program that is competitive with current market practices and focuses on driving superior and enduring performance, we believe we can align the interests of our executive officers with the interests of our stockholders and reward our executive officers for successfully improving stockholder returns and achieving long-term business goals. Our compensation program has the following objectives:

•	Attract and retain talented senior management to ensure our future success,

•	Encourage a pay-for-performance mentality by directly relating variable compensation elements to the achievement of financial and strategic objectives,

•	Promote a direct relationship between executive compensation and the interests of our stockholders, with long-term incentive compensation that links a significant portion of executive compensation to our sustained performance through stock option awards, and

•	Structure a compensation program that appropriately rewards our executive officers for their skills and contributions to our company based on competitive market practice.

The Elements of Our Executive Compensation Program

The material elements of our executive compensation program are as follows:

•	Base salary,

•	Annual and quarterly cash incentive compensation (performance-based bonuses, with such bonus in an amount up to 70% of base salary for the executive officers (other than the CEO) for achieving certain target goals and with an additional supplemental bonus of up 100% of base salary for achieving enhanced goals; and a bonus in an amount up to 100% of base salary for the CEO with an additional supplemental bonus for achieving enhanced goals of up to 50% of his base salary),

•	Equity-based awards (stock options), and

•	Retention and severance agreements, where appropriate.

Base Salary

Base salaries provide a fixed form of compensation designed to reward an executive officer’s core competence in his or her role. The Compensation Committee determines base salaries by taking into consideration such factors as competitive industry salaries, the nature of the position, the contribution and experience of the officers and their length of service.

The Compensation Committee does not automatically or regularly make increases in annual base salary, but reviews base salaries and overall compensation from time-to-time. In March 2015, the Compensation Committee approved an increase to Ms. Crawford’s annual base salary from $500,000, which was determined when she was hired in March 2014, to $515,000 and to Mr. Shirley’s base salary from $425,000 which was determined when he was hired in March 2014, to $445,000. Ms. Kestler was hired on March 30, 2015 with an annual base salary of $375,000 and Mr. Northern was hired on September 28, 2015 with an annual base salary of $425,000. Mr. Mogul’s annual base salary was established at $750,000 pursuant to the employment agreement entered into when he was hired in 2011, and has remained at the same level since that time. The annual base salaries for each of the NEOs were determined based on salaries of comparable senior positions in the industry and DJO’s prior compensation practices and were the result of negotiation with these individuals.

Annual and Quarterly Cash Incentive Compensation

Performance-based cash incentive compensation is provided to motivate our NEOs each quarter and for the full year to pursue objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the DJO Board has set for our company. Over the past eight years, the Compensation Committee has adopted annual bonus plans which have several basic features which have carried over from year to year, with some modifications and the establishment of specific financial targets for each year.

On March 18, 2015, the Compensation Committee approved the management incentive bonus plan for 2015 (the “2015 Bonus Plan”) for our NEOs and other executive officers. Under the 2015 Bonus Plan, each NEO (other than the CEO) had an opportunity to earn a target bonus in an amount up to 70% of such NEO’s annual base salary (the “Target Bonus”). Pursuant to his employment agreement, Mr. Mogul’s Target Bonus is equal to 100% of his annual base salary. Under the 2015 Bonus Plan, 50% of the Target Bonus was based on full-year performance and 50% on quarterly performance. In addition, for the NEOs other than Ms. Kestler, Mr. Northern and Mr. Shirley, 40% of their quarterly Target Bonus is based on meeting the Company’s year-to-date revenue targets, 40% of their quarterly Target Bonus is based on meeting the Company’s year-to-date Adjusted EBITDA targets for such periods and 20% of their annual Target Bonus will be based on meeting the Company’s Total Free Cash Flow target. Payment of the quarterly bonuses will be based on achievement of year-to-date financial performance targets based on three month, six month, nine month and twelve month cumulative results. Additionally, 40% of the annual Target Bonus will be based on meeting the Company’s annual revenue targets, 40% of their annual Target Bonus will be based on meeting the Company’s annual Adjusted EBITDA targets, and 20% of their annual Target Bonus will be based on meeting the Company’s Total Free Cash Flow target.

Pursuant to the terms of Ms. Kestler’s offer letter, she was guaranteed payment of 80% of her Target Bonuses for the second, third and fourth quarters of 2015 and her annual Target Bonus for 2015 based on the actual salary paid to her in 2015.

Pursuant to the terms of Mr. Northern’s offer letter, he was guaranteed payment of his Target Bonuses for the fourth quarter of 2015 and his annual Target Bonus for 2015 based on the actual salary paid to him in 2015.

For Mr. Shirley, 30.0% of his annual and quarterly Target Bonus is based on the revenue of the Surgical Implant segment, 30.0% is based on the Adjusted EBITDA of the Surgical Implant segment, 20.0% is based on meeting the Company’s Adjusted EBITDA targets and 20.0% is based on meeting the Company’s Free Cash Flow targets. Pursuant to the terms of Mr. Shirley’s offer letter, he was guaranteed payment of his Target Bonuses for the second, third and fourth quarters of 2014 and his annual Target Bonus for 2014 based on the actual salary paid to him in 2014, as well as the first quarter Target Bonus for 2015 based on the actual salary paid to him in the first quarter of 2015.

The Compensation Committee selected revenue, Adjusted EBITDA, and Free Cash Flow as the relevant Company-wide performance criteria for the 2015 Bonus Plan because the Compensation Committee believes that these criteria are consistent with the metrics by which the DJO Board measures the overall goals and long-term strategic direction for DJO. Further, these criteria are closely related to or reflective of DJO’s financial and operational improvements, growth and return to stockholders. Revenue growth is a critical metric for enhancing the value of our Company. Adjusted EBITDA is an important non-GAAP valuation tool that potential investors use to measure our Company’s profitability and liquidity against other companies in our industry. Adjusted EBITDA, for the purposes of the 2015 Bonus Plan, was calculated as earnings before interest, income taxes, depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items pursuant to the definition of consolidated EBITDA contained in the credit agreement for our Senior Secured Credit Facilities. Free Cash Flow is a critical measure and it reflects the Compensation Committee’s focus in 2015 on improving the Company’s cash flow. For certain of the business unit leaders, the Compensation Committee determined that it was appropriate that their Bonus Plans include components related to the revenue and Adjusted EBITDA for such leader’s business unit in order to incentivize him or her to achieve the goals of the applicable business unit.

The 2015 Bonus Plan provided for a minimum bonus of 25%, 1% and 1% of the applicable Target Bonus for 95.0%, 90.1 and 90.1% achievement of revenue, Adjusted EBITDA and Free Cash Flow targets, respectively, for the applicable periods (the “Threshold Bonus”), respectively. The revenue, Adjusted EBITDA and Free Cash Flow targets for earning quarterly bonuses were calculated on a year-to-date cumulative basis and no bonus for revenue performance would be paid for any quarter or year unless Adjusted EBITDA results for such period also showed growth over the comparable period in the prior year. The 2015 Plan also provided for a supplemental bonus opportunity based on full year performance pursuant to which the NEOs were eligible to earn an additional bonus of up to 100% of their applicable Target Bonus (50% of base salary for Mr. Mogul) if the Company’s and, where applicable, the business unit’s financial performance exceeded the applicable target by up to 10% for revenue and up to 10% for Adjusted EBITDA (the “Maximum Bonus”). The effects of foreign currency translation were excluded from the financial calculations under the 2015 Bonus Plan. See definition of “Adjusted EBITDA” in “Liquidity and Capital Resources” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein.

In establishing the specific financial performance goals for the 2015 Bonus Plan, the Compensation Committee set the annual revenue, Adjusted EBITDA and Free Cash Flow targets to reflect 6.7%, 9.1% of growth and 45.4% improvement over the 2014 revenue, Adjusted EBITDA and Free Cash Flow, respectively.

As a result of the Company’s financial performance in 2015, partial quarterly bonuses of 62.5%, 64.0%, and 59.5% of the Target Bonus for the revenue component were earned for the first, second and fourth quarters. No amount was earned for the third quarter of 2015. Partial quarterly bonuses of 66.0%, 51.0%, and 54.0% of the Target Bonus for the Free Cash Flow component were earned for the first, second and fourth quarters. No amount was earned for the third quarter of 2015. Partial quarterly bonuses of 86.0%, 65.0% and 28.0% of the Target Bonus for the Adjusted EBITDA component were earned for the first, second and fourth quarters. No amount was earned for the third quarter of 2015. For the annual bonus, 59.5% of the Target Bonus was earned on the revenue component, 28.0% of the Target Bonus was earned on the Adjusted EBITDA component, and 54.0% was of the Target Bonus was earned on the Free Cash Flow Component. No supplemental bonus amounts were earned in 2015.

Mr. Shirley received 100% of his quarterly bonus target for the first quarter of 2015, as guaranteed by his offer letter. As a result of the Surgical Implant segment’s financial performance in 2015, for Mr. Shirley, quarterly bonuses of 73.0% and 100.0% of the Target Bonus for the revenue component of the Surgical Implant segment were earned for the third and fourth quarters. No amount was earned for the second quarter. Quarterly bonuses of 100.0% of the Target Bonus for the Adjusted EBITDA component of the Surgical Implant segment for the second, third and fourth quarters of 2015. Partial quarterly bonuses of 65.0%, 25.0% and 28.0% of the Target Bonus for the Company Adjusted EBITDA component were earned for the second, third and fourth quarters. Partial quarterly bonuses of 51.0%, 8.0% and 54.0% of the Target Bonus for the Company Free Cash Flow component were earned for the second, third and fourth quarters. For the annual bonus, 108.0% of the Target Bonus was earned on the revenue component of the Surgical Implant segment, 174.0% of the Target Bonus was earned on the Adjusted EBITDA component of the Surgical Implant segment, 28.0% of the Target Bonus was earned on the Company Adjusted EBITDA component and 54.0% of the Target Bonus was earned on the Company Free Cash Flow Component.

On February 17, 2016, the Compensation Committee approved the results and bonus payouts for the 2015 management bonus plan. In conjunction with its approval of the annual bonus payout, the Compensation Committee also approved management’s recommendation for an increase in the total bonus pool available for bonuses to substantially all of the participants as additional motivation and retention incentives. The portion of the increase to the bonuses paid to Mr. Mogul, Ms. Crawford and Mr. Shirley is reflected in the “Bonus” column of the Summary Compensation Table below.

Equity Compensation Awards

In November 2007, the Compensation Committee adopted the DJO 2007 Incentive Stock Plan (as amended, the “2007 Plan”). The purpose of the 2007 Plan is to promote the interests of the Company and its shareholders by enabling selected key employees to participate in our long-term growth by receiving the opportunity to acquire shares of DJO common stock and to provide for additional compensation based on appreciation in DJO common stock. The 2007 Plan provides for the grant of stock options and other stock-based awards to key employees, directors and independent sales agents. The Compensation Committee determines whether to grant options and the exercise price of the options granted. The Committee has broad discretion in determining the terms, restrictions and conditions of each award granted under the 2007 Plan, provided that no options may be granted after November 20, 2017 and no option may be exercisable after ten years from the date of grant. All option awards granted under the 2007 Plan have an exercise price of not less than the fair market value of DJO’s common stock on the date of grant. Fair market value is defined under the 2007 Plan to be the closing market price of a share of DJO’s common stock on the date of grant or if no market price is available, the fair market value as determined by the Compensation Committee. The Compensation Committee retains the discretion to make equity awards at any time in connection with the initial hiring of a new employee, for retention purposes, or otherwise. We do not have any program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise. The 2007 Plan may be amended or terminated at any time by the DJO Board. However, any amendment that would require shareholder approval in order for the 2007 Plan to continue to meet any applicable legal or regulatory requirements will be effective only if it is approved by DJO’s shareholders. Equity awards under the 2007 Plan may be in the form of options or other stock-based awards. Options can be either incentive stock options or non-qualified stock options. The 2007 Plan authorizes the award of a maximum of 10,575,529 shares of common stock. As of December 31, 2015, options for a total of 8,928,859 shares were outstanding.

2015 Option Grants. On April 29, 2015, in connection with the hiring of Ms. Kestler, the Compensation Committee approved the grant of options to purchase 250,000 shares under the 2007 Plan. The Compensation Committee believes that the number of shares subject to these option grants reflect a typical initial grant for senior executives. The option has a term of 10 years from the date of grant and an exercise price of $16.46 per share, which was not less than the fair market value of our common stock on the date of grant. One-third of these options will vest in equal annual installments over five years, contingent on Ms. Kestler’s continued employment through each vesting date (“Time-Based Tranche”). The other two-thirds of the stock options (“Adjusted EBITDA Tranche”) will vest in four equal annual installments for 2015 and for each of the three following calendar years, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan for such year as adopted by the DJO Board. In the event that Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not vest for such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA achieved over such four year period equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. Furthermore, as amended as described below, the Adjusted EBITDA Tranche will vest upon achieving the Linear MOIC Vesting conditions (as defined below) with respect to Blackstone’s aggregate investment in DJO’s capital stock, to be achieved by Blackstone following a liquidation of all or a portion of its investment in DJO’s capital stock.

On July 16, 2015, the Compensation Committee approved the grant of an option to Mr. Mogul to purchase 265,000 shares under the 2007 Plan. The option has a term of 10 years from the date of grant and an exercise price of $16.46 per share, which was not less than the fair market value of our common stock on the date of grant. This option will vest in accordance with the Linear MOIC Vesting conditions as described below.

On December 9, 2015, the Compensation Committee approved the grant of an option to Mr. Northern to purchase 250,000 shares under the 2007 Plan. This option has a term of 10 years from the date of grant and an exercise price of $16.46 per share, which was not less than the fair market value of our common stock on the date of grant. This option will vest in accordance with the Linear MOIC Vesting conditions as described below.

2015 Amendments to Option Grants. In September 2015, the Compensation Committee approved the amendment of all outstanding options granted to employees between 2008 and 2011 to modify the vesting terms of the portion of the options which vest on achievement by Blackstone of a multiple of invested capital (“MOIC”) with respect to Blackstone’s aggregate investment in DJO’s capital stock following a liquidation of all or a portion of its investment in DJO’s capital stock. Prior to this amendment, the options granted between 2008 and 2011 vested as follows: (i) one-third of each stock option grant vests over a specified period of time contingent solely upon the option holder’s continued employment or service with us (“Time-Based Options”); (ii) one-third of each stock option grant would vest upon achieving a MOIC of 2.25; and (iii) one-third of each stock option grant would vest upon achieving a MOIC of 2.5 (“Market Return Options”). The amendment was conditioned upon the employees agreeing to a thirty percent reduction in the number of options in the MOIC 2.5 tranche, which was agreed to by the affected employees. As amended, the Market Return Options now provide for a single tranche comprising the number of original MOIC 2.25 tranche options and seventy percent of the number of the original MOIC 2.5 options, which now vests within a range of achievement of a MOIC multiple between 1.5 and 2.25. If Blackstone sells all or a portion of its equity interests in DJO while the Options are outstanding, then the unvested Market Return Options will vest and become exercisable as follows: 1) 25% of the options will vest and become exercisable if Blackstone realizes a MOIC of 1.5 times its equity investment in DJO; 2) 100% of the options will vest and become exercisable if Blackstone realizes a MOIC of at least 2.25 times its equity investment in DJO; and 3) if Blackstone realizes a MOIC of greater than 1.5 times its equity investment but less than 2.25 times its equity investment, then 25% of the options will vest and become exercisable and a percentage of the remaining unvested options will vest and become exercisable with such percentage equal to a fraction, the numerator of which is the actual MOIC realized by the Blackstone, less 1.5 and the denominator of which is 0.75. These amendments were effective in September 2015. For purposes of the discussion in this “Equity Compensation Awards” section, this amended MOIC vesting condition is referred to as the “Linear MOIC Vesting” condition.

In July 2015, the Compensation Committee also approved the amendment of all outstanding options granted to employees in 2012 and later years to modify the MOIC vesting provision as described below. These Options vest in four equal installments beginning in the year of grant and for each of the three calendar years following the year of grant, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan approved by DJO’s Board of Directors for such year (Performance Options). In the event that the Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not therefore vest at the end of such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA for such four years equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. As granted, these options also provide that in the event Blackstone achieves the original MOIC condition described above, then any unvested installments from prior years and all installments for future years would then vest. As amended, this MOIC vesting provision now operates in the same manner as the Linear MOIC Vesting condition described above.

As a result of these amendments, the MOIC vesting provisions for a total of 533,333, 166,667, 166,667 and 166,667 options held by Mr. Mogul, Ms. Crawford, Mr. Shirley and Ms. Kestler, respectively, were amended as described above. Because he held options granted prior to 2012, Mr. Mogul’s MOIC options were reduced from 533,333 options to 453,334 options.

Management Rollover Options. In connection with the acquisition of DJO Opco by DJO in November 2007, certain members of DJO Opco management were permitted to exchange a portion of their vested DJO Opco stock options for options to purchase shares of DJO common stock granted under the 2007 Plan on a tax-deferred basis (the “DJO Management Rollover Options”). The exercise price and number of shares underlying such options were each adjusted in proportion to the relative market values of DJO Opco’s and DJO’s common stock upon the closing of the DJO Merger. All of the DJO Management Rollover Options were fully vested and remained subject to the same terms as were applicable to the original options, including their original expiration dates. The 2007 Plan permits optionees to exercise stock options using a net exercise method. In a net exercise, the Company withholds from the total number of shares that otherwise would be issued to an optionee upon exercise of the stock option that number of shares having a fair market value at the time of exercise equal to the option exercise price and applicable income tax withholdings and remits the remaining shares to the optionee. None of the NEOs hold DJO Management Rollover Options.

Change in Control Provisions in Option Awards. All options granted under the 2007 Plan prior to 2012 contain change-in-control provisions that cause the options in the Time-Based Tranche to become immediately vested and exercisable upon the occurrence of a change-in-control if the optionee remains in continuous employment of the Company until the consummation of the change-in-control. For options granted to new employees after 2011, options in the Time-Based Tranche also contain change-in-control provisions.

Employment Agreement with CEO.

The employment agreement with our CEO provides for severance benefits in the event that we terminate him without “cause” (as described below) at any time. We believe that it is necessary to offer severance benefits in order to remain competitive in attracting talent to us (and to retain such talent). The CEO’s employment agreement does not provide for enhanced severance if we have a change in control. For purposes of Mr. Mogul’s employment agreement, “cause” generally means Mr. Mogul’s (A) willful and continued failure to substantially perform his duties, (B) conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) or (y) a crime involving moral turpitude that could be injurious to the Company or the Company’s reputation, (C) willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, or (D) act of fraud in the performance of his duties.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the CEO or to other executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). As a privately held company, we are not required to comply with Section 162(m) to ensure tax deductibility of executive compensation.

Compensation Actions in 2016

2016 Bonus Plan. On April 4, 2016, the Compensation Committee approved the incentive bonus plan for 2016 for management, including the executive officers of the Company (the “2016 Bonus Plan”). As with prior annual bonus plans, under the 2016 Bonus Plan each executive officer (other than the CEO) has the opportunity to earn up to 70% of such executive’s annual base salary as a target bonus (the “2016 Target Bonus”). Pursuant to his employment agreement, the 2016 Target Bonus percentage for Mike Mogul, our Chief Executive Officer, is 100% of his annual base salary. For all of the participants in the 2016 Bonus Plan, 50% of their 2016 Target Bonus is based on full-year financial performance and 50% on quarterly financial performance. Payment of the quarterly bonuses will be based on achievement of year-to-date financial performance targets based on three month, six month, nine month and twelve month cumulative results.

For 2016, the NEOs are Mr. Mogul, Ms. Crawford, Mr. Shirley, Ms. Kestler and Mr. Northern. For NEOs and other executive officers, other than the Presidents of the Company’s Business Units, 30% of their annual and quarterly target bonuses are based on meeting the Company’s revenue targets, 50% of their annual and quarterly target bonuses are based on meeting the Company’s Adjusted EBITDA targets, and 20% of their annual and quarterly target bonuses are based on meeting the Company’s Total Free Cash Flow targets for such periods.

For Mr. Shirley, President of the DJO Surgical Business Unit, as well as for the Presidents of the Company’s other Business Units, 10% of their annual and quarterly target bonuses will be based on meeting the Company’s Adjusted EBITDA targets, 20% of their annual and quarterly target bonuses are based on meeting the Company’s Total Free Cash Flow targets, 35% of their annual and quarterly target bonuses will be based on meeting the revenue targets of their respective Business Units, and 35% of their annual and quarterly target bonuses will be based on meeting the Adjusted EBITDA targets of their respective Business Units.

Partial bonus payments of 25% of the 2016 Target Bonus for the applicable financial metric will be awarded for achieving the stated minimum thresholds for 2016 revenue, Adjusted EBITDA and Free Cash Flow for the applicable periods, with the bonus amount increasing linearly from 25% to 100% of the 2016 Target Bonus for performance between the threshold amount and the applicable financial target. As with prior bonus plans, the 2016 Plan also provides for a Supplemental Bonus based on full year performance pursuant to which the executive officers (other than Mr. Mogul) may earn an additional bonus of up to 100% of their applicable 2016 Target Bonus if the Company’s financial performance exceeds the applicable target by stated percentages for revenue, Adjusted EBITDA and Free Cash Flow. Pursuant to his employment agreement, Mr. Mogul is eligible for a supplemental bonus of up to 50% of his base salary upon achievement of the same performance criteria for the Supplemental Bonus. As with prior bonus plans, the effects of foreign currency translation are excluded from the financial calculations under the 2016 Bonus Plan.

Salary Increases for Named Executive Officers. On April 4, 2016, the Compensation Committee approved salary adjustments for executive officers, including several of the NEOs. Pursuant to this action, the annual base salaries of the following NEOs were increased: Mike Mogul, Chief Executive Officer, from $750,000 to $850,000; Brady Shirley, President, DJO Surgical, from $445,000 to $475,000; and Jeanine Kestler, Executive Vice President, Global Human Resources, from $375,000 to $387,000.

Retirement of Chief Financial Officer. On May 13, 2016, Susan Crawford, the Company’s Chief Financial Officer, retired from the Company. Pursuant to a separation agreement with Ms. Crawford dated April 28, 2016, the Company paid Ms. Crawford a cash severance payment of $250,000 in consideration for her agreement to extend her service as Chief Financial Officer to May 13, 2016, and her agreement to customary non-solicitation covenants and a general release.

Summary Compensation Table

The following table sets forth summary information about the compensation during 2015, 2014 and 2013 for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers. All of the individuals listed in the following table are referred herein collectively as the Named Executive Officers or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards (2) (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (9) ($)	Total ($)
Michael P. Mogul	2015	750,000	163,500	—	—	180,000	9,275	1,102,775
President, Chief Executive	2014	750,000	—	—	—	435,675	9,100	1,194,775
Officer and Director	2013	750,000	—	—	—	257,753	8,925	1,016,678

Susan M. Crawford (5)	2015	510,673	77,929	—	—	85,793	9,275	683,670
Former Executive Vice President, Chief Financial Officer	2014	375,000	—	—	509,165	152,486	9,100	1,045,751

Jeanine Kestler (6)	2015	281,250	157,500	—	502,498	—	6,346	947,594
Executive Vice President,
Global Human Resources

Brady Shirley (7)	2015	439,231	96,528	—	—	273,349	49,812	858,920
President, DJO Surgical	2014	343,269	240,288	—	509,165	—	39,772	1,132,494

Jeff Northern (8)	2015	106,250	124,375	—	511,665	—	2,635	744,925
Executive Vice President,
Global Quality and Operations

(1)	The amount in the “Bonus” column for 2015 for Ms. Kestler reflects the guaranteed payment of 80% of her quarterly and annual target bonus. The amount for Mr. Northern reflects his sign-on bonus of $50,000 and the guaranteed payment of his quarterly and annual target bonus for the fourth quarter of 2015. The amount for Mr. Shirley reflects the guaranteed payment of his quarterly target bonus for the first quarter of 2015 based on his actual salary earned in the first quarter of 2015. The amount shown for Mr. Mogul and Ms. Crawford and $59,401 of the amount shown for Mr. Shirley reflect the discretionary portion of the 2015 annual bonus that was awarded to the management participants in the bonus plan.
(2)

The amounts shown in this column reflect the aggregate grant date fair value of the option awards granted in the respective years, computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We are required to reflect the total grant date fair values of the option grants in the year of grant, rather than the portion of this amount that was recognized for financial statement reporting purposes in a given fiscal year. These amounts may not correspond to the actual value that is ultimately realized by the NEOs. See Note 14 of the Notes to Audited Consolidated Financial Statements included in this prospectus for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value. See “Equity Compensation Awards” in the “Compensation Discussion and Analysis” above for a description of the vesting conditions for these options.
(3)	Mr. Mogul’s option award is based entirely on the Linear MOIC Vesting condition and because the performance conditions were not deemed to be probable under applicable accounting principles, the grant date fair value of these options is equal to $0. If the satisfaction of the Linear MOIC Vesting condition was determined to be probable under applicable accounting principles, the aggregate grant date fair value of this award would have been $1,613,850. The amounts shown for the option awards for Ms. Crawford, Ms. Kestler and Mr. Shirley reflect the grant date fair value of the Time-Based Tranche of options and the grant date fair value of $0 for the Adjusted EBITDA Tranche of options. If the satisfaction of the performance conditions to the Adjusted EBITDA Tranche was determined to be probable under applicable accounting principles, the aggregate grant date fair value of these awards would have been $1,527,500, $1,507,500, and $1,527,500, respectively. The amount shown for Mr. Northern’s option award reflects the grant date fair value of the Time-Based Tranche of options and the grant date fair value of $0 for the Linear MOIC Vesting Tranche of options. If the satisfaction of the performance conditions to the Linear MOIC Vesting Tranche of options was determined to be probable under applicable accounting principles, the aggregate grant date fair value of this award would have been $1,535,000. See “2015 Option Grants” in “Compensation Discussion and Analysis” above for a description of the terms of these options.
(4)	The amounts shown in this column include amounts earned in the respective year based on the results of the Bonus Plan, some of which was paid in the subsequent year.
(5)	Ms. Crawford commenced employment with the Company on March 31, 2014 as Executive Vice President, Chief Financial Officer and Treasurer. Ms. Crawford retired effective May 13, 2016.
(6)	Ms. Kestler commenced employment with the Company on March 30, 2015 as Executive Vice President, Global Human Resources.
(7)	Mr. Shirley commenced employment with the Company on March 10, 2014 as President, DJO Surgical.
(8)	Mr. Northern commenced employment with the Company on September 28, 2015 as Executive Vice President, Global Quality and Operations.
(9)	The elements of All Other Compensation shown in this column for 2015 for each of the NEOs are set forth in the following table:

For the Year Ended December 31, 2015

	Mr. Mogul	Ms. Crawford	Ms. Kestler	Mr. Shirley (2)	Mr. Northern
Company contributions to deferred compensation plans	$9,275	$9,275	$6,346	$9,275	$2,635
Housing Expenses (1)	—	—	—	40,537	—

Total	$9,275	$9,275	$6,346	$49,812	$2,635

(1)	Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company of such perquisites and other personal benefits.
(2)	The amounts for “Housing Expenses” for Mr. Shirley represent the incremental cost to the Company of the costs of relocation and temporary housing for his relocation to Austin, Texas.

Employment Agreement with CEO.

On May 31, 2011, we entered into an employment agreement with Mr. Mogul, pursuant to which he is entitled to receive an annual base salary of $750,000 and an annual bonus at a target rate of 100% of his base salary with a maximum bonus of 150% of his base salary, contingent on his achieving target and maximum performance objectives established by the DJO Board. Fifty percent of his bonus can be earned and paid quarterly based on the Company’s achievement of the established quarterly financial results and the remaining fifty percent of the target bonus, plus any supplemental bonus, can be paid annually based on the Company’s overall financial results for the year. Mr. Mogul’s employment agreement has a four year term, with automatic one-year extensions unless prior notice of termination is given by either party. Following a termination without cause (as defined below), Mr. Mogul will be entitled to (i) a pro rata portion of his annual bonus based on the percentage of the fiscal year which has elapsed, (ii) subject to Mr. Mogul’s compliance with certain non-competition and confidentiality provisions, an amount equal to 1.5 times the sum of his base salary plus his target bonus for the year of termination, payable in equal installments in accordance with DJO’s standard pay practices over a period of 18 months, and (iii) continued coverage under the Company’s medical benefit plans for up to 18 months. The employment agreement contains a covenant not to compete during the term of the agreement and for 18 months after his employment terminates. For purposes of Mr. Mogul’s employment agreement, “cause” generally means Mr. Mogul’s (A) willful and continued failure to substantially perform his duties, (B) conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) or (y) a crime involving moral turpitude that could be injurious to the Company or the Company’s reputation, (C) willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, or (D) act of fraud in the performance of his duties.

Grants of Plan-Based Awards in 2015

The following table sets forth certain information with respect to grants of plan-based awards made to the NEOs during 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (2)($)	Target ($)	Maximum ($)
Michael P. Mogul	1/1/2015	79,500	750,000	1,125,000	—		—	—
	7/16/2015	—	—	—	265,000	(6)	16.46	—
Susan M. Crawford	1/1/2015	37,892	357,471	714,942	—		—	—
Jeanine Kestler (3)	3/30/15	5,565	52,500	105,000	—		—	—
	4/29/2015	—	—	—	250,000	(7)	16.46	502,498
Brady Shirley (4)	1/1/2015	21,112	269,029	538,058	—		—	—
Jeff Northern (5)	12/9/15	—	—	—	250,000	(8)	16.46	511,665

(1)	The amounts set forth in these columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent the Threshold, Target and Maximum Bonus potential under the 2015 Bonus Plan. See discussion of in the 2015 Bonus Plan under the heading “Annual and Quarterly Cash Incentive Compensation” in the “Compensation Discussion and Analysis” above for more details.
(2)	The Threshold Bonus is calculated based on the minimum payout percentages of 25% of the Target Bonus based on achievement of the revenue target, 1% of the Target Bonus based on achievement of the Adjusted EBITDA target and 1% of the Target Bonus based on achievement of the Free Cash Flow targets.
(3)	Ms. Kestler’s employment commenced on March 30, 2015. Under the terms of her offer letter, she was guaranteed payment of 80% of her quarter target bonus for the second, third and fourth quarters of 2015 and the 2015 annual target bonus based on her actual salary earned in 2015. Only the 20% of the bonus opportunity that is not guaranteed is included in this table, with the guaranteed portion being reported in the “Bonus” column of the Summary Compensation Table above.
(4)

Mr. Shirley’s employment commenced on March 10, 2014. Under the terms of his offer letter, he was guaranteed payment of his quarterly target bonus for the second, third and fourth quarters of 2014 and the

2014 annual target bonus based on his actual salary earned in 2014 as well as the target bonus for the first quarter of 2015 based on his actual salary earned in 2015. Because the bonus for the first quarter of 2015 was guaranteed, this amount is not included in this table, but is reported in the “Bonus” column of the Summary Compensation Table above.
(5)	Mr. Northern’s employment commenced on September 28, 2015. Under the terms of his offer letter, he was guaranteed payment of his quarterly target bonus for fourth quarter of 2015 and the 2015 annual target bonus based on his actual salary earned in 2015. Because these bonuses were guaranteed, the amounts are not included in this table, but are reported in the “Bonus” column of the Summary Compensation Table above.
(6)	For Mr. Mogul, these options will vest upon achievement of the Linear MOIC Vesting condition during the term of the option as described in “Equity Compensation Awards” in the “Compensation Discussion and Analysis” above, contingent on his continued employment through the vesting date. These options have a term of 10 years from the date of grant.
(7)	For Ms. Kestler, one-third of these options will vest in equal annual installments over five years, contingent on her continued employment through each vesting date. The other two-thirds of the stock options will vest in four equal annual installments for 2015 and for each of the following three calendar years, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan for such year as adopted by the Board and with such other terms as are described in “Equity Compensation Awards” in the “Compensation Discussion and Analysis” above. Because the Company did not meet the Adjusted EBITDA target for 2015, the 2015 vesting installment did not vest as of December 31, 2015, but remain eligible for vesting (i) at the end of the applicable four year vesting period based on achievement of the required Cumulative Adjusted EBITDA as described above, and (ii) upon achievement of the Linear MOIC Vesting condition during the term of the option as described above. These options have a term of 10 years from the date of grant.
(8)	For Mr. Northern, one-third of these options will vest in equal annual installments over five years, contingent on his continued employment through each vesting date. The other two-thirds of the stock options will vest upon achievement of the Linear MOIC Vesting condition during the term of the option as described in “Equity Compensation Awards” in the “Compensation Discussion and Analysis” above. These options have a term of 10 years from the date of grant.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Michael P. Mogul	266,667	(1)	—		453,334	(4)	16.46	6/13/2021
	—		—		265,000	(4)	16.46	7/16/2025

	266,667		—		718,334

Susan M. Crawford	16,667	(2)	66,666	(3)	166,667	(5)	16.46	4/24/2024

Jeanine Kestler	—		83,333	(3)	166,667	(5)	16.46	4/29/2025

Jeffrey Northern	—		83,333	(3)	166,667	(4)	16.46	12/9/2025

Brady Shirley	16,667	(2)	66,666	(3)	166,667	(5)	16.46	4/24/2024

(1)	On June 13, 2011, Mr. Mogul was granted an option to purchase 800,000 shares under the 2007 Plan in connection with his commencement of employment. The amount above reflects the number of shares underlying the Time-Based Tranche of options that are vested and exercisable.
(2)	This amount reflects the number of shares underlying the Time-Based Tranche of option that are vested and exercisable pursuant to the option to purchase 250,000 shares granted to each Ms. Crawford and Mr. Shirley on April 24, 2014 under the 2007 Plan. These options have a term of 10 years from the date of grant.
(3)	These amounts reflect the number of shares underlying the Time-Based Tranche of options that are not vested and not exercisable which were granted in 2014 to Ms. Crawford and Mr. Shirley and in 2015 to Ms. Kestler and Mr. Northern under the 2007 Plan. Twenty percent of the original Time-Based Tranche of Options vest on the following dates: Ms. Crawford and Mr. Shirley: April 24, 2016, April 24, 2017, April 24, 2018 and April 24, 2019; Ms. Kestler: April 29, 2016, April 29, 2017, April 29, 2018, April 29, 2019 and April 29, 2020; Mr. Northern: December 9, 2016, December 9, 2017, December 9, 2018, December 9, 2019 and December 9, 2020.
(4)	These amounts reflect the number of shares underlying the Linear MOIC Vesting Tranche of options that have not been earned (i.e., their performance conditions have not been satisfied). The “Linear MOIC Vesting Tranche” vests upon achievement by Blackstone of a minimum return of money on invested capital (MOIC) following the sale of all or a portion of its shares of DJO capital stock. See “Equity Compensation Awards” in “Compensation Discussion and Analysis” above.
(5)	These amounts reflect the number of shares underlying the Adjusted EBITDA Tranche of options granted to Ms. Crawford and Mr. Shirley in 2014 and Ms. Kestler in 2015 that have not been earned (i.e., their performance conditions have not been satisfied). See “Equity Compensation Awards” in “Compensation Discussion and Analysis” above.

Non-Qualified Deferred Compensation for 2015

Certain executives may defer receipt of part or all of their cash compensation under the DJO, LLC Executive Deferred Compensation Plan (the Deferred Plan), a plan sponsored by DJO, LLC, a subsidiary of DJOFL. The Deferred Plan allows executives to save for retirement in a tax-effective way at minimal cost to

DJO, LLC. Under this program, amounts deferred by the executive are deposited into a trust for investment and eventual benefit payment. The obligations of DJO, LLC under the Deferred Plan are unsecured obligations to pay deferred compensation in the future from the assets of the trust. Participants will have the status of unsecured general creditors with respect to the benefit obligations of the Deferred Plan, and the assets set aside in the trust for those benefits will be available to creditors of DJO, LLC in the event of bankruptcy or insolvency. Each participant may elect to defer under the Deferred Plan all or a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s account under the Deferred Plan and the trust. Each participant may elect to have the amounts in such participant’s account invested in one or more investment options available under the Deferred Plan, which investment options are substantially the same investment options available to participants in DJO, LLC’s 401(k) Savings Plan. The Deferred Plan also permits DJO, LLC to make contributions to the Deferred Plan, including matching contributions, at its discretion, but no such contributions have been made to date. To the extent that Company contributions are made to the Deferred Plan, the Committee may impose vesting criteria to aid in the employment retention of participants. A participant’s eventual benefit will depend on his or her level of contributions, DJO, LLC’s contributions, if any, and the investment performance of the particular investment options selected.

The following table sets forth information for each of the NEO’s who participate in DJO LLC’s non-qualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Michael P. Mogul (1)	—	—	(897)	—	96,338

(1)	No amounts deferred were by Mr. Mogul or contributed by the Company under the Deferred Plan. The loss in the earnings column is not required to be included in Summary Compensation Table above.

Potential Payments Upon Termination or Change-in-Control

Of our NEOs, only Mr. Mogul is party to an employment agreement, which contains severance provisions. None of the other NEOs have a severance agreement or employment agreement. Mr. Mogul’s employment agreement provides that he is entitled to the following if he is terminated by us without cause (as defined above): (i) a pro rata portion of his annual bonus based on the percentage of the fiscal year which has elapsed, (ii) subject to Mr. Mogul’s compliance with certain non-competition and confidentiality provisions, an amount equal to 1.5 times his base salary plus 1.5 times his target bonus for the year of termination, payable in equal installments in accordance with our standard pay practices over a period of 18 months, and (iii) continued coverage under the Company’s benefit plans for up to 18 months.

The following table shows the amount of potential cash payments and the value of other severance benefits each of the NEOs would be entitled to if his or her employment were terminated “without cause” or if he or she resigned for “good reason” as of December 31, 2015:

Name	Base Salary Payment	Bonus Payment	Health Benefits	Value of Rollover Options	Total
Michael P. Mogul	$1,125,000	$1,125,000	$35,007	$—	$2,285,007
Susan M. Crawford	—	—	—	—	—
Jeanine Kestler	—	—	—	—	—
Jeffrey Northern	—	—	—	—	—
Brady Shirley	—	—	—	—	—

The options granted to our executive officers and other members of management prior to 2012 contain change-in-control provisions that would result in accelerated vesting of the Time-Based Tranche upon the occurrence of a change-in-control. Specifically, the Time-Based Tranche would become immediately exercisable upon the occurrence of a change-in-control if the NEO remains in continuous employment of the Company until the consummation of the change-in-control. However, this change-in-control provision does not apply to the MOIC Tranche (as described above), the vesting of which requires the achievement of the minimum return on MOIC targets following a liquidation by Blackstone of all or a portion of its equity interest in DJO or to the Adjusted EBITDA Tranche (as described above). The Time-Based Tranche of the options granted in 2014 to Ms. Crawford and Mr. Shirley and in 2015 to Ms. Kestler and Mr. Northern also contain change-in-control provisions that would result in accelerated vesting of this portion of such options upon the occurrence of a change-in-control.

Compensation of Directors

The Compensation Committee of the DJO Board reviews the compensation of our non-employee directors on an annual basis. During 2015, our Board consisted of the following persons: Mike S. Zafirovski, Michael P. Mogul, John R. Murphy, John Chiminski (until October 28, 2015), Julia Kahr, David N. Kestnbaum, Dr. Jacqueline Kosecoff, Ron Lawson, James Quella and Joel Hackney (since December 9, 2015). Ms. Kahr and Mr. Kestnbaum are affiliated with Blackstone and are not compensated for serving as members of our Board. Mr. Mogul is our Chief Executive Officer and is not separately compensated for serving as a member of the Board.

The standard compensation package for directors who are not employed by, and who do not consult for, the Company or by any Blackstone-controlled entity (the “Eligible Directors”), consists of an annual fee of $80,000 for each such director, except as described below, and annual stock option grants valued at $75,000. In addition, the Chairman of the Audit Committee receives an annual fee of $25,000 and the Chairmen of the Compensation and Nominating and Corporate Governance Committees receive an annual fee of $15,000. Prior to 2015, the other members of the Audit Committee (who are Eligible Directors) received an annual fee of $15,000. Commencing in 2015, Committee members other than the Chairman of a committee will not receive a separate Committee fee.

On January 5, 2012, the Compensation Committee approved Mr. Zafirovski’s compensation as Chairman of the Board of DJO, consisting of annual cash compensation of $400,000 per year, and options to acquire 303,767 shares of the Company’s common stock at an exercise price of $16.46 per share. These options have a term of ten years and vest as follows: one-third of the options vest over three years and two-thirds are subject to the Linear MOIC Vesting condition as amended as described in “Equity Compensation Awards” in the “Compensation Discussion and Analysis”.

On September 11, 2012, the Compensation Committee approved Mr. Lawson’s compensation as director of DJO, consisting of annual cash compensation of $200,000 per year, and options to acquire 100,000 shares of the Company’s common stock at an exercise price of $16.46 per share. These options have a term of ten years and vest as follows: one-third of the options vest over three years and two-thirds are subject to the Linear MOIC Vesting condition as amended as described in “Equity Compensation Awards” in the “Compensation Discussion and Analysis”.

On October 22, 2013, the Compensation Committee approved Mr. Quella’s compensation as director of DJO, consisting of annual cash compensation of $200,000 per year, and options to acquire 100,000 shares of the Company’s common stock at an exercise price of $16.46 per share. These options have a term of ten years and vest as follows: one-third of the options vest over three years and two-thirds are subject to the Linear MOIC Vesting condition as amended as described in “Equity Compensation Awards” in the “Compensation Discussion and Analysis”.

No separate compensation is paid to Mr. Mogul or Ms. Crawford for their services as Managers of DJOFL.

The following table sets forth the compensation earned by our directors for their services in 2015 (excluding Mr. Mogul, Ms. Kahr and Mr. Kestnbaum, who are not separately compensated as directors):

	Directors Compensation for 2015
Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
John Chiminski (2)	$80,000	$63,664	$143,664
Joel Hackney (3)	—	—	—
Dr. Jacqueline Kosecoff	80,000	31,832	111,832
James R. Lawson	200,000	—	200,000
John R. Murphy	105,000	63,664	168,664
James Quella	200,000	—	200,000
Mike Zafirovski	400,000	—	400,000

(1)	Amounts shown for options awards reflect grant date fair value of options granted in 2015, in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions used in the valuation is contained in Note 14 to the Consolidated Financial Statements. As of December 31, 2015, Dr. Kosecoff had 4,600 stock options outstanding (grant date fair values: 2015 grant: $31,832), Mr. Lawson had 90,001 stock options outstanding (grant date fair value: 2012 grant: $614,000), Mr. Murphy had 18,400 stock options outstanding (grant date fair value: 2012 grant: $27,968, 2013 grant: $26,680, 2015 grant: $63,644), Mr. Quella had 90,001 stock options outstanding (grant date fair value: 2013 grant: $612,000), and Mr. Zafirovski had 273,391 stock options outstanding (grant date fair value: 2012 grant: $1,846,903).
(2)	Mr. Chiminski resigned as director effective October 28, 2015. Mr. Chiminski’s unvested options terminated on the effective date of his resignation.
(3)	Mr. Hackney was elected director effective December 9, 2015.

Compensation Committee Interlocks and Insider Participation

During 2015, our Compensation Committee consisted of two designees of Blackstone, Ms. Kahr and Mr. Kestnbaum. None of the members of the Compensation Committee is or has been an officer or employee of DJO. See “Item 13. Certain Relationships and Related Transactions, and Director Independence” below for a description of certain agreements with Blackstone and its affiliates. None of our executive officers has served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, which has one or more executive officers serving as a director of DJO or member of our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

DJOFL is a wholly owned subsidiary of DJO, which owns all of our issued and outstanding capital stock. The following table sets forth as of August 16, 2016, certain information regarding the beneficial ownership of the voting securities of DJO by each person who beneficially owns more than five percent of DJO’s common stock, and by each of the directors and NEOs of DJO, individually, and by our directors and executive officers as a group.

	Aggregate Number of Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number of Issued Shares	Acquirable within 60 days (2)	Percent of Class
Grand Slam Holdings, LLC (3)	48,098,209	—	97.35%
Directors and Executive Officers:
Michael P. Mogul
President, Chief Executive Officer and Director	218,712	266,667	*
Susan M. Crawford (4)
Former Chief Financial Officer and Treasurer	—	—	*
Jeanine Kestler
Executive Vice President, Global Human Resources	—	16,667	*
Jeffrey Northern
Executive Vice President, Global Quality and Operations	—	—	—
Brady Shirley
President, DJO Surgical	—	33,334	*
Mike S. Zafirovski
Chairman of the Board	60,753	101,256	*
John Chiminski
Director	—	—	—
Joel Hackney
Director	—	—	—
Julia Kahr (5)
Director	—	—	—
David Kestnbaum (5)			—
Director	—	—	—
Dr. Jacqueline Kosecoff
Director	—	1,534	*
James Lawson
Director	60,753	33,334	*
John R. Murphy
Director	—	12,267	*
James Quella
Director	—	22,223	*
All Directors and executive officers as a group	371,809	791,333	2.32%

*	Less than 1%
(1)	Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Includes the number of shares that could be purchased by exercise of options on or within 60 days after March 25, 2016 under DJO’s stock option plan. For the NEOs, this number includes portion of the Time-Based Tranche that have vested or will vest in 60 days.

(3)	Shares of common stock of DJO held by Grand Slam Holdings, LLC (BCP Holdings) may also be deemed to be beneficially owned by the following entities and persons: (i) Blackstone Capital Partners V L.P., a Delaware limited partnership (BCP V), Blackstone Family Investment Partnership V L.P., a Delaware limited partnership (BFIP), Blackstone Family Investment Partnership V-A L.P., a Delaware limited partnership (BFIP-A), and Blackstone Participation Partnership V L.P., a Delaware limited partnership (together with BCP V, BFIP and BFIP-A, the Blackstone Partnerships), which collectively own all of the equity in BCP Holdings; (ii) Blackstone Management Associates V L.L.C., a Delaware limited liability company (BMA), the general partner of the Blackstone Partnerships; (iii) BMA V L.L.C., a Delaware limited liability company (BMA V), the sole member of BMA; and (iv) Peter G. Peterson and Stephen A. Schwarzman, the founding members and controlling persons of BMA V. Each of Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of BCP Holdings and each of the entities and individuals listed in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.
(4)	Ms. Crawford retired effective May 13, 2016.
(5)	Ms. Kahr and Mr. Kestnbaum are employees of The Blackstone Group, L.P. but disclaim beneficial ownership of any shares owned directly or indirectly by BCP Holdings.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 with respect to the number of shares to be issued upon the exercise of outstanding stock options under our 2007 Plan, which is our only equity compensation plan and has been approved by the stockholders:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	8,928,859	$16.13	801,508

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Management Stockholder’s Agreement

All members of DJO’s management who own shares of DJO common stock or options to purchase DJO common stock are parties to a Management Stockholders Agreement, dated November 3, 2006, among DJO, Grand Slam Holdings, LLC (BCP Holdings), Blackstone Capital Partners V L.P. (Blackstone), certain of its affiliates (BCP Holdings and Blackstone and its affiliates are referred to as Blackstone Parent Stockholders), and such members of DJO’s management, as amended by the First Amendment to Management Stockholders Agreement (the Management Stockholders Agreement). The Management Stockholders Agreement provides that upon termination of a management stockholder’s employment for any reason, DJO and a Blackstone Parent Stockholder may collectively exercise the right to purchase all of the shares of DJO common stock held by such management stockholder within one year after such termination (or, with respect to shares purchased upon exercise of options after termination of employment, one year following such exercise). If a management stockholder is terminated for cause (as defined in the Agreement), or voluntarily terminates their employment and such termination would have constituted a termination for cause if it would have been initiated by DJO, and DJO or a Blackstone Parent Stockholder exercises its call rights after such termination, the management stockholder would receive the lower of fair market value or cost for the management stockholder’s callable shares. In the case of all other terminations of employment, the management stockholder would receive fair market value for such shares.

The Management Stockholders Agreement provides a right of first refusal to DJO or Blackstone, if DJO fails to exercise such right, on any proposed sale of DJO’s common stock held by a management stockholder following the lapse of the transfer restrictions and prior to the occurrence of a qualified public offering (as such term is defined in that agreement) of DJO. In addition, prior to a qualified public offering, Blackstone will have drag-along rights, and management stockholders will have tag-along rights, in the event of a sale of DJO’s common stock by Blackstone to a third party (or in the event of a sale of BCP Holdings’ equity interests to a third party) in the same proportion as the shares or equity interests sold by Blackstone. The Management Stockholders Agreement also provides that, after the occurrence of a qualified public offering, the management stockholders will receive customary piggyback registration rights with respect to shares of DJO common stock held by them.

All DJO directors who have been granted options or purchased shares of common stock and all other holders of options or purchasers of common stock who are not employees are parties to a Stockholders Agreement which has the same material terms and conditions as the Management Stockholders Agreement.

Transaction and Monitoring Fee Agreement

Under a Transaction and Monitoring Fee Agreement, Blackstone Management Partners V L.L.C. (including through its affiliates and representatives) provides certain monitoring, advisory and consulting services to DJO for an annual monitoring fee which is the greater of $7.0 million or 2.0% of consolidated EBITDA (as defined in the Transaction and Monitoring Fee Agreement).

The Transaction and Monitoring Fee Agreement also provides that:

•	at any time in connection with or in anticipation of a change of control of DJO, a sale of all or substantially all of its assets or an initial public offering of common stock of DJO or its successor, BMP may elect to receive, in lieu of remaining annual monitoring fee payments, a single lump sum cash payment equal to the then-present value of all then-current and future annual monitoring fees payable under the agreement, assuming a hypothetical termination date of the agreement to be November 2019;

•	the Transaction and Monitoring Fee Agreement will continue until the earlier of November 2019, or such date as DJO and BMP may mutually agree; and

•	DJO will indemnify BMP and its affiliates, and their respective partners, members, shareholders, directors, officers, employees, agents and representatives from and against all liabilities relating to the services performed under the Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates and their respective representatives of the services contemplated by, each such agreement.

Policy and Procedures with Respect to Related Person Transactions

The Board of Directors has not adopted a formal written policy for the review and approval of transactions with related persons. However, all such transactions will be reviewed by the Board on an as-needed basis.

Director Independence

As a privately held company, the DJO Board is not required to have a majority of independent directors. However, we believe that Messrs. Murphy, Hackney, Lawson and Quella and Dr. Kosecoff would be deemed independent directors according to the independence definition promulgated under the New York Stock Exchange listing standards.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

On May 7, 2015, we entered into Senior Secured Credit Facilities consisting of (i) our $1,055.0 million Term Loan and (ii) our $150.0 million ABL Facility. In addition, the Term Loan provides for a $150.0 million incremental facility, subject to customary borrowing conditions and the ABL Facility provides for a $50.0 million facility increase, subject to customary borrowing conditions.

A portion of the proceeds from the Senior Secured Credit Facilities was used to repay in full all amounts due and owing under the revolving credit facility and Tranche B term loans, dated as of November 20, 2007, as subsequently amended and restated, and further amended from time to time, by and among DJO Finance LLC (the “Company”), DJO Holdings LLC (“DJO Holdings”), Credit Suisse AG, as administrative agent, and the lenders party thereto.

Term Loan

Interest Rates. Borrowings under the Term Loan bear interest at a rate equal to, at our option, either (a) 2.25% plus a base rate equal to the highest of (1) the prime rate as reported by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) 3.25% plus the Eurodollar rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate for U.S. dollar deposits, subject to a minimum Eurodollar rate of 1.00%. As of December 31, 2015 our weighted average interest rate for all borrowings under the Senior Secured Credit Facilities was 4.19%.

Principal Payments. We are required to make principal repayments under the Term Loan in quarterly installments equal to 0.25% of the original principal amount, with the remaining amount payable at maturity in June 2020.

Prepayments. The Term Loan requires us to prepay principal amounts outstanding, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon attaining certain total net leverage ratios) of annual excess cash flow, as defined in the Term Loan agreement;

•	100% of the net cash proceeds above (i) $30.0 million in any single transaction or series of related transactions or (ii) an annual amount of $100.0 million of all non-ordinary course asset sales or other dispositions, if we do not reinvest the net cash proceeds in assets to be used in our business, generally within 12 months of the receipt of such net cash proceeds; and

•	100% of the net cash proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted to be incurred under the Senior Secured Credit Facilities.

We may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, subject to payment of (i) customary breakage costs applicable to prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto and (ii) a prepayment premium of 1% applicable to prepayments made within 6 months from the date of the closing of the Term Loan.

Guarantee and Security. All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by DJO Holdings LLC and each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Credit Facility Guarantors”). In addition, the Term Loan is secured by (i) a first priority security interest in certain of our tangible and intangible assets and those of each of the Credit Facility Guarantors and all the capital stock of, or other equity interests in, DJO Holdings and each of our material direct or indirect wholly-owned domestic subsidiaries and direct wholly-owned first-tier foreign subsidiaries, (subject to certain exceptions and qualifications) and (ii) a second priority security interest in the ABL Collateral.

Certain Covenants and Events of Default. The Term Loan contains a number of covenants that restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and other restricted payments;

•	make investments, loans or advances, including acquisitions;

•	repay subordinated indebtedness or amend material agreements governing our subordinated indebtedness;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Term Loan requires us to maintain a maximum first lien net leverage ratio, as defined, of Credit Facilities debt, net of cash, to Adjusted EBITDA of no greater than 5.35:1 for a trailing twelve month period commencing with the period ending September 30, 2015. As of December 31, 2015, our actual senior secured first lien net leverage ratio was 4.15:1, and we were in compliance with all other applicable covenants.

Asset-Based Revolving Credit Facility

Interest Rate. Borrowings under our ABL Facility bear interest at a rate equal to, at our option, a margin over, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) a Eurodollar rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the ABL Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar borrowings, each subject to step-downs based upon the amount of the available, unused facility.

Fees. In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders based on the daily amount of the ABL Facility that is unutilized. The commitment fee is an annual rate of 0.25% if the average facility utilization in the previous fiscal quarter is equal to or greater than 50%, and 0.375% if the average facility utilization in the previous fiscal quarter was less than 50%.

Guarantee and Security. The ABL Facility is secured by a first priority security interest in personal property of DJOFL and each of the Credit Facility Guarantors consisting generally of accounts receivable, cash, deposit accounts and securities accounts, inventory, intercompany notes and intangible assets (other than intellectual property and investment property), subject to certain exceptions and qualifications and a fourth priority security interest in the Term Loan Collateral.

Certain Covenants and Events of Default. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to undertake certain transactions or otherwise make changes to our assets and business. These are substantially similar to the Term Loan covenants described above.

In addition, we are required to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 to 1.0 if the unutilized facility is less than the greater of $9.0 million or 10% of the lesser of

(1) $150.0 million and (2) the aggregate borrowing base. This coverage ratio requirement remains in place until the 30th consecutive day the unutilized facility exceeds such threshold. The ABL Facility also contains certain customary affirmative covenants and events of default. As of July 1, 2016, we were in compliance with all applicable covenants.

Notes:

8.125% Second Lien Notes

On May 7, 2015 we issued $1,015.0 million aggregate principal amount of 8.125% Second Lien Notes, which mature on June 15, 2021. The Second Lien Notes are fully and unconditionally guaranteed on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The net proceeds from the issuance of the Second Lien Notes were used, together with borrowings under the Senior Secured Credit Facilities and cash on hand, to repay prior notes, repay prior credit facilities and pay all related fees and expenses.

The Second Lien Notes and related guarantees are secured by second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral, in each case subject to permitted liens.

Optional Redemption. Prior to June 15, 2018, we have the option to redeem some or all of the Second Lien Notes at a redemption price equal to 100% of the principal amount of the Second Lien Notes redeemed, plus accrued and unpaid interest plus the “make-whole” premium set forth in the indenture governing the Second Lien Notes. On and after June 15, 2018, we have the option to redeem some or all of the Second Lien Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest. In addition, we may redeem, using net proceeds from certain equity offerings, (i) up to 15% of the principal amount prior to June 15, 2019 at a price equal to 103% of the principal amount being redeemed, and/or (ii) up to 35% of the principal amount prior to June 15, 2018, at a price equal to 108.125% of the principal amount being redeemed, plus accrued and unpaid interest, in each case using an amount not to exceed the net proceeds from certain equity offerings.

Change of Control. Upon the occurrence of a change of control, DJOFL must give holders of the Second Lien Notes an opportunity to sell to DJOFL some or all of their Second Lien Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants. The indenture for the Second Lien Notes contains covenants limiting, among other things, our ability to (i) incur additional indebtedness or issue certain preferred and convertible shares, pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of DJO or make other restricted payments, (ii) make certain investments, (iii) sell certain assets, (iv) create liens on certain assets to secure debt, (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, (vi) enter into certain transactions with affiliates, or (vii) designate our subsidiaries as unrestricted subsidiaries. As of July 1, 2016, we were in compliance with all applicable covenants.

Our ability to continue to meet the covenants related to our indebtedness specified above in future periods will depend, in part, on events beyond our control, and we may not continue to meet those covenants. A breach of any of these covenants in the future could result in a default under the Senior Secured Credit Facilities or the Second Lien Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable. Any such acceleration would also result in a default under the Indenture.

9.75% Senior Subordinated Notes

On October 18, 2010, we issued $300.0 million aggregate principal amount of 9.75% Senior Subordinated Notes maturing on October 15, 2017. The Senior Subordinated Notes are guaranteed fully and unconditionally on an unsecured senior basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantee any of DJOFL’s indebtedness, or any indebtedness of DJOFL’s domestic subsidiaries.

On May 13, 2015, a total of $298.5 million aggregate principal of outstanding Senior Subordinated Notes were validly tendered as part of the Exchange Offer. As of July 1, 2016, $1.5 million aggregate principal of the Senior Subordinated Notes remains outstanding.

Optional Redemption. Under the indenture governing the Senior Subordinated Notes, we have the option to redeem some or all of the Senior Subordinated Notes at a redemption price of 102.438% and 100% of the then outstanding principal balance at October 15, 2015 and 2016, respectively, plus accrued and unpaid interest.

Amendments. On May 7, 2015, the indenture for the Senior Subordinated Notes was amended to eliminate or waive substantially all of the restrictive covenants contained therein, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including certain conditions to defeasance, contained therein.

At December 31, 2015, the aggregate amounts of principal maturities of long-term debt for the next five years and thereafter are as follows (in thousands):

2016	10,550
2017	12,079
2018	10,550
2019	10,550
2020	1,338,634
Thereafter	1,015,000

$2,397,363

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

DJOFL and DJO Finance Corporation (the “Issuers”) and the guarantors of the outstanding notes entered into a registration rights agreement with the dealer manager of the private offering pursuant to which the outstanding notes were issued, in which they agreed, under certain circumstances, to use commercially reasonable efforts to consummate an offer to exchange the outstanding notes for exchange notes no later than 545 days following the closing date of the issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. $298,436,000 of outstanding notes were issued on May 7, 2015.

Under the circumstances set forth below, DJOFL, DJO Finance Corporation and the guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect an exchange offer as contemplated by the registration rights agreement;

•	if an exchange offer is not consummated within 545 days after the date of issuance of the outstanding notes;

•	if any holder that participates in the exchange offer does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Issuers within the meaning of the Securities Act) and so notifies the Issuers within 30 days after such holder first becomes aware of such restrictions.

Under the registration rights agreement, if the Issuers fail to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 545 days after the issue date (the “target registration date”), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of DJOFL and DJO Finance Corporation or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of DJOFL and DJO Finance Corporation or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, DJOFL and DJO Finance Corporation will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $2,000 and in integral multiples of $1,000 in excess thereof. DJOFL and DJO Finance Corporation will issue $2,000 and integral multiples of $1,000, in excess thereof, principal amount of exchange notes in exchange for each $2,000 and integral multiples of $1,000, in excess thereof, principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the Indenture. For a description of the Indenture, see “Description of Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $298,436,000 aggregate principal amount of the 10.75% Third Lien Notes due 2020 that were issued in a private offering on May 7, 2015 are outstanding and unregistered. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. DJOFL and DJO Finance Corporation intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to such holders’ series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

DJOFL and DJO Finance Corporation will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, DJOFL and DJO Finance Corporation expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on September 29, 2016. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

DJOFL and DJO Finance Corporation reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If DJOFL and DJO Finance Corporation amend the exchange offer in a manner that we determine to constitute a material change, they will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, DJOFL and DJO Finance Corporation will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and they may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, DJOFL and DJO Finance Corporation will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

DJOFL and DJO Finance Corporation expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, DJOFL and DJO Finance Corporation may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. DJOFL and DJO Finance Corporation will return any outstanding notes that they do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

DJOFL and DJO Finance Corporation expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. DJOFL and DJO Finance Corporation will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and DJOFL and DJO Finance Corporation may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If DJOFL and DJO Finance Corporation fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that they may assert at any time or at various times prior to the expiration date.

In addition, DJOFL and DJO Finance Corporation will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by such letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, DJOFL and DJO Finance Corporation will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

DJOFL and DJO Finance Corporation will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. DJOFL and DJO Finance Corporation reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither DJOFL, DJO Finance Corporation, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	with respect to Notes represented by certificated notes, the exchange agent must receive a written notice, which may be by facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	with respect to global Notes, you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon also acts as trustee under the Indenture. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:
The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
Reorganization Unit	Reorganization Unit	Reorganization Unit
111 Sanders Creek Parkway	111 Sanders Creek Parkway	111 Sanders Creek Parkway
East Syracuse, NY 13057	East Syracuse, NY 13057	East Syracuse, NY 13057
Attention: Pamela Adamo	Attention: Pamela Adamo	Attention: Pamela Adamo

By Facsimile Transmission: (eligible institutions only): (732) 667-9408

Telephone Inquiries: (315) 414-3360

Note: Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses relating to the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions”. In this description, (a) the terms “we,” “our,” “us” and “Company” refer only to DJO Finance LLC and not any of its Affiliates, (b) the terms “DJO Finance Corp.” and “Co-Issuer” refer only to DJO Finance Corporation and not any of its Affiliates and (c) the term “Issuers” refers to the Company and the Co-Issuer.

On May 7, 2015, the Issuers issued $298,436,000 in aggregate principal amount of 10.75% third lien notes due 2020 (the “Notes”) under an indenture dated as of May 7, 2015 (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) and The Bank of New York Mellon, a New York banking corporation, as third lien collateral agent (the “Third Lien Agent”).

The following description is only a summary of the material provisions of the Indenture and the Security Documents, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Security Documents because they, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture and the Security Documents at our address set forth on the cover page of this Prospectus.

The Issuers are jointly and severally liable for all obligations under the Notes. The Co-Issuer is a Wholly-Owned Subsidiary of the Company that has been incorporated in Delaware as a special purpose finance subsidiary. The Company believes that some prospective holders of the Notes may be restricted in their ability to acquire or hold debt securities of partnerships or limited liability companies, such as the Company, unless the securities are jointly issued by a corporation. The Co-Issuer does not have any substantial operations or assets and will not have any revenues. Accordingly, you should not expect the Co-Issuer to participate in servicing the principal and interest obligations on the Notes.

Brief Description of Notes

The Notes:

•	are general senior secured obligations of the Issuers;

•	are secured (together with any Permitted Additional Pari Passu Obligations) on a third priority basis with respect to the Term Loan Collateral and on a fourth priority basis with respect to the ABL Collateral, in each case subject to the priority liens securing the First Lien Obligations, the Second Lien Obligations and certain permitted liens;

•	are effectively subordinated to the First Lien Obligations (including Indebtedness incurred under the Credit Agreements) and the Second Lien Obligations (including the Second Lien Notes) to the extent of the value of the ABL Collateral securing such indebtedness;

•	are effectively subordinated to the First Lien Obligations (including Indebtedness incurred under the Term Loan Credit Agreement but excluding Indebtedness under the ABL Credit Agreement) and the Second Lien Obligations (including the Second Lien Notes) to the extent of the value of the Term Loan Collateral securing such indebtedness;

•	constitute Senior Indebtedness of the Issuers for purposes of the Indenture, the Credit Agreements and the Second Lien Notes but the payment of which is subject to limitations contained in the Intercreditor Agreements;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Company’s Subsidiaries that are not guaranteeing the Notes;

•	are senior in right of payment to any Subordinated Indebtedness (including any Existing Senior Subordinated Notes);

•	are effectively senior in right of payment to any existing and future unsecured Indebtedness of the Issuers to the extent of the value of the Collateral securing the Notes (after giving effect to senior Liens on the Collateral);

•	are effectively subordinated to any existing or future Indebtedness of the Issuers that is secured by liens on assets that do not constitute a part of the Collateral securing the Notes to the extent of the value of such assets; and

•	are guaranteed on a senior secured basis by the Guarantors, as described under “—Guarantees”.

All of the Company’s subsidiaries are currently “Restricted Subsidiaries.” However, under certain circumstances, we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and do not guarantee the Notes.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, have initially jointly and severally, fully and unconditionally guaranteed, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, any premium or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

The Restricted Subsidiaries (other than as detailed below) have initially guaranteed the Notes. None of our Foreign Subsidiaries has guaranteed the Notes. Each of the Guarantees:

•	is a general secured obligation of each Guarantor;

•	is secured (together with any Permitted Additional Pari Passu Obligations) on a third priority basis with respect to the Term Loan Collateral held by such Guarantor and is secured on a fourth priority basis with respect to the ABL Collateral held by such Guarantor, in each case subject to the priority liens securing the First Lien Obligations, the Second Lien Obligations and certain permitted liens;

•	is effectively subordinated to the First Lien Obligations (including Indebtedness incurred under the Credit Agreements) and the Second Lien Obligations (including the Second Lien Notes) to the extent of the value of the ABL Collateral held by such Guarantor securing such indebtedness;

•	is effectively subordinated to the First Lien Obligations (including Indebtedness incurred under the Term Loan Credit Agreement but excluding Indebtedness under the ABL Credit Agreement) and the Second Lien Obligations (including the Second Lien Notes) to the extent of the value of the Term Loan Collateral held by such Guarantor securing such indebtedness;

•	is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of such Guarantor’s Subsidiaries that are not guaranteeing the Notes;

•	constitutes Senior Indebtedness of each Guarantor for purposes of the Indenture, the Credit Agreements and the Second Lien Notes but the payment of which is subject to limitations contained in the Intercreditor Agreements;

•	is senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor (including guarantees of any Existing Senior Subordinated Notes);

•	is effectively senior in right of payment to any existing and future unsecured Indebtedness of such Guarantor to the extent of the value of the Collateral held by such Guarantor securing the Notes (after giving effect to senior Liens on the Collateral); and

•	is effectively subordinated to any existing or future Indebtedness of the Guarantor that is secured by liens on assets of such Guarantor that do not constitute a part of the Collateral securing the Notes to the extent of the value of such assets.

Not all of the Company’s Subsidiaries have guaranteed the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they are able to distribute any of their assets to the Company.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or it may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the Notes and the related guarantees, and, if that occurs, you may not receive any payments on the Notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

•	(a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer after which the applicable Guarantor is no longer a Restricted Subsidiary) if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Credit Agreements or the release or discharge of the guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; or

(d) the Issuers exercising their legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

•	such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee are pari passu in right of payment with all Senior Indebtedness of the Issuers or the relevant

Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Credit Agreements and the Second Lien Notes, subject, however, to the collateral and intercreditor arrangements described below.

The Notes are (1) effectively subordinated to the First Lien Obligations (including Indebtedness incurred under the Credit Agreements) and the Second Lien Obligations (including the Second Lien Notes) to the extent of the value of the ABL Collateral securing such Indebtedness and (2) effectively subordinated to the First Lien Obligations (including Indebtedness incurred under the Term Loan Credit Agreement but excluding Indebtedness incurred under the ABL Credit Agreement) and the Second Lien Obligations (including the Second Lien Notes) to the extent of the value of the Term Loan Collateral securing such Indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuers or the Guarantors or upon a default in payment with respect to, or the acceleration of any Indebtedness under, the Credit Agreements (or other First Lien Obligations) or with respect to the Second Lien Notes (or other Second Lien Obligations), the ABL Collateral of the Issuers and the Guarantors that secure such Indebtedness (and other First Lien Obligations and Second Lien Obligations) are available to pay obligations on the Notes and the Guarantees only after all such Indebtedness has been repaid in full from such assets, and the Term Loan Collateral of the Issuers and the Guarantors that secure such Indebtedness (and other First Lien Obligations and Second Lien Obligations) are available to pay obligations on the Notes and the Guarantees only after all such Indebtedness (other than Indebtedness under the ABL Credit Agreement and obligations that are pari passu with such Indebtedness) has been repaid in full from such assets. In such cases, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Guarantees then outstanding. As of July 1, 2016, (i) the Issuers and the Guarantors had $1,126.5 million principal amount of First Lien Obligations outstanding, consisting of $1,044.5 million of term loans under the Term Loan Credit Agreement), and $82.0 million of borrowings under the ABL Credit Agreement, and had $67.5 million of additional borrowing capacity under the ABL Credit Agreement and the option to increase the amounts available under the Term Loan Credit Agreement and the ABL Credit Agreement by $150.0 million and $50.0 million, respectively, and (ii) the Issuers and the Guarantors had $1,015.0 million of Second Lien Obligations consisting of the Second Lien Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and in any case, such Indebtedness may be Senior Indebtedness and, subject to compliance with the applicable covenants in the Indenture, could be secured. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Security for the Notes

General

The Notes, the Guarantees and all obligations with respect thereto under the Indenture, as well as any Permitted Additional Pari Passu Obligations, are secured by third priority security interests in the portion of the Collateral as to which the lenders under the Term Loan Credit Agreement (the “Term Lenders”) have a first priority security interest (such Collateral herein called the “Term Loan Collateral”) and by fourth priority security interests in the portion of the Collateral as to which the lenders under the ABL Credit Agreement (the “ABL Lenders”) have a first priority security interest (such Collateral herein called the “ABL Collateral”). The security interests securing the Notes, the Guarantees and the Permitted Additional Pari Passu Obligations are junior in priority to any and all security interests at any time granted to secure the First Lien Obligations and the Second Lien Obligations with respect to the ABL Collateral and are junior in priority to any and all security interests at any time granted to secure the First Lien Obligations (other than Indebtedness under the ABL Credit Agreement and obligations pari passu with such Indebtedness) and the Second Lien Obligations with respect to the Term Loan Collateral. The First Lien Obligations include Indebtedness incurred under the Credit Agreements and related obligations, including swaps and cash management obligations. The Second Lien Obligations include our Second Lien Notes and related obligations. A Person holding First Lien Obligations or Second Lien

Obligations (collectively, “Priority Lien Obligations”) has rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Third Lien Agent to realize or foreclose on the Collateral on behalf of Holders of the Notes. In addition, the ABL Lenders are secured by a fourth priority security interest in the Term Loan Collateral.

Pursuant to the Security Documents, each Grantor (as defined in the Security Documents), which consists of the Issuers and the Guarantors, granted to the Third Lien Agent, for the benefit of the Trustee and the Holders of the Notes, security interests in all of the following (the “Collateral”), subject to certain exceptions in addition to those specified below:

(a) the following (the “Security Collateral”): (i) all Equity Interests from time to time acquired, owned or held by such Grantor (the “Pledged Equity”); provided, however, that the Pledged Equity does not and will not in the future include (A) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (B) Equity Interests of Unrestricted Subsidiaries, (C) Equity Interests of any Subsidiary of a Foreign Subsidiary, (D) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition (as defined in the Term Loan Credit Agreement) financed with Indebtedness incurred pursuant to the applicable section of the Term Loan Credit Agreement if such Equity Interests serve as security for such Indebtedness or if the terms of such Indebtedness prohibit the creation of any other Liens on such Equity Interests, (E) Equity Interests of any Person (other than the Company) that is not a direct or indirect, material Wholly-Owned Subsidiary of the Company and (F) Equity Interests of any Subsidiary with respect to which the Administrative Agent under the Term Loan Credit Agreement and the Company determine in their reasonable judgments that the costs or other consequences (including adverse tax consequences) of providing a pledge of its Equity Interests is excessive in view of the benefits to be obtained; (ii) promissory notes or other instruments evidencing indebtedness owned from time to time or obtained in the future by the Grantor (“Pledged Debt”); (iii) all other property that may be delivered to and held by the Third Lien Agent pursuant to the terms of the Security Documents; (iv) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of the Pledged Equity and the Pledged Debt; and (v) all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above;

(b) the following (the “Article 9 Collateral”): intellectual property; accounts (including deposit accounts); chattel paper; commercial tort claims; documents; equipment; general intangibles; instruments; inventory; investment property; all books and records relating to the Article 9 Collateral; and to the extent not otherwise included, all supporting obligations, collateral security and guarantees given by any person with respect to any of the foregoing; and

(c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

The benefits of such security interests and pledges are subject to the priority liens securing the Priority Lien Obligations.

Each Security Document is governed by New York law. Since the Holders are not parties to the Security Documents, Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Security Documents. The Holders may only act by written instruction to the Trustee, which shall instruct the Third Lien Agent.

Notwithstanding the foregoing, the Collateral does not and will not in the future include any of the following:

(i) motor vehicles and other assets subject to certificates of title;

(ii) Equity Interests in any Unrestricted Subsidiary or any Equity Interests of any Subsidiary acquired pursuant to an acquisition financed with Indebtedness permitted under the Indenture, to the extent such Equity Interests serve as security for such Indebtedness and the terms of such Indebtedness prohibits the creation of any other Lien on such Equity Interest;

(iii) more than 65% of the issued and outstanding voting Equity Interests of a Foreign Subsidiary or any Equity Interests of a Subsidiary of a Foreign Subsidiary;

(iv) Equity Interests of any Person (other than the Company) that is not a direct or indirect material Wholly-Owned Subsidiary of the Company;

(v) any assets (including Equity Interests) with respect to which the Administrative Agent under the Term Loan Credit Agreement and the Company determine in their reasonable judgments that the costs or other consequences (including adverse tax consequences) of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; or

(vi) any general intangible assets, investment property or other rights of a Grantor arising under any contract, lease, instrument, license or other document to the extent that the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such general intangible assets, investment property or other such rights in favor of a third party or under any law, regulation, permit, order or decree of any governmental authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder; provided, however, that the limitation set forth above, shall not affect, limit, restrict or impair the grant by a grantor of a security interest in any such Article 9 Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the Uniform Commercial Code.

In addition, the Collateral does not and will not in the future include Capital Stock or other securities of any direct or indirect Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) to file separate financial statements with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes and Permitted Additional Pari Passu Obligations, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes or a holder of Permitted Additional Pari Passu Obligations, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral.

The Issuers were required to perfect on the Issue Date the security interests in the Collateral solely to the extent they can be perfected by the filing of UCC-1 financing statements, filings with the US Patent and Trademark Office or Copyright Office, or the delivery of Capital Stock or instruments. To the extent any such security interest could not be perfected by such filings or the delivery of Capital Stock or instruments, the Issuers were required to take commercially reasonable efforts to obtain perfected security interests, such as by entering into control agreements with respect to those deposit accounts and securities accounts for which control agreements in favor of an Administrative Agent are in effect, in each case as soon as practicable following the Issue Date, but in any event no later than 120 days after the Issue Date.

From and after the Issue Date, if the Issuers or any Guarantor creates any additional Lien upon any property to secure Priority Lien Obligations, they must concurrently grant at least a third (or, if applicable, fourth) priority Lien upon such property (subject to Permitted Liens) as security for the Notes and Guarantees (and any Permitted Additional Pari Passu Obligations) substantially concurrently with granting any such additional Lien as permitted by and in accordance with the terms of the Security Documents.

The Liens on the Collateral securing the Notes and the Guarantees under the Security Documents rank junior in priority to any and all security interests and Liens in and on the Collateral at any time granted to secure the Priority Lien Obligations (other than on the Term Loan Collateral in favor of the ABL Lenders) and certain permitted liens and rank equally in priority with the security interests and Liens in and on the Collateral securing any Permitted Additional Pari Passu Obligations and rank senior in priority to the security interests and Liens in and on the Term Loan Collateral in favor of the ABL Lenders. In addition, the Notes are not and will not in the future be secured by the Equity Interests in the Company or by any of the assets of any Subsidiary that is not a Guarantor. See “Risk Factors—Risks Related to the Notes.”

The Company and its Restricted Subsidiaries are able to incur additional Indebtedness in the future which could share in the Collateral, including additional First Lien Obligations, additional Second Lien Obligations, Permitted Additional Pari Passu Obligations, obligations secured by junior liens and obligations secured by Permitted Liens. The amount of such additional Indebtedness could be significant.

No appraisals of any of the Collateral have been prepared by or on behalf of the Issuers in connection with the issuance of the Notes and the Guarantees. By its nature, some or all of the Collateral is illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance as to the realizable value of the Collateral or that the Collateral is able to be sold in a short period of time or at all. See “Risk Factors—Risks Relating to the Notes—The value of the collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes” and “Risk Factors—Risks Relating to the Notes—In the event of a bankruptcy of us or any of the subsidiary guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes.”

Administration of Security

Subject to the terms of the Intercreditor Agreements, the Collateral is administered by the Administrative Agents for the benefit of the First Lien Secured Parties, by the Second Lien Agent for the benefit of the Second Lien Notes Trustee and the holders of the Second Lien Notes and by the Third Lien Agent for the benefit of the Trustee and the Holders of the Notes and any Permitted Additional Pari Passu Obligations. The ability of Holders of the Notes to realize upon the Collateral is subject, among other things, to various bankruptcy law limitations in the event of the Issuers’ bankruptcy.

Subject to the terms of the Security Documents and the ABL Credit Agreement, the Issuers and the Guarantors will have the right to remain in possession and retain exclusive control over the Collateral securing the Notes (other than as set forth in the Security Documents and the ABL Credit Agreement), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

By accepting a Note, each Holder thereof is deemed to have:

(i) irrevocably appointed the Third Lien Agent to act as its agent under the Security Documents; and

(ii) irrevocably authorized the Third Lien Agent to (A) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions and (B) execute each document expressed to be executed by the Third Lien Agent on its behalf.

Intercreditor Agreements

The Term Loan Collateral securing the Notes and the Guarantees also serves as collateral to secure (i) the obligations (including reimbursement obligations in respect of letters of credit) of the Issuers and the Guarantors under the Term Loan Credit Agreement (and other pari passu First Lien Obligations) on a first priority basis, (ii) the obligations of the Issuers and the Guarantors with respect to the Second Lien Notes (and other Second Lien Obligations) on a second priority basis, (iii) the obligations of the Issuers and the Guarantors with respect to the

Notes (and Permitted Additional Pari Passu Obligations) on a third priority basis and (iv) the obligations (including reimbursement obligations in respect of letters of credit) of the Issuers and the Guarantors under the ABL Credit Agreement (and other pari passu First Lien Obligations) on a fourth priority basis. The ABL Collateral securing the Notes and the Guarantees also serves as collateral to secure (i) the obligations (including reimbursement obligations in respect of letters of credit) of the Issuers and the Guarantors under the ABL Credit Agreement (and other pari passu First Lien Obligations) on a first priority basis, (ii) the obligations (including reimbursement obligations in respect of letters of credit) of the Issuers and the Guarantors under the Term Loan Credit Agreement (and other pari passu First Lien Obligations) on a second priority basis, (iii) the obligations of the Issuers with respect to the Second Lien Notes (and other Second Lien Obligations) on a third priority basis and (iv) the obligations of the Issuers and the Guarantors with respect to the Notes (and Permitted Additional Pari Passu Obligations) on a fourth priority basis.

On the Issue Date, the Issuers, the Guarantors, the Third Lien Agent, on behalf of itself and the Holders of the Notes, the Second Lien Agent, on behalf of itself and the holders of the Second Lien Notes, and the Administrative Agents entered into an intercreditor agreement (the “ABL/TL-Notes ICA”) to define the rights of the ABL Lenders in relationship to the Term Lenders, the Second Lien Secured Parties and the Third Lien Secured Parties, and the same parties (other than the Administrative Agent for the ABL Credit Agreement) entered into a second intercreditor agreement (the “TL-Notes ICA” and, together with the ABL/TL-Notes, the “Intercreditor Agreements”) to define the rights of the Term Lenders in relationship to the Second Lien Secured Parties and the Third Lien Secured Parties, in each case with respect to the Collateral. The Administrative Agents and the Second Lien Agent are herein referred to as the “Priority Agents”, and the First Lien Secured Parties and the Second Lien Secured Parties are herein referred to as the “Priority Secured Parties”.

The Intercreditor Agreements provide, among other things, that

(1)	Liens on the Collateral securing the Notes and the Guarantees are junior to the Liens securing the Priority Lien Obligations (except in the case of the Lien on the Term Loan Collateral in favor of the ABL Lenders), and consequently, the Priority Secured Parties or holders of Priority Lien Obligations (except in the case of the Term Loan Collateral, the ABL Lenders) are entitled to receive the proceeds from the disposition of any Collateral prior to the Holders of the Notes;

(2)	the Third Lien Agent may not contest or support any other Person in contesting, in any proceedings (including any bankruptcy proceedings), the perfection, priority, validity or enforceability of a Lien held by or for the benefit or on behalf of any Priority Secured Party or by or on behalf of any Permitted Additional Pari Passu Obligations in any Collateral;

(3)	so long as the Discharge of Priority Debt (as such term is defined in the Intercreditor Agreements) has not occurred, if the Third Lien Agent or any holder of the Notes or Permitted Additional Pari Passu Obligations holds any Lien on any assets of the Issuers or any Guarantor securing any Third Lien Obligations that are not also subject to the priority Liens of the Priority Agents, the Issuers or such Guarantor, as the case may be, are required to grant a Lien on such assets to the Priority Agents for the benefit of the Priority Secured Parties;

(4)	so long as the Notes or Permitted Additional Pari Passu Obligations remain outstanding, if any Priority Secured Party holds any Lien on any assets of the Issuers or any Guarantor securing any Priority Lien Obligations that are not also subject to the Lien of the Third Lien Agent under the Security Documents (except for any assets that are expressly not required to be subject to a Lien of the Third Lien Agent under the Indenture or the Security Documents), the Issuers or such Guarantor are required to grant a Lien on such assets to the Third Lien Agent for the benefit of the Holders of the Notes and any Permitted Additional Pari Passu Obligations; and

(5)	certain procedures for enforcing the Liens on the Collateral shall be followed.

The Intercreditor Agreements define “Discharge of Priority Debt” to mean, subject to certain provisions of the Intercreditor Agreements,

(1)	the termination of the commitments of the First Lien Lenders and the financing arrangements provided by the First Lien Lenders and the other First Lien Secured Parties to the Issuers and the Guarantors under the First Lien Documents,

(2)	the final payment in full in cash of the First Lien Obligations (other than the First Lien Obligations described in clause (3) of this definition and any First Lien Obligations consisting of unasserted contingent indemnity obligations) and of the Second Lien Obligations, and

(3)	payment in full in cash or cash collateral, or at the issuer’s option, the delivery to the applicable Administrative Agent or Agents of one or more letters of credit payable to the issuer, in either case to the extent required under the terms of a Credit Agreement, in respect of letters of credit issued under the Credit Agreements and Bank Product Obligations.

If after receipt of any payment of, or proceeds of Collateral applied to the payment of, the First Lien Obligations or the Second Lien Obligations, the Administrative Agents, the Second Lien Agent or any other First Lien Secured Party or Second Lien Secured Party, as the case may be, is required to surrender or return such payment or proceeds to any person for any reason, then the Priority Lien Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and the Intercreditor Agreements shall continue in full force and effect as if such payment and proceeds had not been received by the Administrative Agents, the Second Lien Agent or other First Lien Secured Party or Second Lien Secured Party, as the case may be, and no Discharge of Priority Debt shall be deemed to have occurred.

In addition, the Indenture provides that

(1)	if Indebtedness is incurred under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and such Indebtedness is secured on a senior priority basis by any Collateral held by an Administrative Agent or the Second Lien Agent and the Notes and the Guarantees are secured by any such asset that qualifies as Collateral, then, at the request of the Issuers, the Third Lien Agent and the representative of the Holders of such Indebtedness will become party to one or more intercreditor agreements with terms substantially similar to each applicable Intercreditor Agreement (or an amendment or supplement to such Intercreditor Agreement),

(2)	if Indebtedness is incurred that is, and is permitted to be pursuant to the terms of the Indenture, secured on a pari passu basis by any Collateral held by an Administrative Agent or the Second Lien Agent and the Notes and the Guarantees are secured by any such asset that qualifies as Collateral, then the Third Lien Agent, at the request of the Issuers, will enter into an intercreditor agreement with customary terms and provisions (which shall be reasonably acceptable to the Third Lien Agent), or an amendment or supplement to each applicable Intercreditor Agreement, with the representative of Holders of such Indebtedness and such Administrative Agent or Second Lien Agent and

(3)	if Indebtedness is incurred that is, and is permitted to be pursuant to the terms of the Indenture, secured on a junior-priority basis by any Collateral, then the Third Lien Agent, at the request of the Issuers, will enter into an intercreditor agreement, with customary terms and provisions (which shall be reasonably acceptable to the Third Lien Agent), or an amendment or supplement to each applicable Intercreditor Agreement, with the representative of the Holders of such Indebtedness and the applicable Administrative Agent or Second Lien Agent.

Pursuant to the terms of the Intercreditor Agreements, so long as Priority Lien Obligations are secured, the Applicable Priority Agent (or representative of any other Priority Lien Obligations) will determine the time and method by which the security interests in the Collateral will be enforced (and if such Applicable Priority Agent is the Second Lien Agent, shall be done at the written direction of the requisite percentage of holders holding Second Lien Obligations). The Third Lien Agent will not be permitted to enforce the security interests and certain other rights related to the Notes or the Collateral even if an Event of Default has occurred and the Notes have been accelerated except in any bankruptcy or liquidation proceeding as necessary to file a claim or statement of interest with respect to the Notes or any Guarantee and in certain other limited situations. After the discharge of the Priority Liens securing the Priority Lien Obligations, the Third Lien Agent, acting at the instruction of the Holders of a majority in principal amount of the Notes (and Holders of any Permitted Additional Pari Passu Obligations, if any), voting as one class, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes (and Holders of the Permitted Additional Pari Passu Obligations, if any.)

In the event of any sale or other disposition of any Collateral permitted, or consented to by the Applicable Priority Agent, under the terms of a Credit Agreement or the Second Lien Notes Indenture that results in the release of such Applicable Priority Agent’s Liens on any Collateral (excluding any sale or other disposition that is expressly prohibited by the Indenture and the Security Documents (as in effect on the Issue Date)) unless such sale or other disposition is consummated in connection with the exercise of such Applicable Priority Agent’s remedies in respect of Collateral or consummated after the commencement of any insolvency or liquidation proceeding or consummated upon the occurrence or during the existence of an event of default under the applicable Credit Agreement or the Second Lien Notes Indenture, the Liens on the Collateral securing the Notes (the “Third Priority Liens”) will be automatically released to the same extent as such Applicable Priority Agent’s Lien and the Third Lien Agent will be required to take such actions (and will be deemed to have authorized such actions) as necessary to effect such release.

Upon either the acceleration of any Priority Lien Obligations or receipt by the Third Lien Agent of written notice from the Applicable Priority Agent of its intention to foreclose or take any similar action to realize upon the Collateral (such notice to be provided within ten Business Days before any such action is taken), the Third Lien Agent and holders of the Notes will have the option, after first giving the Second Lien Agent the opportunity to make such purchase, by notice to the representative under such Priority Lien Obligations, to be exercised within 30 days of acceleration or delivery of the notice referred to in the preceding clause, to purchase all (but not less than all) of such Priority Lien Obligations in full in cash. Such purchase of such Priority Lien Obligations shall be consummated within not less than five Business Days and not more than the later of (a) 10 days after receipt by such Applicable Priority Agent of the notice of the election to exercise such purchase option or (b) 30 days after such acceleration of such Priority Lien Obligations or receipt of written notice from such Applicable Priority Agent of its intent to commence enforcement actions.

In the event a bankruptcy proceeding shall be commenced by or against the Issuers or any Guarantor and the Applicable Priority Agent shall desire to permit the Issuers or any Guarantor the use of cash collateral which constitutes Collateral securing Priority Lien Obligations or to enter into certain debtor-in-possession financings with a holder of Priority Lien Obligations or any other person (a “DIP Financing”) in such proceeding, the Third Priority Liens on the Collateral may, without any further action or consent by the Third Lien Agent, be made junior and subordinated to Liens granted to secure such DIP Financings, provided that

(1) such cash collateral use or DIP Financing is on commercially reasonable terms and, if required by applicable law, is approved by the governmental authority having jurisdiction over such bankruptcy proceeding and

(2) such DIP Financing does not compel the Issuers or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documents for the DIP Financing, except that such DIP Financing may (a) provide that the plan of reorganization require the Discharge of Priority Debt (in whole or in part) and (b) require the Issuers and any Guarantor to seek confirmation of a plan acceptable to the Administrative Agents and holders of First Lien Obligations, the Second Lien Agent and holders of Second Lien Obligations or entities providing the DIP Financing and contain milestones relating to such plan.

To the extent the Liens securing the First Lien Obligations or the Second Lien Obligations are subordinated or pari passu with such DIP Financing, the Third Lien Agent will subordinate the Third Priority Liens on the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto and to any “carve-out” agreed to by the Applicable Priority Agent or otherwise applicable thereto) and will not request adequate protection or any other relief in connection with its rights as a Holder of Liens on the Collateral (other than as expressly agreed by such Applicable Priority Agent or to the extent described as permitted in the following paragraph).

The Third Lien Agent will only be permitted to seek adequate protection without the prior written consent of the Applicable Priority Agent:

(1) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Collateral, or additional or replacement collateral to secure the Notes and Guarantees as long as, in each case, such Applicable Priority Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens are subordinated to the Liens securing the Priority Lien Obligations to the same extent as the Third Priority Liens on the Collateral are subordinated to the Liens securing the Priority Lien Obligations,

(2) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the Applicable Priority Agent and

(3) to seek and receive, subject to the provisions of the Intercreditor Agreements, adequate protection of its junior interest in the Collateral solely in the form of a superpriority administrative expense claim, including a claim arising under Section 507(b) of the United States Bankruptcy Code (the “Bankruptcy Code”); provided, however, that any such superpriority administrative expense claim of the Third Lien Agent shall be junior in all respects to any superpriority administrative expense claim granted to any Applicable Priority Agent and Second Lien Agent with respect to such Collateral and in the event that the Third Lien Agent seeks or receives protection of its junior security interest in the Collateral and is granted a superpriority administrative expense claim, including a claim arising under Section 507(b) of the Bankruptcy Code, then the Applicable Priority Agent or Agents, the Second Lien Agent and holders of related Priority Lien Obligations shall receive a superpriority administrative expense claims which shall be senior in all respect to the superpriority administrative expense claim granted to the Third Lien Agent with respect to the Collateral.

The Intercreditor Agreements limit the right of the Third Lien Agent and the Holders of the Notes to seek relief from the “automatic stay.” The Intercreditor Agreements provide that the Third Lien Agent may not assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral. Until the Discharge of Priority Debt has occurred, in the event of any bankruptcy or liquidation proceeding, the Third Lien Agent and the Holders of the Notes or any Permitted Additional Pari Passu Obligations will not be permitted to object or oppose (or support any Person in objecting or opposing) a motion with respect to any sale, lease, license, exchange, transfer or other disposition of any Collateral free and clear of the Liens of the Third Lien Agent, Holders of the Notes or any Permitted Additional Pari Passu Obligations or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any bankruptcy law and shall be deemed to have consented to any such sale, lease, license, exchange, transfer or other disposition of any Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Applicable Priority Agent.

Exercise of Remedies Under Security Documents

After incurrence of additional Third Lien Obligations, the holders of the majority in principal outstanding amount of the Third Lien Obligations will have the right to direct the Third Lien Agent, following the occurrence of an Event of Default under the Indenture or an event of default under any agreement or instrument representing such additional Third Lien Obligations, to foreclose on, or exercise its other rights with respect to, the Collateral (or exercise other remedies with respect to the Collateral), in each case, however, subject to the Intercreditor Agreements.

Any action taken or not taken without the vote of any holder of Third Lien Obligations will nevertheless be binding on such holder.

Except as provided in the succeeding sentence, in the case of an Event of Default under the Indenture, or an event of default under any agreement or instrument representing other Third Lien Obligations where such remedies arise, the Third Lien Agent will only be permitted, subject to applicable law, to exercise remedies and sell the Collateral at the direction of the applicable holders of Third Lien Obligations as set forth above. If the Third Lien Agent has asked the holders of Third Lien Obligations for instruction and the applicable holders have not yet responded to such request, the Third Lien Agent will be authorized to take, but will not be required to take, and will in no event have any liability for the taking, any delay in taking or the failure to take, such actions with regard to a default or event which the Third Lien Agent, in good faith, believes to be reasonably required to promote and protect the interests of the holders of Third Lien Obligations and to preserve the value of the Collateral; provided, however, that once instructions with respect to such request have been received by the Third Lien Agent from the applicable holders of Third Lien Obligations, the actions of the Third Lien Agent will be governed thereby and the Third Lien Agent will not take any further action which would be contrary thereto.

Holders of the Notes are deemed to have agreed and accepted the terms of the Intercreditor Agreements by their acceptance of the Notes.

Control over Collateral and Enforcement of Liens; Application of Proceeds

The Security Documents provide that, prior to the Discharge of Priority Debt, the Applicable Priority Agent has the sole power to exercise remedies against the Collateral (subject to the right of the Third Lien Agent and the holders of Third Lien Obligations to take limited protective measures with respect to the Third Priority Liens) and to foreclose upon and dispose of the Collateral. Proceeds realized from the Collateral will be applied to amounts owing to the holders of Priority Lien Obligations until the Discharge of Priority Debt.

After the Discharge of Priority Debt, proceeds realized by the Third Lien Agent from the Collateral (including proceeds of Collateral in any insolvency or liquidation proceeding) will be applied:

(1)	first, to amounts owing to the Third Lien Agent in its capacity as such in accordance with the terms of the Security Documents;

(2)	second, ratably to amounts owing to any representatives for Permitted Additional Pari Passu Obligations in their capacity as such in accordance with the terms of such Permitted Additional Pari Passu Obligations and to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

(3)	third, ratably to amounts owing to the holders of Third Lien Obligations in accordance with the terms of the Security Documents, the Indenture and documents governing Permitted Additional Pari Passu Obligations; and

(4)	fourth, to the Company or the relevant Guarantor, as applicable, their successors and assigns or as a court of competent jurisdiction may otherwise direct.

Payment Limitations with Respect to the Notes

Neither the Issuers nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Notes (or pay any other obligations relating to the Notes, including fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the notes” (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Designated Priority Indebtedness is not paid in full in cash when due, after giving effect to any applicable grace period; or

(2) any other default with respect to Designated Priority Indebtedness occurs and the maturity of such Designated Priority Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Priority Indebtedness has been paid in full in cash.

Regardless of the foregoing, the Issuers are permitted to pay the Notes if the Issuers and the Trustee receive written notice approving such payment from the Representatives of all Designated Priority Indebtedness with respect to which the Payment Default has occurred and is continuing. During the continuance of any default other than a Payment Default (a “Non-Payment Default”) with respect to any Designated Priority Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers are not permitted to pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Priority Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Priority Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Priority Indebtedness or the Representative of such Designated Priority Indebtedness have accelerated the maturity of such Designated Priority Indebtedness, the Issuers and related Guarantors are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Priority Indebtedness during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In the event of any payment or distribution of the assets of an Issuer or a Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Person or its property:

(1) the holders of Designated Priority Indebtedness will not be entitled to receive payment in full in cash of such Designated Priority Indebtedness before the Holders of the Notes are entitled to receive any payment;

(2) until the Designated Priority Indebtedness of such Issuer is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for these provisions will be made to holders of such Designated Priority Indebtedness as their interests may appear, except that Holders of Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Notes that, due to these provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of such Designated Priority Indebtedness and pay it over to them as their interests may appear.

The provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuers to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Issuers must promptly notify the holders of such Designated Priority Indebtedness or the Representative of such Designated Priority Indebtedness of the acceleration.

The provisions described in this section are herein referred to as the “Payment Restrictions”.

ABL Lenders Not Senior with Respect to Term Loan Collateral

Notwithstanding any other provision of the Intercreditor Agreements, the security interests for the benefit of the Third Priority Secured Parties with respect to the Term Loan Collateral shall not constitute a junior Lien (but shall instead constitute a senior Lien) relative to the security interests of the ABL Lenders with respect thereto.

Certain Bankruptcy Limitations

The right of an Administrative Agent, the Second Lien Agent or the Third Lien Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuers or any Guarantor prior to such Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Third Lien Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use Collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition as a result of the automatic stay under the Bankruptcy Code or any use of the Collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the Collateral if the value of the Collateral exceeds the debt it secures. In addition, a bankruptcy court may determine not to provide cash payments as adequate protection to a secured creditor if (among other reasons) the bankruptcy court determines that the amount due under the Notes exceeds the value of the Collateral.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when any Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Security Documents and the Indenture provide that the Liens securing the Guarantee of any Guarantor will be automatically released when such Guarantor’s Guarantee is released in accordance with the terms of the Indenture. In addition, the Liens securing the Obligations under the Notes and the Indenture will be released:

1.	in whole, upon a legal defeasance or a covenant defeasance of the Notes as set forth below under “—Legal Defeasance and Covenant Defeasance;”

2.	in whole, upon satisfaction and discharge of the Indenture;

3.	in whole, upon payment in full of principal, interest and all Obligations on the Notes issued under the Indenture;

4.	in whole or in part, with the consent of the requisite holders of the Notes in accordance with the provisions under “—Amendments, Supplement and Waiver,” including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

5.	in part, as to any asset constituting Collateral (A) that is sold, transferred or otherwise disposed of by the Issuers or any of the Guarantors (other than to the Issuers or another Guarantor) in a transaction permitted by the Indenture (to the extent of the interest sold or disposed of); (B) if all other Liens on that asset securing the Priority Lien Obligations and Permitted Additional Pari Passu Obligations then secured by that asset (including all commitments thereunder) are released or will be released simultaneously therewith unless such release occurs in connection with a discharge in full in cash of the Priority Lien Obligations, which discharge is not in connection with a foreclosure of, or other exercise of remedies with respect to, Collateral by the Priority Secured Parties (such discharge not in connection with any such foreclosure or exercise of remedies, a “Payment Discharge”); (C) that is Net Proceeds used for any one or more purposes permitted under the “—Repurchase at the Option of Holders—Asset Sales”; (D) to the extent such Collateral is comprised of property leased to a Grantor, upon termination or expiration of such lease; or (E) that is otherwise released in accordance with the Indenture or the Security Documents.

Impairment of Security Interest

Subject to the following paragraph and the terms of the Security Documents, the Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of impairing the security interest with respect to a material portion of the Collateral for the benefit of the Trustee and the holders of the Notes (including the priority thereof). The foregoing shall not be deemed to prohibit any action or inaction that is otherwise permitted by the Indenture or the Security Documents.

The Indenture provides that, at the direction of the Issuers and without the consent of the Holders, the Trustee and the Third Lien Agent shall from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein (which may include a release of Collateral), (ii) add to the Collateral or (iii) make any other change thereto that does not adversely affect the Holders, the Trustee or the Third Lien Agent.

After-Acquired Property

If an Issuer or a Guarantor acquires property that is not automatically subject to a perfected security interest or Lien under the Security Documents and such property would be of the type that is required to be pledged as Collateral under the Indenture and the Security Documents, or a Restricted Subsidiary becomes a Guarantor, then such Issuer or such Guarantor, as the case may be, will reasonably promptly provide security interests in and liens on such property (or, in the case of a new Guarantor, all of its assets constituting Collateral under the Indenture and the Security Documents), subject to Permitted Liens, in favor of the Third Lien Agent for its benefit and the benefit of the Trustee and the Holders of the Notes and deliver certain joinder agreements and certificates in respect thereof as required by the Indenture and the Security Documents and take all actions required by the Security Documents to perfect the liens created.

Further Assurances

Subject to the limitations described above, the Security Documents or the Indenture provide that the Issuers and the Guarantors shall, at their expense, execute and deliver, or cause to be executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of the Holders of the Notes and the Trustee and the holders of any Permitted Additional Pari Passu Obligations, in each case, to the extent required by the Indenture, the Security Documents and the agreements governing the Permitted Additional Pari Passu Obligations, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Paying Agent and Registrar for the Notes

The Issuers are required to maintain one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuers are also required to maintain a registrar. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitate transfer of Notes on behalf of the Issuers.

The Company may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Principal, Maturity and Interest

The Issuers issued $298,436,000 of Notes on the Issue Date. The Notes will mature on April 15, 2020. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional Notes from time to time under the Indenture (“Additional Notes”); provided, however, that if any Additional Notes are not fungible with the then outstanding Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. The Notes offered by the Issuers and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The Issuers issued the Notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Interest on the Notes accrues at the rate of 10.75% per annum and is payable semi-annually in arrears on April 15 and October 15 to the Holders of Notes of record on the immediately preceding April 1 and October 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the Notes is payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to make an offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” In addition, we may, at our discretion, at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

The Issuers may redeem the Notes at any time, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to but excluding the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2016	105.3750%
2017	102.6875%
2018 and thereafter	100.0000%

Any notice of redemption, whether in connection with a financing or other corporate transaction, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related financing or other transaction.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued under the Indenture at any time, the Notes to be redeemed will be selected by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate and, with respect to any global Notes, in accordance with applicable procedures of DTC. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 15 days but (except as set forth in the last paragraph under “—Optional Redemption”) not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note; provided, however, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following any Change of Control, the Issuers will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided, however, that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuers are repurchasing less than all of the Notes, the remaining Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) the other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow; and

(9) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional upon the occurrence of such Change of Control.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, the Issuers.

The Existing Senior Subordinated Notes and the Second Lien Notes have similar requirements regarding our obligation to offer to purchase the Existing Senior Subordinated Notes and the Second Lien Notes upon the occurrence of a Change of Control.

The Credit Agreements provide, and future credit agreements or other agreements relating to Senior Indebtedness could provide, that certain change of control events with respect to the Issuers would constitute a default thereunder (including events that would constitute a Change of Control under the Indenture). In addition, future agreements relating to Senior Indebtedness could prohibit us from consummating a Change of Control Offer depending on the source of the funds used to repurchase the Notes. If we experience a change of control that triggers a default under the Credit Agreements or any such future Indebtedness or any such future Indebtedness prohibits us from repurchasing the Notes, we could seek a waiver of such default or prohibition or seek to refinance the applicable Indebtedness. In the event we do not obtain such a waiver or refinance such Indebtedness, such default could result in amounts outstanding under the Credit Agreements or other Indebtedness being declared due and payable or we may not be able to consummate a Change of Control Offer, which would result in a Default with respect to the Notes.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control also may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We are not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that the following shall be deemed to be cash for purposes of this provision and for no other purpose:

(a) any Obligations under the Term Loan Credit Agreement, any obligations that are secured by Liens that are pari passu with the Liens securing the Term Loan Credit Agreement or any Second Lien Obligations that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce or offer to reduce Indebtedness as follows:

(a) if the assets subject of such Asset Sale constitute Collateral, to permanently reduce Priority Lien Obligations (and to correspondingly reduce commitments with respect thereto) or to permanently reduce (or offer to reduce) Obligations under the Notes and under any other Permitted Additional Pari Passu Obligations on a pro rata basis; provided, however, that all reductions of Obligations under the Notes shall be made as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of the Notes that would otherwise be prepaid;

(b) if the assets subject of such Asset Sale do not constitute Collateral, permanently reduce Obligations under Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided, however, that the Issuers shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes (and may elect to reduce Permitted Additional Pari Passu Obligations) on a pro rata basis; provided further, however, that all reductions of Obligations under the Notes shall be made as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c) permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or any Affiliate of the Company,

(2) to make (a) an Investment in any one or more businesses; provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; provided further, however, that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under and in accordance with the Security Documents, or

(3) to make an Investment in (a) any one or more businesses; provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided further, however, that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under and in accordance with the Security Documents;

provided, however, that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further, however, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and to the holders of any other Permitted Additional Pari Passu Obligations if required by the terms of Permitted Additional Pari Passu Obligations, to purchase the maximum aggregate principal amount of the Notes and Permitted Additional Pari Passu Obligations that, in the case of the Notes, is an integral multiple of $1,000 (but in minimum amounts of $2,000), and may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, and in the case of any Permitted Additional Pari Passu Obligations, at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and Permitted Additional Pari Passu Obligations, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or Permitted Additional Pari Passu Obligations, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall purchase the Notes and such Permitted Additional Pari Passu Obligations, as the case may be, on a pro rata basis (or pursuant to applicable depositary procedures) based on the accreted value or principal amount of the Notes or such Permitted Additional Pari Passu Obligations, as the case may be, tendered with adjustments as necessary so that no Notes or Permitted Additional Pari Passu Obligations, as the case may be, will be repurchased in part in an unauthorized denomination. Additionally, the Issuers may, at their option, make an Asset Sale Offer using the proceeds from any Asset Sale at any time after the consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer, any Net Proceeds not used to purchase Notes or Permitted Additional Pari Passu Obligations in such Asset Sale Offer shall not be deemed Excess Proceeds and the Issuers may use any Net Proceeds not required to be used for general corporate purposes, subject to other covenants contained in this Indenture.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Our future credit agreements or other similar agreements to which the Issuers become parties may contain restrictions on the Issuers’ ability to repurchase Notes. In the event an Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of their lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from repurchasing Notes. In such a case, the Issuers’ failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following covenants (the “Suspended Covenants”):

(1) “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

The Company will give the Trustee written notice of any suspension of covenants not later than five Business Days after such suspension has occurred. In the absence of such notice, the Trustee shall assume the Suspended Covenants are in full force and effect. The Company will give the Trustee written notice of any occurrence of a Reversion Date no later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided, however, that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as

Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Company’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set out below) and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “—Limitation on Restricted Payments,” all events (including the accrual of Consolidated Net Income) set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Company or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests, including, without limitation, payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, or any direct or indirect parent of the Company, including, without limitation, in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

(a) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Indebtedness” (other than, in the event any Default has occurred and is continuing, Indebtedness owing to any Restricted Subsidiary that is not a Guarantor); or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereof) being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of Coverage Indebtedness under the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment is made on or after January 1, 2017 and the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) (to the extent not deducted in calculating Consolidated Net Income) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning September 30, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company since immediately after November 20, 2007 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x) Equity Interests to employees, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after November 20, 2007, to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Company as equity (other than Disqualified Stock), Equity Interests of any of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or debt securities of the Company sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company (other than as Disqualified Stock) following after November 20, 2007 (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (ii) contributions from a Restricted Subsidiary or (iii) any Excluded Contribution); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after November 20, 2007; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the second succeeding paragraph or to the extent such Investment constituted a Permitted Investment) in each case after November 20, 2007; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after November 20, 2007, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value exceeds $20.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the second succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

As of July 1, 2016, the amount determined pursuant to this clause (3) was approximately $89.1 million, although we are unable to utilize this capacity until January 1, 2017, and then only if we would be able to incur $1.00 of Coverage Indebtedness pursuant to the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” on a pro forma basis giving effect to any such Restricted Payment.

The foregoing provisions do not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the Refinancing of Subordinated Indebtedness of the Issuers or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so Refinanced, plus the amount of any reasonable premium to be paid and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so Refinanced;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so Refinanced; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so Refinanced;

(4) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests in DJO Incorporated (which for purposes of this sentence, means the entity named DJO Incorporated immediately prior to the consummation of the DJO Acquisition) rolled over by management of the Company in connection with the DJO Acquisition; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company)); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been and are not thereafter applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph or otherwise; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4); provided, however, that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries and of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided, however, that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or payments of dividends to any direct or indirect parent company to fund payments of dividends on such company’s common stock), following the consummation of an underwritten public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in any amount that do not in the aggregate exceed all Excluded Contributions made since the Issue Date;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 1.75% of Total Assets at the time made; provided, however, that (i) any such Restricted Payments described in clauses (I) or (II) of the first paragraph of this covenant shall not be permitted pursuant to this clause (11) until January 1, 2017; and (ii) any such Restricted Payments described in clause (III) of the first paragraph of this covenant shall not be permitted pursuant to this clause (11) until January 1, 2016;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the DJO Acquisition, and the fees and expenses related thereto, or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Company to permit payment by such parent company of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by the Company, would be permitted by) the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a) franchise and excise taxes and other fees, taxes and expenses, in each case to the extent required to maintain their corporate existence;

(b) federal, state, foreign and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and/or its Restricted Subsidiaries (and, to the extent permitted above, its Unrestricted Subsidiaries), as applicable, would be required to pay in respect of federal, state, foreign and local income taxes for such fiscal year were the Company, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents or were contributed to such Unrestricted Subsidiary in anticipation of such distribution, dividend or other payment); and

(17) Restricted Payments described in clause (III) of the first paragraph of this covenant with respect to any Existing Senior Subordinated Notes that remain outstanding after the consummation of the Exchange Offer; provided, however, that prior to October 15, 2016, such Restricted Payments made pursuant to this clause (17) shall not exceed $15.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period (any Indebtedness or Capital Stock incurred under this paragraph being “Coverage Indebtedness”).

The foregoing limitations do not apply to the following (collectively, “Permitted Indebtedness”):

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of (A) $1,240.0 million plus (B) $20.0 million of Delayed Draw Term Loans (as defined in the Term Loan Credit Agreement) drawn on or prior to December 31, 2015 that are used for acquisitions which are credit neutral or accretive in the good faith determination of the Company;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by (a) the Second Lien Notes or additional loans under the Term Loan Credit Agreement in an aggregate principal amount of $1,045.0 million outstanding at any one time and (b) the Notes issued on the Issue Date (including any Guarantee) and any Notes (including Guarantees thereof) issued in exchange therefor pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2)), including any Existing Senior Subordinated Notes then outstanding;

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence (including all Refinancing Indebtedness Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)) not to exceed 4.0% of Total Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction or is created within 270 days thereafter (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding for purposes of this clause (4) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (4));

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Company to a Restricted Subsidiary; provided, however, that any such Indebtedness owing to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor is expressly subordinated in right of payment to the Notes; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in the Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Indebtedness being held by a person other than the Company or a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to such clauses or pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and

(b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $175.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to Refinance any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so Refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced,

(b) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; provided further, however, solely for purposes of this subclause (13)(b), the Existing Senior Subordinated Notes will be deemed to be pari passu with the Notes; and

(c) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Co-Issuer or a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, the Co-Issuer or a Guarantor;

provided further, however, that subclause (a) of this clause (13) will not apply to any Refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition (or other purchase of assets) or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition or merger, either (a) the Company would be permitted to incur at least $1.00 of Coverage Indebtedness pursuant to the first sentence of this covenant or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture,

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,” or

(c) any incurrence by the Co-Issuer of Indebtedness as a co-issuer of Indebtedness of the Company that was permitted to be incurred by another provision of this covenant;

(18) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (18), 10.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments.”

Notwithstanding any other provision of the Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness secured by a Lien on Collateral that Refinances any Indebtedness outstanding on the Issue Date (but after giving effect to the Exchange Offer) unless the Indebtedness being Refinanced was secured by a Lien on Collateral; provided, however, that the Existing Senior Subordinated Notes may be Refinanced with Indebtedness secured by a Lien on the Collateral so long as the Refinancing of such Existing Senior Subordinated Notes is permitted by the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above; provided that all Indebtedness outstanding under the Credit Agreements on the Issue Date is treated as incurred on the Issue Date under clauses (1) or (2), as applicable, of the preceding paragraph.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional Disqualified Stock or Preferred Stock, as applicable, will in each case not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien (except Permitted Liens) on any of its property or assets (including Capital Stock of a Restricted Subsidiary) that secure Obligations under any Indebtedness, whether owned at the Issue Date or thereafter acquired, other than, in the case of any asset that does not constitute Collateral (including assets previously constituting Collateral that have been released from the Liens securing the Notes and the Guarantees), any Lien on such assets shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under the Indenture, the Notes and the Guarantees are secured on an equal and ratable basis with (or, in the case of any such Indebtedness which is Subordinated Indebtedness, on a prior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien on such assets.

Notwithstanding the foregoing, to the extent that any asset that does not then constitute Collateral is pledged by the Company, the Co-Issuer or any Guarantor to secure any Priority Lien Obligation, such asset shall also be pledged to secure the Notes and the Guarantees as required under and in accordance with the Security Documents, and such asset will thereafter be deemed to be part of the Collateral.

Any Lien created for the benefit of the Holders of the Notes pursuant to the first or second paragraph above under this caption “—Liens” shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in the first or second paragraph above under this caption “—Liens.”

Merger, Consolidation or Sale of All or Substantially All Assets

Company. The Company may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, however, if the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes and the Security Documents, pursuant to a supplemental indenture;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Company or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Coverage Indebtedness, or

(b) the Fixed Charge Coverage Ratio for the Company (or, if applicable, the Successor Company) and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case subclause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(6) the Co-Issuer, unless it is the party to the transactions described above, in which case the fourth succeeding paragraph shall apply, shall have by supplemental indenture confirmed that it continues to be a co-obligor of the Notes; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company, as the case may be, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Guarantors. Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Company will not permit any

Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default or Event of Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales”.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in the preceding paragraph.

Co-Issuer. The Co-Issuer may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Co-Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Co-Issuer’s properties or assets, in one or more related transactions, to any Person unless:

(1) (a) concurrently therewith, a corporate Wholly-Owned Subsidiary that is a Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of the Co-Issuer under the Notes and the Security Documents, pursuant to supplemental indentures or other documents or instruments; or

(b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) the Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend, any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $12.5 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement in an aggregate amount in any fiscal year not to exceed the greater of $7.0 million and 2.0% of EBITDA for such fiscal year (calculated, solely for the purpose of this clause (3), assuming (a) that such fees and related expenses had not been paid, when calculating Net Income, and (b) without giving effect to clause (h) of the definition of EBITDA) (plus any unpaid management, consulting, monitoring and advisory fees and related expenses within such amount accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that such terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Company or any direct or indirect parent companies of any of its Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with any such employees or consultants which, in each case, are approved by the Company in good faith; and

(14) (i) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreements and the related documentation and Hedging Obligations and pursuant to the terms of the Existing Senior Subordinated Notes;

(b) the Indenture, the Notes and the Guarantees;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect the transactions contemplated under such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, the Co-Issuer, or a Foreign Subsidiary guaranteeing Indebtedness of another Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Company, the Co-Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company, the Co-Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(c) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Limitation on Layering

The Company will not, nor will it permit the Co-Issuer or any Guarantor to, directly or indirectly incur any Indebtedness (including Acquired Indebtedness) secured by any of the Collateral unless:

(1) such Indebtedness ranks pari passu with the Indebtedness incurred as Permitted Indebtedness pursuant to either clause (1), (2)(a) or (2)(b), as the case may be, of the definition of “Permitted Indebtedness” and does not provide for any subordination or turnover provisions in favor of any other Indebtedness of the Company, the Co-Issuer or any Guarantor; provided, however, that any such Indebtedness that ranks pari passu with the Notes must contain the same Payment Restrictions that are applicable to the Notes so long as any Notes are outstanding; or

(2) such Indebtedness ranks junior to the Notes in priority with respect to the Collateral and the representative of the holders of such Indebtedness has entered into a junior intercreditor agreement with representatives of all priority Indebtedness, including the Notes, in a form acceptable to those representatives.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the Company’s website (or on the website of any of its parent companies) or providing such reports Trustee, with financial information that satisfied Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information made available in the Exchange Offer, to the extent filed within the times specified above.

Limitation on Business Activities of the Co-Issuer

The Co-Issuer may not hold any assets, become liable for any obligations or engage in any business activities; provided, however, that it may be a co-obligor with respect to the Notes or any other Indebtedness issued by the Company, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-Issuer shall be a Wholly-Owned Subsidiary of the Company at all times.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default”:

(1) default in payment when due and payable (whether at maturity, upon redemption, acceleration or otherwise), of principal of, or premium, if any, on the Notes (whether or not prohibited by the Payment Restrictions);

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes (whether or not prohibited by the Payment Restrictions);

(3) failure by the Company, the Co-Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (including the Co-Issuer) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary;

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8) unless all of the Collateral has been released from the Third Priority Liens in accordance with the provisions of the Security Documents, (i) default by the Company or any Restricted Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Third Priority Liens on a material portion of the Collateral granted to the Collateral Agent for its benefit and the benefit of the Holders of the Notes, (ii) the repudiation in writing by the Company or any Restricted Subsidiary of its material obligations under the Security Documents or (iii) the final determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Restricted Subsidiary party thereto for any reason with respect to a material portion of the Collateral, in each case of (i), (ii) or (iii), which default, repudiation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuers receive written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder and rescind any acceleration with respect to the Notes and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture, the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture, the Security Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture, the Notes, the Guarantees and the Security Documents, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Third Lien Agent, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under either Credit Agreement, the indenture governing the Second Lien Notes or any other material agreement or instrument (other than the Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture and the Security Documents will be discharged and will cease to be of further effect as to all Notes, when:

(1) either

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar or simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under either Credit Agreement, the indenture governing the Second Lien Notes or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

In addition, except as provided in the next two succeeding paragraphs, the Security Documents may be amended or supplemented or otherwise modified in any manner with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and the Permitted Additional Pari Passu Obligations, voting as one class.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of such Notes or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on such Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make such Notes payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on such Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or the Guarantees;

(9) make any change to or modify the ranking of the Notes, including any change in the Payment Restrictions, that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, as of the latest audited consolidated financial statements of the Company), would constitute a significant subsidiary in any manner adverse to the Holders of the Notes or release the Co-Issuer from its obligations under the Indenture.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party), the Third Lien Agent and the Trustee may amend or supplement the Indenture, the Security Documents and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change or changes that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to release Collateral from any Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture or to add assets to the Collateral to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided, however, that the granting of such security interest is not prohibited under “—Impairment of Security Interest” or otherwise under the Indenture;

(7) to add parties to the Security Documents, including Guarantors, or successors, including successor trustees or other representatives;

(8) to make provision for pledges of any collateral to secure the Notes;

(9) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(10) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(11) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or a successor Third Lien Agent thereunder pursuant to the requirements thereof;

(12) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely tradeable;

(13) to provide for the issuance of Additional Notes in accordance with the Indenture;

(14) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture;

(15) to conform the text of the Indenture, Guarantees, the Security Documents or the Notes to any provisions of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantees, the Security Documents or Notes;

(16) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(17) to make any other modifications to the Notes or the Indentures of a formal, minor or technical nature or necessary to correct a manifest error, so long as such modification does not adversely affect the rights of any Holders of the Notes in any material respect;

(18) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Third Lien Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Third Lien Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Third Lien Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(19) to secure any Priority Lien Obligations or any Permitted Additional Pari Passu Obligations under the Security Documents and to include the same in an Intercreditor Agreement;

(20) to enter into any intercreditor arrangements with respect to Indebtedness secured by junior Liens on the Collateral; or

(21) to provide for (i) the succession of any parties to the Security Documents or the Intercreditor Agreements (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreements or any other agreement that is not prohibited by the Indenture, or (ii) the succession of the Third Lien Agent as collateral agent under the Indenture, an Intercreditor Agreements and the Security Documents.

Any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with the Indenture and the Security Documents, or modifying the Intercreditor Agreements in any manner adverse to the Holders of the Notes, will require the consent of the holders of at least 66-2/3% in aggregate principal amount of the Notes and Permitted Additional Pari Passu Obligations then outstanding, voting as one class.

Prior to the repayment of the Priority Lien Obligations, the Administrative Agents (or Second Lien Agent, as applicable) or holders of the Priority Lien Obligations may amend, waive or modify the security documents of such holders and, pursuant to the Intercreditor Agreements, such changes will automatically apply to comparable provisions of the Security Documents. The applicable Administrative Agent (or Second Lien Agent, as applicable) shall give the Trustee and the Third Lien Agent notice of such amendment, waiver or consent, but any failure to provide such notice will not affect the validity or effectiveness of any such amendment, waiver or consent.

No amendment of, or supplement or waiver to, the Security Documents (other than the Intercreditor Agreements) shall be permitted to be effected in violation of or inconsistent with the terms of the Intercreditor Agreements without the prior written consent of the applicable Administrative Agent (or the Second Lien Agent, as applicable). No amendment of, or supplement or waiver to, any Intercreditor Agreement shall be permitted to be effected without the consent of the applicable Administrative Agent, the Second Lien Agent and the Third Lien Agent.

The Indenture also provides that each Holder of Notes, by accepting a Note, is deemed to have agreed to and accepted the terms and conditions of the Security Documents and the performance by the Trustee and the Third Lien Agent of their respective obligations and the exercise of their respective rights thereunder and in connection therewith. A copy of the Security Documents shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication or electronic delivery is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

Concerning the Third Lien Agent

The Bank of New York Mellon is the Third Lien Agent under the Security Documents. The Third Lien Agent is under no obligation to exercise any of its rights or powers under the Security Documents at the request of any Holder of the Notes unless such Holder shall have offered to the Third Lien Agent security and indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“2011 Transactions” means the acquisition contemplated by the 2011 Transaction Agreement and related financings.

“2011 Transaction Agreement” means the Equity Interest Purchase Agreement, dated as of March 14, 2011, by and among Rikco International, LLC d/b/a Dr. Comfort, Rikco Holding Corporation, Merit Mezzanine Fund IV, L.P., Merit Mezzanine Parallel Fund IV, L.P., the members of Rikco International, LLC parties thereto and DJO LLC, as the same may have been amended prior to April 7, 2011.

“ABL Credit Agreement” means the Credit Agreement entered into as of the Issue Date by and among the Company, the Co-Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and the applicable Administrative Agent thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions or Refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof; provided, however, that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Administrative Agent” means the applicable agent from time to time under the relevant Credit Agreement and Intercreditor Agreement or Agreements who has authority to act for the holders of related First Priority Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means any property of the Issuers or any Guarantor acquired after the Issue Date that is required to secure the obligations of the Issuers and the Guarantors under the Notes and the Guarantees pursuant to the Indenture and the Security Documents.

“Agents” means the Administrative Agents, the Second Lien Agent and the Third Lien Agent.

“Applicable Priority Agent” means the applicable Administrative Agent with respect to the relevant Collateral or, if there are no First Lien Obligations then outstanding (and no existing commitments to lend which would be First Lien Obligations), the Second Lien Agent.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn-out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company governed by, and in a manner permitted pursuant to, the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to the acquisition or construction of property by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Bank Product Obligations” means Cash Management Obligations and Hedging Obligations.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euros or any national currency of any participating member state of the EMU; or

(b) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government), with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A’ or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided, however, that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means obligations owed by the Issuers or any Restricted Subsidiary to any agent or a lender under a Credit Facility or any Affiliate of any such agent or lender in respect of any treasury, depository and cash management services (including in respect of liabilities arising from purchase card, travel and entertainment cards or other card services) or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Collateral” means all of the collateral from time to time described in the Security Documents as collateral security for the benefit of the Holders of the Notes.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and excluding (t) accretion or accrual of discounted liabilities not constituting Indebtedness, (u) interest expense attributable to Indebtedness of a parent entity resulting from push-down accounting to the extent such Person and its Restricted Subsidiaries are not liable for the payment of such Indebtedness, (v) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) any Additional Interest and any comparable “additional interest” or “liquidated damages” with respect to securities for failure to timely comply with registration rights obligations, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the DJO Acquisition to the extent incurred on or prior to September 27, 2008), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and other restructuring costs shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, however, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the DJO Acquisition or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) accruals and reserves that are established or adjusted within twelve months after the date of the DJO Acquisition that are so required to be established or adjusted as a result of the DJO Acquisition in accordance with GAAP or changes as a result of a modification of accounting policies shall be excluded; and

(13) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b)

in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreements” means the ABL Credit Agreement and the Term Loan Credit Agreement.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the debt facilities provided by the Credit Agreements, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions or Refinancings thereof and any indentures or credit facilities or commercial paper facilities that Refinances any part of the loans, notes, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate delivered to the Trustee executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant and are not otherwise applied to make any other Restricted Payment.

“Designated Priority Indebtedness” means the Second Lien Notes and any Indebtedness that Refinances any Second Lien Notes so long as such Indebtedness constitutes Second Lien Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“DJO Acquisition” means the acquisition contemplated by the Agreement and Plan of Merger, dated as of July 15, 2007, by and among ReAble Therapeutics Finance LLC, Reaction Acquisition Merger Sub, Inc. and DJO Opco Holdings Inc. (f/k/a DJO Incorporated), and related financings.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, foreign, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(t) through 1(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a Refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided, however, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly- Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i) [RESERVED]

(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company (excluding Disqualified Stock) or any of its direct or indirect parent companies to the extent contributed to the Company as equity (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case after the Issue Date and in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Senior Subordinated Notes” means the 9.75% Senior Subordinated Notes due 2017 issued by the Issuers, pursuant to an indenture, dated October 18, 2010, among the Issuers, certain Subsidiaries of the Company, as guarantors, and The Bank of New York Mellon, as trustee.

“First Lien Documents” means, collectively, the Credit Agreements and all agreements, documents and instruments at any time executed and/or delivered by the Issuers or any Guarantor or any other Person to, with or in favor of any First Lien Secured Party in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time Refinances, replaces or succeeds to all or any portion of the First Lien Obligations on the terms set forth in the Intercreditor Agreements).

“First Lien Lenders” means, collectively, any Person party to the First Lien Documents as a lender (and including any other Person that at any time refinances, replaces or succeeds to all or any portion of the First Lien Obligations or is otherwise party to the First Lien Documents).

“First Lien Obligations” means all (a) obligations under the Credit Agreements and any other obligations which are secured by a Lien ranking in parity with the obligations under either Credit Agreement or would have ranked pari passu if the obligations under such Credit Agreement were outstanding, (b) Hedging Obligations owed to a Hedge Bank and (c) Cash Management Obligations.

“First Lien Secured Parties” means (a) with respect to a Credit Agreement, collectively, the Administrative Agent with respect to such Credit Agreement, the lenders thereunder and their Affiliates (including lenders and their Affiliates to whom Cash Management Obligations are owed), the Hedge Banks, any supplemental administrative agent and each co-agent or sub-agent appointed by any such Administrative Agent from time to time and (b) with respect to any other First Lien Document, all lenders, holders or agents thereunder to which any First Lien Obligations are owing.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis, assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period; and

(3) all dividends or other distributions accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture.

“Guarantor” means, each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture and its successors and assigns, until released from its obligations under its Guarantee in accordance with the terms of the Indenture.

“Hedge Bank” means any Person that is a revolving credit lender under any Credit Agreement or an Affiliate (determined as of the date of entry into the Secured Hedge Agreement) of a revolving credit lender under any Credit Agreement, in its capacity as a party to a Secured Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations.

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means any of the Blackstone Funds and any of their Affiliates but not including, however, any of its or such Affiliates’ portfolio companies.

“Issue Date” means May 7, 2015.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the applicable Issuer.

“Officer’s Certificate” means a certificate signed on behalf of an Issuer by an Officer of such Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or a Subsidiary of the Company.

“Permitted Additional Pari Passu Obligations” means Additional Notes issued pursuant to the Indenture or other Indebtedness that Refinances all or any portion of the Notes and is secured on a pari passu basis with the Notes; provided, however, that (i) the representative of such other Indebtedness executes a joinder agreement to the Security Agreement and the Intercreditor Agreements agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as “Third Lien Debt” under the Security Agreement and the Intercreditor Agreements.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct parent) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, however, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, however, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting cash and Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness of the Company and any Restricted Subsidiary permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof; and

(17) loans and advances to independent sales persons against commissions not in excess of $15.0 million outstanding at any one time, in the aggregate.

“Permitted Junior Securities” means:

(1) Equity Interests in an Issuer, any Guarantor or any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Existing Senior Subordinated Notes and the related guarantees are subordinated to Senior Indebtedness under the indenture pursuant to which the Existing Senior Subordinated Notes were issued;

provided, however, that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreements is treated as part of the same class as the Notes for purposes of such plan of reorganization; provided further, however, that to the extent that any Senior Indebtedness of an Issuer or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person (and, in each case, including but not limited to Liens on Collateral):

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to the first or second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that any Indebtedness intended to rank pari passu with the Notes issued on the Issue Date will be limited to Additional Notes issued under the Indenture or other Indebtedness to the extent it Refinances Notes; provided further, however, that, in connection with any Indebtedness that Refinances Notes, the proceeds of such Indebtedness is used to reduce the principal amount of the Notes of each Holder on a pro rata basis or offered to each Holder on a pro rata basis;

(7) Liens existing on the Issue Date (other than the Liens on the Collateral securing First Lien Obligations, Second Lien Obligations or the Notes);

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) customary Liens securing (x) Hedging Obligations entered into in the ordinary course of business by the Issuer or its Restricted Subsidiaries and (y) obligations in respect of Bank Products;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company, the Co-Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $65.0 million at any one time outstanding;

(21) Liens securing Indebtedness of any Foreign Subsidiary permitted to be incurred under the Indenture, to the extent such Liens relate only to the assets and properties of such Foreign Subsidiary;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens securing obligations owed by the Company or any of its Restricted Subsidiaries to any lender under any Credit Agreement or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds; and

(29) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes), including Indebtedness represented by Sale and Lease-Back Transactions, in an amount not to exceed 5.0% of Total Assets at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Lien Obligations” means any First Lien Obligation and any Second Lien Obligation.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinance” means, in respect of any Indebtedness, Capital Stock or obligation, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, restate, defease or retire, or to issue other Indebtedness, Capital Stock or other obligations in exchange or replacement for, such Indebtedness, Capital Stock or obligation. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and Credit Suisse Securities (USA) LLC, in its capacity as dealer manager for the Exchange Offer.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, however, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means, with respect to any Designated Priority Indebtedness, any trustee, agent or representative appointed to act for the holders of such Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Co-Issuer and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Rating Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Agent” means The Bank of New York Mellon, as the collateral agent for the holders of the Second Lien Notes, and any successor thereto.

“Second Lien Notes” means the Issuers’ second lien notes issued on the Issue Date pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the indenture dated as of the Issue Date, among the Issuers, the Guarantors, the Second Lien Notes Trustee and the Second Lien Agent.

“Second Lien Notes Trustee” means The Bank of New York Mellon, as trustee under the Second Lien Notes Indenture, and any successor trustee thereunder.

“Second Lien Obligations” means (a) the Second Lien Notes and the obligations of the Issuers and the Guarantors under the Second Lien Notes and the Second Lien Notes Indenture and (b) any other obligations which are secured by a Lien ranking pari passu with the Second Lien Notes or would have ranked pari passu if the Second Lien Notes were outstanding.

“Second Lien Secured Parties” means (a) with respect to the Second Lien Notes Indenture, collectively, the Second Lien Notes Trustee, the Second Lien Agent and the holders of the Second Lien Notes from time to time and (b) with respect to any other Second Lien Obligation, all lenders, holders or agents thereunder to which Second Lien Obligations are owing.

“Secured Hedge Agreement” has the meaning given to it in the applicable Credit Agreement.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the security agreement to be dated as of the Issue Date among the Third Lien Agent, the Issuers and the Guarantors granting, among other things, a Third Priority Lien on the Collateral, subject to Permitted Liens, in favor of the Third Lien Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Intercreditor Agreements and the agreements pursuant to which security interests in the Collateral are granted to secure the Notes and the Guarantees from time to time, including the Security Agreement.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the Credit Agreements (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under any Credit Agreement or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, however, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinate in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Priority Indebtedness, and the holder(s) of such Indebtedness or their agent or representative (i) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (ii) shall have received a certificate from an Officer of the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Significant Subsidiary” means (i) the Co-Issuer and (ii) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and the Company and/or one of its direct or indirect parent companies as in effect on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a general partner or otherwise controls such entity.

“Term Loan Credit Agreement” means the Credit Agreement entered into as of the Issue Date, by and among the Company, the Co-Issuer, the lenders party thereto in their capacities as lenders thereunder and the applicable Administrative Agent thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions or Refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof; provided, however, that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

“Third Lien Obligations” means the Indebtedness incurred and Obligations under the Indenture and any Permitted Additional Pari Passu Obligations.

“Third Lien Secured Parties” means (a) with respect to the Indenture, collectively, the Trustee, the Third Lien Agent and the Holders of the Notes from time to time and (b) with respect to any other Third Lien Obligation, all lenders, holders or agents thereunder to which Third Lien Obligations are owing.

“Total Assets” means the total assets of the Company, except where expressly provided otherwise, and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of such other Person.

“Transactions” means the exchange offer and the other transactions contemplated by the Issuers’ Offer to Exchange and Consent Solicitation dated April 16, 2015 with respect to the Notes.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.0 §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company, other than the Co-Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Coverage Indebtedness; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (including the exchange of outstanding notes for exchange notes) by an ERISA Plan with respect to which DJOFL, DJO Finance Corporation or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holdings the notes in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an exchange of outstanding notes for exchange notes), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or any interest therein constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring any notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to any such acquisition or holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement for the exchange offer is declared effective, (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities and (iii) the date on which all the notes covered by such registration statement have been sold pursuant to the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Faegre Baker Daniels LLP as to all matters governed by the laws of the State of Minnesota, the opinion of Rice Reuther Sullivan & Carroll, LLP as to all matters governed by the laws of the State of Nevada, the opinion of Moore & Van Allen, PLLC as to all matters governed by the laws of the State of North Carolina and the opinion of Reinhart Boerner Van Deuren s.c. as to all matters governed by the laws of the State of Wisconsin. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of funds affiliated with Blackstone.

EXPERTS

The consolidated financial statements and schedule of DJOFL at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We have historically filed annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

DJO FINANCE LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of DJO Finance LLC

We have audited the accompanying consolidated balance sheets of DJO Finance LLC as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, (deficit) equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DJO Finance LLC at December 31, 2015 and 2014 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

San Diego, California

March 24, 2016

DJO Finance LLC

Consolidated Balance Sheets

(in thousands)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$48,943	$31,144
Accounts receivable, net	172,360	169,207
Inventories, net	174,573	168,930
Deferred tax assets, net	—	24,598
Prepaid expenses and other current assets	21,179	16,793
Current assets of discontinued operations	2,878	25,642

Total current assets	419,933	436,314
Property and equipment, net	117,273	116,476
Goodwill	1,018,104	1,023,890
Intangible assets, net	749,045	825,905
Other assets	5,174	4,205
Non current assets of discontinued operations	29	163,071

Total assets	$2,309,558	$2,569,861

Liabilities and Deficit
Current liabilities:
Accounts payable	$58,492	$59,245
Accrued interest	16,998	29,600
Current portion of debt obligations	10,550	8,975
Other current liabilities	102,173	94,178
Current liabilities of discontinued operations	13,371	8,681

Total current liabilities	201,584	200,679
Long-term debt obligations	2,344,562	2,233,309
Deferred tax liabilities, net	213,856	243,123
Other long-term liabilities	15,092	14,366

Total liabilities	$2,775,094	$2,691,477

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	841,510	839,781
Accumulated deficit	(1,293,339)	(952,412)
Accumulated other comprehensive loss	(16,341)	(11,603)

Total membership deficit	(468,170)	(124,234)
Noncontrolling interests	2,634	2,618

Total deficit	(465,536)	(121,616)

Total liabilities and deficit	$2,309,558	$2,569,861

See accompanying Notes to Consolidated Financial Statements.

DJO Finance LLC

Consolidated Statements of Operations

(in thousands)

	Year ended December 31,
	2015	2014	2013
Net sales	$1,113,627	$1,087,529	$1,020,784
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $30,719, $32,962, and $33,719, for the year ended December 31, 2015, 2014 and 2013, respectively)	466,019	462,000	434,708
Selling, general and administrative	454,724	439,872	409,192
Research and development	35,105	37,277	32,976
Amortization of intangible assets	79,964	83,944	86,412
Impairment of goodwill	—	—	49,600

	1,035,812	1,023,093	1,012,888

Operating income	77,815	64,436	7,896
Other expense:
Interest expense, net	(172,290)	(174,325)	(177,570)
Loss on modification and extinguishment of debt	(68,473)	(938)	(1,059)
Other expense, net	(7,303)	(5,197)	(1,277)

	(248,066)	(180,460)	(179,906)

Loss before income taxes	(170,251)	(116,024)	(172,010)
Income tax provision (benefit)	12,256	(4,720)	17,451

Net loss from continuing operations	(182,507)	(111,304)	(189,461)
Net (loss) income from discontinued operations	(157,580)	21,742	(13,101)

Net loss	(340,087)	(89,562)	(202,562)
Net income attributable to noncontrolling interests	(840)	(972)	(890)

Net loss attributable to DJO Finance LLC	$(340,927)	$(90,534)	$(203,452)

See accompanying Notes to Consolidated Financial Statements.

DJO Finance LLC

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Net loss	$(340,087)	$(89,562)	$(202,562)
Other comprehensive (loss) income, net of taxes:
Foreign currency translation adjustments, net of tax benefit (provision) of $540, $3,871, and $(1,212), for the year ended December 31, 2015, 2014, and 2013, respectively	(5,630)	(13,167)	19
Unrealized gain on cash flow hedges, net of tax provision of $375 for the year ended December 31, 2015	609	—	—

Other comprehensive (loss) income	(5,021)	(13,167)	19

Comprehensive loss	(345,108)	(102,729)	(202,543)
Comprehensive income attributable to non-controlling interests	(557)	(591)	(1,010)

Comprehensive loss attributable to DJO Finance LLC	$(345,665)	$(103,320)	$(203,553)

See accompanying Notes to Consolidated Financial Statements.

DJO Finance LLC

Consolidated Statements of (Deficit) Equity

(in thousands)

	DJO Finance LLC
	Member capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total membership (deficit) equity	Non- controlling interests	Total (deficit) equity
Balance at December 31, 2012	839,234	(658,426)	1,284	182,092	2,318	184,410
Net (loss) income	—	(203,452)	—	(203,452)	890	(202,562)
Other comprehensive (loss) income, net of taxes	—	—	(101)	(101)	120	19
Investment by parent	2,155	—	—	2,155	—	2,155
Stock-based compensation	(2,001)	—	—	(2,001)	—	(2,001)
Exercise of stock options	(619)	—	—	(619)	—	(619)
Dividend paid by subsidiary to owners of non-controlling interests	—	—	—	—	(684)	(684)

Balance at December 31, 2013	838,769	(861,878)	$1,183	$(21,926)	$2,644	$(19,282)
Net (loss) income	—	(90,534)	—	(90,534)	972	(89,562)
Other comprehensive loss, net of taxes	—	—	(12,786)	(12,786)	(381)	(13,167)
Stock-based compensation	1,869	—	—	1,869	—	1,869
Cancellation of vested options	—	—	—		—
Exercise of stock options	(857)	—	—	(857)	—	(857)
Dividend paid by subsidiary to owners of non-controlling interests	—	—	$—	$—	$(617)	(617)

Balance at December 31, 2014	839,781	(952,412)	$(11,603)	$(124,234)	$2,618	$(121,616)
Net (loss) income	—	(340,927)	—	(340,927)	840	(340,087)
Other comprehensive loss, net of taxes	—	—	(4,738)	(4,738)	(283)	(5,021)
Stock-based compensation	1,805	—	—	1,805	—	1,805
Exercise of stock options	(76)	—	—	(76)	—	(76)
Dividend paid by subsidiary to owners of non-controlling interests	0	—	—	—	(541)	(541)

Balance at December 31, 2015	$841,510	$(1,293,339)	$(16,341)	$(468,170)	$2,634	$(465,536)

See accompanying Notes to Consolidated Financial Statements.

DJO Finance LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash Flows From Operating Activities:
Net loss	$(340,087)	$(89,562)	$(202,562)
Net loss (income) from discontinued operations	157,580	(21,742)	13,101
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	37,491	35,213	32,507
Amortization of intangible assets	79,964	83,944	86,412
Amortization of debt issuance costs and non-cash interest expense	7,850	8,692	8,012
Stock-based compensation expense	1,805	1,869	2,155
Impairment of goodwill	—	—	49,600
Loss (gain) on disposal of assets, net	1,447	(1,118)	(1,012)
Deferred income tax provision (benefit)	5,940	(10,710)	9,809
Loss on modification and extinguishment of debt	68,473	938	1,059
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(8,064)	(14,460)	(19,459)
Inventories	(8,106)	(19,497)	3,239
Prepaid expenses and other assets	(7,516)	11,424	(8,669)
Accrued interest	(12,600)	(81)	(1,969)
Accounts payable and other	25,488	7,725	3,808

Net cash provided by (used in) continuing operating activities	9,665	(7,365)	(23,969)
Net cash provided by discontinued operations	39,861	53,852	53,749

Net cash provided by operating activities	49,526	46,487	29,780

Cash Flows From Investing Activities:
Purchases of property and equipment	(44,089)	(52,741)	(37,484)
Cash paid in connection with acquisitions, net of cash acquired	(24,000)	(4,587)	(1,953)
Other investing activities, net	27	(1,038)	(1,626)

Net cash used in investing activities from continuing operations	(68,062)	(58,366)	(41,063)
Net cash (used in) provided by investing activities from discontinued operations	(575)	(52)	—

Net cash used in investing activities	(68,637)	(58,418)	(41,063)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	2,518,033	1,000,294	549,417
Repayments of debt obligations	(2,419,027)	(990,219)	(523,037)
Payment of debt issuance, modification and extinguishment costs	(62,375)	(1,812)	(2,387)
Payment of contingent consideration	—	(5,690)	—
Cash paid in connection with the cancellation of vested options	—	(2,001)	—
Dividend paid by subsidiary to owners of noncontrolling interests	(541)	(617)	(684)
Exercise of stock options	11	22	0

Net cash provided by (used in) financing activities	36,101	(23)	23,309

Effect of exchange rate changes on cash and cash equivalents	809	(480)	329

Net increase (decrease) in cash and cash equivalents	17,799	(12,434)	12,355
Cash and cash equivalents, beginning of year	31,144	43,578	31,223

Cash and cash equivalents, end of year	$48,943	$31,144	$43,578

Supplemental disclosures of cash flow information:
Cash paid for interest	$176,739	$165,469	$171,361
Cash paid for taxes, net	$7,584	$7,442	$7,834

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Business

We are a global developer, manufacturer and distributor of medical devices that provide solutions for musculoskeletal health, vascular health and pain management. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

DJO Finance LLC (DJOFL) is a wholly owned indirect subsidiary of DJO Global, Inc. (DJO). Substantially all business activities of DJO are conducted by DJOFL and its wholly owned subsidiaries. Except as otherwise indicated, references to “us,” “we,” “DJOFL,” “our,” or “the Company,” refers to DJOFL and its consolidated subsidiaries.

Infrequent Events

In September 2013, a fire occurred at our factory in Tunisia. As a result of the fire, certain inventory and fixed assets were destroyed and the leased facility became inoperable. Estimated losses of $5.0 million related to destroyed inventory and fixed assets, excess expenses incurred and building reconstruction costs were recorded for the year ended December 31, 2013. Additionally, we recorded $1.3 million in revenue from business interruption insurance proceeds for the year ended December 31, 2013. Final claims were settled against the policies in September 2014. As a result, estimated losses were adjusted to $3.3 million, and additional $2.3 million in revenue from business interruption insurance proceeds was recorded for the year ended December 31, 2014. The activity in the corresponding insurance receivable was follows (in thousands):

Year Ended December 31, 2014
Balance, beginning of period	$6,261
Change in estimated losses	(1,617)
Business interruption	2,274
Claim payments	(6,918)

Balance, end of period	$—

Segment Reporting

We market and distribute our products through four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International. Our Bracing and Vascular, Recovery Sciences, and Surgical Implant segments generate their revenues within the United States. Our Bracing and Vascular segment offers rigid knee braces, orthopedic soft goods, cold therapy products, vascular systems, compression therapy products and therapeutic footwear for the diabetes care market. Our Recovery Sciences segment offers home electrotherapy, iontophoresis, home traction products, bone growth stimulation products and clinical physical therapy equipment. Our Surgical Implant segment offers a comprehensive suite of reconstructive joint products for the knee, hip and shoulder. Our International segment offers all of our products to customers outside the United States. See Note 18 for additional information about our reportable segments.

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold TENS devices for pain relief, other electrotherapy and orthopedic products and the related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, contractual allowances, rebates, product returns, warranty obligations, allowances for doubtful accounts, valuation of inventories, self-insurance reserves, income taxes, loss contingencies, fair values of derivative instruments, fair values of long-lived assets and any related impairments, capitalization of costs associated with internally developed software and stock-based compensation. Actual results could differ from those estimates.

Basis of Presentation

The Consolidated Financial Statements include the Company and its controlled subsidiaries. Intercompany transactions are eliminated. We consolidate the results of operations of our 50% owned subsidiary, Medireha GmbH (Medireha), and reflect the 50% share of results not owned by us as noncontrolling interests in our Consolidated Statements of Operations. We maintain control of Medireha through certain rights that enable us to prohibit certain business activities that are not consistent with our plans for the business and provide us with exclusive distribution rights for products manufactured by Medireha.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. The reclassifications were not material to the Consolidated Financial Statements.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents. Cash consists of deposits with financial institutions. We consider all short-term, highly liquid investments and investments in money market funds and commercial paper with remaining maturities of less than three months at the time of purchase to be cash equivalents. While our cash and cash equivalents are on deposit with high-quality institutions, such deposits exceed Federal Deposit Insurance Corporation insured limits.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Management analyzes accounts receivable based on historical collection rates and bad debts write-offs, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged off against the allowance when the company believes it is probable the receivable will not be recovered.

Sales Returns and Allowances. We make estimates of the amount of sales returns and allowances that will eventually be incurred. Management analyzes sales programs that are in effect, contractual arrangements, market acceptance and historical trends when evaluating the adequacy of sales returns and allowance accounts. We estimate contractual discounts and allowances for reimbursement amounts from our third party payor customers based on negotiated contracts and historical experience.

Inventories. Inventories are valued at the lower of cost or market. We use standard cost methodology to determine cost basis for our inventories. This methodology approximates actual cost on a first-in, first-out basis. We establish reserves for slow moving and excess inventory, product obsolescence, shrinkage and other valuation allowances based on future demand and historical experience to make corresponding adjustments to the carrying value of these inventories to reflect the lower of cost or market value.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets that range from three to 25 years. Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. We capitalize surgical implant instruments that we provide to surgeons, free of charge, for use while implanting our products and the related depreciation expense is recorded as a component of Selling, general and administrative expense. We also capitalize electrotherapy devices that we rent to patients and record the related depreciation expense in cost of sales.

Software Developed For Internal Use. Software is stated at cost less accumulated amortization and is amortized on a straight-line basis over estimated useful lives ranging from three to ten years. We capitalize costs of internally developed software during the development stage, including external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software project. Software assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable. Upgrades and enhancements are capitalized if they result in added functionality. Amortization expense related to internally developed software was $1.7 million, $2.0 million, and $1.9 million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015 and 2014, we had $6.8 million and $8.5 million respectively, of unamortized internally developed software costs included within property and equipment in our Consolidated Balance Sheets.

Intangible Assets and Amortization. Our primary intangible assets are goodwill, customer relationships, patents and technology and trademarks and trade names. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired in business combinations. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with definite lives are amortized over their respective estimated useful lives and reviewed for impairment when circumstances warrant.

We evaluate the carrying value of goodwill and indefinite life intangible assets annually on the first day of the fourth quarter or whenever events or circumstances indicate the carrying value may not be recoverable. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets. As such, these fair valuation measurements use significant unobservable inputs, which are inputs that are classified as Level 3 in the fair value hierarchy. Changes to these assumptions could require us to record impairment charges on these assets.

Self Insurance. We are partially self-insured for certain employee health benefits and product liability claims. Accruals for losses are provided based upon claims experience and actuarial assumptions, including provisions for incurred but not reported losses.

Revenue Recognition. Revenues are recognized when they are realized or realizable, and are earned. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which is on the date of shipment or the date of receipt by the customer. We include amounts billed to customers for freight in revenue.

We recognize revenue, both rental and purchase, for products sold directly to patients or their third party insurance payors, when our product has been dispensed or shipped to the patient and the patient’s insurance has been verified.

We record revenues from sales or our surgical implant products when the products are used in a surgical procedure (implanted in a patient).

We reduce revenue by estimates of potential future product returns and other allowances. Revenues are also reduced by rebates related to sales transacted through distribution agreements that provide the distributors with a right to return inventory or take certain pricing adjustments based on sales mix or volume. Provisions for product returns and other allowances are recorded as a reduction to revenue in the period sales are recognized.

Cost of Sales. Cost of sales is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

We provide expressed warranties on certain products for periods typically ranging from one to three years. We estimate our warranty obligations at the time of sale based upon historical experiences and known product issues, if any.

A summary of the activity in our warranty reserves is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Balance, beginning of year	$1,942	$1,847	$1,488
Amount charged to expense for estimated warranty costs	1,517	1,788	1,138
Deductions for actual costs incurred	(1,765)	(1,693)	(779)

Balance, end of year	$1,694	$1,942	$1,847

Selling, General and Administrative Expense. Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, administrative and other indirect overhead costs, depreciation expense on non-manufacturing assets and other miscellaneous operating items. Advertising costs are charged to expense as incurred. For the years ended December 31, 2015, 2014 and 2013, advertising costs were $3.9 million, $4.7 million, and $6.4 million, respectively.

Research and Development. The company conducts research and development activities to broaden our product offering and for improvement of existing products or manufacturing processes. Research and development costs include employee compensation and benefits, consultants, facilities related costs, material costs, depreciation and travel. Research and development costs are expensed as incurred.

Other Expense, Net. Other expense, net, primarily includes net realized and unrealized foreign currency transaction gains and losses.

Stock Based Compensation. We maintain a stock option plan under which stock options of our indirect parent, DJO, have been granted to both employees and non-employees. All share based payments to employees are recognized in the financial statements based on their grant date fair values and our estimates of forfeitures. We amortize stock-based compensation for service-based awards granted on a straight-line basis over the requisite service (vesting) period for the entire award. Other awards vest upon the achievement of certain pre-determined performance targets, and compensation expense is recognized to the extent the achievement of the performance targets is deemed probable.

Income Taxes. Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recognized. Net deferred tax assets are then reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized.

Foreign Currency Translation and Transactions. We translate the financial statements of each foreign subsidiary with a functional currency other than the United States dollar into the United States dollar for consolidation using end-of-period exchange rates for assets and liabilities and average exchange rates during each reporting period for results of operations. Net gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany receivables and payables of a long-term investment nature are recorded, net of applicable income taxes, as a component of other comprehensive income (loss) in our Consolidated Statement of Comprehensive Loss. Cash flows from our operations in foreign countries are translated at the average rate for the applicable period. The effect of exchange rates on cash balances held in foreign currencies are separately reported in our Consolidated Statements of Cash Flows.

Transactions denominated in currencies other than our or our subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in our Consolidated Balance Sheets related to such transactions result in transaction gains and losses that are reflected in our Consolidated Statements of Operations as either unrealized (based on the applicable period end translation) or realized (upon settlement of the transactions). For the years ended December 31, 2015, 2014 and 2013, foreign transaction (losses) gains were $(7.3) million, $(5.3) million, and $(1.5) million, respectively.

Derivative Financial Instruments. All derivative instruments are recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them.

We make use of debt financing as a source of funds and are therefore exposed to interest rate fluctuations in the normal course of business. Our credit facilities are subject to floating interest rates. We manage the risk of unfavorable movements in interest rates by hedging interest rate on a portion of the outstanding loan balance, thereby locking in a fixed rate on a portion of the principal, reducing the effect of possible rising interest rates and making interest expense more predictable. We have designated these interest rate cap agreements as cash flow hedges for accounting purposes. Therefore, changes in the fair values of the derivative are recorded in accumulated other comprehensive income (loss) and are subsequently recognized in earnings when the hedged item affects earnings.

We use foreign exchange forward contracts to hedge expense commitments that are denominated in currencies other than the U.S. dollar. The purpose of our foreign currency hedging activities is to fix the dollar value of specific commitments and payments to foreign vendors. Before acquiring a derivative instrument to hedge a specific risk, potential natural hedges are evaluated. While our foreign exchange contracts act as economic hedges, we have not designated such instruments as hedges for accounting purposes. Therefore, gains and losses resulting from changes in the fair values of these derivative instruments are recorded in other income (expense), net, in our Consolidated Statements of Operations.

The fair value of our derivative instruments has been determined through the use of models that consider various assumptions, including time value and other relevant economic measures, which are inputs that are classified as Level 2 in the fair value hierarchy (see Notes 10 and 11).

Comprehensive Income (Loss). Comprehensive income (loss) includes net income (loss) as per our Consolidated Statement of Operations and other comprehensive income (loss). Other comprehensive income (loss), which is comprised of unrealized gains and losses on foreign currency translation adjustments, net of tax, is included in our Consolidated Statement of Comprehensive Loss.

Concentration of Credit Risk. We sell the majority of our products in the United States to orthopedic professionals, hospitals, distributors, specialty dealers, insurance companies, managed care companies and certain governmental payors such as Medicare. International sales comprised 26.6%, 29.9%, and 29.3% of our net sales for the years ended December 31, 2015, 2014 and 2013, respectively. International sales are generated from a diverse group of customers through our wholly owned subsidiaries and certain independent distributors. Credit is extended based on an evaluation of the customer’s financial condition and generally collateral is not required. We provide a reserve for estimated bad debts. Management reviews and revises its estimates for credit losses from time to time and such credit losses have generally been within management’s estimates. In each of the years ended December 31, 2015, 2014 and 2013, we had no individual customer or distributor that accounted for 10% or more of our total annual net sales.

Fair Value of Financial Instruments. The carrying amounts of our short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair values due to their short-term nature. See Note 12 for information concerning the fair value of our variable and fixed rate debt.

Recent Accounting Standards.

In May 2014, the FASB issued an accounting standards update related to revenue from contracts with customers. The new standard provides a five-step approach to be applied to all contracts with customers. The accounting standards update also requires expanded disclosures about revenue recognition. On July 9, 2015, the FASB decided to defer the effective date of the standard. The guidance is now effective for fiscal years beginning after December 15, 2017 and interim periods within that reporting period. Early adoption is permitted as early as the original effective date of December 15, 2016. The Company is currently evaluating the new guidance to determine the impact it may have to its consolidated financial statements.

In April 2015, the FASB issued an accounting standards update related to the presentation of debt issuance costs. The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The guidance is effective for annual and interim periods beginning after December 15, 2015. Early application is permitted. The Company has early adopted this update and the impact is reflected in the current and prior periods presented.

In April 2015, the FASB issued an accounting standards update related to internal-use software. The standard provides guidance to clarify the customer’s accounting for fees paid in a cloud computing arrangement. The guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In July 2015, the FASB issued an accounting standards update which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This guidance does not apply to inventory that is measured using last-in, first-out (LIFO). The guidance is effective for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In September 2015, the FASB issued an accounting standards update which eliminates the requirement for an acquirer in a business combination to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new guidance also sets forth new disclosure requirements related to the adjustments. The guidance is effective for annual and interim periods beginning after December 15, 2015. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In November 2015, the FASB issued an accounting standards update which requires all deferred income taxes be presented on the balance sheet as noncurrent. The new guidance is intended to simplify financial reporting by eliminating the requirement to classify deferred taxes between current and noncurrent. The guidance is effective for annual and interim periods beginning after December 15, 2016. The Company has early adopted this update and the impact is reflected prospectively in the Company’s financial statements.

In January 2016, the FASB issued an accounting standards update which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans, but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. The guidance is effective for annual periods beginning after December 15, 2017. Early application is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In February 2016, the FASB issued an accounting standards update which affects the accounting for leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The amendment also will require qualitative and quantitative disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. We are still assessing the impact of adoption on our consolidated financial statements.

3. ACQUISITIONS AND DIVESTITURES

On June 30, 2015, our subsidiary Encore Medical, L.P., dba DJO Surgical, acquired certain assets from Zimmer Biomet Holdings, Inc., including the Biomet Cobalt™ Bone Cement, Optivac® Cement Mixing Accessories, SoftPac™ Pouch and Discovery® Elbow System product lines. The purchase price consisted of a cash payment of $24.0 million and was funded through the $20.0 million delayed draw term loan from our New Senior Secured Credit Facilities (as defined below). Additional acquisition related costs were $3.4 million and are included in the Selling, general and administrative expense line item in the Consolidated Statement of Operations.

The primary reason for the acquisition was to further invest in our growing Surgical Implant segment and improve our position in the orthopedic implant market. The Discovery Elbow will be our first elbow technology and builds upon our successful upper extremity portfolio and shoulder arthroplasty experience. The Cobalt products have a substantial base of customers for hip, knee, shoulder, elbow and other orthopedic implant technologies.

Goodwill represents the excess of the purchase price over fair value of tangible and identifiable intangible assets acquired. All goodwill associated with the acquisition is allocated to our Surgical Implant segment.

Goodwill related to this acquisition is expected to be deductible for tax purposes.

On January 23, 2014, we acquired all of the outstanding shares of capital stock of Speetec Implantate GmbH (“Speetec”). Speetec is a distributor and manufacturer of knee, hip and shoulder arthroplasty products in Germany. The purchase price consisted of a cash payment at closing of $5.0 million, a holdback of $1.3 million for potential indemnity claims and $1.6 million for the fair value of contingent consideration. The fair value of contingent consideration was approximately 25% of the total potential contingent consideration of $7.3 million. The valuation was based on the probability weighted average estimate of achievement of revenue targets for 2014 and 2015.

The indemnity holdback accrues interest at the Euribor rate plus 100 basis points and is 50% payable in March 2015 and March 2016, respectively, if not used for indemnification claims. The first indemnity holdback payment was made on March 31, 2015. The contingent consideration is 50% payable in March 2015 and March 2016, respectively, if earned. As of December 31, 2015, the revenue targets had not been met therefore no contingent consideration is payable related to this transaction.

On July 1, 2013 we acquired certain assets of Blue Leaf Medical CC, (“Blue Leaf”) for a total purchase price of $0.6 million. The assets acquired relate to certain vascular product lines in South Africa, Namibia, Botswana, Mozambique and Zambia. The purchase price consisted of a cash payment at closing of $0.4 million, $0.1 million for the purchase of inventory on hand at closing and $0.1 million which was held back to provide security for potential indemnification claims. The hold back payment was paid to the sellers in September 2014.

On March 7, 2013 we acquired certain assets of Vasyli Medical Asia/Pacific Pty Ltd, (“Vasyli”) for a total purchase price of $2.2 million. The assets acquired relate to the distribution of certain vascular product lines in Australia and New Zealand. The purchase price consisted of a cash payment at closing of $1.3 million, $0.5 million for the purchase of inventory on hand at closing and $0.4 million which was held back to provide security for potential indemnification claims. The hold back payment was paid to the sellers in March 2014. Additionally, there was $0.3 million of contingent consideration payable one year from the acquisition date if certain revenue targets were met by December 31, 2013; however, these targets were not achieved and therefore no payment was made.

Our primary reason for the 2014 and 2013 acquisitions was to move from an indirect sales model (i.e., sales to distributors at a discount) to a direct sales model, resulting in increased gross profit and operating income. All goodwill associated with these acquisitions is allocated to our International reporting segment.

The purchase price for each of these acquisitions was allocated to the fair values of the net tangible and intangible assets acquired as follows (in thousands):

(in thousands):	Zimmer Biomet	Speetec	Blue Leaf	Vasyli
Cash	$—	$489	$—	$—
Accounts receivable	—	608	—	—
Inventory	2,477	2,766	59	542
Other current assets	—	154	—	31
Property and equipment	—	379	—	12
Other non-current assets	—	—	—	—
Liabilities assumed	—	(1,642)	—	—
Deferred tax liabilities	—	(1,003)	—	—
Identifiable intangible assets (1):
Customer relationships	1,800	2,861	90	308
Technology	15,000	—	—	—
Non-compete	—	569	111	930
Trademarks and trade names	2,900	320	—	—
Goodwill (2)	1,823	2,383	322	363

Total purchase price	$24,000	$7,884	$582	$2,186

(1)	The fair value of customer relationships was assigned to relationships with major customers existing on the acquisition date based upon an estimate of the future discounted cash flows that would be derived from those customers, after deducting contributory asset charges.

The fair value of technology was determined primarily by estimating the present value of future royalty costs that will be avoided due to our ownership of the patents and technology acquired.

The fair value of non-compete agreements relate to non-compete agreements entered into with certain members of senior management. The values were determined by estimating the present value of the cash flows associated with having these agreements in place, less the present value of the cash flows assuming the non-compete agreements were not in place.

The fair value of trademarks and trade names was determined primarily by estimating the present value of future royalty costs that will be avoided due to our ownership of the trade names and trademarks acquired.

The useful lives of the intangible assets acquired were estimated based on the underlying agreements and/or the future economic benefit expected to be received from the assets.

(2)	Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired. Among the factors which resulted in the recognition of goodwill for the Speetec acquisition was the opportunity to expand our direct presences in the German market with our surgical products. Among the factors which resulted in goodwill for the acquisition was the opportunity to increase our revenue and expand our presence in the surgical implant market through the use of the acquired technology and customer relationships. Among the factors which resulted in the recognition of goodwill for the Blue Leaf and Vasyli assets was the opportunity to expand our direct presence in the local markets with our vascular products.

Discontinued Operations

For disposal transactions that occur on or after that January 1, 2015, a component of an entity is reported in discontinued operations after meeting the criteria for held-for-sale classification, is disposed of by sale or is disposed of other than by sale (e.g. abandonment) if the disposition represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results. The Company has evaluated the quantitative and qualitative factors related to the disposal of the Empi business and concluded that those conditions for discontinued operations presentation have been met. For financial statement purposes, the Empi business financial results are reported within discontinued operations in the Consolidated Financial Statements.

Income (loss) from discontinued operations, net of taxes, is comprised of the following (in thousands):

	Year ended December 31,
	2015	2014	2013
Net sales	$95,342	$141,637	$154,673
Costs and operating expenses:
Cost of sales	35,834	33,397	36,957
Selling, general and administrative	50,729	59,333	68,798
Research and development	249	465	245
Amortization of intangible assets	6,874	9,127	9,127
Impairment of goodwill	117,298	—	52,500
Impairment of intangible and long lived assets	52,150	—	4,500
Other income	86	37	18

(Loss) income from discontinued operations before income taxes	$(167,706)	$39,352	$(17,436)
Income tax benefit (provision)	10,126	(17,610)	4,335

Net (loss) income from discontinued operations	$(157,580)	$21,742	$(13,101)

Net assets for discontinued operations are as follows:

	Year ended December 31,
	2015	2014
Accounts receivable, net	$2,743	$18,852
Inventories, net	—	6,410
Other current assets	135	380
Property and equipment, net	22	3,631
Intangible and other non-current assets	7	159,440

Total assets	2,907	188,713
Accounts payable and other liabilities	13,371	8,681

Net (liabilities) assets	$(10,464)	$180,032

4. ACCOUNTS RECEIVABLE RESERVES

A summary of activity in our accounts receivable allowance for doubtful accounts is presented below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Balance, beginning of year	$23,585	$16,458	$12,304
Provision for doubtful accounts	26,160	26,083	13,311
Write-offs, net of recoveries	(16,852)	(18,956)	(9,157)

Balance, end of year	$32,893	$23,585	$16,458

Our allowance for sales returns balance was $4.1 million, $3.6 million, and $3.9 million, as of December 31, 2015, 2014 and 2013, respectively.

5. INVENTORIES

Inventories consist of the following (in thousands):

	December 31, 2015	December 31, 2014
Components and raw materials	$57,372	$57,513
Work in process	10,330	5,321
Finished goods	99,167	101,309
Inventory held on consignment	29,746	26,881

	196,615	191,024
Inventory reserves	(22,042)	(22,094)

	$174,573	$168,930

A summary of the activity in our inventory reserves is presented below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Balance, beginning of year	$22,094	$21,523	$15,192
Provision charged to costs of sales	5,699	6,800	7,905
Write-offs, net of recoveries	(5,751)	(6,229)	(1,574)

Balance, end of year	$22,042	$22,094	$21,523

The write-offs to the reserve were principally related to the disposition of fully reserved inventory.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following (in thousands):

	December 31, 2015	December 31, 2014	Depreciable lives (years)
Land	$266	$266	Indefinite
Buildings and improvements	26,187	25,741	3 to 25
Equipment	128,352	121,502	2 to 7
Software	42,495	33,780	3 to 10
Furniture and fixtures	12,065	11,596	3 to 8
Surgical implant instrumentation	97,489	78,275	5
Construction in progress	3,885	11,913	N/A

	310,739	283,073
Accumulated depreciation and amortization	(193,466)	(166,597)

Property and equipment, net	$117,273	$116,476

Depreciation and amortization expense relating to property and equipment was $37.5 million, $35.2 million, and $32.5 million for the years ended December 31, 2015, 2014 and 2013, respectively.

7. LONG-LIVED ASSETS

Goodwill

Changes in the carrying amount of goodwill for the year ended December 31, 2015 are presented in the table below (in thousands):

	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Balance, beginning of period
Goodwill	$483,258	$249,601	$47,406	$340,631	$1,120,896
Accumulated impairment losses	—	(49,600)	(47,406)	—	(97,006)

Goodwill, net of accumulated impairment losses at December 31, 2014	483,258	200,001	—	340,631	1,023,890
Current Year Activity:
Acquisitions	—	—	1,823	—	1,823
Foreign currency translation	—	—	—	(7,609)	(7,609)
Balance, end of period
Goodwill	483,258	249,601	49,229	333,022	1,115,110
Accumulated impairment losses	—	(49,600)	(47,406)	—	(97,006)

Goodwill, net of accumulated impairment losses at December 31, 2015	$483,258	$200,001	$1,823	$333,022	$1,018,104

Intangible Assets

Identifiable intangible assets consisted of the following (in thousands):

December 31, 2015	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$475,776	$(320,991)	$154,785
Patents and technology	446,854	(246,509)	200,345
Trademarks and trade names	29,737	(12,695)	17,042
Distributor contracts and relationships	4,693	(3,875)	818
Non-compete agreements	6,607	(5,714)	893

	$963,667	$(589,784)	373,883

Indefinite-lived intangible assets:
Trademarks and trade names			375,162

Net identifiable intangible assets			$749,045

December 31, 2014	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$477,359	$(279,008)	$198,351
Patents and technology	431,979	(215,915)	216,064
Trademarks and trade names	25,970	(9,902)	16,068
Distributor contracts and relationships	4,771	(3,401)	1,370
Non-compete agreements	6,824	(4,723)	2,101

	$946,903	$(512,949)	433,954

Indefinite-lived intangible assets:
Trademarks and trade names			391,951

Net identifiable intangible assets			$825,905

In performing our 2015 goodwill impairment test, we estimated the fair values of our reporting units using the income approach which includes the discounted cash flow method and the market approach which includes the use of market multiples. These fair value measurements are categorized within Level 3 of the fair value hierarchy. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes, and required significant judgment with respect to forecasted sales, gross margin, selling, general and administrative expenses, depreciation, income taxes, capital expenditures, working capital requirements and the selection and use of an appropriate discount rate. For purposes of calculating the discounted cash flows of our reporting units, we used estimated revenue growth rates averaging between 1% and 15% for the discrete forecast period. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit and considered long-term earnings growth rates for publicly traded peer companies. Future cash flows were then discounted to present value at discount rates ranging from 8.9% to 10.6%, and terminal value growth rates ranging from 1.0% to 3.0%. Publicly available information regarding comparable market capitalization was also considered in assessing the reasonableness of the cumulative fair values of our reporting units estimated using the discounted cash flow methodology. We determined that the fair value of the six reporting units with goodwill assigned to them exceeds their carrying value and no reporting unit was at risk of failing the test. The percentage by which the fair value of the six reporting units exceeded their carrying value ranged from 31.4% to 133.5%. As such, we determined that the goodwill of our reporting units was not impaired.

In the fourth quarter of 2015 we tested our indefinite lived trade name intangible assets for impairment. This test work compares the fair value of the asset with its carrying amount. To determine the fair value we applied the relief from royalty (RFR) method. Under the RFR method, the value of the trade name is determined by calculating the present value of the after-tax cost savings associated with owning the asset and therefore not being required to pay royalties for its use during the asset’s indefinite life. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating future cash flows and the identification of appropriate terminal growth rate assumptions. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash generated by the respective intangible assets. Future cash flows were discounted to present value at discount rates ranging from 8.9% to 10.6%, and terminal value growth rates ranging from 1.0% to 3.0%. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. We used market average royalty rates ranging from 0.5% to 5.0%. These fair value measurements are categorized within Level 3 of the fair value hierarchy. We determined that that the fair value of these trade names exceed their carrying value. The percentage by which the fair value of these trade names exceeded their carrying value ranged from 24.0% to 160.1%. As such, we determined that these indefinite lived intangible assets are not impaired. This fair value measurement is categorized within Level 3 of the fair value hierarchy.

Our definite lived intangible assets are being amortized using the straight line method over their remaining weighted average useful lives of 4.6 years for customer relationships, 7.8 years for patents and technology, 1.8 years for distributor contracts and relationships, 6.7 years for trademarks and trade names, and 1.7 years for non-compete agreements. Based on our amortizable intangible asset balance as of December 31, 2015 we estimate that amortization expense will be as follows for the next five years and thereafter (in thousands):

2016	76,460
2017	66,104
2018	57,887
2019	53,037
2020	37,066
Thereafter	83,329

$373,883

Our goodwill and intangible assets by segment are as follows (in thousands):

December 31, 2015	Goodwill	Intangible Assets, Net
Bracing and Vascular	$483,258	$449,893
Recovery Sciences	200,001	138,732
International	333,022	131,019
Surgical Implant	1,823	29,401

	$1,018,104	$749,045

December 31, 2014	Goodwill	Intangible Assets, Net
Bracing and Vascular	$483,258	$487,122
Recovery Sciences	200,001	176,134
International	340,631	150,128
Surgical Implant	—	12,521

	$1,023,890	$825,905

8. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

	December 31, 2015	December 31, 2014
Accrued wages and related expenses	$29,031	$29,650
Accrued commissions	20,479	15,237
Accrued rebates	13,433	12,981
Accrued other taxes	4,196	4,983
Accrued professional expenses	3,164	2,682
Income taxes payable	1,612	2,477
Deferred tax liability	163	343
Other accrued liabilities	30,095	25,825

	$102,173	$94,178

9. EMPLOYEE BENEFIT PLANS

We have multiple qualified defined contribution plans, which allow for voluntary pre-tax contributions by employees. We pay all general and administrative expenses of the plans and make matching and may make certain discretionary contributions to the plans. Based on 100% of the first 1% and 50% of the next 5% of compensation deferred by employees (subject to IRS limits and non-discrimination testing), we made matching contributions of $4.2 million, $4.1 million, and $4.2 million, to the plans for the years ended December 31, 2015, 2014 and 2013, respectively. The plans provide for discretionary contributions by us, as approved by the Board of Directors. There have been no such discretionary contributions through December 31, 2015. In addition, we made contributions to our international pension plans of $1.7 million, $1.7 million, and $1.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

10. DERIVATIVE INSTRUMENTS

From time to time, we use derivative financial instruments to manage interest rate risk related to our variable rate credit facilities and risk related to foreign currency exchange rates. Our objective is to reduce the risk to earnings and cash flows associated with changes in interest rates and changes in foreign currency exchange rates. Before acquiring a derivative instrument to hedge a specific risk, we evaluate potential natural hedges. Factors considered in the decision to hedge an underlying market exposure include the materiality of the risk, the volatility of the market, the duration of the hedge, and the availability, effectiveness and cost of derivative instruments. We do not use derivative instruments for speculative or trading purposes.

All derivatives, whether designated as hedging relationships or not, are recorded on the balance sheet at fair value. The fair value of our derivatives is determined through the use of models that consider various assumptions, including time value, yield curves and other relevant economic measures which are inputs that are classified as Level 2 in the fair value hierarchy. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resulting designation. Our interest rate cap agreements were designated as cash flow hedges, and accordingly, effective portions of changes in the fair value of the derivatives were recorded in accumulated other comprehensive income (loss) and subsequently reclassified into our Consolidated Statement of Operations when the hedged forecasted transaction affects income (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in income (loss). Our foreign exchange contracts have not been designated as hedges, and accordingly, changes in the fair value of the derivatives are recorded in income (loss).

Interest Rate Cap Agreements. We utilize interest rate caps to manage the risk of unfavorable movements in interest rates on a portion of our outstanding floating rate loan balances. Our interest rate cap agreements were designated as cash flow hedges for accounting purposes, and the hedges were considered effective. As such, the effective portion of the gain or loss on the derivative instrument was reported as a component of accumulated other comprehensive income (loss) and reclassified into interest expense in our Consolidated Statement of Operations in the period in which it affected income (loss).

Foreign Exchange Rate Contracts. We utilize Mexican Peso (MXN) foreign exchange forward contracts to hedge a portion of our exposure to fluctuations in foreign exchange rates, as our Mexico-based manufacturing operations incur costs that are largely denominated in MXN. As of December 31, 2015 we did not have any outstanding foreign currency exchange forward contracts. While our foreign exchange forward contracts act as economic hedges, we have not designated such instruments as hedges for accounting purposes. Therefore, gains and losses resulting from changes in the fair values of these derivative instruments are recorded in Other income (expense), net, in our accompanying Consolidated Statements of Operations.

Information regarding the notional amounts of our foreign exchange forward contracts is presented in the table below (in thousands):

	Notional Amount (MXN)		Notional Amount (USD)
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Foreign exchange contracts not designated as hedges	—	7,682	$—	$526

The following table summarizes the fair value of derivative instruments in our Consolidated Balance Sheets (in thousands):

	Balance Sheet Location	December 31, 2015	December 31, 2014
Derivative Assets:
Interest rate cap agreements designated as cash flow hedges	Other long term assets	$1,313	$0

Derivative Liabilities:
Interest rate cap agreements designated as cash flow hedges	Other current liabilities	$282	$—
Foreign exchange forward contracts not designated as hedges	Other current liabilities	—	4

The following table summarizes the effect our derivative instruments have on our Consolidated Statements of Operations (in thousands):

		Year Ended December 31,
	Location of gain (loss)	2015	2014	2013
Interest rate cap agreements designated as cash flow hedges	Interest expense (1)	$—	$—	$—
Foreign exchange forward contracts not designated as hedges	Other income (expense), net	$(4)	40	(821)

		$(4)	$40	$(821)

The pre-tax loss on derivative instruments designated as cash flow hedges recognized in other comprehensive income (loss) is presented below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Interest rate cap agreements designated as cash flow hedges	$985	$—	$—

11. FAIR VALUE MEASUREMENTS

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

During the year ended December 31, 2014, we remeasured the fair value of contingent consideration related to our January 2014 acquisition of Speetec. We initially valued the contingent consideration at $1.6 million which equaled approximately 25% of the total potential contingent consideration of $7.3 million. The valuation was based on the probability weighted average estimate of achievement of revenue targets for 2014 and 2015. The fair value of the expected payment was then calculated using a 9.9% discount rate as the contingent consideration is 50% payable in March 2015 and March 2016, respectively, if earned. Our remeasurement of the fair value based on the probability of achieving the Speetec revenue targets and the discounted present value of the current estimate of the future contingent payments reduced the net fair value of the contingent consideration to zero.

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

As of December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$1,313	$—	$1,313

Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$282	$—	$282

As of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Liabilities:
Foreign exchange forward contracts not designated as hedges	$—	$4	$—	$4

12. DEBT

Debt obligations consist of the following (in thousands):

	December 31, 2015	December 31, 2014
Credit facilities:
Revolving credit facility, net of unamortized debt issuance costs of $2.1 million and $1.0 million as of December 31, 2015 and 2014, respectively	$27,886	$16,031
Term loan:
$1,052.4 million Term Loan, net of unamortized debt issuance costs and original issuance discount of $15.3 million as of December 31, 2015	1,037,117	—
$884.6 million Tranche B term loans, net of unamortized debt issuance costs and original issuance discount $13.2 million as of December 31, 2014	—	871,373
Notes:
$1,015.0 million 8.125% Second Lien notes, net of unamortized debt issuance costs and original issuance discount of $16.9 million	998,137	—
$330.0 million 8.75% Second Priority Senior Secured notes, net of unamortized debt issuance costs, including unamortized original issue premium of $1.0 million as of December 31, 2014	—	329,031
$440.0 million 9.875% Senior Unsecured notes, net of unamortized debt issuance costs of $6.7 million as of December 31, 2014	—	433,309
$300.0 million 7.75% Senior Unsecured notes, net of unamortized debt issuance costs of $4.1 million as of December 31, 2014	—	295,810
$298.5 million 10.75% Third Lien notes, net of unamortized debt issuance costs and original issuance discount of $8.1 million	290,443	—
$300.0 million 9.75% Senior Subordinated notes, net of unamortized debt issuance costs of $3.3 million as of December 31, 2014	1,529	296,667
Other	—	63

Total debt	2,355,112	2,242,284
Current maturities	(10,550)	(8,975)

Long-term debt	$2,344,562	$2,233,309

Credit Facilities

On May 7, 2015, we entered into (i) a $1,055.0 million new term loan facility (the “Term Loan”) and (ii) a $150.0 million new asset-based revolving credit facility (the “ABL Facility” and together with the Term Loan, the “Credit Facilities”). In addition, the Term Loan provides for a $150.0 million incremental facility, subject to customary borrowing conditions and the ABL Facility provides for a $50.0 million facility increase, subject to customary borrowing conditions.

A portion of the proceeds from the Credit Facilities was used to repay in full all amounts due and owing under the revolving credit facility and Tranche B term loans, dated as of November 20, 2007, as subsequently amended and restated, and further amended from time to time, by and among DJO Finance LLC (the “Company”), DJO Holdings LLC (“DJO Holdings”), Credit Suisse AG, as administrative agent, and the lenders party thereto.

As of December 31, 2015, the market values of our Term Loan and drawings under the ABL Facility were $1,020.8 million and $30.0 million, respectively. We determine market value using trading prices for the senior secured credit facilities on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Term Loan

Interest Rates. Borrowings under the Term Loan bear interest at a rate equal to, at our option, either (a) 2.25% plus a base rate equal to the highest of (1) the prime rate as reported by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) 3.25% plus the Eurodollar rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate for U.S. dollar deposits, subject to a minimum Eurodollar rate of 1.00%. As of December 31, 2015 our weighted average interest rate for all borrowings under the Credit Facilities was 4.19%.

Principal Payments. We are required to make principal repayments under the Term Loan in quarterly installments equal to 0.25% of the original principal amount, with the remaining amount payable at maturity in June 2020.

Prepayments. The Term Loan requires us to prepay principal amounts outstanding, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon attaining certain total net leverage ratios) of annual excess cash flow, as defined in the Term Loan agreement;

•	100% of the net cash proceeds above (i) $30.0 million in any single transaction or series of related transactions or (ii) an annual amount of $100.0 million of all non-ordinary course asset sales or other dispositions, if we do not reinvest the net cash proceeds in assets to be used in our business, generally within 12 months of the receipt of such net cash proceeds; and

•	100% of the net cash proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted to be incurred under the Credit Facilities.

We may voluntarily repay outstanding loans under the Credit Facilities at any time without premium or penalty, subject to payment of (i) customary breakage costs applicable to prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto and (ii) a prepayment premium of 1% applicable to prepayments made within 6 months from the date of the closing of the Term Loan.

Guarantee and Security. All obligations under the Credit Facilities are unconditionally guaranteed by DJO Holdings LLC and each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Credit Facility Guarantors”). In addition, the Term Loan is secured by (i) a first priority security interest in certain of our tangible and intangible assets and those of each of the Credit Facility Guarantors and all the capital stock of, or other equity interests in, DJO Holdings and each of our material direct or indirect wholly-owned domestic subsidiaries and direct wholly-owned first-tier foreign subsidiaries, (subject to certain exceptions and qualifications) (collectively, “Term Loan Collateral”) and (ii) a second priority security interest in the ABL Collateral (as defined below).

Certain Covenants and Events of Default. The Term Loan contains a number of covenants that restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and other restricted payments;

•	make investments, loans or advances, including acquisitions;

•	repay subordinated indebtedness or amend material agreements governing our subordinated indebtedness;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Term Loan requires us to maintain a maximum first lien net leverage ratio, as defined, of Credit Facilities debt, net of cash, to Adjusted EBITDA of no greater than 5.35:1 for a trailing twelve month period commencing with the period ending September 30, 2015. As of December 31, 2015, our actual senior secured first lien net leverage ratio was 4.15:1, and we were in compliance with all other applicable covenants.

Asset-Based Revolving Credit Facility

Interest Rate. Borrowings under our ABL Facility bear interest at a rate equal to, at our option, a margin over, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) a Eurodollar rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the ABL Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar borrowings, each subject to step-downs based upon the amount of the available, unused facility.

Fees. In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders based on the daily amount of the ABL Facility that is unutilized. The commitment fee is an annual rate of 0.25% if the average facility utilization in the previous fiscal quarter is equal to or greater than 50%, and 0.375% if the average facility utilization in the previous fiscal quarter was less than 50%.

Guarantee and Security. The ABL Facility is secured by a first priority security interest in personal property of DJOFL and each of the Credit Facility Guarantors consisting generally of accounts receivable, cash, deposit accounts and securities accounts, inventory, intercompany notes and intangible assets (other than intellectual property and investment property), subject to certain exceptions and qualifications (collectively, the “ABL Collateral”, and together with the Term Loan Collateral, the “Collateral”) and a fourth priority security interest in the Term Loan Collateral.

Certain Covenants and Events of Default. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to undertake certain transactions or otherwise make changes to our assets and business. These are substantially similar to the Term Loan covenants described above.

In addition, we are required to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 to 1.0 if the unutilized facility is less than the greater of $9.0 million or 10% of the lesser of (1) $150.0 million and (2) the aggregate borrowing base. This coverage ratio requirement remains in place until the 30th consecutive day the unutilized facility exceeds such threshold. The ABL Facility also contains certain customary affirmative covenants and events of default. As of December 31, 2015, we were in compliance with all applicable covenants.

Prior Credit Facility

Prior to May 7, 2015, our credit facilities consisted of term loans and a $100.0 million revolving credit facility, originally entered into on November 20, 2007 and subsequently amended and restated on March 20, 2012 and further amended from time to time. Effective April 8, 2014, the interest rate margins applicable to borrowings under the old revolving credit facilities were, at our option, either (a) the Eurodollar rate, plus 325 basis points or (b) a base rate determined by reference to the highest of (1) the prime rate, (2) the federal funds rate, plus 0.50% and (3) the Eurodollar rate for a one-month interest period, plus in each case 325 basis points. The interest rate margins applicable to the Tranche B term loans were, at our option, either (a) the Eurodollar rate plus 325 basis points or (b) a base rate plus 325 basis points. There was a minimum LIBOR rate applicable to the Eurodollar component of interest rates on Tranche B term loans of 1.00%. The applicable margin for borrowings under the old senior secured revolving credit facilities could have been reduced, subject to our attaining certain leverage ratios.

Notes:

8.125% Second Lien Notes

On May 7, 2015 we issued $1,015.0 million aggregate principal amount of 8.125% Second Lien Notes (8.125% Notes), which mature on June 15, 2021. The 8.125% Notes are fully and unconditionally guaranteed on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The net proceeds from the issuance of the 8.125% Notes were used, together with borrowings under the First Lien Credit Facilities and cash on hand, to repay our prior notes (see below), repay prior credit facilities and pay all related fees and expenses.

The 8.125% Notes and related guarantees are secured by second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of December 31, 2015, the market value of the 8.125% Notes was $903.4 million. We determined market value using trading prices for the 8.125% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. Prior to June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at a redemption price equal to 100% of the principal amount of the 8.125% Notes redeemed, plus accrued and unpaid interest plus the “make-whole” premium set forth in the indenture governing the 8.125% Notes On and after June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest. In addition, we may redeem, using net proceeds from certain equity offerings, (i) up to 15% of the principal amount prior to June 15, 2019 at a price equal to 103% of the principal amount being redeemed, and/or (ii) up to 35% of the principal amount prior to June 15, 2018, at a price equal to 108.125% of the principal amount being redeemed, plus accrued and unpaid interest, in each case using an amount not to exceed the net proceeds from certain equity offerings.

10.75% Third Lien Notes

On May 7, 2015, we issued $298.5 million aggregate principal amount of 10.75% Third Lien Notes (10.75% Notes) which mature on April 15, 2020. The 10.75% Notes are fully and unconditionally guaranteed on a secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The 10.75% Notes were issued in connection with our (i) offer (Exchange Offer) to exchange our 9.75% Senior Subordinated Notes due 2017 (9.75% Notes) for the 10.75% Notes and cash and (ii) solicitation of consents from registered holders of the 9.75% Notes to certain proposed amendments to the indenture for the 9.75% Notes. The 10.75% Notes and related guarantees are secured by third-priority liens on the Term Loan Collateral and fourth-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of December 31, 2015, the market value of the 10.75% Notes was $265.6 million. We determined market value using trading prices for the 10.75% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. We have the option to redeem the 10.75% Notes, in whole or in part, after May 7, 2015, at the redemption prices set forth in the Indenture governing the 10.75% Notes, plus accrued and unpaid interest.

9.75% Senior Subordinated Notes

On October 18, 2010, we issued $300.0 million aggregate principal amount of 9.75% Senior Subordinated Notes (9.75% Notes) maturing on October 15, 2017. The 9.75% Notes are guaranteed fully and unconditionally on an unsecured senior basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantee any of DJOFL’s indebtedness, or any indebtedness of DJOFL’s domestic subsidiaries.

On May 13, 2015, a total of $298.5 million aggregate principal of outstanding 9.75% Notes were validly tendered as part of the Exchange Offer. As of December 31, 2015, $1.5 million aggregate principal of the 9.75% Notes remains outstanding.

Optional Redemption. Under the indenture governing the 9.75% Notes, we have the option to redeem some or all of the 9.75% Notes at a redemption price of 102.438% and 100% of the then outstanding principal balance at October 15, 2015 and 2016, respectively, plus accrued and unpaid interest.

Amendments. On May 7, 2015, the indenture for the 9.75% Notes was amended to eliminate or waive substantially all of the restrictive covenants contained therein, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including certain conditions to defeasance, contained therein.

Change of Control

Upon the occurrence of a change of control, DJOFL must give holders of the Notes an opportunity to sell to DJOFL some or all of their 8.125% Notes and 10.75% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The indentures for the 8.125% Notes and the 10.75% Notes each contain covenants limiting, among other things, our ability to (i) incur additional indebtedness or issue certain preferred and convertible shares, pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of DJO or make other restricted payments, (ii) make certain investments, (iii) sell certain assets, (iv) create liens on certain assets to secure debt, (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, (vi) enter into certain transactions with affiliates, or (vii) designate our subsidiaries as unrestricted subsidiaries. As of December 31, 2015, we were in compliance with all applicable covenants.

Our ability to continue to meet the covenants related to our indebtedness specified above in future periods will depend, in part, on events beyond our control, and we may not continue to meet those covenants. A breach of any of these covenants in the future could result in a default under the credit facilities or the Notes, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under the Indentures.

At December 31, 2015, the aggregate amounts of principal maturities of long-term debt for the next five years and thereafter are as follows (in thousands):

2016	10,550
2017	12,079
2018	10,550
2019	10,550
2020	1,338,634
Thereafter	1,015,000

$2,397,363

Prior Notes:

8.75% Second Priority Senior Secured Notes

On March 20, 2012 and October 1, 2012, we issued $330.0 million aggregate principal amount of 8.75% Second Priority Senior Secured Notes (8.75% Notes) maturing on March 15, 2018. The 8.75% Notes were guaranteed jointly and severally and on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantee any of DJOFL’s indebtedness, or any indebtedness of DJOFL’s domestic subsidiaries.

On May 16, 2015, we redeemed the full principal amount outstanding under the 8.75% Notes, plus accrued interest, at a redemption price of 104.375%.

9.875% Senior Notes

On October 1, 2012, we issued $440.0 million aggregate principal amount of 9.875% Senior Notes (9.875% Notes) maturing on April 15, 2018. The 9.875% Notes were guaranteed jointly and severally and on an unsecured senior basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantee any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

On May 16, 2015, we redeemed the full principal amount outstanding under the 9.87% Notes, plus accrued interest, at a redemption price of 104.938%.

7.75% Senior Unsecured Notes

On April 7, 2011, we issued $300.0 million aggregate principal amount of 7.75% Senior Notes (7.75% Notes) maturing on April 15, 2018. The 7.75% Notes were guaranteed jointly and severally and on a senior unsecured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantee any of DJOFL’s indebtedness, or any indebtedness of DJOFL’s domestic subsidiaries.

On May 16, 2015, we redeemed the full principal amount outstanding of the 7.75% Notes, plus accrued interest, at a redemption price of 103.875%.

Loss on Modification and Extinguishment of Debt

During year ended December 31, 2015, we recognized loss on modification and extinguishment of debt of $68.5 million. The loss consists of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes, and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.8 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.

During the year ended December 31, 2014, we recognized a loss on modification and extinguishment of debt of $0.9 million. The loss consists of $0.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished.

Debt Issuance Costs

As of December 31, 2015 and December 31, 2014, we had $14.5 million and $28.6 million, respectively, of unamortized debt issuance costs. In April 2015, the FASB issued an accounting standards update related to the presentation of debt issuance costs. The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The Company has early adopted this update and the impact is reflected in the current and prior periods presented. Therefore, debt issuance costs are reflected as direct deduction from the debt liability included in Long-term debt obligations in our Consolidated Balance Sheets.

For the year ended December 31, 2015, we capitalized $5.9 million of debt issuance costs incurred in connection with our debt refinancing. For the year ended December 31, 2014, we capitalized $1.5 million of debt issuance costs incurred in connection with the amendment of our prior credit facilities.

For the years ended December 31, 2015, 2014 and 2013, amortization of debt issuance costs was $4.7 million, $8.1 million and $7.3 million, respectively. Amortization of debt issuance costs was included in Interest expense in our Consolidated Statements of Operations for each of the periods presented.

13. MEMBERSHIP DEFICIT

During the year ended December 31, 2015, DJO issued 8,848 shares of its common stock upon the net exercise of vested stock options that had been granted to an employee in 2006 in exchange for options that had previously been granted in the predecessor company to DJO (Rollover Options). Our stock incentive plan permits participants to exercise stock options using a net exercise method. In a net exercise, we withhold from the total number of shares that otherwise would be issued to a participant upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the aggregate option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. The employee exercised these Rollover Options for a total of 30,529 shares of DJO’s common stock, from which we withheld 21,681 shares to cover $0.4 million of aggregate option exercise price and income tax withholdings and issued the remaining 8,848 shares.

Additionally, during the year ended December 31, 2015, DJO issued 667 shares of its common stock upon the exercise of stock options. Net proceeds from the share sales were contributed by DJO to us, and are included in Member capital in our Consolidated Balance Sheet as of December 31, 2015.

During the year ended December 31, 2014, DJO issued 115,693 shares of its common stock upon the net exercise of vested stock options that had been granted to two former members of DJO’s Board of Directors in 2006 and to employees in 2007 in exchange for options that had previously been granted in the predecessor company to DJO (“Rollover Options”). Our stock incentive plan permits participants to exercise stock options using a net exercise method. In a net exercise, we withhold from the total number of shares that otherwise would be issued to a participant upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the aggregate option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. The two former directors and employees exercised these Rollover Options for a total of 507,088 shares of DJO’s common stock, from which we withheld 391,395 shares to cover $6.5 million of aggregate option exercise price and income tax withholdings and issued the remaining 115,693 shares.

Additionally, during the year ended December 31, 2014, DJO issued 6,447 shares of its common stock upon the exercise of stock options. Net proceeds from the share sales were contributed by DJO to us, and are included in Member capital in our Consolidated Balance Sheet as of December 31, 2014.

During the year ended December 31, 2013, DJO issued 72,151 shares of common stock upon the net exercise of Rollover Options. During the year ended December 31, 2013, the net exercise method was employed by the participants to exercise Rollover Options to acquire 221,057 shares of our common stock; we withheld 148,906 of the shares subject to the Rollover Options to cover $2.5 million of aggregate option exercise price and income tax withholdings and issued the remaining 72,151 shares to the participants.

Additionally, during the year ended December 31, 2013, we entered into an agreement to repurchase Rollover Options from our former chief financial officer, upon her departure, which cancelled vested Rollover Options for 313,681 shares of common stock held by her. The $2.0 million amount to be paid represents the excess of the fair market value of the shares over the exercise price of the options. This amount is included as a reduction to Member capital in our Consolidated Balance Sheet as of December 31, 2013.

The proceeds from the DJO sales of shares were used for working capital purposes. All such sales were subject to execution of a stockholder agreement including certain rights and restrictions (See Note 17).

14. STOCK OPTION PLANS AND STOCK-BASED COMPENSATION

Stock Option Plan

We have one active equity compensation plan, the DJO 2007 Incentive Stock Plan (2007 Plan) under which we are authorized to grant awards of restricted and unrestricted stock, options, and other stock-based awards based on the shares of common stock of our indirect parent, DJO, subject to adjustment in certain events. The total number of shares available to grant under the 2007 Plan is 10,575,529.

Options issued under the 2007 Plan can be either incentive stock options or non-qualified stock options. The exercise price of stock options granted will not be less than 100% of the fair market value of the underlying shares on the date of grant and will expire no more than ten years from the date of grant.

In September 2015, all outstanding options granted to employees between 2008 and 2011 were amended to modify the vesting terms of the portion of the options which vest on achievement of a minimum multiple of invested capital (MOIC) from a MOIC of 2.25 for one-third of the options and a MOIC of 2.5 for an additional one-third of the options to a single MOIC vesting component covering two-thirds of the options with the terms described below. As amended, the options granted between 2008 and 2011 vest as follows: (i) one-third of each stock option grant vests over a specified period of time contingent solely upon the option holder’s continued employment or service with us (Time-Based Options); and, (ii) two-thirds of each stock option grant will vest upon achieving MOIC with respect to Blackstone’s aggregate investment in DJO’s capital stock, to be achieved by Blackstone following a liquidation of all or a portion of its investment in DJO’s capital stock (Market Return Options). The Market Return Options provide for vesting within a range of achievement of a MOIC multiple between 1.5 and 2.25. If Blackstone sells all or a portion of its equity interests in DJO while the options are outstanding, then the unvested Market Return Options will vest and become exercisable as follows: 1) 25% of the options will vest and become exercisable if Blackstone realizes a MOIC of 1.5 times its equity investment in DJO; 2) 100% of the options will vest and become exercisable if Blackstone realizes a MOIC of at least 2.25 times its equity investment in DJO; and 3) if Blackstone realizes a MOIC of greater than 1.5 times its equity investment but less than 2.25 times its equity investment, then 25% of the options will vest and become exercisable and a percentage of the remaining unvested options will vest and become exercisable with such percentage equal to a fraction, the numerator of which is the actual MOIC realized by Blackstone, less 1.5 and the denominator of which is 0.75.

In July 2015, all outstanding options granted to employees in 2012 and later years were amended to modify the MOIC vesting provision as described below. Options granted to employees in 2012 vest in four equal installments beginning in 2012 and for each of the three calendar years following 2012, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan approved by DJO’s Board of Directors for such year (Performance Options). In the event that the Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not therefore vest at the end of such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA for such four years equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. In addition, as amended in July 2015, such options also provide that in the event Blackstone achieves the same MOIC requirement described above for the Market Return Options, any unvested installments from prior years and all installments for future years shall thereupon vest.

In February 2013, 310,000 options previously granted to new employees in 2012 were amended to convert one-third of such options into Time-Based Options, with the remaining two-thirds continuing to be Performance Options. Additionally, all 2012 Performance Options were amended to allow for vesting of the 2012 Adjusted EBITDA tranche if the 2013 Adjusted EBITDA results equal or exceed an enhanced amount of Adjusted EBITDA over the amount reflected in the 2013 financial plan. The 2013 Adjusted EBITDA results were not met. In February 2014, all 2012 and 2013 Performance Options were amended to allow for vesting of the 2012 and 2013 Adjusted EBITDA tranches if the 2014 Adjusted EBITDA results equaled or exceeded an enhanced amount of Adjusted EBITDA reflected in the 2014 financial plan. Because the required 2014 Adjusted EBITDA results were not achieved, those tranches did not vest.

Options granted in 2013 and 2014 to existing employees had the same terms as the Performance Options described above and options granted to new employees in 2013 and 2014 had the same terms as the options amended in February 2013.

In 2014 and 2015, options were granted to employees following the net exercise of their Rollover Options which were scheduled to expire in 2014 and 2015, respectively. These new options were fully vested on the date of grant and have a term of ten years (Vested Options).

Except for options granted to the Chairman of the Board and two other board members as described below, options are typically granted annually to members of our Board of Directors who are not affiliates of Blackstone (referred to as Director Service Options). The Director Service Options vest in increments of 33 1/3% per year on each of the first through third anniversary dates of the grant date, contingent upon the optionee’s continued service as a director. The options granted to the Chairman of the Board and the two other board members vest as follows: one-third of the stock option grant vests in increments of 33 1/3% per year on each of the first through third anniversary dates from the grant date contingent upon the optionee’s continued service as a director; and, as amended in July 2015, two-thirds of the stock option grant will vest in the same manner as the Market Return Options.

Stock-Based Compensation

During the year ended December 31, 2015, the compensation committee granted 1,343,621 options to employees, of which 1,065,002 were Performance Options, 257,498 were Time-Based Options and 21,121 were Vested Options. Additionally, the compensation committee granted 23,000 Director Performance Options to members of the Board of Directors. The weighted average grant date fair values of the Time-Based Options, Vested Options and Director Options granted during the year ended December 31, 2015 were $6.09, $5.27 and $6.92, respectively

During the year ended December 31, 2014, the compensation committee granted 1,747,268 options to employees, of which 1,221,162 were Performance Options, 498,338 were Time-Based Options and 27,768 were Vested Options. The weighted average grant date fair values of the Time-Based Options and the Vested Options granted during the year ended December 31, 2014 were $6.05 and $5.28, respectively.

During the year ended December 31, 2013, the compensation committee granted 1,082,397 options to employees, of which 768,677 were Performance Options, 243,323 were Time-Based Options and 70,397 were 2013 Vested Options. Additionally, the compensation committee granted 100,000 options to one board member and 13,800 Director Service Options to certain members of the Board of Directors. The weighted average grant date fair values of the Time-Based Options, the 2013 Vested Options and the Director Service Options granted during the year ended December 31, 2013 were $5.99, $5.23 and $6.02, respectively.

The fair value of each option award is estimated on the date of grant, or modification, using the Black-Scholes option pricing model for service based awards, and a binomial model for market based awards. In estimating fair value for options issued under the 2007 Plan, expected volatility was based on historical volatility of comparable publicly-traded companies. As our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term, we used the simplified method. Expected life is calculated in two tranches based on the employment level defined as executive or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant.

The following table summarizes certain assumptions we used to estimate the fair value of the Time-Based Options, the Vested Options and the Director Service Options of stock options granted during the years ended December 31, 2015, 2014, and 2013:

	Year Ended December 31,
	2015	2014	2013
Expected volatility	33%	31.7-33.4%	33.4-35.1%
Risk-free interest rate	1.5-2.0%	1.7-2.2%	0.7-2.0%
Expected term until exercise	5.1-8.3	5.0-6.4	5.0-6.3
Expected dividend yield	0.0%	0.0%	0.0%

We recorded non-cash stock-based compensation expense during the periods presented as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Cost of goods sold	$90	$82	$52
Operating expenses:
Selling, general and administrative	1,696	1,782	2,049
Research and development	19	5	54

	$1,805	$1,869	$2,155

We have determined that it is not probable that we will meet the Adjusted EBITDA targets related to the Performance Options granted. As such, we did not recognize expense for any of the options which had the potential to vest in 2015. Additionally, we have not recognized expense for any of the options which have the potential to vest based on Adjusted EBITDA for 2016, 2017 and 2018, as some of these targets have not yet been established and we are unable to assess the probability of achieving such targets. Accordingly, we recognized stock-based compensation expense only for the Time-Based Options, the Vested Options and the Director Service Options granted in 2013 or 2014.

Stock based compensation expense for options granted to non-employees was not significant to the Company for all periods presented, and was included in Selling, general and administrative expense in our Consolidated Statements of Operations.

A summary of option activity under the 2007 Plan is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	9,239,166	$16.11	6.3	$3,197,576
Granted	1,377,121	$16.46
Exercised	(31,196)	$9.00
Forfeited or expired	(1,656,232)	$16.46

Outstanding at December 31, 2015	8,928,859	$16.13	5.9	$2,964,949

Vested or expected to vest at December 31, 2015	5,154,858	$15.88	4.9	$2,964,949

Exercisable at December 31, 2015	2,865,982	$15.43	3.2	$2,964,949

The Company’s stock incentive plan permits optionees to exercise stock options using a net exercise method. In a net exercise, the Company withholds from the total number of shares that otherwise would be issued to an optionee upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the option exercise price and applicable income tax withholdings and remits the remaining shares to the optionee.

The following table provides information regarding the use of the net exercise method during the periods presented:

	Year Ended December 31,
	2015	2014
Options exercised	30,529	507,088
Shares withheld	21,681	391,395

Shares issued	8,848	115,693

Average market value per share withheld	$16.46	$16.46

Aggregate market value of shares withheld (in thousands)	$357	$6,442

As of December 31, 2015, total unrecognized stock-based compensation expense related to unvested stock options granted under the 2007 Plan, excluding options subject to the performance components of the Market Return Options, was $1.8 million, net of expected forfeitures. We anticipate this expense to be recognized over a weighted-average period of approximately three years. Compensation expense associated with the Market Return and Enhanced Market Return Options granted under the 2007 Plan, with the exception of those that were issued in connection with a modification, will be recognized only to the extent achievement of the performance components are deemed probable.

15. INCOME TAXES

The components of loss from continuing operations before income tax provision consist of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
U.S. operations	$(184,524)	$(133,463)	$(189,333)
Foreign operations	14,273	17,439	17,323

	$(170,251)	$(116,024)	$(172,010)

The income tax provision from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current income taxes:
U.S. federal	$597	$(309)	$840
U.S. state	1,042	310	429
Foreign	4,677	5,989	6,373

Total current income taxes	6,316	5,990	7,642

Deferred income taxes:
U.S. federal	6,095	(6,579)	9,610
U.S. state	919	(2,120)	767
Foreign	(1,074)	(2,011)	(568)

Total deferred income taxes	5,940	(10,710)	9,809

Total income tax provision (benefit)	$12,256	$(4,720)	$17,451

The difference between the income tax provision (benefit) derived by applying the U.S. federal statutory income tax rate of 35% and the recognized income tax provision is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Income tax provision (benefit) derived by applying the U.S. federal statutory income tax rate to loss before income taxes	$(59,586)	$(40,595)	$(60,217)
Add (deduct) the effect of:
State tax benefit, net	(4,996)	(2,564)	(3,494)
Change in state effective tax rates	(604)	(803)	(687)
Foreign earnings repatriation	(622)	(1,646)	2,678
Unrecognized tax benefits	1,678	949	2,767
Goodwill impairment	—	—	16,644
Valuation allowance	72,655	35,503	64,547
Research tax credit	(758)	(647)	(1,249)
Equity compensation benefit	—	—	(2,864)
Permanent differences and other, net	(2,726)	4,912	(456)
Foreign rate differential	5,875	—	—
Other	1,340	171	(218)

	$12,256	$(4,720)	$17,451

The components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31, 2015	December 31, 2014
Deferred tax assets:
Net operating loss carryforwards	$264,343	$214,319
Receivables reserve	19,654	26,709
Other	43,722	39,284

Gross deferred tax assets	327,719	280,312
Valuation allowance	(223,385)	(137,520)

Net deferred tax assets	104,334	142,792

Deferred tax liabilities:
Intangible assets	(303,993)	(343,370)
Foreign earnings repatriation	(11,730)	(13,012)
Other	(1,225)	(3,987)

Gross deferred tax liabilities	(316,948)	(360,369)

Net deferred tax liabilities	$(212,614)	$(217,577)

At December 31, 2015, we maintain federal and state net operating loss carryforwards of $695.1 million and $448.8 million respectively, which expire over a period of 1 to 20 years. Our foreign net operating loss carryforwards of $11.5 million will begin to expire in 2022.

At December 31, 2015 and 2014 we had gross deferred tax assets of $327.7 million and $280.3 million, respectively, which we reduced by valuation allowances of $223.4 million and $137.5 million, respectively.

We do not intend to permanently reinvest the earnings of foreign operations. Accordingly, we recorded a deferred tax (income) expense of $(0.6) million, $(0.6) million, and $1.8 million for the years ended December 31, 2015, 2014 and 2013, respectively, for unrepatriated foreign earnings in those years.

The Company qualifies for a tax holiday in Tunisia. Without the tax holiday, the Company would have tax expense of $0.3 million in Tunisia in 2015. The tax incentive will last at least through 2018.

We file income tax returns in U.S. federal, state and foreign jurisdictions. With few exceptions, we are no longer subject to income tax examinations by tax authorities for years before 2010. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Balance, beginning of year	$13,905	$14,469	$12,342
Additions based on tax positions related to current year	922	1,502	1,531
Additions for tax positions related to prior years	194	354	975
Reduction due to lapse of statute of limitations	(120)	(709)	(379)
Reductions for settlements of tax positions	—	(1,711)	—

Balance, end of year	$14,901	$13,905	$14,469

To the extent all or a portion of our gross unrecognized tax benefits are recognized in the future, no U.S. federal tax benefit for related state income tax deductions would result due to the existence of a U.S. federal valuation allowance. We anticipate that approximately $0.4 million of uncertain tax positions, each of which are individually immaterial, will decrease in the next twelve months due to the expiration of the statutes of limitations. We have various unrecognized tax benefits totaling approximately $5.9 million, which, if recognized, would impact our effective tax rate in future periods. We recognized interest and penalties of $0.4 million, $0.4 million, and $0.5 million in the years ended December 31, 2015, 2014 and 2013, respectively, which was included as a component of income tax benefit in our Consolidated Statements of Operations. As of December 31, 2015 and 2014, we have $2.7 million and $2.3 million, respectively, accrued for interest and penalties.

16. COMMITMENTS AND CONTINGENCIES

Operating Leases. We lease building space, manufacturing facilities and equipment under non-cancelable operating lease agreements that expire at various dates. We record rent incentives as deferred rent and amortize as reductions to lease expense over the lease term. The aggregate minimum rental commitments under non-cancelable leases for the next five years and thereafter, as of December 31, 2015, are as follows (in thousands):

Years Ending December 31,
2016	28,687
2017	17,947
2018	8,871
2019	6,577
2020	5,710
Thereafter	4,453

$72,245

Rental expense under operating leases totaled $18.0 million, $17.4 million, and $17.6 million, for the years ended December 31, 2015, 2014, and 2013, respectively. Scheduled increases in rent expense are amortized on a straight line basis over the life of the lease.

Pain Pump Litigation

Over the past 9 years, we were named in numerous product liability lawsuits in the U.S. involving our prior distribution of a disposable drug infusion pump product (pain pump) manufactured by two third-party manufacturers that was distributed through our Bracing and Vascular segment. We currently are a defendant in one U.S. case and a lawsuit in Canada which has been granted class action status for a class of approximately 45 claimants. We discontinued our sale of these products in the second quarter of 2009. These cases have been brought against the manufacturers and certain distributors of these pumps. All of these lawsuits allege that the use of these pumps with certain anesthetics for prolonged periods after certain shoulder surgeries or, less commonly, knee surgeries, has resulted in cartilage damage to the plaintiffs. Except for the payment by the Company of policy deductibles or self-insured retentions, our products liability carriers in three policy periods have paid the defense costs and settlements related to these claims, subject to reservation of rights to deny coverage for customary matters, including punitive damages and off-label promotion. We have engaged in settlement discussions with the Canadian plaintiffs and have reached an agreement in principal to settle these claims with a payment in the first quarter of 2017 in an amount that is covered in part by the remaining limits under the insurance policy for the applicable reporting period, with the balance to be paid by the Company, which amount is not material to the Company’s financial position or the results of its operations.

BGS Qui Tam Action

We are a defendant in a qui tam action filed in Federal Court in Boston, Massachusetts, captioned United States, ex rel. Bierman v. Orthofix International, N.V. et al., in which the relator, or whistleblower, names us and each other company engaged in the external bone growth stimulator industry as defendants. The case was filed under seal in March 2005 and unsealed in March 2009, during which time the government investigated the claims made by relator and decided not to intervene in the case. The government continued its investigation of DJO for several years following the unsealing of the case but did not ultimately bring any criminal or civil charges against us relating to the investigation. The relator alleges that from 1993 to the present, the defendants have engaged in Medicare fraud and violated federal and state false claims acts by seeking reimbursement for bone growth stimulation devices as purchased items rather than rental items. The relator also alleges that the defendants are engaged in other marketing practices constituting violations of the federal and various state false claim and anti-kickback statutes. Orthofix International, N.V. has settled with the relator and we understand that the other three defendants have reached settlements. The case continues against us. While we believe the case against us has no merit, we can make no assurances as to the final outcome of the case.

California Qui Tam Action

On October 11, 2013, we were served with a summons and complaint related to a qui tam action filed in U.S. District Court in Los Angeles, California in August 2012 and amended in December 2012 that names us as a defendant along with each of the other companies that manufactures and sells external bone growth stimulators for spinal applications. The case is captioned United States of America, et al.ex re. Doris Modglin and Russ Milko, v. DJO Global, Inc., DJO, LLC, DJO Finance LLC, Orthofix, Inc., Biomet, Inc., and EBI, LP., Case No. CV12-7152-MMM (JCGx) (C.D. Cal.). The plaintiffs, or relators, allege that the defendants have violated federal and state false claim acts by seeking reimbursement for bone growth stimulators for uses outside of the FDA approved indications for use for such products. The plaintiffs are seeking treble damages alleged to have been sustained by the U.S. and the states, penalties and attorney’s fees and costs. The federal government and all of the named states have declined to intervene in this case. We filed a motion to dismiss the second amended complaint, which motion was granted with leave to amend. Relators then filed a third amended complaint and we filed a motion to dismiss the third amended complaint and that motion has been granted without leave to amend as to the federal false claim act allegations. The Court declined jurisdiction over the remaining state claims. Relators have appealed the decision to the US Court of Appeals for the 9th Circuit.

Empi Investigation

Our subsidiary, Empi, Inc., was served with a subpoena dated May 11, 2015, issued by the Office of Inspector General (OIG) for the U.S. Department of Defense seeking a variety of documents primarily relating to the supply of home electrotherapy units and supplies by Empi to beneficiaries covered under medical insurance programs sponsored or administered by TRICARE, the Defense Health Agency and the Department of Defense. The relevant time period for these documents is from January 1, 2010 to the date of the subpoena. We are in the process of collecting and producing responsive documents to the OIG. We have also commenced discussions with the OIG regarding possible settlement of this investigation, but the potential range of loss is yet to be determined. We are in the process of collecting and producing responsive documents to the OIG. We have also commenced discussions with the OIG regarding possible settlement of this investigation, but the potential range of loss is yet to be determined. We cannot provide any assurance as to the outcome of the investigation by the OIG or that any consequences will not have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

New Jersey Orthotics Investigation

In July 2013 we were served with a subpoena under HIPAA seeking documents relating to the fitting of custom-fabricated or custom-fitted orthoses in the States of New Jersey, Washington and Texas. The subpoena was issued by the United States Attorney’s Office for the District of New Jersey in connection with an investigation of compliance with professional licensing statutes in those states relating to the practice of orthotics. We have supplied the documents requested under the subpoena. We cannot provide any assurance as to the outcome of the investigation or that any consequences will not have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

17. RELATED PARTY TRANSACTIONS

Blackstone Management Partners LLC (BMP) has agreed to provide certain monitoring, advisory and consulting services to us for an annual monitoring fee equal to the greater of $7.0 million or 2% of consolidated EBITDA as defined in the Transaction and Monitoring Fee Agreement, payable in the first quarter of each year. The monitoring fee agreement will continue until the earlier of November 2019, or such date as DJO and BMP may mutually determine. DJO has agreed to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Transaction and Monitoring Fee Agreement. At any time in connection with or in anticipation of a change of control of DJO, a sale of all or substantially all of DJO’s assets or an initial public offering of common stock of DJO, BMP may elect to receive, in lieu of remaining annual monitoring fee payments, a single lump sum cash payment equal to the then-present value of all then-current and future annual monitoring fees payable under the Transaction and Monitoring Fee Agreement, assuming a hypothetical termination date of the agreement to be November 2019. For each of the years presented, we expensed $7.0 million related to the annual monitoring fee, which is recorded as a component of Selling, general and administrative expense in the Consolidated Statements of Operations.

18. SEGMENT AND GEOGRAPHIC INFORMATION

For the years ended December 31, 2015, 2014 and 2013, we reported our business in four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant and International.

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic shoes and inserts and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014 we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and on-line. The bracing and vascular products sold through the channel will principally be sold under the DonJoy Performance, Bell-Horn and Doctor Comfort brands.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, is divided into three main channels:

•	CMF. Our CMF channel sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

•	Chattanooga. Our Chattanooga channel offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (CPM) devices and dry heat therapy.

•	Consumer. Our consumer channel offers professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

Information regarding our reportable business segments is presented below (in thousands). Segment results exclude the impact of amortization and impairment of goodwill and intangible assets, certain general corporate expenses, and charges related to various integration activities, as defined by management. The accounting policies of the reportable segments are the same as the accounting policies of the Company. We allocate resources and evaluate the performance of segments based on net sales, gross profit, operating income and other non-GAAP measures, as defined in the senior secured credit facilities. We do not allocate assets to reportable segments because a significant portion of our assets are shared by the segments.

	Year Ended December 31,
	2015	2014	2013
Net sales:
Bracing and Vascular	$526,295	$504,590	$476,492
Recovery Sciences	156,194	157,485	158,110
Surgical Implant	134,843	100,139	87,088
International	296,295	325,315	299,094

	$1,113,627	$1,087,529	$1,020,784

Operating income (loss):
Bracing and Vascular	$115,791	$102,933	$86,447
Recovery Sciences	29,035	33,863	37,689
Surgical Implant	25,531	12,712	8,669
International	48,578	62,304	57,515
Expenses not allocated to segments and eliminations	(141,120)	(147,376)	(182,424)

	$77,815	$64,436	$7,896

Geographic Area

Following are our net sales by geographic area (in thousands):

	Year Ended December 31,
	2015	2014	2013
United States	$817,332	$762,214	$721,690
Other Europe, Middle East, and Africa	141,638	156,339	139,252
Germany	80,982	91,754	88,236
Australia and Asia Pacific	40,717	39,990	35,025
Canada	23,966	26,481	27,035
Latin America	8,992	10,751	9,546

	$1,113,627	$1,087,529	$1,020,784

Net sales are attributed to countries based on location of customer. In each of the years ended December 31, 2015, 2014 and 2013, no individual customer or distributor accounted for 10% or more of total annual net sales.

Following are our long-lived assets by geographic area (in thousands):

	December 31, 2015	December 31, 2014
United States	$106,058	$104,211
International	16,389	16,470

	$122,447	$120,681

19. UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA

We operate our business on a manufacturing calendar, with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of two four-week periods and one five-week period. Our first and fourth quarters may have more or fewer shipping days from year to year based on the days of the week on which holidays and December 31 fall.

The following table presents our unaudited quarterly consolidated financial data (in thousands):

	Three months ended
	March 28, 2015	June 27, 2015	September 26, 2015	December 31, 2015
Net sales	$247,511	$279,902	$278,263	$307,951
Operating income	9,750	25,014	22,480	20,571
Net loss from continuing operations	(39,217)	(92,685)	(25,162)	(25,443)
Net loss attributable to DJOFL	(35,526)	(77,977)	(177,838)	(49,586)

	Three months ended
	March 29, 2014	June 28, 2014	September 27, 2014	December 31, 2014
Net sales	$248,651	$278,289	$270,407	$290,182
Operating income (loss)	4,286	15,426	16,979	27,745
Net loss from continuing operations	(38,415)	(26,342)	(28,516)	(18,031)
Net loss attributable to DJOFL	(36,522)	(25,434)	(21,206)	(7,372)

20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

DJOFL and its direct wholly-owned subsidiary, DJO Finco Inc. (DJO Finco), jointly issued the 8.125% Notes, 10.75% Notes and 9.75% Notes. DJO Finco was formed solely to act as a co-issuer of the notes, has only nominal assets and does not conduct any operations. The Indentures generally prohibit DJO Finco from holding any assets, becoming liable for any obligations or engaging in any business activity.

The 8.125% Notes are jointly and severally, fully and unconditionally guaranteed, on a senior secured basis by all of DJOFL’s domestic subsidiaries (other than the co-issuer) that are 100% owned, directly or indirectly, by DJOFL (the Guarantors). The 10.75% Notes are jointly and severally, fully and unconditionally guaranteed, on a secured basis by the Guarantors. The 9.75% Notes are jointly and severally, fully and unconditionally guaranteed, on an unsecured senior subordinated basis by the Guarantors. Our foreign subsidiaries (the Non-Guarantors) do not guarantee the notes.

DJO Finance LLC

Condensed Consolidating Balance Sheets

As of December 31, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$29,673	$160	$19,110	$—	$48,943
Accounts receivable, net	—	128,085	44,275	—	172,360
Inventories, net	—	142,033	31,803	737	174,573
Prepaid expenses and other current assets	42	13,301	7,836	—	21,179
Current assets of discontinued operations		2,878	—	—	2,878

Total current assets	29,715	286,457	103,024	737	419,933
Property and equipment, net	—	103,637	13,721	(85)	117,273
Goodwill	—	951,005	98,309	(31,210)	1,018,104
Intangible assets, net	—	737,798	11,247	—	749,045
Investment in subsidiaries	1,297,699	1,687,724	50,741	(3,036,164)	—
Intercompany receivables	575,483	—	—	(575,483)	—
Other non-current assets	1,313	1,193	2,668	—	5,174
Non current assets of discontinued operations	—	29	—	—	29

Total assets	$1,904,210	$3,767,843	$279,710	$(3,642,205)	$2,309,558

Liabilities and (Deficit) Equity
Current liabilities:
Accounts payable	$—	$49,394	$9,098	—	$58,492
Current portion of debt obligations	10,550	—	—	—	10,550
Other current liabilities	17,268	73,260	28,643	—	119,171
Current liabilities of discontinued operations	—	13,371	—	—	13,371

Total current liabilities	27,818	136,025	37,741	—	201,584
Long-term debt obligations	2,344,562	—	—	—	2,344,562
Deferred tax liabilities, net	—	209,179	4,677	—	213,856
Intercompany payables, net	—	400,216	131,138	(531,354)	—
Other long-term liabilities	—	14,441	651	—	15,092

Total liabilities	2,372,380	759,861	174,207	(531,354)	2,775,094
Noncontrolling interests	—	—	2,634	—	2,634
Total membership (deficit) equity	(468,170)	3,007,982	102,869	(3,110,851)	(468,170)

Total liabilities and (deficit) equity	$1,904,210	$3,767,843	$279,710	$(3,642,205)	$2,309,558

DJO Finance LLC

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$976,412	$293,899	$(156,684)	$1,113,627
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $30,719)	—	408,987	227,635	(170,603)	466,019
Selling, general and administrative	—	364,305	90,419	—	454,724
Research and development	—	31,456	3,649	—	35,105
Amortization of intangible assets	—	77,569	2,395	—	79,964

	—	882,317	324,098	(170,603)	1,035,812

Operating (loss) income	—	94,095	(30,199)	13,919	77,815
Other (expense) income:
Interest (expense) income, net	(172,237)	42	(95)	—	(172,290)
Loss on modification of debt	(68,473)	—	—	—	(68,473)
Other expense, net	—	(960)	(6,343)	—	(7,303)
Intercompany (expense) income, net	—	(21,994)	34,167	(12,173)	—
Equity in loss of subsidiaries, net	(100,217)	—	—	100,217	—

	(340,927)	(22,912)	27,729	88,044	(248,066)

(Loss) income before income taxes	(340,927)	71,183	(2,470)	101,963	(170,251)
Income tax provision	—	10,027	2,229	—	12,256

Net (loss) income from continuing operations	(340,927)	61,156	(4,699)	101,963	(182,507)
Net loss from discontinued operations	—	(157,580)	—	—	(157,580)
Net income attributable to noncontrolling interests	—	—	(840)	—	(840)

Net (loss) income attributable to DJOFL	$(340,927)	$(96,424)	$(5,539)	$101,963	$(340,927)

DJO Finance LLC

Condensed Consolidating Statements of Comprehensive Loss

For the Year Ended December 31, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(340,927)	$(96,424)	$(4,699)	$101,963	$(340,087)
Other comprehensive income, net of taxes:
Foreign currency translation adjustments, net of tax benefit of $540	—	—	(5,630)	—	(5,630)
Unrealized gain on cash flow hedges, net of tax provision of $375 for the year ended December 31, 2015	609	—	—	—	609

Other comprehensive income (loss)	609	—	(5,630)	—	(5,021)

Comprehensive (loss) income	(340,318)	(96,424)	(10,329)	101,963	(345,108)

Comprehensive income attributable to noncontrolling interests	—	—	(557)	—	(557)

Comprehensive (loss) income attributable to DJO Finance LLC	$(340,318)	$(96,424)	$(10,886)	$101,963	$(345,665)

DJO Finance LLC

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash Flows From Operating Activities:
Net (loss) income	$(340,927)	$(96,424)	$(4,699)	$101,963	$(340,087)
Net loss from discontinued operations	—	157,580	—	—	157,580
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	—	32,495	5,096	(100)	37,491
Amortization of intangible assets	—	77,569	2,395	—	79,964
Amortization of debt issuance costs and non-cash interest expense	7,850	—	—	—	7,850
Loss on modification and extinguishment of debt	68,473	—	—	—	68,473
Stock-based compensation expense	—	1,805	—	—	1,805
Loss (gain) on disposal of assets, net	—	1,380	75	(8)	1,447
Deferred income tax expense (benefit)	—	6,901	(961)	—	5,940
Equity in loss of subsidiaries, net	100,217	—	—	(100,217)	—
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	—	(6,156)	(1,908)	—	(8,064)
Inventories	—	(535)	11,885	(19,456)	(8,106)
Prepaid expenses and other assets	(1,195)	(3,924)	(1,775)	(622)	(7,516)
Accounts payable and other	(11,506)	16,569	805	7,020	12,888

Net cash (used in) provided by continuing operating activities	(177,088)	187,260	10,913	(11,420)	9,665
Net cash provided by discontinued operations	—	39,861	—	—	39,861

Net cash (used in) provided by operating activities	(177,088)	227,121	10,913	(11,420)	49,526
Cash Flows From Investing Activities:
Cash paid in connection with acquisitions, net of cash acquired	—	(24,000)	—	—	(24,000)
Purchases of property and equipment	—	(38,095)	(6,111)	117	(44,089)
Other investing activities, net	—	27	—	—	27

Net cash (used in) provided by investing activities from continuing operations	—	(62,068)	(6,111)	117	(68,062)
Net cash used in investing activities from discontinued operations	—	(575)	—	—	(575)

Net cash (used in) provided by investing activities	—	(62,643)	(6,111)	117	(68,637)
Cash Flows From Financing Activities:
Intercompany	157,053	(164,321)	(4,035)	11,303	—
Proceeds from issuance of debt	2,515,827	—	2,206	—	2,518,033
Repayments of debt obligations	(2,416,713)	—	(2,314)	—	(2,419,027)
Payment of debt issuance, modification and extinguishment costs	(62,375)	—	—	—	(62,375)
Exercise of stock options	11	—	—	—	11
Dividend paid by subsidiary to owners of noncontrolling interests	—	—	(541)	—	(541)

Net cash provided by (used in) financing activities	193,803	(164,321)	(4,684)	11,303	36,101
Effect of exchange rate changes on cash and cash equivalents	—	—	809	—	809

Net increase in cash and cash equivalents	16,715	157	927	—	17,799
Cash and cash equivalents, beginning of year	12,958	3	18,183	—	31,144

Cash and cash equivalents, end of year	$29,673	$160	$19,110	—	$48,943

DJO Finance LLC

Condensed Consolidating Balance Sheets

As of December 31, 2014

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$12,958	$3	$18,183	$—	$31,144
Accounts receivable, net	—	121,929	47,278	—	169,207
Inventories, net	—	138,636	31,134	(840)	168,930
Deferred tax assets, net	—	24,351	247	—	24,598
Prepaid expenses and other current assets	160	11,085	5,548	—	16,793

Current assets of discontinued operations	0	25,642	—	—	25,642

Total current assets	13,118	321,646	102,390	(840)	436,314
Property and equipment, net	—	102,560	14,071	(155)	116,476
Goodwill	—	949,181	109,260	(34,551)	1,023,890
Intangible assets, net	—	810,897	15,008	—	825,905
Investment in subsidiaries	1,297,699	1,686,557	56,572	(3,040,828)	—
Intercompany receivables	836,759	—	—	(836,759)	—
Other non-current assets	—	1,806	2,399	—	4,205
Non current assets of discontinued operations	—	163,071	—	—	163,071

Total assets	$2,147,576	$4,035,718	$299,700	$(3,913,133)	$2,569,861

Liabilities and (Deficit) Equity
Current liabilities:
Accounts payable	$—	$46,875	$12,370	$—	$59,245
Current portion of debt obligations	8,912	—	63	—	8,975
Other current liabilities	29,589	65,106	29,083	—	123,778
Current liabilities of discontinued operations	—	8,681	—	—	8,681

Total current liabilities	38,501	120,662	41,516	—	200,679
Long-term debt obligations	2,233,309	—	—	—	2,233,309
Deferred tax liabilities, net	—	237,813	5,310	—	243,123
Intercompany payables, net	—	552,612	135,833	(688,445)	—
Other long-term liabilities	—	12,244	2,122	—	14,366

Total liabilities	2,271,810	923,331	184,781	(688,445)	2,691,477
Noncontrolling interests	—	—	2,618	—	2,618
Total membership (deficit) equity	(124,234)	3,112,387	112,301	(3,224,688)	(124,234)

Total liabilities and (deficit) equity	$2,147,576	$4,035,718	$299,700	$(3,913,133)	$2,569,861

DJO Finance LLC

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2014

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$917,604	$318,849	$(148,924)	$1,087,529
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $32,962)	—	400,295	230,721	(169,016)	462,000
Selling, general and administrative	—	339,158	100,714	—	439,872
Research and development	—	33,060	4,245	(28)	37,277
Amortization of intangible assets	—	80,045	3,899	—	83,944

	—	852,558	339,579	(169,044)	1,023,093

Operating income (loss)	—	65,046	(20,730)	20,120	64,436
Other (expense) income:
Interest (expense) income, net	(174,309)	94	(110)	—	(174,325)
Loss on modification of debt	(938)	—	—	—	(938)
Other expense, net	—	(280)	(4,917)	—	(5,197)
Intercompany (expense) income, net	—	(14,848)	24,037	(9,189)	—
Equity in loss of subsidiaries, net	84,713	—	—	(84,713)	—

	(90,534)	(15,034)	19,010	(93,902)	(180,460)

(Loss) income before income taxes	(90,534)	50,012	(1,720)	(73,782)	(116,024)
Income tax (benefit) provision	—	(8,972)	4,252	—	(4,720)

Net (loss) income from continuing operations	(90,534)	58,984	(5,972)	(73,782)	(111,304)
Net income from discontinued operations	—	21,742	—	—	21,742
Net income attributable to noncontrolling interests	—	—	(972)	—	(972)

Net (loss) income attributable to DJOFL	$(90,534)	$80,726	$(6,944)	$(73,782)	$(90,534)

DJO Finance LLC

Condensed Consolidating Statements of Comprehensive Loss

For the Year Ended December 31, 2014

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(90,534)	$80,726	$(5,972)	$(73,782)	$(89,562)
Other comprehensive (loss) income, net of taxes:
Foreign currency translation adjustments, net of tax benefit of $3,871	—	—	(13,167)	—	(13,167)

Other comprehensive loss	—	—	(13,167)	—	(13,167)

Comprehensive (loss) income	(90,534)	80,726	(19,139)	(73,782)	(102,729)

Comprehensive income attributable to noncontrolling interests	—	—	(591)	—	(591)

Comprehensive (loss) income attributable to DJO Finance LLC	$(90,534)	$80,726	$(19,730)	$(73,782)	$(103,320)

DJO Finance LLC

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2014

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash Flows From Operating Activities:
Net loss) income	$(90,534)	$80,726	$(5,972)	$(73,782)	$(89,562)
Net income from discontinued operations	—	(21,742)	$—	—	(21,742)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	—	29,127	6,265	(179)	35,213
Amortization of intangible assets	—	80,045	3,899	—	83,944
Amortization of debt issuance costs and non-cash interest expense	8,692	—	—	—	8,692
Loss on modification and extinguishment of debt	938	—	—	—	938
Stock-based compensation expense	—	1,869	—	—	1,869
(Gain) loss on disposal of assets, net	—	(1,223)	105	—	(1,118)
Deferred income tax benefit	—	(8,618)	(1,104)	(988)	(10,710)
Equity in loss of subsidiaries, net	(84,713)	—	—	84,713	—
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	—	(6,851)	(7,609)	—	(14,460)
Inventories	—	(12,178)	12,746	(20,065)	(19,497)
Prepaid expenses and other assets	—	6,864	4,851	(291)	11,424
Accounts payable and other	(83)	4,057	1,618	2,052	7,644

Net cash (used in) provided by continuing operating activities	(165,700)	152,076	14,799	(8,540)	(7,365)
Net cash provided by discontinued operations	—	53,852	—	—	53,852
Net cash (used in) provided by operating activities	(165,700)	205,928	14,799	(8,540)	46,487
Cash Flows From Investing Activities:
Cash paid in connection with acquisitions, net of cash acquired	—	—	(4,587)	—	(4,587)
Purchases of property and equipment	—	(46,269)	(6,597)	125	(52,741)
Other investing activities, net	—	(676)	(362)	—	(1,038)

Net cash (used in) provided by investing activities from continuing operations	—	(46,945)	(11,546)	125	(58,366)
Net cash used in investing activities from discontinued operations	—	(52)	—	—	(52)
Net cash (used in) provided by investing activities	—	(46,997)	(11,546)	125	(58,418)
Cash Flows From Financing Activities:
Intercompany	149,870	(153,596)	(4,687)	8,413	—
Proceeds from issuance of debt	1,000,294	—	—	—	1,000,294
Repayments of debt obligations	(990,085)	—	(134)	—	(990,219)
Payment of debt issuance, modification and extinguishment costs	(1,812)	—	—	—	(1,812)
Investment by parent	22	—	—	—	22
Payment of contingent consideration	—	(5,690)	—	—	(5,690)
Cancellation of vested options	(2,001)	—	—	—	(2,001)
Dividend paid by subsidiary to owners of noncontrolling interests	—	—	(617)	—	(617)

Net cash provided by (used in) financing activities	156,288	(159,286)	(5,438)	8,413	(23)
Effect of exchange rate changes on cash and cash equivalents	—	—	(480)	—	(480)

Net decrease in cash and cash equivalents	(9,412)	(355)	(2,665)	(2)	(12,434)
Cash and cash equivalents, beginning of year	22,370	358	20,848	2	43,578

Cash and cash equivalents, end of year	$12,958	$3	$18,183	$—	$31,144

DJO Finance LLC

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2013

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$871,576	$282,317	$(133,109)	$1,020,784
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $33,719)	—	389,932	191,135	(146,359)	434,708
Selling, general and administrative	—	315,163	94,022	7	409,192
Research and development	—	29,376	3,577	23	32,976
Amortization of intangible assets	—	81,043	5,369	—	86,412
Impairment of goodwill	—	49,600	—	—	49,600
	—	865,114	294,103	(146,329)	1,012,888

Operating income (loss)	—	6,462	(11,786)	13,220	7,896
Other (expense) income:
Interest (expense) income, net	(177,570)	81	(81)	—	(177,570)
Loss on modification and extinguishment of debt	(1,059)	—	—	—	(1,059)
Other (expense) income, net	—	(305)	(10,684)	9,712	(1,277)
Intercompany income (expense), net	—	4,379	17,799	(22,178)	—
Equity in (loss) income of subsidiaries, net	(24,823)	—	—	24,823	—

	(203,452)	4,155	7,034	12,357	(179,906)

(Loss) income before income taxes	(203,452)	10,617	(4,752)	25,577	(172,010)
Income tax (benefit) provision	—	12,163	5,288	—	17,451

Net loss from continuing operations	(203,452)	(1,546)	(10,040)	25,577	(189,461)
Net loss from discontinued operations		(13,101)			(13,101)
Net income attributable to noncontrolling interests	—	—	(890)	—	(890)

Net (loss) income attributable to DJOFL	$(203,452)	$(14,647)	$(10,930)	$25,577	$(203,452)

DJO Finance LLC

Condensed Consolidating Statements of Comprehensive Loss

For the Year Ended December 31, 2013

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(203,452)	$(14,647)	$(10,040)	$25,577	$(202,562)
Other comprehensive income, net of taxes:
Foreign currency translation adjustments, net of tax provision of $1,212	—	—	19	—	19

Other comprehensive income	—	—	19	—	19

Comprehensive (loss) income	(203,452)	(14,647)	(10,021)	25,577	(202,543)

Comprehensive income attributable to noncontrolling interests	—	—	(1,010)	—	(1,010)

Comprehensive (loss) income attributable to DJO Finance LLC	$(203,452)	$(14,647)	$(11,031)	$25,577	$(203,553)

DJO Finance LLC

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2013

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net (loss) income	$(203,452)	$(14,647)	$(10,040)	$25,577	$(202,562)
Net loss from discontinued operations		13,101			13,101
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	—	27,382	5,383	(258)	32,507
Amortization of intangible assets	—	81,043	5,369	—	86,412
Amortization of debt issuance costs and non-cash interest expense	8,012	—	—	—	8,012
Loss on modification and extinguishment of debt	1,059	—	—	—	1,059
Stock-based compensation expense	—	2,155	—	—	2,155
Impairment of goodwill	—	49,600	—	—	49,600
Impairment of intangible assets	—	—	—	—	—
(Gain) loss on disposal of assets, net	—	(1,696)	684	—	(1,012)
Deferred income tax expense (benefit)	—	10,895	(1,233)	147	9,809
Equity in income of subsidiaries, net	24,823	—	—	(24,823)	—
Changes in operating assets and liabilities:
Accounts receivable	—	(13,127)	(6,332)	—	(19,459)
Inventories	—	4,565	7,738	(9,064)	3,239
Prepaid expenses and other assets	—	(990)	(7,368)	(311)	(8,669)
Accounts payable and other	(1,839)	(3,175)	7,597	(744)	1,839

Net cash (used in) provided by operating activities	(171,397)	155,106	1,798	(9,476)	(23,969)

Net cash provided by discontinued operations	—	53,749	—	—	53,749

Net cash (used in) provided by operating activities	(171,397)	208,855	1,798	(9,476)	29,780
Cash Flows from Investing Activities:
Cash paid in connection with acquisitions, net of cash acquired	—	(192)	(1,761)	—	(1,953)
Purchases of property and equipment	—	(29,158)	(8,310)	(16)	(37,484)
Other investing activities, net	—	(1,239)	(387)	—	(1,626)

Net cash used in investing activities from continuing operations	—	(30,589)	(10,458)	(16)	(41,063)

Net cash provided by investing activities from discontinued operations		—	—	—	—

Net cash (used in) provided by investing activities	—	(30,589)	(10,458)	(16)	(41,063)
Cash Flows from Financing Activities:
Intercompany	156,598	(181,030)	14,944	9,488	—
Proceeds from issuance of debt	549,417	—	—	—	549,417
Repayments of debt obligations	(523,037)	—	—	—	(523,037)
Payment of debt issuance costs	(2,387)	—	—	—	(2,387)
Dividend paid by subsidiary to owners of noncontrolling interest	—	—	(684)	—	(684)

Net cash provided by (used in) financing activities	180,591	(181,030)	14,260	9,488	23,309
Effect of exchange rate changes on cash and cash equivalents	—	—	329	—	329

Net increase (decrease) in cash and cash equivalents	9,194	(2,764)	5,929	(4)	12,355
Cash and cash equivalents at beginning of period	13,176	3,122	14,919	6	31,223

Cash and cash equivalents at end of period	$22,370	$358	$20,848	$2	$43,578

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	July 1, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$41,699	$48,943
Accounts receivable, net	177,128	172,360
Inventories, net	177,548	174,573
Prepaid expenses and other current assets	22,309	21,179
Current assets of discontinued operations	—	2,878

Total current assets	418,684	419,933
Property and equipment, net	130,845	117,273
Goodwill	1,019,186	1,018,104
Intangible assets, net	710,549	749,045
Other assets	6,599	5,174
Non-current assets of discontinued operations	—	29

Total assets	$2,285,863	$2,309,558

Liabilities and Deficit
Current liabilities:
Accounts payable	$73,968	$58,492
Accrued interest	11,062	16,998
Current portion of debt obligations	10,550	10,550
Other current liabilities	92,168	102,173
Current liabilities of discontinued operations	946	13,371

Total current liabilities	188,694	201,584
Long-term debt obligations	2,392,464	2,344,562
Deferred tax liabilities, net	219,930	213,856
Other long-term liabilities	21,319	15,092

Total liabilities	$2,822,407	$2,775,094

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	842,627	841,510
Accumulated deficit	(1,354,934)	(1,293,339)
Accumulated other comprehensive loss	(27,273)	(16,341)

Total membership deficit	(539,580)	(468,170)
Noncontrolling interests	3,036	2,634

Total deficit	(536,544)	(465,536)

Total liabilities and deficit	$2,285,863	$2,309,558

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Net sales	$292,852	$279,902	$571,758	$527,413
Operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $7,080 and $14,487 for the three and six months ended July 1, 2016 and $7,535 and $15,070 for the three and six months ended June 27, 2015, respectively)	120,474	117,770	238,557	219,654
Selling, general and administrative	121,627	108,612	243,556	215,797
Research and development	10,122	8,688	19,976	17,552
Amortization of intangible assets	19,085	19,818	38,663	39,646

	271,308	254,888	540,752	492,649

Operating income	21,544	25,014	31,006	34,764
Other (expense) income:
Interest expense, net	(42,396)	(44,564)	(84,666)	(87,430)
Loss on extinguishment of debt	—	(67,967)	—	(67,967)
Other income (expense), net	468	743	752	(3,413)

	(41,928)	(111,788)	(83,914)	(158,810)

Loss before income taxes	(20,384)	(86,774)	(52,908)	(124,046)
Income tax provision	(3,577)	(5,911)	(8,990)	(7,856)

Net loss from continuing operations	(23,961)	(92,685)	(61,898)	(131,902)
Net income from discontinued operations	855	14,873	665	18,865

Net loss	(23,106)	(77,812)	(61,233)	(113,037)
Net income attributable to noncontrolling interests	(169)	(165)	(362)	(466)

Net loss attributable to DJO Finance LLC	$(23,275)	$(77,977)	$(61,595)	$(113,503)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Net loss	$(23,106)	$(77,812)	$(61,233)	$(113,037)
Other comprehensive (loss) income, net of taxes:
Foreign currency translation adjustments, net of tax benefit (provision) of $111 and $(166) for the three and six months ended July 1, 2016 and $(152) and $340 for the three and six months ended June 27, 2015, respectively	(8,458)	4,137	(2,850)	(5,305)
Unrealized loss on cash flow hedges, net of tax provision of zero for the three and six months ended July 1, 2016	(2,651)	—	(8,042)	—

Other comprehensive (loss) income	(11,109)	4,137	(10,892)	(5,305)

Comprehensive loss	(34,215)	(73,675)	(72,125)	(118,342)
Comprehensive income attributable to noncontrolling interests	(101)	(243)	(402)	(260)

Comprehensive loss attributable to DJO Finance LLC	$(34,316)	$(73,918)	$(72,527)	$(118,602)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Deficit

(in thousands)

	DJO Finance LLC
	Member capital	Accumulated deficit	Accumulated other comprehensive loss	Total membership deficit	Non- controlling interests	Total deficit
Balance at December 31, 2015	$841,510	$(1,293,339)	$(16,341)	$(468,170)	$2,634	$(465,536)
Net (loss) income	—	(61,595)	—	(61,595)	362	(61,233)
Other comprehensive (loss) income, net of taxes	—	—	(10,932)	(10,932)	40	(10,892)
Stock-based compensation	1,521	—	—	1,521	—	1,521
Exercise of stock options	(404)	—	—	(404)	—	(404)

Balance at July 1, 2016	$842,627	$(1,354,934)	$(27,273)	$(539,580)	$3,036	$(536,544)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	July 1, 2016	June 27, 2015
Cash flows from operating activities:
Net loss	$(61,233)	$(113,037)
Net income from discontinued operations	(665)	(18,865)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	20,513	16,837
Amortization of intangible assets	38,663	39,646
Amortization of debt issuance costs and non-cash interest expense	3,815	4,235
Stock-based compensation expense	1,521	1,152
Loss on disposal of assets, net	530	258
Deferred income tax expense	3,812	3,735
Loss on modification and extinguishment of debt	—	67,967
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(4,209)	(5,949)
Inventories	(5,650)	(8,751)
Prepaid expenses and other assets	(637)	(2,032)
Accrued interest	(5,937)	(5,420)
Accounts payable and other current liabilities	(2,589)	(1,945)

Net cash used in continuing operating activities	(12,066)	(22,169)

Net cash (used in) provided by discontinued operations	(8,853)	29,397

Net cash (used in) provided by operating activities	(20,919)	7,228
Cash flows from investing activities:
Purchases of property and equipment	(31,500)	(16,608)
Proceeds from disposition of assets	700	—

Net cash used in investing activities from continuing operations	(30,800)	(16,608)
Net cash used in investing activities from discontinued operations	—	(451)

Net cash used in investing activities	(30,800)	(17,059)
Cash flows from financing activities:
Proceeds from issuance of debt	63,000	2,445,826
Repayments of debt obligations	(18,913)	(2,356,121)
Payment of debt issuance, modification and extinguishment costs	—	(61,662)

Net cash provided by financing activities	44,087	28,043
Effect of exchange rate changes on cash and cash equivalents	388	(971)

Net (decrease) increase in cash and cash equivalents	(7,244)	17,241
Cash and cash equivalents at the beginning of the period	48,943	31,144

Cash and cash equivalents at the end of the period	$41,699	$48,385

Supplemental disclosures of cash flow information:
Cash paid for interest	$86,793	$88,506
Cash paid for taxes, net	$2,684	$3,753

Non-cash investing activities:
Purchases of surgical instruments included in accounts payable	$4,234	$2,383

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Notes to Unaudited Condensed Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Business

We are a global developer, manufacturer and distributor of medical devices that provide solutions for musculoskeletal health, vascular health and pain management. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

DJO Finance LLC (DJOFL) is a wholly owned indirect subsidiary of DJO Global, Inc. (DJO). Substantially all business activities of DJO are conducted by DJOFL and its wholly owned subsidiaries. Except as otherwise indicated, references to “us,” “we,” “DJOFL,” “our,” or “the Company,” refers to DJOFL and its consolidated subsidiaries.

Segment Reporting

We market and distribute our products through four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International. Our Bracing and Vascular, Recovery Sciences, and Surgical Implant segments generate their revenues within the United States. Our Bracing and Vascular segment offers rigid knee braces, orthopedic soft goods, cold therapy products, vascular systems, compression therapy products and therapeutic footwear for the diabetes care market. Our Recovery Sciences segment offers home electrotherapy, iontophoresis, home traction products, bone growth stimulation products and clinical physical therapy equipment. Our Surgical Implant segment offers a comprehensive suite of reconstructive joint products for the knee, hip and shoulder. Our International segment offers all of our products to customers outside the United States. See Note 15 for additional information about our reportable segments.

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold transcutaneous electrical nerve stimulation (TENS) devices for pain relief, other electrotherapy and orthopedic products and the related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, contractual allowances, rebates, product returns, warranty obligations, allowances for doubtful accounts, valuation of inventories, self-insurance reserves, income taxes, loss contingencies, fair values of derivative instruments, fair values of long-lived assets and any related impairments, capitalization of costs associated with internally developed software and stock-based compensation. Actual results could differ from those estimates.

Basis of Presentation

We consolidate the results of operations of our 50% owned subsidiary, Medireha GmbH (Medireha), and reflect the 50% share of results not owned by us as non-controlling interests in our Consolidated Statements of Operations. We maintain control of Medireha through certain rights that enable us to prohibit certain business activities that are not consistent with our plans for the business and provide us with exclusive distribution rights for products manufactured by Medireha.

Interim Reporting

The accompanying Unaudited Condensed Consolidated Financial Statements include our accounts and all voting interest entities where we exercise a controlling financial interest through the ownership of a direct or indirect majority voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Our Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with GAAP and with the instructions to Form 10–Q and Article 10 of Regulation S–X for interim financial information. Accordingly, these financial statements do not include all of the information required by GAAP or Securities and Exchange Commission (SEC) rules and regulations for complete annual financial statements. In the opinion of management, these financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. These Unaudited Condensed Consolidated Financial Statements should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015.

The Company operates on a manufacturing calendar. Each quarter consists of thirteen weeks, two four week and one five week period. Our first quarters may have more or fewer shipping days from year to year based on the days of week holidays fall. The first half of 2016 had more shipping days than in the first half of 2015.

Recent Accounting Standards

In May 2014, the FASB issued an accounting standards update related to revenue from contracts with customers. The new standard provides a five-step approach to be applied to all contracts with customers. The accounting standards update also requires expanded disclosures about revenue recognition. On July 9, 2015, the FASB decided to defer the effective date of the standard. The guidance is now effective for fiscal years beginning after December 15, 2017 and interim periods within that reporting period. Early adoption is permitted as early as the original effective date of December 15, 2016. The Company is currently evaluating the new guidance to determine the impact it may have on its consolidated financial statements.

In April 2015, the FASB issued an accounting standards update related to the presentation of debt issuance costs. The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The guidance is effective for annual and interim periods beginning after December 15, 2015. Early application is permitted. The Company has early adopted this update and the impact is reflected in the current and prior periods presented.

In April 2015, the FASB issued an accounting standards update related to internal-use software. The standard provides guidance to clarify the customer’s accounting for fees paid in a cloud computing arrangement. The guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company adopted this ASU with prospective application in the first quarter of 2016. Adoption of this new guidance did not have a material effect on the Company’s financial statements.

In July 2015, the FASB issued an accounting standards update which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This guidance does not apply to inventory that is measured using last-in, first-out (LIFO). The guidance is effective for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In September 2015, the FASB issued an accounting standards update which eliminates the requirement for an acquirer in a business combination to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new guidance also sets forth new disclosure requirements related to the adjustments. The guidance is effective for annual and interim periods beginning after December 15, 2015. Early adoption is permitted. Adoption of this new guidance did not have a material effect on the Company’s financial statements.

In November 2015, the FASB issued an accounting standards update which requires all deferred income taxes be presented on the balance sheet as noncurrent. The new guidance is intended to simplify financial reporting by eliminating the requirement to classify deferred taxes between current and noncurrent. The guidance is effective for annual and interim periods beginning after December 15, 2016. The Company has early adopted this update and the impact is reflected prospectively in the Company’s financial statements.

In January 2016, the FASB issued an accounting standards update which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. The guidance is effective for annual periods beginning after December 15, 2017. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In February 2016, the FASB issued an accounting standards update which affects the accounting for leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The amendment also will require qualitative and quantitative disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. We are still assessing the impact of adoption on our consolidated financial statements.

In March 2016, the FASB issued an accounting standards update which affects the accounting for employee share-based payments. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. The guidance is effective for interim and annual reporting periods beginning after beginning after December 15, 2016. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

2. DIVESTITURES

Discontinued Operations

For disposal transactions that occur on or after January 1, 2015, a component of an entity is reported in discontinued operations after meeting the criteria for held-for-sale classification, is disposed of by sale or is disposed of other than by sale (e.g. abandonment) if the disposition represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results. The Company has evaluated the quantitative and qualitative factors related to the disposal of the Empi business and concluded that those conditions for discontinued operations presentation have been met. For financial statement purposes, the Empi business financial results are reported within discontinued operations in the Consolidated Financial Statements.

Income (loss) from discontinued operations, net of taxes, is comprised of the following (in thousands):

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Net sales	$—	$30,941	$—	$63,531
Costs and operating expenses:
Cost of sales	—	7,766	—	15,124
Selling, general and administrative	—	10,412	—	22,999
Research and development	—	51	—	87
Amortization of intangible assets	—	2,281	—	4,563
Impairment of intangible assets		4,500		4,500
Other income	855	24	665	74

Income from discontinued operations before income taxes	$855	$5,955	$665	$16,332
Income tax benefit	—	8,918	—	2,533

Net income from discontinued operations	$855	$14,873	$665	$18,865

Net liabilities for discontinued operations are as follows (in thousands):

	July 1, 2016	December 31, 2015
Accounts receivable, net	$—	$2,743
Other current assets	—	135
Property and equipment, net	—	22
Intangible and other non-current assets	—	7

Total assets	—	2,907
Accounts payable and other liabilities	946	13,371

Net liabilities	$(946)	$(10,464)

3. ACCOUNTS RECEIVABLE RESERVES

A summary of activity in our accounts receivable reserves for doubtful accounts is presented below (in thousands):

	Six Months Ended
	July 1, 2016	June 27, 2015
Balance, beginning of period	$32,893	$23,585
Provision for doubtful accounts	11,861	12,014
Write-offs, net of recoveries	(11,495)	(6,714)

Balance, end of period	$33,259	$28,885

Our allowance for sales returns balance was $3.1 million and $3.7 million as of July 1, 2016 and June 27, 2015, respectively.

4. INVENTORIES

Inventories consist of the following (in thousands):

	July 1, 2016	December 31, 2015
Components and raw materials	$61,949	$57,372
Work in process	9,908	10,330
Finished goods	94,810	99,167
Inventory held on consignment	33,721	29,746

	200,388	196,615
Inventory reserves	(22,840)	(22,042)

	$177,548	$174,573

A summary of the activity in our reserves for estimated slow moving, excess, obsolete and otherwise impaired inventory is presented below (in thousands):

	Six Months Ended
	July 1, 2016	June 27, 2015
Balance, beginning of period	$22,042	$22,094
Provision charged to costs of sales	4,922	2,714
Write-offs, net of recoveries	(4,124)	(1,288)

Balance, end of period	$22,840	$23,520

The write-offs to the reserve were principally related to the disposition of fully reserved inventory.

5. LONG-LIVED ASSETS

Goodwill

Changes in the carrying amount of goodwill for the six months ended July 1, 2016 are presented in the table below (in thousands):

	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Balance, beginning of period
Goodwill	$483,258	$249,601	$49,229	$333,022	$1,115,110
Accumulated impairment losses	—	(49,600)	(47,406)	—	(97,006)

Goodwill, net of accumulated impairment losses at December 31, 2015	483,258	200,001	1,823	333,022	1,018,104
Current Year Activity:
Foreign currency translation	—	—	—	1,082	1,082
Balance, end of period
Goodwill	483,258	249,601	49,229	334,104	1,116,192
Accumulated impairment losses	—	(49,600)	(47,406)	—	(97,006)

Goodwill, net of accumulated impairment losses at July 1, 2016	$483,258	$200,001	$1,823	$334,104	$1,019,186

Intangible Assets

Identifiable intangible assets consisted of the following (in thousands):

July 1, 2016	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$476,460	$(343,667)	$132,793
Patents and technology	446,840	(260,982)	185,858
Trademarks and trade names	29,756	(14,155)	15,601
Distributor contracts and relationships	4,772	(4,230)	542
Non-compete agreements	6,655	(6,085)	570

	$964,483	$(629,119)	335,364

Indefinite-lived intangible assets:
Trademarks and trade names			375,185

Net identifiable intangible assets			$710,549

December 31, 2015	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$475,776	$(320,991)	$154,785
Patents and technology	446,854	(246,509)	200,345
Trademarks and trade names	29,737	(12,695)	17,042
Distributor contracts and relationships	4,693	(3,875)	818
Non-compete agreements	6,607	(5,714)	893

	$963,667	$(589,784)	$373,883

Indefinite-lived intangible assets:
Trademarks and trade names			375,162

Net identifiable intangible assets			$749,045

Our definite lived intangible assets are being amortized using the straight line method over their remaining weighted average useful lives of 4.3 years for customer relationships, 7.4 years for patents and technology, 1.4 years for distributor contracts and relationships, 6.3 years for trademarks and trade names, and 1.5 years for non-compete agreements. Based on our amortizable intangible asset balance as of April 1, 2016, we estimate that amortization expense will be as follows for the next five years and thereafter (in thousands):

2016	$37,857
2017	66,124
2018	57,905
2019	53,041
2020	37,070
Thereafter	83,367

$335,364

6. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

	July 1, 2016	December 31, 2015
Accrued wages and related expenses	$26,690	$29,031
Accrued commissions	16,069	20,479
Accrued rebates	10,106	13,433
Accrued other taxes	3,485	4,196
Accrued professional expenses	5,577	3,164
Income taxes payable	988	1,612
Deferred tax liability	165	163
Other accrued liabilities	29,088	30,095

	$92,168	$102,173

7. DERIVATIVE INSTRUMENTS

From time to time, we use derivative financial instruments to manage interest rate risk related to our variable rate credit facilities and risk related to foreign currency exchange rates. Our objective is to reduce the risk to earnings and cash flows associated with changes in interest rates and changes in foreign currency exchange rates. Before acquiring a derivative instrument to hedge a specific risk, we evaluate potential natural hedges. Factors considered in the decision to hedge an underlying market exposure include the materiality of the risk, the volatility of the market, the duration of the hedge, and the availability, effectiveness and cost of derivative instruments. We do not use derivative instruments for speculative or trading purposes.

All derivatives, whether designated as hedging relationships or not, are recorded on the balance sheet at fair value. The fair value of our derivatives is determined through the use of models that consider various assumptions, including time value, yield curves and other relevant economic measures which are inputs that are classified as Level 2 in the fair value hierarchy. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resulting designation. Our interest rate cap agreements were designated as cash flow hedges, and accordingly, effective portions of changes in the fair value of the derivatives were recorded in accumulated other comprehensive income (loss) and subsequently reclassified into our Consolidated Statement of Operations when the hedged forecasted transaction affects income (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in income (loss). Our foreign exchange contracts have not been designated as hedges, and accordingly, changes in the fair value of the derivatives are recorded in income (loss).

Interest Rate Cap Agreements. We utilize interest rate caps to manage the risk of unfavorable movements in interest rates on a portion of our outstanding floating rate loan balances. Our interest rate cap agreements were designated as cash flow hedges for accounting purposes, and the hedges were considered effective. As such, the effective portion of the gain or loss on the derivative instrument was reported as a component of accumulated other comprehensive income (loss) and reclassified into interest expense in our Consolidated Statement of Operations in the period in which it affected income (loss).

Foreign Exchange Rate Contracts. We utilize Mexican Peso (MXN) foreign exchange forward contracts to hedge a portion of our exposure to fluctuations in foreign exchange rates, as our Mexico-based manufacturing operations incur costs that are largely denominated in MXN. As of July 1, 2016 we did not have any outstanding foreign currency exchange forward contracts. While our foreign exchange forward contracts act as economic hedges, we have not designated such instruments as hedges for accounting purposes. Therefore, gains and losses resulting from changes in the fair values of these derivative instruments are recorded in Other income (expense), net, in our accompanying Consolidated Statements of Operations.

The following table summarizes the fair value of derivative instruments in our Unaudited Condensed Consolidated Balance Sheets (in thousands):

	Balance Sheet Location	July 1, 2016	December 31, 2015
Derivative Assets:
Interest rate cap agreements designated as cash flow hedges	Other long-term assets	$—	$1,313

Derivative Liabilities:
Interest rate cap agreements designated as cash flow hedges	Other current liabilities	$1,074	$282
Interest rate cap agreements designated as cash flow hedges	Other long-term liabilities	5,879	—

The following table summarizes the effect our derivative instruments have on our Unaudited Condensed Consolidated Statements of Operations (in thousands):

		Three Months Ended		Six Months Ended
	Location of gain (loss)	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Interest rate cap agreements designated as cash flow hedges	Interest expense, net	$65	$—	$75	$—

Foreign exchange forward contracts not designated as hedges	Other income, net	$—	$(4)	$—	$(4)

The pre-tax loss on derivative instruments designated as cash flow hedges recognized in other comprehensive income (loss) is presented below (in thousands):

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Interest rate cap agreements designated as cash flow hedges	$(2,651)	$—	$(8,042)	$—

8. FAIR VALUE MEASUREMENTS

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

As of July 1, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$6,953	$—	$6,953

As of December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$1,313	$—	$1,313

Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$282	$—	$282

9. DEBT

Debt obligations consist of the following (in thousands):

	July 1, 2016	December 31, 2015
Credit facilities:
Revolving credit facility, net of unamortized debt issuance costs of $1.9 million and $2.1 million as of July 1, 2016 and December 31, 2015, respectively	$80,125	$27,886
Term loan:
$1,044.5 million Term Loan, net of unamortized debt issuance costs and original issuance discount of $13.6 million and $15.3 million as of July 1, 2016 and December 31, 2015, respectively	1,030,815	1,037,117
Notes:
$1,015.0 million 8.125% Second Lien notes, net of unamortized debt issuance costs and original issuance discount of $15.6 million and $16.9 million as of July 1, 2016 and December 31, 2015, respectively	999,367	998,137
$298.5 million 10.75% Third Lien notes, net of unamortized debt issuance costs and original issuance discount of $7.3 million and $8.1 million as of July 1, 2016 and December 31, 2015, respectively	291,178	290,443
9.75% Senior subordinated notes	1,529	1,529

Total debt	2,403,014	2,355,112
Current maturities	(10,550)	(10,550)

Long-term debt	$2,392,464	$2,344,562

Credit Facilities

On May 7, 2015, we entered into (i) a $1,055.0 million new term loan facility (the “Term Loan”) and (ii) a $150.0 million new asset-based revolving credit facility (the “ABL Facility” and together with the Term Loan, the “Credit Facilities”). The Term Loan provides for a $150.0 million incremental facility, subject to customary borrowing conditions and the ABL Facility provides for a $50.0 million facility increase, subject to customary borrowing conditions. A portion of the proceeds from the Credit Facilities was used to repay in full all amounts due and owing under the revolving credit facility and Tranche B term loans, originally entered into on November 20, 2007.

As of July 1, 2016, the market values of our Term Loan and drawings under the ABL Facility were $1,000.1 million and $82.0 million, respectively. We determine market value using trading prices for the senior secured credit facilities on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Term Loan

Interest Rates. Borrowings under the Term Loan bear interest at a rate equal to, at our option, either (a) 2.25% plus a base rate equal to the highest of (1) the prime rate as reported by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) 3.25% plus the Eurodollar rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate for U.S. dollar deposits, subject to a minimum Eurodollar rate of 1.00%. As of July 1, 2016 our weighted average interest rate for all borrowings under the Credit Facilities was 4.10%.

Principal Payments. We are required to make principal repayments under the Term Loan in quarterly installments equal to 0.25% of the original principal amount, with the remaining amount payable at maturity in June 2020.

Prepayments. The Term Loan requires us to prepay principal amounts outstanding, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon attaining certain total net leverage ratios) of annual excess cash flow, as defined in the Term Loan agreement;

•	100% of the net cash proceeds above (i) $30.0 million in any single transaction or series of related transactions or (ii) an annual amount of $100.0 million of all non-ordinary course asset sales or other dispositions, if we do not reinvest the net cash proceeds in assets to be used in our business, generally within 12 months of the receipt of such net cash proceeds; and

•	100% of the net cash proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted to be incurred under the Credit Facilities.

We may voluntarily repay outstanding loans under the Credit Facilities at any time without premium or penalty, subject to payment of (i) customary breakage costs applicable to prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto and (ii) a prepayment premium of 1% applicable to prepayments made within 6 months from the date of the closing of the Term Loan.

Guarantee and Security. All obligations under the Credit Facilities are unconditionally guaranteed by DJO Holdings LLC and each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Credit Facility Guarantors”). In addition, the Term Loan is secured by (i) a first priority security interest in certain of our tangible and intangible assets and those of each of the Credit Facility Guarantors and all the capital stock of, or other equity interests in, DJO Holdings and each of our material direct or indirect wholly-owned domestic subsidiaries and direct wholly-owned first-tier foreign subsidiaries, (subject to certain exceptions and qualifications) (collectively, “Term Loan Collateral”) and (ii) a second priority security interest in the ABL Collateral (as defined below).

Certain Covenants and Events of Default. The Term Loan contains a number of covenants that restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and other restricted payments;

•	make investments, loans or advances, including acquisitions;

•	repay subordinated indebtedness or amend material agreements governing our subordinated indebtedness;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Term Loan requires us to maintain a maximum first lien net leverage ratio, as defined, of Credit Facilities debt, net of cash, to Adjusted EBITDA of no greater than 5.35:1 for a trailing twelve month period commencing with the period ending September 30, 2015. As of July 1, 2016, our actual first lien net leverage ratio was 4.33:1, and we were in compliance with all other applicable covenants.

Asset-Based Revolving Credit Facility

Interest Rate. Borrowings under our ABL Facility bear interest at a rate equal to, at our option, a margin over, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) a Eurodollar rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the ABL Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar borrowings, each subject to step-downs based upon the amount of the available, unused facility.

Fees. In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders based on the daily amount of the ABL Facility that is unutilized. The commitment fee is an annual rate of 0.25% if the average facility utilization in the previous fiscal quarter is equal to or greater than 50%, and 0.375% if the average facility utilization in the previous fiscal quarter was less than 50%.

Guarantee and Security. The ABL Facility is secured by a first priority security interest in personal property of DJOFL and each of the Credit Facility Guarantors consisting generally of accounts receivable, cash, deposit accounts and securities accounts, inventory, intercompany notes and intangible assets (other than intellectual property and investment property), subject to certain exceptions and qualifications (collectively, the “ABL Collateral”, and together with the Term Loan Collateral, the “Collateral”) and a fourth priority security interest in the Term Loan Collateral.

Certain Covenants and Events of Default. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to undertake certain transactions or otherwise make changes to our assets and business. These are substantially similar to the Term Loan covenants described above.

In addition, we are required to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 to 1.0 if the unutilized facility is less than the greater of $9.0 million or 10% of the lesser of (1) $150.0 million and (2) the aggregate borrowing base. This coverage ratio requirement remains in place until the 30th consecutive day the unutilized facility exceeds such threshold. The ABL Facility also contains certain customary affirmative covenants and events of default. As of July 1, 2016, we were in compliance with all applicable covenants.

Notes:

8.125% Second Lien Notes

On May 7, 2015 we issued $1,015.0 million aggregate principal amount of 8.125% Second Lien Notes (8.125% Notes), which mature on June 15, 2021. The 8.125% Notes are fully and unconditionally guaranteed on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The net proceeds from the issuance of the 8.125% Notes were used, together with borrowings under the Credit Facilities and cash on hand, to repay our prior notes (see below), repay prior credit facilities and pay all related fees and expenses.

The 8.125% Notes and related guarantees are secured by second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of July 1, 2016, the market value of the 8.125% Notes was $872.9 million. We determined market value using trading prices for the 8.125% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. Prior to June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at a redemption price equal to 100% of the principal amount of the 8.125% Notes redeemed, plus accrued and unpaid interest plus the “make-whole” premium set forth in the indenture governing the 8.125% Notes. On and after June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest. In addition, we may redeem, using net proceeds from certain equity offerings, (i) up to 15% of the principal amount prior to June 15, 2019 at a price equal to 103% of the principal amount being redeemed, and/or (ii) up to 35% of the principal amount prior to June 15, 2018, at a price equal to 108.125% of the principal amount being redeemed, plus accrued and unpaid interest, in each case using an amount not to exceed the net proceeds from certain equity offerings.

10.75% Third Lien Notes

On May 7, 2015, we issued $298.5 million aggregate principal amount of 10.75% Third Lien Notes (10.75% Notes) which mature on April 15, 2020. The 10.75% Notes are fully and unconditionally guaranteed on a secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The 10.75% Notes were issued in connection with our (i) offer (Exchange Offer) to exchange our 9.75% Senior Subordinated Notes due 2017 (9.75% Notes) for the 10.75% Notes and cash and (ii) solicitation of consents from registered holders of the 9.75% Notes to certain proposed amendments to the indenture for the 9.75% Notes. The 10.75% Notes and related guarantees are secured by third-priority liens on the Term Loan Collateral and fourth-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of July 1, 2016, the market value of the 10.75% Notes was $241.8 million. We determined market value using trading prices for the 10.75% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. We have the option to redeem the 10.75% Notes, in whole or in part, after May 7, 2015, at the redemption prices set forth in the indenture governing the 10.75% Notes, plus accrued and unpaid interest.

9.75% Senior Subordinated Notes

On October 18, 2010, we issued $300.0 million aggregate principal amount of 9.75% Senior Subordinated Notes (9.75% Notes and, collectively with the 10.75% Notes and the 8.125% Notes, the “Notes”) maturing on

October 15, 2017. The 9.75% Notes are guaranteed fully and unconditionally on an unsecured senior basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantee any of DJOFL’s indebtedness, or any indebtedness of DJOFL’s domestic subsidiaries.

On May 13, 2015, a total of $298.5 million aggregate principal of outstanding 9.75% Notes were validly tendered as part of the Exchange Offer. As of July 1, 2016, $1.5 million aggregate principal of the 9.75% Notes remains outstanding.

Optional Redemption. Under the indenture governing the 9.75% Notes, we have the option to redeem some or all of the 9.75% Notes at a redemption price of 102.438% and 100% of the then outstanding principal balance at October 15, 2015 and 2016, respectively, plus accrued and unpaid interest.

Amendments. On May 7, 2015, the indenture for the 9.75% Notes was amended to eliminate or waive substantially all of the restrictive covenants contained therein, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including certain conditions to defeasance, contained therein.

Change of Control

Upon the occurrence of a change of control, DJOFL must give holders of the Notes an opportunity to sell to DJOFL some or all of their 8.125% Notes and 10.75% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The indentures for the 8.125% Notes and the 10.75% Notes each contain covenants limiting, among other things, our ability to (i) incur additional indebtedness or issue certain preferred and convertible shares, pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of DJO or make other restricted payments, (ii) make certain investments, (iii) sell certain assets, (iv) create liens on certain assets to secure debt, (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, (vi) enter into certain transactions with affiliates, and (vii) designate our subsidiaries as unrestricted subsidiaries. As of July 1, 2016, we were in compliance with all applicable covenants.

Our ability to continue to meet the covenants related to our indebtedness specified above in future periods will depend, in part, on events beyond our control, and we may not continue to meet those covenants. A breach of any of these covenants in the future could result in a default under the credit facilities or the Notes, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under the Indentures.

Loss on Modification and Extinguishment of Debt

During the six months ended June 27, 2015, we recognized loss on modification and extinguishment of debt of $68.0 million. The loss consists of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes, and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.

Debt Issuance Costs

As of July 1, 2016 and December 31, 2015, we had $13.1 million and $14.5 million, respectively, of unamortized debt issuance costs, which are reflected as a direct deduction from the debt liability included in Long-term debt obligations in our Consolidated Balance Sheets.

For the three and six months ended July 1, 2016, amortization of debt issuance costs was $0.7 million and $1.4 million, respectively. For the three and six months ended June 27, 2015, amortization of debt issuance costs was $1.2 million and $3.3 million, respectively. Amortization of debt issuance costs was included in Interest expense in our Consolidated Statements of Operations for each of the periods presented.

10. INCOME TAXES

Income taxes for the interim periods presented have been included in our Unaudited Condensed Consolidated Financial Statements on the basis of an estimated annual effective tax rate, adjusted for discrete items. The income tax expense for these periods differed from the amounts which would have been recorded using the U.S. statutory rate due primarily to certain valuation allowances provided against deferred tax assets, the impact of nondeductible expenses, foreign taxes, deferred taxes on the assumed repatriation of foreign earnings and tax amortization of goodwill and indefinite-lived intangibles.

For the three and six months ended July 1, 2016, we recorded income tax provision of $3.6 million and $9.0 million on pre-tax losses of $20.4 million and $52.9 million, resulting in negative effective tax rates of 17.5% and 17.0%, respectively. For the three and six months ended June 27, 2015, we recorded income tax provision of approximately $5.9 million and $7.9 million on pre-tax losses of $86.8 million and $124.0 million, resulting in negative effective tax rates of 6.8% and 6.3%, respectively.

Our tax rates are at times negative because our U.S. federal tax losses, and certain state tax losses, are unavailable to offset income taxes arising in other states and in the foreign jurisdictions where we are subject to tax.

We record net deferred tax assets to the extent we conclude that it is more likely than not that the related deferred tax assets will be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. At this time, we cannot conclude that it is more likely than not that the benefit from certain U.S. federal and state net operating loss carryforwards will be available to offset future taxable income. Accordingly, we have provided a valuation allowance of $11.4 million and $26.1 million on the deferred tax assets related to the net operating loss carry forwards generated in the three and six months ended July 1, 2016. If our assumptions change and we determine that it is more likely than not that we will be able to realize the deferred tax assets related to these net operating losses, reversal of the valuation allowances we have recorded against those deferred tax assets will be recognized as a reduction of income tax expense. The establishment of valuation allowances does not preclude us from utilizing our loss carryforwards or other deferred tax assets in the future and does not impact our cash resources.

We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years before 2011. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward and make adjustments up to the amount of the net operating loss or credit carryforward amount.

At July 1, 2016, our gross unrecognized tax benefits were $16.0 million reflecting an increase of $1.1 million from the unrecognized amount of $14.9 million at December 31, 2015. As of July 1, 2016, we have $3.1 million accrued for interest and penalties related to these unrecognized tax benefits. To the extent all or a portion of our gross unrecognized tax benefits are recognized in the future, no U.S. federal tax benefit for related state income tax deductions would result due to the existence of the U.S. federal valuation allowance. We anticipate that approximately $0.9 million aggregate of unrecognized tax benefits, each of which are individually immaterial, will decrease in the next twelve months due to the expiration of statutes of limitation. As of July 1, 2016, we have unrecognized various foreign and U.S. state tax benefits of approximately $6.1 million, which, if recognized, would impact our effective tax rate in future periods.

11. STOCK OPTION PLANS AND STOCK-BASED COMPENSATION

Stock Option Plan

We have one active equity compensation plan, the DJO 2007 Incentive Stock Plan (2007 Plan) under which we are authorized to grant awards of restricted and unrestricted stock, options, and other stock-based awards based on the shares of common stock of our indirect parent, DJO, subject to adjustment in certain events. The total number of shares available to grant under the 2007 Plan is 10,575,529.

Options issued under the 2007 Plan can be either incentive stock options or non-qualified stock options. The exercise price of stock options granted will not be less than 100% of the fair market value of the underlying shares on the date of grant and the options will expire no more than ten years from the date of grant.

In September 2015, all outstanding options granted to employees between 2008 and 2011 were amended to modify the vesting terms of the portion of the options which vest on achievement of a minimum multiple of invested capital (MOIC) from a MOIC of 2.25 for one-third of the options and a MOIC of 2.5 for an additional one-third of the options to a single MOIC vesting component covering two-thirds of the options with the terms described below. As amended, the options granted between 2008 and 2011 vest as follows: (i) one-third of each stock option grant vests over a specified period of time contingent solely upon the option holder’s continued employment or service with us (Time-Based Options); and, (ii) two-thirds of each stock option grant will vest upon achieving MOIC with respect to Blackstone’s aggregate investment in DJO’s capital stock, to be achieved by Blackstone following a liquidation of all or a portion of its investment in DJO’s capital stock (Market Return Options). The Market Return Options provide for vesting within a range of achievement of a MOIC multiple between 1.5 and 2.25. If Blackstone sells all or a portion of its equity interests in DJO while the options are outstanding, then the unvested Market Return Options will vest and become exercisable as follows: 1) 25% of the options will vest and become exercisable if Blackstone realizes a MOIC of 1.5 times its equity investment in DJO; 2) 100% of the options will vest and become exercisable if Blackstone realizes a MOIC of at least 2.25 times its equity investment in DJO; and 3) if Blackstone realizes a MOIC of greater than 1.5 times its equity investment but less than 2.25 times its equity investment, then 25% of the options will vest and become exercisable and a percentage of the remaining unvested options will vest and become exercisable with such percentage equal to a fraction, the numerator of which is the actual MOIC realized by Blackstone, less 1.5 and the denominator of which is 0.75.

In July 2015, all outstanding options granted to employees in 2012 and later years were amended to modify the MOIC vesting provision as described below. These options vest in four equal installments beginning with the year of grant and for each of the three calendar years following the year of grant, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan approved by DJO’s Board of Directors for such year (Performance Options). In the event that the Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not therefore vest at the end of such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA for such four years equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. In addition, as amended in July 2015, such options also provide that in the event Blackstone achieves the same MOIC requirement described above for the Market Return Options, any unvested installments from prior years and all installments for future years shall thereupon vest.

In February 2013, 310,000 options previously granted to new employees in 2012 were amended to convert one-third of such options into Time-Based Options, with the remaining two-thirds continuing to be Performance Options. Additionally, all 2012 Performance Options were amended to allow for vesting of the 2012 Adjusted EBITDA tranche if the 2013 Adjusted EBITDA results equal or exceed an enhanced amount of Adjusted EBITDA over the amount reflected in the 2013 financial plan. The 2013 Adjusted EBITDA results were not met.

In February 2014, all 2012 and 2013 Performance Options were amended to allow for vesting of the 2012 and 2013 Adjusted EBITDA tranches if the 2014 Adjusted EBITDA results equaled or exceeded an enhanced amount of Adjusted EBITDA reflected in the 2014 financial plan. Because the required 2014 Adjusted EBITDA results were not achieved, those tranches did not vest.

Options granted in 2013 and 2014 to existing employees had the same terms as the Performance Options described above and options granted to new employees in 2013 and 2014 had the same terms as the options amended in February 2013.

In 2013, 2014, 2015 and 2016, options were granted to employees following the net exercise of the options they received in 2007 in exchange for options that had previously been granted in DJO’s predecessor company (Rollover Options), which were scheduled to expire in 2013, 2014, 2015 and 2016, respectively. These new options were fully vested on the date of grant and have a term of ten years (Vested Options).

Except for options granted to the Chairman of the Board and two other board members as described below, options are typically granted annually to members of our Board of Directors who are not affiliates of Blackstone (referred to as Director Service Options). The Director Service Options vest in increments of 33 1/3% per year on each of the first through third anniversary dates of the grant date, contingent upon the optionee’s continued service as a director. The options granted to the Chairman of the Board and the two other board members vest as follows: one-third of the stock option grant vests in increments of 33 1/3% per year on each of the first through third anniversary dates from the grant date contingent upon the optionee’s continued service as a director; and, as amended in July 2015, two-thirds of the stock option grant will vest in the same manner as the Market Return Options.

Stock-Based Compensation

During the six months ended July 1, 2016, the compensation committee granted 667,818 options to employees, of which 426,998 were Market Return Options, 66,002 were Time-Based Options and 174,818 were Vested Options. Additionally, the compensation committee granted 13,800 Director Service Options to members of the Board of Directors. The weighted average grant date fair value of the Time-Based Options, Director Service Options and Vested Options granted during the six months ended July 1, 2016 was $5.99, $5.99, and $5.25 respectively.

During the six months ended June 27, 2015, the compensation committee granted 593,621 options to employees, of which 444,169 were Performance Options, 128,331 were Time-Based Options and 21,121 were Vested Options. Additionally, the compensation committee granted 23,000 Director Service Options to members of the Board of Directors. The weighted average grant date fair values of the Time-Based Options, the Vested Options, and the Director Service Options, granted during the six months ended June 27, 2015 were $6.07, $5.27, and $6.92, respectively.

The fair value of each option award is estimated on the date of grant, or modification, using the Black-Scholes option pricing model for service based awards, and a binomial model for market based awards. In estimating fair value for options issued under the 2007 Plan, expected volatility was based on historical volatility of comparable publicly-traded companies. As our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term, we used the simplified method. Expected life is calculated in two tranches based on the employment level defined as executive or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant.

The following table summarizes certain assumptions we used to estimate the fair value of the Time-Based Options, the Vested Options and the Director Service Options granted:

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Expected volatility	33.3%	33.3%	33.3%	33.3%
Risk-free interest rate	1.2%-1.5%	1.8%	1.2%-1.6%	1.5%-2.0%
Expected years until exercise	5.2-6.6	6.5	5.2-6.6	5.1-8.3
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

We recorded non-cash stock-based compensation expense during the periods presented as follows (in thousands):

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Cost of sales	$31	$31	$61	$61
Operating expenses:
Selling, general and administrative	1,146	506	1,318	1,085
Research and development	139	2	142	6

	$1,316	$539	$1,521	$1,152

We have determined that it is not probable that we will meet the Adjusted EBITDA targets related to the Performance Options granted. As such, we did not recognize expense for any of the options which had the potential to vest in 2016. Additionally, we have not recognized expense for any of the options which have the potential to vest based on Adjusted EBITDA for 2017, and 2018 as some of these targets have not yet been established and we are unable to assess the probability of achieving such targets. Accordingly, during each of the periods presented above we recognized stock-based compensation expense only for the Time-Based Options, the Vested Options and the Director Service Options.

In each of the periods presented above, we recognized stock-based compensation expense only for Time-Based Options granted to employees, as the performance components of the Market Return Options are not deemed probable at this time.

Stock based compensation expense for options granted to non-employees was not significant to the Company for all periods presented, and was included in Selling, general and administrative expense in our Unaudited Condensed Consolidated Statements of Operations.

12. MEMBERSHIP DEFICIT

During the six months ended July 1, 2016, DJO issued 43,086 shares of its common stock upon the net exercise of vested stock options that had been granted to current and former employees in 2006 in exchange for options that had previously been granted in the predecessor company to DJO (“Rollover Options”). Our stock incentive plan permits participants to exercise stock options using a net exercise method. In a net exercise, we withhold from the total number of shares that otherwise would be issued to a participant upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the aggregate option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. The current and former employees exercised these Rollover Options for a total of 312,925 shares of DJO’s common stock, from which we withheld 269,839 shares to cover $4.4 million of aggregate option exercise price and income tax withholdings and issued the remaining 43,086 shares.

13. RELATED PARTY TRANSACTIONS

Blackstone Management Partners LLC (BMP) has agreed to provide certain monitoring, advisory and consulting services to us for an annual monitoring fee equal to the greater of $7.0 million or 2% of consolidated EBITDA as defined in the Transaction and Monitoring Fee Agreement, payable in the first quarter of each year. The monitoring fee agreement will continue until the earlier of November 2019, or such date as DJO and BMP may mutually determine. DJO has agreed to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Transaction and Monitoring Fee Agreement. At any time in connection with or in anticipation of a change of control of DJO, a sale of all or substantially all of DJO’s assets or an initial public offering of common stock of DJO, BMP may elect to receive, in lieu of remaining annual monitoring fee payments, a single lump sum cash payment equal to the then-present value of all then-current and future annual monitoring fees payable under the Transaction and Monitoring Fee Agreement, assuming a hypothetical termination date of the agreement to be November 2019. For each of the three and six month periods presented, we expensed $1.75 million and $3.5 million, respectively, related to the annual monitoring fee, which is recorded as a component of Selling, general and administrative expense in the Consolidated Statements of Operations.

14. COMMITMENTS AND CONTINGENCIES

California Qui Tam Action

On October 11, 2013, we were served with a summons and complaint related to a qui tam action filed in U.S. District Court in Los Angeles, California in August 2012 and amended in December 2012 that names us as a defendant along with each of the other companies that manufactures and sells external bone growth stimulators for spinal applications. The case is captioned United States of America, et al.ex re. Doris Modglin and Russ Milko, v. DJO Global, Inc., DJO, LLC, DJO Finance LLC, Orthofix, Inc., Biomet, Inc., and EBI, LP., Case No. CV12-7152-MMM (JCGx) (C.D. Cal.). The plaintiffs, or relators, allege that the defendants have violated federal and state false claim acts by seeking reimbursement for bone growth stimulators for uses outside of the FDA approved indications for use for such products. The plaintiffs are seeking treble damages alleged to have been sustained by the United States and the states, penalties and attorney’s fees and costs. The federal government and all of the named states have declined to intervene in this case. We filed a motion to dismiss the second amended complaint, which motion was granted with leave to amend. Relators then filed a third amended complaint and we filed a motion to dismiss the third amended complaint and that motion has been granted without leave to amend as to the federal false claim act allegations. The Court declined jurisdiction over the remaining state claims. Relators have appealed the decision to the US Court of Appeals for the Ninth Circuit.

Empi Investigation

Our subsidiary, Empi, Inc., was served with a federal administrative subpoena dated May 11, 2015, issued by the Office of Inspector General for the U.S. Department of Defense (“OIG”) seeking a variety of documents primarily relating to the supply of home electrotherapy units and supplies by Empi to beneficiaries covered under medical insurance programs sponsored or administered by TRICARE, the Defense Health Agency and the Department of Defense. The subpoena sought discovery of documents for the period January 2010 through May 2015. The Company is cooperating with the U.S. Attorney’s Office in Minnesota (USAO), which is handling the investigation of issues related to the subpoena. We have produced responsive documents to the USAO and are fully cooperating in the investigation. We may need to devote significant time and resources to this inquiry and can give no assurances as to its final outcome, nor can the Company estimate a range of potential loss or whether the outcome will have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

New Jersey Orthotics Investigation

In July 2013 we were served with a subpoena under the Health Insurance Portability and Accountability Act seeking documents relating to the fitting of custom-fabricated or custom-fitted orthoses in the states of New Jersey, Washington and Texas. The subpoena was issued by the United States Attorney’s Office for the District of New Jersey in connection with an investigation of compliance with professional licensing statutes in those states relating to the practice of orthotics. We have supplied the documents requested under the subpoena. We cannot provide any assurance as to the outcome of the investigation or that any consequences will not have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

15. SEGMENT AND GEOGRAPHIC INFORMATION

For the periods ended July 1, 2016 and June 27, 2015, we reported our business in four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant and International.

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic shoes and inserts and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014 we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and online. The bracing and vascular products sold through this channel are principally sold under the DonJoy Performance, Bell-Horn and Dr. Comfort brands.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, is divided into three main channels:

•	CMF. Our CMF channel sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

•	Chattanooga. Our Chattanooga channel offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (CPM) devices and dry heat therapy.

•	Consumer. Our consumer channel offers professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third-party products through a combination of direct sales representatives and independent distributors.

Information regarding our reportable business segments is presented below (in thousands). Segment results exclude the impact of amortization and impairment of goodwill and intangible assets, certain general corporate expenses, and charges related to various integration activities, as defined by management. The accounting policies of the reportable segments are the same as the accounting policies of the Company. We allocate resources and evaluate the performance of segments based on net sales, gross profit, operating income and other non-GAAP measures, as defined in our Credit Facilities. We do not allocate assets to reportable segments because a significant portion of our assets are shared by the segments.

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Net sales:
Bracing and Vascular	$131,751	$136,179	$255,967	$250,083
Recovery Sciences	38,449	40,102	75,024	74,627
Surgical Implant	42,575	28,071	85,625	54,997
International	80,077	75,550	155,142	147,706

	$292,852	$279,902	$571,758	$527,413

Operating income:
Bracing and Vascular	$29,072	$31,497	$49,606	$52,393
Recovery Sciences	8,056	7,472	14,501	11,402
Surgical Implant	6,053	4,392	13,282	8,712
International	14,653	13,312	23,642	25,697
Expenses not allocated to segments and eliminations	(36,290)	(31,659)	(70,025)	(63,440)

	$21,544	$25,014	$31,006	$34,764

Geographic Area

Following are our net sales by geographic area (in thousands):

	Three Months Ended		Six Months Ended
	July 1, 2016	June 27, 2015	July 1, 2016	June 27, 2015
Net sales:
United States	$212,775	$204,352	$416,616	$379,707
Other Europe, Middle East and Africa	38,057	35,863	74,516	69,557
Germany	21,960	20,838	42,963	41,872
Australia and Asia Pacific	11,400	10,500	21,402	20,391
Canada	6,697	6,381	12,434	11,733
Latin America	1,963	1,968	3,827	4,153

	$292,852	$279,902	$571,758	$527,413

16. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

DJOFL and its direct wholly-owned subsidiary, DJO Finance Corp. (DJO Finco), jointly issued the 8.125% Notes, 10.75% Notes and 9.75% Notes. DJO Finco was formed solely to act as a co-issuer of the notes, has only nominal assets and does not conduct any operations. The indentures generally prohibit DJO Finco from holding any assets, becoming liable for any obligations or engaging in any business activity.

The 8.125% Notes are jointly and severally, fully and unconditionally guaranteed, on a senior secured basis by all of DJOFL’s domestic subsidiaries (other than the co-issuer) that are 100% owned, directly or indirectly, by

DJOFL (the Guarantors). The 10.75% Notes are jointly and severally, fully and unconditionally guaranteed, on a secured basis by the Guarantors. The 9.75% Notes are jointly and severally, fully and unconditionally guaranteed, on an unsecured senior subordinated basis by the Guarantors. Our foreign subsidiaries (the Non-Guarantors) do not guarantee the notes.

The following tables present the financial position, results of operations and cash flows of DJOFL, the Guarantors, the Non-Guarantors and certain eliminations for the periods presented.

DJO Finance LLC

Unaudited Condensed Consolidating Balance Sheets

As of July 1, 2016

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$17,436	$1,370	$22,893	$—	$41,699
Accounts receivable, net	—	128,643	48,485	—	177,128
Inventories, net	—	143,880	46,402	(12,734)	177,548
Prepaid expenses and other current assets	103	15,210	6,996	—	22,309

Total current assets	17,539	289,103	124,776	(12,734)	418,684
Property and equipment, net	—	117,527	13,381	(63)	130,845
Goodwill	—	951,005	99,277	(31,096)	1,019,186
Intangible assets, net	—	700,017	10,532	—	710,549
Investment in subsidiaries	1,297,699	1,679,465	51,573	(3,028,737)	—
Intercompany receivables	566,198	—	—	(566,198)	—
Other non-current assets	—	2,568	4,031	—	6,599

Total assets	$1,881,436	$3,739,685	$303,570	$(3,638,828)	$2,285,863

Liabilities and (Deficit) Equity
Current liabilities:
Accounts payable	$—	$64,547	$9,421	$—	$73,968
Current portion of debt obligations	10,550	—	—	—	10,550
Other current liabilities	12,123	64,057	27,050	—	103,230
Current liabilities of discontinued operations		946			946

Total current liabilities	22,673	129,550	36,471	—	188,694
Long-term debt obligations	2,392,464	—	—	—	2,392,464
Deferred tax liabilities, net	—	214,178	5,752	—	219,930
Intercompany payables, net	—	362,861	137,313	(500,174)	—
Other long-term liabilities	5,879	14,811	629	—	21,319

Total liabilities	2,421,016	721,400	180,165	(500,174)	2,822,407
Noncontrolling interests	—	—	3,036	—	3,036
Total membership (deficit) equity	(539,580)	3,018,285	120,369	(3,138,654)	(539,580)

Total liabilities and (deficit) equity	$1,881,436	$3,739,685	$303,570	$(3,638,828)	$2,285,863

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Operations

For the Three Months Ended July 1, 2016

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$252,212	$83,178	$(42,538)	$292,852
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $7,080)	—	94,465	74,317	(48,308)	120,474
Selling, general and administrative	—	97,827	23,800	—	121,627
Research and development	—	9,228	894	—	10,122
Amortization of intangible assets	—	18,699	386	—	19,085

	—	220,219	99,397	(48,308)	271,308

Operating income (loss)	—	31,993	(16,219)	5,770	21,544
Other (expense) income:
Interest (expense) income, net	(42,448)	51	1	—	(42,396)
Other (expense) income, net	(8)	(8,553)	9,029	—	468
Intercompany (expense) income, net	—	(15,147)	14,634	513	—
Equity in income (loss) of subsidiaries, net	19,181	—	—	(19,181)	—

	(23,275)	(23,649)	23,664	(18,668)	(41,928)

(Loss) income before income taxes	(23,275)	8,344	7,445	(12,898)	(20,384)
Income tax provision	—	(1,671)	(1,906)	—	(3,577)

Net (loss) income from continuing operations	(23,275)	6,673	5,539	(12,898)	(23,961)
Net income from discontinued operations	—	855	—	—	855

Net (loss) income	(23,275)	7,528	5,539	(12,898)	(23,106)
Net income attributable to noncontrolling interests	—	—	(169)	—	(169)

Net (loss) income attributable to DJOFL	$(23,275)	$7,528	$5,370	$(12,898)	$(23,275)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Operations

For the Six Months Ended July 1, 2016

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$495,872	$158,673	$(82,787)	$571,758
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $14,487)	—	189,306	138,711	(89,460)	238,557
Selling, general and administrative	—	195,637	47,919	—	243,556
Research and development	—	18,109	1,867	—	19,976
Amortization of intangible assets	—	37,846	817	—	38,663

	—	440,898	189,314	(89,460)	540,752

Operating income (loss)	—	54,974	(30,641)	6,673	31,006
Other (expense) income:
Interest (expense) income, net	(84,731)	71	(6)	—	(84,666)
Other (expense) income, net	(8)	(16,573)	17,333	—	752
Intercompany (expense) income , net	—	(14,784)	14,752	32	—
Equity in income (loss) of subsidiaries, net	23,143	—	—	(23,143)	—

	(61,596)	(31,286)	32,079	(23,111)	(83,914)

(Loss) income before income taxes	(61,596)	23,688	1,438	(16,438)	(52,908)
Income tax provision	—	(6,078)	(2,912)	—	(8,990)

Net (loss) income from continuing operations	(61,596)	17,610	(1,474)	(16,438)	(61,898)
Net income from discontinued operations	—	665	—	—	665

Net (loss) income	(61,596)	18,275	(1,474)	(16,438)	(61,233)
Net income attributable to noncontrolling interests	—	—	(362)	—	(362)

Net (loss) income attributable to DJOFL	$(61,596)	$18,275	$(1,836)	$(16,438)	$(61,595)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Comprehensive Loss

For the Three Months Ended July 1, 2016

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(23,275)	$7,528	$5,539	$(12,898)	$(23,106)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments, net of tax benefit of $111	—	—	(8,458)	—	(8,458)
Unrealized loss on cash flow hedges, net of tax provision of zero	(2,651)				(2,651)

Other comprehensive loss	(2,651)	—	(8,458)	—	(11,109)

Comprehensive (loss) income	(25,926)	10,747	(1,513)	(3,540)	(34,215)

Comprehensive income attributable to noncontrolling interests	—	—	(101)	—	(101)

Comprehensive (loss) income attributable to DJO Finance LLC	$(25,926)	$10,747	$(1,614)	$(3,540)	$(34,316)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Comprehensive Loss

For the Six Months Ended July 1, 2016

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(61,596)	$18,275	$(1,474)	$(16,438)	$(61,233)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments, net of tax provision of $166	—	—	(2,850)	—	(2,850)
Unrealized loss on cash flow hedges, net of tax provision of zero	(8,042)	—	—	—	(8,042)

Other comprehensive loss	(8,042)	—	(2,850)	—	(10,892)

Comprehensive (loss) income	(69,638)	18,275	(4,324)	(16,438)	(72,125)

Comprehensive income attributable to noncontrolling interests	—	—	(402)	—	(402)

Comprehensive (loss) income attributable to DJO Finance LLC	$(69,638)	$18,275	$(4,726)	$(16,438)	$(72,527)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Cash Flows

For the Six months Ended July 1, 2016

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash Flows From Operating Activities:
Net (loss) income	$(61,596)	$18,275	$(1,474)	$(16,438)	$(61,233)
Net loss from discontinued operations		(665)			$(665)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	—	18,055	2,486	(28)	20,513
Amortization of intangible assets	—	37,846	817	—	38,663
Amortization of debt issuance costs and non-cash interest expense	3,815	—	—	—	3,815
Stock-based compensation expense	—	1,521	—	—	1,521
Gain on disposal of assets, net	—	471	55	4	530
Deferred income tax expense (benefit)	—	4,133	(321)	—	3,812
Equity in (loss) income of subsidiaries, net	(23,143)	—	—	23,143	—
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	—	(559)	(3,650)	—	(4,209)
Inventories	—	(1,244)	2,793	(7,199)	(5,650)
Prepaid expenses and other assets	1,251	(2,763)	(252)	1,127	(637)
Accounts payable and other current liabilities	(7,721)	2,522	(69)	(3,258)	(8,526)

Net cash (used in) provided by continuing operating activities	(87,394)	77,592	385	(2,649)	(12,066)
Net cash (used in) discontinued operations	—	(8,853)	—	—	(8,853)

Net cash (used in) provided by operating activities	(87,394)	68,739	385	(2,649)	(20,919)

Cash Flows From Investing Activities:
Purchases of property and equipment	—	(29,238)	(2,261)	(1)	(31,500)
Proceeds from disposition of assets	—	700	—	—	700

Net cash used in investing activities from continuing operations	—	(28,538)	(2,261)	(1)	(30,800)
Cash Flows From Financing Activities:
Intercompany	31,070	(38,991)	5,271	2,650	—
Proceeds from issuance of debt	63,000	—	—	—	63,000
Repayments of debt obligations	(18,913)	—	—	—	(18,913)

Net cash provided by (used in) financing activities	75,157	(38,991)	5,271	2,650	44,087
Effect of exchange rate changes on cash and cash equivalents	—	—	388	—	388

Net (decrease) increase in cash and cash equivalents	(12,237)	1,210	3,783	—	(7,244)
Cash and cash equivalents, beginning of year	29,673	160	19,110	—	48,943

Cash and cash equivalents, end of year	$17,436	$1,370	$22,893	$—	$41,699

DJO Finance LLC

Condensed Consolidating Balance Sheets

As of December 31, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$29,673	$160	$19,110	$—	$48,943
Accounts receivable, net	—	128,085	44,275	—	172,360
Inventories, net	—	142,033	31,803	737	174,573
Prepaid expenses and other current assets	42	13,301	7,836	—	21,179
Current assets of discontinued operations		2,878	—	—	2,878

Total current assets	29,715	286,457	103,024	737	419,933
Property and equipment, net	—	103,637	13,721	(85)	117,273
Goodwill	—	951,005	98,309	(31,210)	1,018,104
Intangible assets, net	—	737,798	11,247	—	749,045
Investment in subsidiaries	1,297,699	1,687,724	50,741	(3,036,164)	—
Intercompany receivables	575,483	—	—	(575,483)	—
Other non-current assets	1,313	1,193	2,668	—	5,174
Non current assets of discontinued operations	—	29	—	—	29

Total assets	$1,904,210	$3,767,843	$279,710	$(3,642,205)	$2,309,558

Liabilities and (Deficit) Equity
Current liabilities:
Accounts payable	$—	$49,394	$9,098	$—	$58,492
Current portion of debt obligations	10,550	—	—	—	10,550
Other current liabilities	17,268	73,260	28,643	—	119,171

Current liabilities of discontinued operations	—	13,371	—	—	13,371
Total current liabilities	27,818	136,025	37,741	—	201,584
Long-term debt obligations	2,344,562	—	—	—	2,344,562
Deferred tax liabilities, net	—	209,179	4,677	—	213,856
Intercompany payables, net	—	400,216	131,138	(531,354)	—
Other long-term liabilities	—	14,441	651	—	15,092

Total liabilities	2,372,380	759,861	174,207	(531,354)	2,775,094
Noncontrolling interests	—	—	2,634	—	2,634
Total membership (deficit) equity	(468,170)	3,007,982	102,869	(3,110,851)	(468,170)

Total liabilities and (deficit) equity	$1,904,210	$3,767,843	$279,710	$(3,642,205)	$2,309,558

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Operations

For the Three Months Ended June 27, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$243,371	$75,498	$(38,967)	$279,902
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $7,535)	—	102,629	57,651	(42,510)	117,770
Selling, general and administrative	—	86,789	21,823	—	108,612
Research and development	—	8,102	586	—	8,688
Amortization of intangible assets	—	19,197	621	—	19,818

	—	216,717	80,681	(42,510)	254,888

Operating income (loss)	—	26,654	(5,183)	3,543	25,014
Other (expense) income:
Interest (expense) income, net	(44,567)	11	(8)	—	(44,564)
Loss on modification and extinguishment of debt	(67,967)	—	—	—	(67,967)
Other expense, net	—	(84)	827	—	743
Intercompany (expense) income, net	—	(8,573)	8,267	306	—
Equity in income of subsidiaries, net	34,558	—	—	(34,558)	—

	(77,976)	(8,646)	9,086	(34,252)	(111,788)

(Loss) income before income taxes	(77,976)	18,008	3,903	(30,709)	(86,774)
Income tax provision	—	(4,889)	(1,022)	—	(5,911)

Net (loss) income from continuing operations	(77,976)	13,119	2,881	(30,709)	(92,685)
Net income from discontinued operations	—	14,873	—	—	14,873
Net (loss) income	(77,976)	27,992	2,881	(30,709)	(77,812)
Net income attributable to noncontrolling interests	—	—	(165)	—	(165)

Net (loss) income attributable to DJOFL	$(77,976)	$27,992	$2,716	$(30,709)	$(77,977)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Operations

For the Six Months Ended June 27, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$461,763	$146,034	$(80,384)	$527,413
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $15,070)	—	193,550	110,985	(84,881)	219,654
Selling, general and administrative	—	171,127	44,670	—	215,797
Research and development	—	15,984	1,568	—	17,552
Amortization of intangible assets	—	38,395	1,251	—	39,646

	—	419,056	158,474	(84,881)	492,649

Operating income (loss)	—	42,707	(12,440)	4,497	34,764
Other (expense) income:
Interest (expense) income, net	(87,438)	23	(15)	—	(87,430)
Loss on modification and extinguishment of debt	(67,967)	—	—	—	(67,967)
Other expense, net	—	(609)	(2,804)	—	(3,413)
Intercompany income (expense), net	—	(8,254)	8,292	(38)	—
Equity in income of subsidiaries, net	41,902	—	—	(41,902)	—

	(113,503)	(8,840)	5,473	(41,940)	(158,810)

(Loss) income before income taxes	(113,503)	33,867	(6,967)	(37,443)	(124,046)
Income tax provision	—	(6,492)	(1,364)	—	(7,856)

Net (loss) income from continuing operations	(113,503)	27,375	(8,331)	(37,443)	(131,902)
Net income from discontinued operations	—	18,865	—	—	18,865
Net (loss) income	(113,503)	46,240	(8,331)	(37,443)	(113,037)
Net income attributable to noncontrolling interests	—	—	(466)	—	(466)

Net (loss) income attributable to DJOFL	$(113,503)	$46,240	$(8,797)	$(37,443)	$(113,503)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Comprehensive Loss

For the Three Months Ended June 27, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(77,976)	$27,992	$2,881	$(30,709)	$(77,812)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments, net of tax provision of $152	—	—	4,137	—	4,137

Other comprehensive loss	—	—	4,137	—	4,137

Comprehensive (loss) income	(77,976)	27,992	7,018	(30,709)	(73,675)

Comprehensive income attributable to noncontrolling interests	—	—	(243)	—	(243)

Comprehensive (loss) income attributable to DJO Finance LLC	$(77,976)	$27,992	$6,775	$(30,709)	$(73,918)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Comprehensive Loss

For the Six Months Ended June 27, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net (loss) income	$(113,503)	$46,240	$(8,331)	$(37,443)	$(113,037)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments, net of tax benefit of $340	—	—	(5,305)	—	(5,305)

Other comprehensive loss	—	—	(5,305)	—	(5,305)

Comprehensive (loss) income	(113,503)	46,240	(13,636)	(37,443)	(118,342)

Comprehensive loss attributable to noncontrolling interests	—	—	(260)	—	(260)

Comprehensive (loss) income attributable to DJO Finance LLC	$(113,503)	$46,240	$(13,896)	$(37,443)	$(118,602)

DJO Finance LLC

Unaudited Condensed Consolidating Statements of Cash Flows

For the Six months Ended June 27, 2015

(in thousands)

	DJOFL	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net (loss) income	$(113,503)	$46,240	$(8,331)	$(37,443)	$(113,037)
Net income from discontinued operations	—	(18,865)	—	—	(18,865)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	—	14,509	2,377	(49)	16,837
Amortization of intangible assets	—	38,395	1,251	—	39,646
Amortization of debt issuance costs and non-cash interest expense	4,235	—	—	—	4,235
Stock-based compensation expense	—	1,152	—	—	1,152
Loss on modification and extinguishment of debt	67,967				67,967
Gain on disposal of assets, net	—	139	127	(8)	258
Deferred income tax expense (benefit)	—	3,351	384	—	3,735
Equity in (loss) income of subsidiaries, net	(41,902)	—	—	41,902	—
Changes in operating assets and liabilities:
Accounts receivable	—	(3,545)	(2,404)	—	(5,949)
Inventories	—	11	(1,603)	(7,159)	(8,751)
Prepaid expenses and other assets	(17)	(1,196)	(892)	73	(2,032)
Accounts payable and other current liabilities	(5,422)	(3,042)	(3,322)	4,421	(7,365)

Net cash (used in) provided by continuing operating activities	(88,642)	77,149	(12,413)	1,737	(22,169)
Net cash provided by discontinued operations	—	29,397	—	—	29,397

Net cash (used in) provided by operating activities	(88,642)	106,546	(12,413)	1,737	7,228
Cash Flows from Investing Activities:
Purchases of property and equipment	—	(13,677)	(2,942)	11	(16,608)

Net cash (used in) provided by investing activities from continuing operations	—	(13,677)	(2,942)	11	(16,608)
Net cash provided by investing activities from discontinued operations	—	(451)	—	—	(451)

Net cash (used in) provided by investing activities	—	(14,128)	(2,942)	11	(17,059)
Cash Flows from Financing Activities:
Intercompany	73,474	(89,888)	18,162	(1,748)	—
Proceeds from issuance of debt	2,445,826	—	—	—	2,445,826
Repayments of debt	(2,356,073)	—	(48)	—	(2,356,121)
Payment of debt issuance, modification and extinguishment costs	(61,662)	—	—	—	(61,662)

Net cash provided by (used in) financing activities	101,565	(89,888)	18,114	(1,748)	28,043
Effect of exchange rate changes on cash and cash equivalents	—	—	(971)	—	(971)

Net increase (decrease) in cash and cash equivalents	12,923	2,530	1,788	—	17,241
Cash and cash equivalents at beginning of period	12,958	3	18,183	—	31,144

Cash and cash equivalents at end of period	$25,881	$2,533	$19,971	$—	$48,385

DJO Finance LLC

DJO Finance Corporation

Offer to Exchange

$298,436,000 aggregate principal amount of their 10.75% Third Lien Notes due 2020, which have been registered under the Securities Act of 1933, as amended, for any and all of their outstanding unregistered 10.75% Third Lien Notes due 2020.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.